Exhibit T3E
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

MIG, INC.,	Case No. 09-12118 (KG)

Debtor.

SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE
JOINT SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION FOR MIG, INC.

Scott D. Cousins (DE Bar No. 3079)	Ian Connor Bifferato
Sandra G. M. Selzer (DE Bar No. 4283)	Thomas F. Driscoll III
GREENBERG TRAURIG, LLP	BIFFERATO, LLC
The Nemours Building	800 N. King Street, Plaza Level
1007 North Orange Street, Suite 1200	Wilmington, Delaware 19801
Wilmington, Delaware 19801	Telephone: (302) 225-7600
Telephone: (302) 661-7000	Facsimile: (302) 254-5833
Facsimile: (302) 661-7360	cbifferato@bifferato.com
cousinss@gtlaw.com	tdriscoll@bifferato.com
selzers@gtlaw.com

-and-	-and-

Nancy A. Mitchell	Carmen H. Lonstein
Maria J. DiConza	Andrew P.R. McDermott
GREENBERG TRAURIG, LLP	BAKER & MCKENZIE LLP
200 Park Avenue	One Prudential Plaza, Suite 3500
New York, New York 10166	130 E. Randolph Drive
Telephone: (212) 801-9200	Chicago, Illinois 60601
Facsimile: (212) 801-6400	Telephone: (312) 861-8000
mitchelln@gtlaw.com	Facsimile: (312) 698-2370
diconzam@gtlaw.com	carmen.lonstein@bakernet.com
andrew.mcdermott@bakermckenzie.com

Counsel to the Debtor and Debtor-in-Possession	Counsel to the Official Committee of Unsecured Creditors

DATED: August 19, 2010
Second Amended Disclosure Statement

DISCLAIMER
          THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT SECOND AMENDED CHAPTER 11 PLAN FOR MIG, INC. PROPOSED BY THE DEBTOR AND THE COMMITTEE (THE “PLAN PROPONENTS”) AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.
          EXCEPT AS OTHERWISE PROVIDED HEREIN, CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN. UNLESS OTHERWISE NOTED, ALL DOLLAR AMOUNTS PROVIDED IN THIS DISCLOSURE STATEMENT AND THE PLAN ARE GIVEN IN UNITED STATES DOLLARS.
          THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE PLAN PROPONENTS BELIEVE THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR’S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. NEITHER OF THE PLAN PROPONENTS WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.
          CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. EXCEPT WITH RESPECT TO THE PRO FORMA FINANCIAL PROJECTIONS PREPARED BY THE DEBTOR’S MANAGEMENT SET FORTH IN THE ATTACHED EXHIBIT B (THE “PROJECTIONS”) AND EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY STATED HEREIN, THIS DISCLOSURE STATEMENT DOES NOT REFLECT ANY EVENTS THAT MAY OCCUR SUBSEQUENT TO THE DATE HEREOF AND THAT MAY HAVE A MATERIAL IMPACT ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE PLAN PROPONENTS DO NOT UNDERTAKE ANY OBLIGATION TO, AND DO NOT INTEND TO, UPDATE THE PROJECTIONS; THUS, THE PROJECTIONS WILL NOT REFLECT THE IMPACT OF ANY SUBSEQUENT EVENTS NOT ALREADY ACCOUNTED FOR IN THE ASSUMPTIONS UNDERLYING THE PROJECTIONS. FURTHER, THE PLAN

PROPONENTS DO NOT ANTICIPATE THAT ANY AMENDMENTS OR SUPPLEMENTS TO THIS DISCLOSURE STATEMENT WILL BE DISTRIBUTED TO REFLECT SUCH OCCURRENCES. ACCORDINGLY, THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT OR COMPLETE AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. MOREOVER, THE PROJECTIONS ARE BASED ON ASSUMPTIONS THAT, ALTHOUGH BELIEVED TO BE REASONABLE BY THE DEBTOR, MAY DIFFER FROM ACTUAL RESULTS.
          ALL HOLDERS OF CLAIMS OR INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT DOCUMENTS ONCE FILED, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.
          THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF MIG, INC. IN THIS CASE SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
          AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER APPLICABLE EVIDENTIARY RULES. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, MIG, INC. IN THIS CASE. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR WITH RESPECT TO ANY

QUESTIONS OR CONCERNS REGARDING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.
          TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE DEBTOR IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTOR OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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					Page

		1.	Motion for Trustee, Termination of Exclusivity or Dismissal of the Chapter 11 Case		26
		2.	The “Standing” Motion		26
	H.	The Standstill Order			27
	I.	Settlement			28

VI.	SUMMARY OF THE PLAN OF REORGANIZATION				28

	A.	Overall Structure of the Plan			29
	B.	Classification and Treatment of Claims and Interests			29
		1.	Treatment of Unclassified Claims under the Plan		30
			a.	Administrative Claims	30
			b.	Priority Tax Claims	31
		2.	Treatment of Classified Claims and Interests under the Plan		31
			a.	Class 1	31
			b.	Class 2	31
			c.	Class 3	32
			d.	Class 4	32
			e.	Class 5	32
			f.	Class 6: Common Equity Interests	33
		3.	Special Provisions Regarding Insured Claims		34
		4.	Reservation of Rights Regarding Claims		34
	C.	Reorganized Debtor’s Obligations Under the Plan			34
	D.	Description of New Securities under the Plan			36
		1.	Summary Description of New MIG Notes Indenture and the Notes		37
		2.	Description of New Limited Liability Company Operating Agreement		42
		3.	Description of New Common LLC Interests		43
		4.	Summary Description of New Warrants		43
	E.	Establishment of the Class 5 Trust, Appointment of the Class 5 Trustee; Funding of the Class 5 Trust; Termination of the Class 5 Trust; Exculpation and Indemnification; International Recognition			44
	F.	Claims, Distribution Rights and Objections			45
		1.	Distributions for Allowed Claims		45
		2.	Interest on Claims		45
		3.	Designation; Distributions by Disbursing Agent		46
		4.	Means of Cash Payment		46
		5.	Fractional Distributions		46
		6.	De Minimis Distributions		47
		7.	Delivery of Distributions		47
		8.	Application of Distribution Record Date		47
		9.	Withholding, Payment and Reporting Requirements		48
		10.	Setoffs		48
		11.	Pre-Payment		48
		12.	No Distribution in Excess of Allowed Amounts		49
		13.	Allocation of Distributions		49
		14.	Prosecution of Objections to Claims		49

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TABLE OF EXHIBITS

Exhibit A	Second Amended Chapter 11 Plan of Reorganization for MIG, Inc.

Exhibit B	Pro Forma Financial Projections

Exhibit C	Liquidation Analysis

Exhibit D	Management Discussion and Analysis of Magticom (2009)

Exhibit E	Five Year Business Plan of Magticom

Exhibit F	Settlement Agreement

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SECOND AMENDED DISCLOSURE STATEMENT
WITH RESPECT TO THE JOINT SECOND AMENDED
CHAPTER 11 PLAN OF REORGANIZATION FOR MIG, INC.
I. INTRODUCTION
          MIG, Inc., the debtor and debtor-in-possession (the “Debtor” or “MIG”) and the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case (the “Committee”) submit this second amended disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), for use in the solicitation of votes on the Joint Second Amended Chapter 11 Plan of Reorganization for MIG, Inc. dated August 15, 2010 (the “Plan”) proposed jointly by the Debtor and the Committee. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in Article I of the Plan.
          This Disclosure Statement sets forth certain information regarding the Debtor’s prepetition operating and financial history, its reasons for seeking protection and reorganization under chapter 11, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations, and financing of the Debtor upon its successful emergence from chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of Confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which Distributions will be made under the Plan. In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that Holders of Claims entitled to vote under the Plan must follow for their votes to be counted.
          Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims or Interests that are (i) “Impaired” by a plan of reorganization and (ii) entitled to receive a Distribution under such plan are entitled to vote on such Plan. In the Debtor’s case, Claims and Interests in Classes 5 and 6 are Impaired by, and entitled to receive a Distribution under, the Plan, and only the Holders of Claims and Interests in those Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1 through 4 are Unimpaired by the Plan, and such Holders are conclusively presumed to have accepted the Plan.
          THE DEBTOR AND THE COMMITTEE BELIEVE THAT THE PLAN WILL ENABLE THE DEBTOR TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR AND ITS CREDITORS AND EQUITY HOLDERS, INCLUDING THE HOLDERS OF CLAIMS AND INTERESTS IN CLASSES 5 AND 6. THE DEBTOR AND THE COMMITTEE URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

II. OVERVIEW OF THE PLAN
          The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled “Summary of the Plan of Reorganization.”
          The Plan designates five (5) Classes of Claims and one (1) Class of Interests in the Debtor. These Classes take into account the differing nature and priority of the various Claims and Interests under the Bankruptcy Code.
          The Debtor and the Committee believe that the Plan provides the best means currently available for the Debtor’s emergence from chapter 11.
      A. General Structure of the Plan
          Claims are treated generally in accordance with the priorities established under the Bankruptcy Code. Claims that have priority status under the Bankruptcy Code or that are secured by valid Liens on Collateral are to be paid in full, Reinstated or otherwise treated as provided in the Plan.
          The following is an overview of certain material terms of the Plan:
•	The Debtor will be reorganized pursuant to the Plan, converted into a Delaware limited liability company and continue in operation.

•	Allowed Administrative Claims and Priority Tax Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed to by the Debtor and the Holders of such Claims.

•	Allowed Other Class 1 Priority Claims will be paid in full in Cash on the Distribution Date, unless otherwise agreed to by the Debtors and the Holders of such Claims.

•	Holders of Allowed Class 2 Secured Workers’ Compensation Obligations Claims will continue to receive Cash payments in the ordinary course as set forth in the Order Authorizing the Debtor to Pay Certain Prepetition Workers’ Compensation Obligations in the Ordinary Course of Business Pursuant to Sections 105(a) and 363 of the Bankruptcy Code [Docket No. 97].

•	Each Holder of an Allowed Class 3 General Unsecured Claim shall be paid in Cash on the Distribution Date, one hundred percent (100%) of the Allowed amount of its Class 3 Claim plus interest from the Petition Date to the Effective Date, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 3 Claim.

•	Each Holder of an Allowed Class 4 Claim shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim, (i) its SERP Catch-up Payment, and (ii) monthly Cash payments on account of the Supplemental Employee Retirement Benefits due in the ordinary course after the Effective Date.

•	Each Holder of an Allowed Class 5 Claim shall be entitled to receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, their Pro Rata share of: (i) the New MIG Notes, (ii) the New Warrants; (iii) Beneficial Interests in the Class 5 Trust; (iv) the Excess Cash less Withheld Excess Cash; and (v) any Withheld Excess Cash as provided in Section 3.03(a)(iv) of the Plan.

•	The Holder of the Allowed Class 6 Common Equity Interests shall receive 100% of the New Common LLC Interests subject to dilution by the New Warrants.
     B. Summary of Treatment of Claims and Interests under the Plan
          The table below summarizes the classification and treatment of the Claims and Interests under the Plan. Estimated Claim amounts assume a calculation date of October 15, 2010, except that General Unsecured Claims are calculated as of the Petition Date. Estimated percentage recoveries are also set forth below for certain Classes of Claims. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the estimated amount of Allowed Claims in each Class.
          For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Plan Proponents have not yet fully reviewed and analyzed all Claims and Interests. Estimated Claim amounts for each Class set forth below are based upon the Debtor’s review of its books and records and Filed Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed, and/or unliquidated.
          The valuation of the Reorganized Debtor will be based on a number of assumptions and conditions, which are more fully set forth in Section X.E of this Disclosure Statement entitled “Feasibility of the Plan and Best Interests of Creditors—Valuation of the Reorganized Debtor.”

Description and Amount
of Claims or Interests	Summary of Treatment
Class 1: Other Priority Claims Estimated Aggregate Allowed amount of Class 1 Claims: $0
•   Unimpaired

•   Class 1 consists of Other Priority Claims against the Debtor.

•   Unless otherwise agreed to by the Holders of the Allowed Class 1 Claims and the Debtor, each Holder of an Allowed Class 1 Claim shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on the Distribution Date.

• Class 1 Claims are Unimpaired and are therefore not entitled to vote on the Plan.

• Estimated Recovery: 100%

Class 2: Secured Workers’ Compensation Obligations Claims Estimated Aggregate Allowed amount of Class 2 Claims: Unknown
•   Unimpaired

•   Class 2 consists of Secured Workers’ Compensation Obligations Claims against the Debtor.

•   Each Holder of an Allowed Class 2 Claim shall have its Claim Reinstated and shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 2 Claim and on account of its Allowed Class 2 Claim, Cash payments in the ordinary course as set forth in the Order Authorizing the Debtor to Pay Certain Prepetition Workers’ Compensation Obligations in the Ordinary Course of Business Pursuant to Sections 105(a) and 363 of the Bankruptcy Code [Docket No. 97].

•   Class 2 Claims are Unimpaired and are therefore not entitled to vote on the Plan.

•   Estimated Recovery: 100%

Class 3: General Unsecured Claims Estimated Aggregate Allowed amount of Class 3 Claims: $1,180,384.96 million.
•   Unimpaired

•    Each Holder of an Allowed Class 3 Claim shall be paid in Cash on the Distribution Date, one hundred percent (100%) of the Allowed amount of its Claim, in full, final and compete satisfaction, settlement, release, and discharge of such Allowed Class 3 Claim, plus simple interest at the post-judgment interest rate provided for in

Description and Amount
of Claims or Interests	Summary of Treatment

    28 U.S.C. 1961 (on the Petition Date) on the unpaid principal amount of such Allowed Claim from the Petition Date to and including the Effective Date.

•   Class 3 Claims are Unimpaired, and therefore are not entitled to vote on the Plan.

•    Estimated Recovery: 100%

Class 4: Supplemental Employee Retirement Claims Estimated Aggregate Allowed amount of Class 4 Claims: $460,819.52 plus $28,801.22 a month.
•   Unimpaired

•    Class 4 consists of the Supplemental Employee Retirement Claims against the Debtor.

•    On the Distribution Date, each Holder of an Allowed Class 4 Claim shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim (i) its SERP Catch-up Payment, and (ii) monthly Cash payments on account of the Supplemental Employee Retirement Benefits due in the ordinary course after the Effective Date, plus simple interest on the SERP Catch-Up Payment from the Petition Date, or such later date that such payment was originally due, to and including the Effective Date, at the post-judgment interest rate provided for in 28 U.S.C. 1961 (on the Petition Date) on the unpaid principal amount of such Allowed Claim.

•    Class 4 Claims are Unimpaired, and therefore are not entitled to vote on the Plan.

•    Estimated Recovery: 100%

Class 5: Preferred Shareholder Claims Estimated Aggregate Allowed amount of Class 5 Claims: Approximately $224,717,235.34 plus interest to and including the Effective Date.
•    Impaired

•    Class 5 consists of all Preferred Shareholder Claims against the Debtor.

•   On the Effective Date, each Holder of an Allowed Class 5 Claim shall be entitled to receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, subject to the provisions of Section 11.10 of the Plan, its Pro Rata share of:

    (i) the New MIG Notes to be issued pursuant to Section 5.04 of the Plan and secured by the Class 5 Collateral as provided in the New MIG Notes Indenture, the Stock

Description and Amount
of Claims or Interests	Summary of Treatment

    Pledge Agreement(s), the Stock Escrow Agreement(s), the Deposit Account Control Agreement and the Blanket Lien,

    (ii) the New Warrants to be issued pursuant to Section 5.04 of the Plan,

    (iii) Beneficial Interests in the Class 5 Trust to be established pursuant to Section 5.08 of the Plan; and

    (iv) the Excess Cash not including any Withheld Excess Cash, provided, however, that any Withheld Excess Cash shall be paid to the Holders of Allowed Class 5 Claims as follows:

         (a) Effective as of the Effective Date, the principal amount of the New MIG Notes shall be increased by the amount of the Withheld Excess Cash; and

         (b) The amount of the Withheld Excess Cash shall be transferred to the Indenture Trustee by not later than fifteen (15) days after received by the Reorganized Debtor and in any event by not later than one (1) year after the Effective Date pursuant to the Mandatory Redemption Provisions of the New MIG Notes and New MIG Notes Indenture. The Indenture Trustee shall use such Withheld Excess Cash to redeem New MIG Notes Pro Rata at the next scheduled Interest Payment Date under the New MIG Notes Indenture.

•    The Reorganized Debtor shall exercise its best efforts to cause the Withheld Excess Cash to be distributed from Magticom to ITCL, from ITCL to ITC, and from ITC to the Reorganized Debtor as soon as practicable after the Effective Date, and to the fullest extent permitted by law, shall not take any actions, or permit the New Board to take any actions, to delay the distribution of such Withheld Excess Cash to the Indenture Trustee to fund the Mandatory Redemption Provisions of the New MIG Notes and the New MIG Indenture.

•    Class 5 is Impaired, and Holders of Class 5 Claims will be entitled to vote to accept or reject the Plan.

•    Estimated Recovery: 100%

Description and Amount
of Claims or Interests	Summary of Treatment
Class 6: Common Equity Interests
•    Impaired

•    Class 6 consists of all Common Equity Interests in the Debtor held by CaucusCom as of the Petition Date.

•    The Holder of the Allowed Class 6 Interest shall receive 100% of the New Common LLC Interests in the Reorganized Debtor subject to the New Warrants.

•    Class 6 is Impaired, and the Holders of Class 6 Interests will be entitled to vote to accept or reject the Plan.

          As set forth above, estimated Claim amounts assume a calculation date of October 15, 2010, except that Unsecured Claims are calculated as of the Petition Date. The calculation date is not necessarily the Effective Date of the Plan or the Distribution Date. The Effective Date will occur after the Confirmation Date, when the conditions precedent to the occurrence of the Effective Date are satisfied. The Reorganized Debtor will File a notice of the occurrence of the Effective Date within five (5) business days thereafter.
          THE DEBTOR AND THE COMMITTEE BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AND INTERESTS IN THE DEBTOR AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.
III. PLAN VOTING INSTRUCTIONS AND PROCEDURES
     A. Notice to Holders of Claims and Interests in the Debtor
          Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable Holders of Claims entitled to vote on the Plan to make an informed judgment about whether to accept or reject the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.
          IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTOR, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN.

THUS ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES, SUPPLEMENTS AND EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.
          THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtor other than the information contained herein or therein. No such information should be relied upon in making a determination to vote to accept or reject the Plan.
     B. Voting Rights
          Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as “impaired” by a plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on such plan. Under the Plan, Holders of Claims and Interests in Classes 5 and 6 are entitled to vote on the Plan. Claims in other Classes are Unimpaired and their Holders are deemed to have accepted the Plan.
          Pursuant to Bankruptcy Code section 105(a) and Bankruptcy Rule 3003(c)(2), any Holder of a Claim or Holder of an Interest (a) that is either (i) not scheduled or (ii) scheduled at zero, as unknown or as disputed, contingent or unliquidated, and (b) that is not the subject of a Proof of Claim or Proof of Interest Filed by the applicable Bar Date set by the Court will not be treated by the Plan Proponents as a creditor with respect to such Claim or an Interest Holder with respect to such Interest for purposes of voting on or objecting to the Plan.
          In terms of calculating the amount of Claims for voting purposes, (a) Claims will be counted in the amount listed on the Schedules if (i) the Claim is not scheduled as unliquidated, contingent, disputed or undetermined, and (ii) no Proof of Claim or Proof of Interest has been timely filed; (b) Claims will be counted in the amount listed in a timely filed Proof of Claim or Proof of Interest if (i) the Claim amount is not contingent and unliquidated, and (ii) the Claim is not subject to an objection; or (iii) Claims will be counted in the amount temporarily allowed by the Bankruptcy Court pursuant to a Bankruptcy Rule 3018(a) motion for such relief filed no later than September 10, 2010 if a hearing on such motion is held before the Confirmation Hearing.
          With respect to alleged Creditors who have timely Filed Proofs of Claim in wholly unliquidated, unknown or uncertain amounts that are not the subject of an objection, such ballots shall be counted in determining whether the numerosity requirement of section 1126(c) of the Bankruptcy Code has been met, but shall be ascribed a value of one dollar ($1.00) for voting purposes only in determining whether the aggregate Claim Amount requirement has been met.

     C. Solicitation Materials
          In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtor, through its voting agent, The Garden City Group, Inc. (the “Voting Agent”), will send to Holders of Claims who are entitled to vote copies of (a) this Disclosure Statement and the Plan, (b) the notice of, among other things, (i) the date, time, and place of the hearing to consider Confirmation of the Plan and related matters and (ii) the deadline for filing objections to Confirmation of the Plan (the “Confirmation Hearing Notice”), (c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan, and (d) other materials as authorized by the Bankruptcy Court, as more fully set forth in the Solicitation Procedures Order.
          If you are the Holder of a Claim or Interest who believes you are entitled to vote on the Plan, but you did not receive a Ballot or your Ballot is damaged or illegible, or if you have any questions concerning voting procedures, you should contact the Voting Agent:
Attn: MIG Bankruptcy Administration
c/o THE GARDEN CITY GROUP, INC.
5151 Blazer Parkway, Suite A
Dublin, Ohio 43017
Telephone: (800) 327-3664
     D. Voting Procedures, Ballots, and Voting Deadline
          After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying Ballot.
          Each Ballot has been coded to reflect the Class of Claims or Interest it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot(s) sent to you with this Disclosure Statement.
          All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN September 23, 2010, AT 5:00 P.M. EASTERN TIME (THE “VOTING DEADLINE”) AT THE FOLLOWING ADDRESS:
Attn: MIG Bankruptcy Administration
c/o THE GARDEN CITY GROUP, INC.
5151 Blazer Parkway, Suite A
Dublin, Ohio 43017
          UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, BALLOTS CAST BY FACSIMILE, E-MAIL OR OTHER ELECTRONIC MEANS WILL NOT BE ACCEPTED. BALLOTS THAT ARE

RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.
          If you have any questions about (a) the procedure for voting your Claim or Interest, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact:
MIG Bankruptcy Administration
c/o THE GARDEN CITY GROUP, INC.
5151 Blazer Parkway, Suite A
Dublin, Ohio 43017
Telephone: (800) 327-3664
          For further information and general instructions on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your Ballot.
          THE DEBTOR AND COMMITTEE URGE ALL HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT THE PLAN BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.
     E. Confirmation Hearing and Deadline for Objections to Confirmation
          Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for September 28, 2010 at 2:00 p.m. Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim or Interest held by such objector. Any such objection must be Filed with the Bankruptcy Court on or before September 23, 2010, at 5:00 p.m. Eastern Time. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.
IV. GENERAL INFORMATION CONCERNING THE DEBTOR
     A. Overview of Debtor’s Corporate History and Management
          The Debtor1 was organized in 1929 under the laws of the Commonwealth of Pennsylvania and was reincorporated in 1968 under the laws of the State of Delaware. Through its nondebtor affiliates, the Debtor holds interests in leading and innovative telecommunications

[1]	Prior to January 2009, the Debtor operated under the name “Metromedia International Group, Inc.” and prior to 1995, it operated under the names “The Actava Group Inc.” and “Fuqua Industries, Inc.”

providers in the Republic of Georgia (“Georgia”), a country in the Caucasus region between Russia, Turkey and Azerbaijan. Since 2005, all of the telecommunications providers in which the Debtor has an interest have been located in Georgia. The Debtor’s corporate office is located in Charlotte, North Carolina.
          Currently, all of the common shares of the Debtor are owned by CaucusCom Ventures, L.P. (“CaucusCom”), which acquired all of MIG’s outstanding common shares at $1.80 per share through a tender offer followed by a back-end short-form merger (the “Merger”). CaucusCom is a joint venture created between Salford Capital Partners, Inc. (“Salford”) and Sun Capital Partners Ltd. (“Sun”), on or about May 10, 2007, to pursue a transaction with MIG.
          The Debtor operates pursuant to the Restated Bylaws of Metromedia International Group, Inc. (the “Bylaws”), which provides the terms of the Debtor’s governance and the respective rights, duties and powers of the stockholders and the board of directors (the “Board”). Currently, there are eight directors (each a “Director”) on the Board. There are seven officers (each an “Officer”) of the Debtor, including a Chief Executive Officer, a Chief Financial Officer, a President, three Vice-Presidents, and a Corporate Secretary.
          At the time of the acquisition by CaucusCom, Wayne Henderson and David Gale were appointed by the preferred shareholders of MIG to MIG’s Board pursuant to a Certificate of Designation. Mr. Henderson was appointed to the Board in 2004. Mr. Gale also was appointed to the Board in 2004 and served on the Board until his resignation in August 2008. No member was appointed by the preferred shareholders to replace Mr. Gale.
          Subsequent to its acquisition of MIG, CaucusCom appointed six directors. Three of those directors are affiliated with Sun: Edward Spencer-Churchill, Graydon Bellingan, and Alan McIntosh. The other three of those directors are affiliated with Salford: Peter Nagle, Irakli Rukhadze, and Jamal Khan. After Mr. Gale’s resignation from the Board, the Board appointed another director, Alan Greene, in May 2009. Mr. Greene previously had served as a Director of MIG from 1998 until the acquisition of MIG by CaucusCom in August 2007.
          The following table lists the names, title, and a description of the position for all of the Debtor’s Directors and Officers as of the Petition Date.

Name	Title	Description of position

Alan Greene	Director	Director

Wayne Henderson	Director	Director

Alan McIntosh	Director	Director

Edward Spencer Churchill	CEO, Director, Chairman of the Board	Chief Executive Officer

Peter Nagle	CFO, Director	Chief Financial Officer

Name	Title	Description of position

Andrew Bradshaw	President	President; Financial Affairs

Irakli Rukhadze	Vice President, Director	Business Development

Jamal Khan	Vice President, Director	International Legal Affairs

Graydon Bellingan	Vice President, Director	International Legal Affairs

Natasha Alexeeva	General Counsel, Corporate Secretary	Domestic Legal Affairs
          After assuming control of the Board, the Board members appointed by CaucusCom reduced the number of employees based in the United States — relying instead on CaucusCom representatives to manage MIG’s interest in Magticom. MIG’s management has been successful in turning a negative cash position on the date of the Merger to a positive cash position in 2009 and cutting overhead from a normalized level in 2007 of approximately $15 million to a normalized level in 2009 of $4.5 million.
     B. The Debtor’s Assets
          The Debtor holds its investments in its Georgian assets through its direct and indirect wholly-owned subsidiaries, MIG Telecommunications, Inc. (“MITI”), a Delaware corporation, MIG Georgia Holdings, Inc., a Delaware Corporation, and ITC Cellular LLC, a Delaware limited liability company (“ITCC”). MIG holds 100% ownership in ITCC, which, in turn, currently owns a 46% interest in International Telcell Cellular LLC (“ITCL”).
          1. Magticom Ltd.
          ITCL owns all the issued and outstanding equity interests of Magticom Ltd. (“Magticom”). Dr. George Jokhtaberidze (“Dr. Jokhtaberidze”), a Georgian national who co-founded Magticom in 1997, owns 51% of ITCL, and Gemstone Partners, an entity affiliated with Dr. Jokhtaberidze, owns 3% of ITCL. Magticom is the largest telephony operator (mobile or fixed) operating in Georgia, as measured by revenues and traffic volumes. Magticom is headquartered in Tbilisi, Georgia and provides services to businesses and consumers nationwide. Magticom’s network covers essentially all of Georgia’s populated territories, enabling country-wide wireless access to the company’s mobile telephony, roaming services and related information services.
          Since it began commercial operations in 1997, Magticom has created an excellent brand name synonymous with delivering quality, high-technology products throughout Georgia. Magticom commenced operating on the 900 MHz frequency band. In 1999, Magticom became the first GSM operator in Georgia to move to the dual band system — GSM 900/1800 MHz. In 2005, Magticom started to build the first Third Generation network in Georgia to offer 3G services. As a result, in 2006, the Company was the first in Georgia to launch Third Generation services along with the full range of GSM services.

          Since 2005, Magticom has invested approximately US$250 million in its business; including approximately US$130 million expanding its network infrastructure and an additional US$60 million for several 10-year licenses. Magticom currently operates approximately 700 base stations throughout Georgia. Magticom has a number of licenses including 3G, Code Division Multiple Access (CDMA) 800, GSM 1800, GSM 900, Wimax, and CDMA 450. The next license renewal comes due in 2016. Magticom has superior licenses and the ability to lever existing brands in the implementation into other product lines. It is the only company in Georgia to have a CDMA 450 license that provides the ability to offer MagtiFix nationwide as well as high speed internet through Evolution-Data Optimized (EVDO: mobile internet). EVDO is superior in many respects to 3G: it suffers less ‘blackspots’ and the signal travels further (3G does not conduct well through thick walls, hills or poor line of sight). In addition, Magticom is the only company with an EVDO dongle, which is not compatible with a 3G dongle (it can only be used in Magticom network as opposed to a 3G dongle which can be used by all networks). As a result, with a drop in the price point for an EVDO dongle, the subscriber demand solely on the Magticom network is likely to increase.
          Magticom currently serves 1.4 million subscribers with a network that covers 97% of the populated regions in Georgia. 95% of Magticom’s retail customers use pre-pay cash accounts, which significantly reduces the credit risk to Magticom. Magticom is well-known for high quality products, superior coverage, leading technology, and excellent customer service. It has a history of being first in market with new products and technologies, has the best distribution network, and continuously provides its customers with best-in-class products. Magticom offers services under three main brands — Magti, Bali and Magtifix:
•	Magti is Magticom’s cellular phone service focused on both individual and corporate users. The brand differentiates itself based on quality, coverage and technology. It is the premium mobile brand in the country and has recognized attributes of high quality, the latest technology and good customer care. The brand slogan is “Connecting to Your World.” Magti is the market leader in the business sector and is the brand of choice for major corporations, embassies and higher-income segments. Currently, Magti has approximately 875,000 subscribers and is the cellular service provider to the Georgian government.

•	Bali is Magticom’s cellular phone service focused on the youth market. Introduced in 2005, the Bali product is positioned as a “value” brand. The Bali brand slogan is “Bali is Different” and it enjoys a reputation for good quality and coverage as it shares the same network as Magti and offers better coverage than other value brand competitors. Bali has excellent brand recognition and is associated with a unique advertising strategy built around Bali Boy, a cartoon character. Currently, there are approximately 425,000 Bali subscribers.

•	MagtiFix is Magticom’s fixed wireless telephone and internet service introduced in 2008. It provides fixed wireless services, which allows for the operation of wireless devices in fixed locations such as homes and offices. The product is currently growing at over 1,000 new subscribers per day with minimal churn. The service is available across the entire country and customer numbers now exceed 100,000. The brand slogan is “Communications for Everyone.” MagtiFix enjoys better quality, better customer care and wider distribution networks than its competitors and also presents opportunities for tactical pricing to leverage Magticom’s existing 1.5 million mobile subscribers. MagtiFix telephones come equipped with 1x internet connection and a high speed EVDO dongle released this year. Currently, there are approximately 100,000 MagtiFix subscribers.
          Magticom plans to commercially launch several new products in the near-term that will complement its wireless and fixed-wireless service to allow for the bundling of multiple products to a single customer, including:
•	MagtiNet: high-speed internet service.

•	MagtiTV: cable television via the internet — similar to Tivo, but no scheduled recording is necessary; the customer simply chooses which program to watch regardless of the originally scheduled play time. This product will piggy-back on the MagtiNet IP network; the technology is functional, but still in development phase.

•	MagtiBank: a payment processing mechanism allowing customers to transfer funds via SMS message. This product acts as a mobile banking service that does not require users to have bank accounts which is key in a country like Georgia where many people do not have bank accounts. This system is remotely comparable to Safaricom’s M-PESA or services like Western Union. This product is fully-functioning, but will not be commercially marketed until 2010.

•	Blackberry: a premium service to complement MagtiMobile. Blackberry is a line of wireless handheld devices that was introduced in 1999 as a two-way pager. In 2002, the more commonly known smartphone BlackBerry was released, which supports push e-mail, mobile telephone, text messaging, internet faxing, web browsing and other wireless information services. BlackBerry is the world’s second most popular smartphone platform, capturing 21% of worldwide smartphone sales in Q2, 2009; the number of BlackBerry subscribers has reached approximately 28.5 million. This premium product will be marketed to MagtiMobil customers and specifically those currently under the Magti brand. Target customer include: government, corporate, and wealthier individual customers.
          Attached as Exhibit D is a detailed Management Discussion and Analysis of Magticom’s 2009 results of operations. Attached as Exhibit E is a Five Year Business Plan for Magticom. The largest operational risk for Magticom to achieve its business plan is successful implementation of the suite of products to the market in a timely manner. Other risks include

(i) Government regime change, which is not anticipated until at least the next presidential election; (ii) currency volatility and convertibility, which is expected to remain under control as the anticipated large amounts of foreign direct investment should continue to provide currency stability; (iii) the impact of regulatory initiatives, which is not currently expected as the government has taken a very pro-business stance; and (iv) increased competition, which is also not expected for the reasons previously stated herein (high barriers to entry, small population, market already dominated by two large players, etc. ...).
          As discussed in greater detail below, on January 15, 2009, ITC and Dr. Jokhtaberidze executed a Purchase and Sale Agreement (“PSA”) and the Second Amended and Restated Limited Liability Company Agreement of International Telcell Cellular, LLC (the “ITCL LLC Agreement”). MIG receives dividends from Magticom pursuant to the formula set forth in the PSA and ITCL LLC Agreement. Specifically, section 2.7 of the ITCL LLC Agreement provides that ITCL shall cause Magticom to pay, on a quarterly basis, an annual dividend of not less than US$40,000,000 in the aggregate (net of all withholding taxes) to its shareholders until the date of the IPO, as discussed in section 5.3 of the PSA. However, Magticom will only distribute dividends in excess of operating and capital expenditures and tax payments. ITCL will distribute all dividends received by subsidiaries to the Members (as defined in the ITCL LLC Agreement, which include ITC, Dr. Jokhtaberidze, and Gemstone Management Limited) in accordance with their Membership Interests (as defined in the ITCL LLC Agreement).
          Pursuant to the ITCL LLC Agreement, Dr. Jokhtaberidze and the Debtor exercise joint management control with all key decisions related to the management of Magticom made on a 50/50 basis as provided in the ITCL LLC Agreement. The Debtor’s management is active in the operations and management of Magticom. As part of the ITCL LLC Agreement, both the Debtor and Dr. Jokhtaberidze are bound by non-alienation and change of control provisions regarding their interests in Magticom. These provisions provide that if there is any change of voting or economic interests at ITCL or Magticom by either party or certain of their affiliates, including the Debtor, the breaching party shall lose certain rights under the ITCL LLC Agreement.
               a. ITCL LLC Agreement and Change of Control Provisions
          On or about January 15, 2009, MIG’s subsidiary ITCC, the parent entity of ITCL, and Dr. Jokhtaberidze entered into the PSA dated as of January 15, 2009 by and among ITC and Dr. Jokhtaberidze and the ITCL LLC Agreement. As a result, Dr. Jokhtaberidze became the majority shareholder in Magticom with a 50.1% stake, and MIG became a minority shareholder with a 46% stake. All key decisions related to the management of Magticom, however, are made on a 50/50 basis as provided in the ITCL LLC Agreement.
          Together, the PSA and the ITCL LLC Agreement provide for the governance of ITCL, which in turn governs and controls the Debtor’s prime operating asset, Magticom. Under the terms of the ITCL LLC Agreement, the Change of Control Provisions are triggered by the occurrence of any one of eight events with respect to certain non-debtor entities in MIG’s ownership chain — namely, CaucusCom (a joint venture between Sun and Salford that owns

100% of the equity of MIG), Caucus Carry (the general partner of CaucusCom), Yola Investments SARL (“Yola”) (a substantial limited partner of and/or equity owner in, CaucusCom, Caucus Telecom and Caucus Carry), Caucus Telecom (general partner of Caucus Carry) and Gtel (substantial limited partner of, and/or equity owner in, CaucusCom, Caucus Telecom and Caucus Carry) (together, the “CaucusCom Entities”). The occurrence of any of the following eight conditions would effect an ITC Cellular Change of Control,2 which is defined in the PSA as follows:
(a) CaucusCom ceasing to beneficially own in the aggregate, directly or indirectly at least 46% of the Equity Securities of the Company, provided that the transfer of Equity Securities in Metromedia International Group, Inc. (“MIG”) to holders of preferred shares in MIG in connection with the settlement of the current appraisal action with MIG preferred shareholders shall not constitute an “ITC Cellular Change of Control” if following such transfer CaucusCom beneficially owns in the aggregate, directly or indirectly at least 39% of the Equity Securities of the Company; provided further that following the transfer, if any, of Equity Securities in MIG to preferred shareholders as contemplated by the foregoing proviso, the reference to 46% in this subsection (a) shall be replaced by the applicable percentage (39% or greater) that results from the transfer of Equity Securities in MIG to preferred shareholders in MIG;
(b) Caucus Carry ceasing to be the general partner of CaucusCom;
(c) Yola and Gtel ceasing to hold 100% of limited partner interests in Caucus Carry;
(d) Caucus Telecom ceasing to be the general partner of Caucus Carry;
(e) Yola and Gtel ceasing to hold 100% of the Equity Securities of Caucus Telecom;
(f) Yola and Gtel ceasing to hold at least 35% of the limited partnership interests in CaucusCom Ventures;
(g) Yola and Gtel (acting jointly through their direct and indirect Subsidiaries) ceasing to (i) direct or cause direction of management and policies of ITC or any Affiliate of ITC’s that holds 46% of the total Membership Interests in the Company or (ii) direct or cause the direction of the exercise and performance of ITC Cellular’s (or any Affiliate of ITC that holds ITC’s 46% of the total Membership Interests in the Company’s) rights and obligations under the New LLC Agreement; and

[2]	Capitalized terms used but not otherwise defined in this section only shall have the meanings ascribed to them in the PSA or the ITCL LLC Agreement, as applicable.

(h) any Change of Control of Yola, Gtel, Caucus Telecom, Caucus Carry or CaucusCom. For purposes of this definition, “Control” means, in relation to any Person (other than an individual), the possession, directly or indirectly, whether or not in conjunction with any other Person, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or other ownership interests, by contract or otherwise (it being understood that a Person will be deemed to Control another Person if the first Person has the right to elect a majority of the board or equivalent governing body of such second Person); and a “Change of Control” occurs if a Person who Controls any Person (other than an individual) ceases to do so or if another Person acquires Control of it.
See PSA, Art. I, pg. 4.
     If triggered prior to the completion of an initial public offering of a corporate vehicle (the “Listing Vehicle”) that will either directly or indirectly hold 100% of the equity capital of Magticom (an “IPO”), the Change of Control Provisions would have the following effects:
(i) Section 2.1(e) of the ITCL LLC Agreement shall take effect immediately and automatically upon the occurrence of such ITC Change of Control, and as a result the ITC directors shall no longer be permitted to vote on matters presented to the Board and a quorum of the Board will consist of only two Directors, one of whom must be a Dr. Jokhtaberidze Director;
(ii) Dr. Jokhtaberidze’s obligations under 5.3 (IPO Support Covenants), 5.5 (Dividends), 5.6 (Post-IPO Governance) and 5.7 (Loan to ITC Cellular) of the PSA shall immediately and irrevocably terminate.
          In other words, the Change of Control Provisions would eliminate, inter alia: (i) ITC’s voting rights on the ITCL Board; (ii) the right of MIG to IPO Magticom itself as opposed to a separate MIG vehicle; and (iii) express covenants by Dr. Jokhtaberidze to support MIG in an IPO of Magticom. The Debtor believes that the PSA and ITCL LLC Agreement provide significant measurable benefits. The Committee has disputed the nature and extent of benefits alleged by the Debtor; however, any Claims and Litigation Rights related to the validity of the Change of Control Provisions and the alleged benefits of the PSA and January 2009 amendments to the ITCL LLC Agreement have been preserved and deferred as provided in the Settlement Agreement detailed in Article V, Section I of this Disclosure Statement.
          As set forth in the Plan, the transactions contemplated by the Plan and the consequences of the Plan’s implementation of such transactions as of the Effective Date shall not trigger any ITC Cellular Change of Control under the terms of the ITCL LLC Agreement or the PSA. Further, the CaucusCom Entities are covenanting pursuant to the Acknowledgment Agreement not to take any action to trigger the ITC Cellular Change of Control provisions for so long as the New MIG Notes remain outstanding.

          2. MIG’s Other Interests
          In addition to its indirect ownership interest in Magticom, the Debtor also holds indirect interests in: Ayety LLC, a/k/a Ayety TV Ltd. (“Ayety”), a Georgian television station;3 Telecom Georgia,4 a long-distance transit operator; and Telenet, a high-speed data communication and internet access service provider in Georgia.5 The Debtor’s wholly-owned subsidiary Tag Holdings, Inc. also owns a parcel of land in Alabama. There is no guarantee that the Debtor will receive any value from these entities.
          3. Debtor’s Cash
          As of June 10, 2009, the Debtor had approximately $49 million in cash split between its own accounts and those of its 100% owned subsidiaries. Since the Petition Date, the cash held by the Debtor and its wholly-owned subsidiaries has been moved into debtor-in-possession bank accounts in the United States. As of July 31, 2010, the Debtor had $48,591,809.12 in its accounts.

[3]	MIG’s indirect interest in Ayety arises from MIG’s 100% ownership of International Telcell SPS, Inc. (“ITI”), which in turn owns 85% of the membership interests of Ayety. Mtatsminda TV & Broadcasting Co. Ltd. (“Mtatsminda”) holds the remaining 15% of the membership interests of Ayety. On March 26, 2003, without ITI’s knowledge or approval, the chief executive officer of Ayety obtained approval of an amendment to the charter of Ayety providing that partner-level decisions may be made without the vote of ITI. This amendment was registered with the Tbilisi City Court on March 31, 2003. On December 17, 2004, ITI filed a lawsuit in Georgia against Ayety and Mtatsminda requesting, among other things, invalidation of this amendment to Ayety’s charter. ITI’s lawsuit was rejected as untimely by an order of the Tbilisi City Court dated April 25, 2006. On July 2, 2009, the Tbilisi Court of Appeal upheld this decision, and the Supreme Court of Georgia has declined to consider further appeal. On November 28, 2007, the chief executive officer of Ayety convened a partners’ meeting during which he and Mtatsminda purported to terminate ITI’s interest in the partnership and determine that ITI’s 85% share in the partnership was to be distributed to Mtatsminda as the sole remaining partner and thereafter, on December 4, 2007, commenced an action in the Tbilisi City Court to approve these actions. ITI submitted a response and, on April 8, 2009, the Tbilisi City Court dismissed the lawsuit, stating that there was no factual or legal basis for the relief requested therein. The City Court’s ruling was upheld on appeal to the Tbilisi Court of Appeal. Accordingly, there is no guarantee that MIG will receive any recovery based on its indirect interest in Ayety.

[4]	Telecom Georgia is currently the subject of an investigation by the Georgian financial police with respect to certain assets sold by Telecom Georgia to Magticom. Specifically, the Georgian financial police have assessed tax-related charges against Telecom Georgia on the grounds that (i) Magticom and Telecom Georgia are related parties and as such, the sale of such assets was below market price and (ii) Telecom Georgia wrongly wrote off accounts receivable from its books. Telecom Georgia strongly disputes such charges and has filed a case in the Georgian court seeking appropriate relief, on the grounds that Telecom Georgia and Magticom are not related parties according to the Georgian tax code and even if they were related, the transaction price was fair; and in accordance with the Georgian tax code, Telecom Georgia had the right to write off its accounts receivable from its books. A hearing in this matter is expected in approximately two (2) months.

[5]	MIG also holds an indirect ownership interest in MIG Georgia Services Representation Office, but this entity is inactive.

     C. Events Leading to the Filing of the Chapter 11 Case
          1. The Appraisal Action
          At the time of the Merger, MIG had 4,140,000 shares of preferred stock outstanding (the “Preferred Shares”). The terms of the Certificate of Designation governing the Preferred Shares determined the rights of the preferred shareholders in relation to the Merger. Accordingly, the Merger gave rise to appraisal rights for dissenting preferred shareholders and certain of them (the “Petitioners”) commenced litigation to bring an appraisal action against MIG in the Court of Chancery of the State of Delaware (the “Chancery Court”) in the matter captioned In re: Appraisal of Metromedia International Group, Inc., Civil Action No. 3351-CC (the “Appraisal Action”), to determine the value of their preferred shares.6 The Appraisal Action was filed by the Petitioners on November 14, 2007.
          2. The Appraisal Judgment
          On April 16, 2009, the Chancery Court issued an opinion (the “Opinion”), finding that the value of each preferred share was $38.93 on August 22, 2007 (the “Appraisal Date”). Subsequently, on May 5, 2009, the Petitioners made a motion for reconsideration to the Chancery Court. After considering the motion for reconsideration, the Chancery Court revised its Opinion on May 28, 2009, finding that the value of each preferred share was $47.47 on August 22, 2007. The Chancery Court entered judgment in the Appraisal Action on June 5, 2009, in the total amount of $188,367,736.47 (the “Judgment”) representing principal and pre-judgment interest for the appraisal of the 3,533,203 preferred shares that were the subject of the Appraisal Action, including 3,198,742 held by the Petitioners and 334,461 held by preferred shareholders that filed a demand for appraisal but were not Petitioners in the Appraisal Action. The Delaware Supreme Court affirmed the Chancery Court’s decision on November 2, 2009. The Debtor’s management alleges that the Judgment was substantially higher than MIG had anticipated, and that given the size of the Judgment, the lack of liquidity in the financial markets, the illiquid nature of MIG’s primary assets, and the death of Badri Patarkashvilli, a Georgian billionaire that had previously expressed a willingness to provide liquidity to MIG, MIG’s Board voted in favor of seeking chapter 11 protection in order to pursue an appeal of the Judgment (the “Appeal”).
V. THE CHAPTER 11 CASE
     A. Commencement of the Case
          On June 18, 2009, the Debtor commenced the Chapter 11 Case by filing a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Since the Petition Date, the Debtor has continued to operate as debtor in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtor is authorized to operate its business and manage its properties in

[6]	The petitioning preferred shareholders include Committee members Farallon Capital Offshore Investors II, LP, Black Horse Capital, and Zazove Associates, LLC.

the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.
          An immediate effect of the filing of the Debtor’s bankruptcy petition was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtor, and the continuation of litigation against the Debtor. The relief provides the Debtor with the “breathing room” necessary to assess and reorganize its business and prevents creditors from obtaining an unfair recovery advantage while the Chapter 11 Case are ongoing. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until the entry of a final decree closing the Chapter 11 Case.
     B. Modification of the Stay to Pursue the Appeal
          Immediately upon the commencement of this case, the Debtor Filed a motion for relief from the stay to continue with the Appeal, which the Bankruptcy Court granted on a final basis on July 30, 2009 [Docket No. 98]. The Debtor filed its brief in support of the Appeal on July 30, 2009, and the Petitioners filed their answering brief on September 29, 2009. The Debtor’s reply brief in further support of its appeal was filed on October 19, 2009, and the Supreme Court heard oral argument on the Appeal for October 28, 2009. On November 2, 2009, the Supreme Court affirmed the Judgment which has now become final and non-appealable.
     C. Other First Day Orders
          The first day hearing (the “First Day Hearing”) was held in the Chapter 11 Case before the Bankruptcy Court on June 26, 2009. At the First Day Hearing, the Bankruptcy Court heard certain requests for immediate relief Filed by the Debtor to facilitate the transition between the Debtor’s prepetition and postpetition business operations, and related objections including:
•	Cash Management Order: This order authorized the Debtor to (i) continue to use its existing cash management system, (ii) maintain its existing bank accounts, and (iii) continue to use its existing business forms and checks and also ordered the Debtor to transfer cash held on ITC accounts to the Debtor’s accounts. [Interim Order, Docket No. 31; Final Order, Docket No. 94; Committee Objection, Docket No. 76; and Debtor’s Response, Docket No. 80]

•	Workers’ Compensation Order: This order authorized the Debtor to pay certain prepetition workers’ compensation obligations, in connection with the Debtor’s past practice of self-insuring workers’ compensation in various states and in connection with the Debtor’s former insurance captive in the state of Georgia, in the ordinary course of business. [Interim Order, Docket No. 30; Final Order, Docket No. 97]

     D. Retention of Professionals
          During the Chapter 11 Case, the Bankruptcy Court has authorized the retention of various professionals by the Debtor, including:
     Greenberg Traurig, LLP as bankruptcy counsel [Docket No. 91];
     Potter Anderson Corroon LLP, as special Delaware litigation counsel, [Docket No. 95];
     Debevoise & Plimpton LLP, as special corporate and litigation counsel [Docket No. 148];
     Aaron Richard Golub, Esq., P.C., as special litigation counsel [Docket No. 149];
     Proctor Heyman, LLP, as special conflicts counsel [Docket No. 140];
     Lazard Frères & Co. LLC (“Lazard”) as financial advisors [Docket No. 185];
     Ernst & Young LLP as tax advisors [Docket No. 556]
     The Garden City Group, Inc. as claims and noticing agent [Docket No. 62];
     Ordinary Course Professionals [Docket No. 150].
     The fees and expenses of the professionals retained by the Debtor are entitled to be paid by the Debtor subject to approval by the Bankruptcy Court.
     E. The Committee
          On June 30, 2009, the U.S. Trustee, pursuant to its authority under section 1102(a) of the Bankruptcy Code, appointed the following members to the Committee, see Docket No. 36:
     Farallon Capital Offshore Investors II, LP;
     Black Horse Capital;
     Lawrence P. Klamon;
     Palogic Value Fund, LP; and
     Zazove Associates, LLC.
          During the Chapter 11 Case, the Bankruptcy Court has authorized the retention of various professionals by the Committee, including (i) Baker & McKenzie LLP, as Committee counsel [Docket No. 96], (ii) Bifferato LLC, as Delaware counsel to the Committee [Docket No. 140], and (iii) Rothschild Inc., as financial advisor to the Committee [Docket No. 176]. The expenses of members of the Committee, and the fees and expenses of the Professionals serving on behalf of the Committee, are entitled to be paid by the Debtor, subject to approval by the Bankruptcy Court.
     F. Other Matters Addressed During the Chapter 11 Case
          In addition to the first day relief sought in the Chapter 11 Case, the Debtor has sought authority with respect to matters designed to assist in the administration of the Chapter 11 Case, maximize the value of the Debtor’s Estate, and provide the foundation for the Debtor’s emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtor has Filed during the pendency of the Chapter 11 Case.
          1. Motion to Extend Exclusivity Periods
          On October 16, 2009, the Debtor Filed its motion for entry of an order extending the period during which the Debtor has the exclusive right to file a chapter 11 plan through and including February 16, 2010, and extending the period during which the Debtor has the exclusive right to solicit acceptances thereof through and including April 16, 2010. After an evidentiary hearing on November 18, 2009 and over the objection of the Committee, the Bankruptcy Court granted the Debtor’s requested extension of these exclusivity periods. By order dated February 20, 2010, the Bankruptcy Court further extended the Debtor’s exclusive period to file a chapter 11 plan through and including May 17, 2010, and the period during which the Debtor has the exclusive right to solicit acceptances thereof through and including July 12, 2010. Thereafter, in furtherance of the “Standstill Period” (described below), the Bankruptcy Court further extended the Debtor’s exclusive period to file a chapter 11 plan through and including August 16, 2010, and the period during which the Debtor has the exclusive right to solicit acceptances thereof through and including October 12, 2010.
          2. Claims Process
               a. Schedules and Statements of Financial Affairs
          The Debtor Filed its Schedules and Statement of Financial Affairs on July 17, 2009 [Docket No. 67] and Amended Schedules and Statement of Financial Affairs on August 6, 2009 [Docket No. 107] that, among other things, set forth the Claims of known creditors against the Debtor as of the Petition Date, based upon the Debtor’s books and records.
               b. Bar Date
          By orders dated December 17, 2009 and February 18, 2010, the Bankruptcy Court entered orders (the “Bar Date Orders”) in accordance with Rule 3003(c) of the Federal Rules of Bankruptcy Procedure fixing March 10, 2010, at 4:00 p.m. (prevailing Eastern time) (the “Bar Date”) as the last day for filing proofs of claim in this chapter 11 case for all claims or interests in the Debtor arising prior to the Petition Date, including those of governmental units, as defined in section 101(27) of the Bankruptcy Code.

               c. First Omnibus Objection to Claims
          The Debtor filed the First Omnibus (Non-Substantive) Objection to Claims Pursuant to Section 502(b) of the Bankruptcy Code, Bankruptcy Rules 3003 and 3007 and Local Rule 3007-1 on June 4, 2010 [Docket No. 781], asserting objections to certain disputed claims and interests in the Bankruptcy Case.
               d. Ayety Claims Objection
          On July 20, 2010, the Debtor filed an objection to proofs of claim nos. 379, filed by Ayety LLC a/k/a Ayety TV Ltd. (“Ayety”) on March 9, 2010, and 378, filed by Mtatsminda TV and Broadcasting Co. Ltd. (“Mtatsminda”) also on March 9, 2010 (the “Ayety Claims Objection”) [Docket No. 850]. Ayety asserts an unliquidated claim against the Debtor in an amount of at least $150 million based on the Debtor’s alleged breach of a provision of Ayety’s charter that precludes parties to the charter from acting in a manner detrimental to Ayety. According to Ayety, the Debtor breached this charter provision by engaging in direct competition with Ayety by virtue of the Debtor’s 46% ownership interest in Magticom. That is, Ayety claims that Magticom is a direct competitor of Ayety. Ayety asserts that, as a result of this alleged breach, Ayety suffered substantial injury and damages including a substantial decline in its market share, subscriber base, revenues and long-term contracts with subscribers. Mtatsminda also asserts an unliquidated claim against the Debtor in an amount of at least $22.5 million based on grounds similar to those asserted by Ayety. Mtatsminda further claims that it was damaged by the Debtor’s alleged failure to afford it a right of first refusal for ITI’s interests in Ayety.
          In the Ayety Claims Objection, the Debtor argues, among other things, that it is not a party to Ayety’s charter, is not bound by that charter and, therefore, neither Ayety nor Mtatsminda have a claim against MIG. Even if it were bound by the charter, the Debtor, a Delaware holding company, could not have breached the charter because it does not compete with Ayety, a Georgian television company. Moreover, the Debtor argues that neither Ayety nor Mtatsminda have explained, as they must, the bases for their claims for damages. Further, the Debtor objects to Mtatsminda’s argument that the Debtor breached Ayety’s charter by not affording it a right of first refusal for ITI’s interest in Ayety because ITI has never transferred or sold the interests it has held in Ayety since 2000.
          Accordingly, the Debtor has requested in the Ayety Claims Objection that both claim nos. 379 and 378 should be disallowed in their entirety and expunged. On July 20, 2010, the Committee filed a joinder to the Ayety Claims Objection [Docket No. 853]. The deadline for counsel to Ayety and Mtatsminda to respond to the Ayety Claims Objection has been extended to September 3, 2010, and the hearing on the Ayety Claims Objection is scheduled for September 13, 2010 at 10:00 a.m.
               e. Babunashvili Claim Objection
     On July 20, 2010, the Debtor filed an objection to proof of claim no. 302 (the “Babunashvili Objection”), filed by Konrad Babunashvili (the “Babunashvili Claim”) [Docket

No. 849]. In the Babunashvili Claim, filed on February 18 2010, the claimant seeks damages of $1.4 million from the Debtor based on the Debtor’s alleged breach of an agreement (the “Agreement”) between the claimant and International Telcell LLC (“ITLLC”), dated as of April 10, 1997. Pursuant to the Agreement, the claimant argues he is entitled to a 5% interest in all dividends or distributions that ITLLC receives on account of its 30% interest in Telecom Georgia (formerly known as Georgian Communications Company — Geocom).
          In its objection to the Babunashvili Claim, the Debtor asserts, among other things, that the Debtor is not liable for any alleged breach of the Agreement because the Debtor is not a party to the Agreement. Moreover, even if the Debtor, and not ITLLC, was a party to the Agreement, the claimant cannot make out a claim for breach of contract under the applicable law governing the Agreement (that of Connecticut) because no contract was ever formed and the claimant failed to demonstrate any breach of the Agreement or any resultant damages.
          Accordingly, the Debtor has requested that the Babunashvili Claim be disallowed in its entirety and expunged. On July 20, 2010, the Committee filed a joinder to the Debtor’s objection to the Babunashvili Claim [Docket No. 852]. Babunashvili filed a response to the Babunashvili Objection on August 16, 2010 [Docket No. 918], and the hearing on such objection is scheduled for September 13, 2010 at 10:00 a.m.
               f. Late Claim Motions
                    i. Motion of QVT Financial LP
          On June 21, 2010, QVT Financial LP (“QVT”) filed a motion to have its late filed proofs of claims deemed timely filed [Docket No. 805] (the “QVT Motion”). QVT asserts that the Bankruptcy Court should permit the filing of its untimely claims because it was not provided actual notice of the Bar Date and therefore was not afforded procedural due process. QVT also asserts that its claims should be deemed timely filed because that it meets the “excusable neglect” test under Rule 9006(b)(1). Specifically, QVT argues that (i) there is no danger of prejudice to the Debtor because the Debtor was aware, or should have been aware, of the number of outstanding shares of Preferred Equity Interests before it filed its Plan and before the Bar Date, and the Court has not yet approved this Disclosure Statement or confirmed the Plan, (ii) the 152,300 shares held by the QVT funds represent a small percentage of the total Preferred Equity Interests, (iii) deeming the QVT claims timely filed will not impact the judicial administration of the case because it will not affect the Plan confirmation process or delay distributions. Finally, QVT asserts that it failed to file a timely proof of claim because, by no fault of its own, it did not receive notice of the Bar Date prior to the Bar Date.
          On July 12, 2010, the Debtor filed its objection to the QVT Motion [Docket No. 833] and argues that the publication notice of the Bar Date satisfied the requirements of due process because QVT was an unknown creditor. Further, the Debtor argues that QVT’s failure to timely file its proofs of claim does not constitute excusable neglect because allowance of the claim would prejudice the Debtor. Specifically, the claims QVT seeks to assert represent one-quarter of the outstanding Preferred Equity Interests and would have a profound negative impact on the judicial administration of the Chapter 11 Case, and increase distributions under the Plan by over $7 million for QVT’s claim alone and over $14 million in the event other holders seek to file late claims. Further, the Debtors asserted that allowing QVT’s claim could reduce anticipated distributions to other Creditors because the current Plan, negotiated with the Committee, does not anticipate (and could not have anticipated) QVT’s claim. Finally, the Debtor argues that allowing QVT’s claim could potentially “open the floodgates” to additional claims brought by other creditors and QVT’s reasons for delay are not reasonable given that QVT is a sophisticated investor.
          At the hearing with respect to the QVT Motion and the Debtor’s objection on August 19, 2010, the matter was settled. An agreed order will be submitted to the court.
                    ii. Motion of Michael B. Targoff
          On July 30, 2010, Michael B. Targoff filed his motion to have its proof of claim deemed timely filed [Docket No. 877] (the “Targoff Motion”). Mr. Targoff asserts that his failure to timely file his proof of claim satisfies the “excusable neglect” standard under Rule 9006(b)(1). Specifically, Mr. Targoff argues that deeming his claim timely filed would not prejudice the Debtor because (i) the Debtor had actual knowledge of the existence of Mr. Targoff’s claim long before filing the First Amended Plan and the Bar Date, (ii) Mr. Targoff’s claim is relatively insignificant compared to the total number of issued Preferred Equity Interests, (iii) his claim will not jeopardize the success of the Debtor’s reorganization and would only have a negligible impact on other holders of Interests, and (iv) a hearing on the First Amended Disclosure Statement has not yet occurred and the Debtor is preparing another amended plan. Further, Mr. Targoff asserts he acted in good faith because he did not receive any notice, including the Debtor’s publication notice, and therefore did not know that he was required to file a proof of claim to protect his holdings. On August 12, 2010, the Debtor filed its objection to the Targoff Motion [Docket No. 904]. At the hearing with respect to the Targoff Motion on August 19, 2010, the matter was settled. An agreed order will be submitted to the court.
                    iii. Motion of Jeffery F. and Iris Smith
          On August 2, 2010, Jeffery F. and Iris Smith (together, the “Smith Movants”) filed their motion (the “Smith Motion”) requesting that the Bankruptcy Court allow their late filed proofs, or in the alternative, vacate the order establishing the Bar Date for holders of the Non-Appraised Preferred Shares (as such term is defined in the Smith Motion). The Smith Movants assert that their failure to file their proofs of claim by the Bar Date meets the “excusable neglect” test under Rule 9006(b)(1). The Smith Movants argue that the Debtor would not be prejudiced by their claims because (i) it was well aware of the claims and actually provided for them in the Plan, as evidenced by the fact that the Debtor knew how many Preferred Equity Interests were issued, including Non-Appraised Preferred Shares, (ii) the Debtor knew the Smith Movants held a portion of the Non-Appraised Preferred Shares, (iii) the Plan has not yet been confirmed, and (iv) the Smith Movants claims represent a small portion of the total Preferred Equity Interests and the total Non-Appraised Preferred Shares. On August 12, 2010, the Debtor filed its objection to the Smith Motion [Docket No. 903]. At the hearing with respect to the Smith Motion on August 19, 2010, the matter was settled. An agreed order will be submitted to the court.
                    iv. Motion for Authority to Abandon Personal Property
          On March 29, 2010, the Debtor Filed its motion for entry of an order authorizing the Debtor to abandon certain dissembled furniture stored at a warehouse in North Carolina. By order dated April 22, 2010, the Bankruptcy Court granted the Debtor’s request and authorized the abandonment of certain property in exchange for the payment of a removal fee to the warehouse.
     G. The Committee’s Motions
          1. Motion for Trustee, Termination of Exclusivity or Dismissal of the Chapter 11 Case
          On July 23, 2009, the Committee filed its Motion for Order Pursuant to Sections 105(a), 1104(a), 1121(c)(1) and (d)(1) and 1112(b), Appointing a Chapter 11 Trustee and Terminating the Debtor’s Exclusivity to File a Plan or, in the Alternative, Dismissing Chapter 11 Case for Cause (the “Trustee Motion”) [Docket No. 78]. The litigation related to the Trustee Motion was extensive, involving months of protracted discovery and litigation disputes between the Debtor and the Committee on complex factual, legal and valuation issues and multiple hearings during the time from July 2009 through the date of the Standstill Order described below.
          2. The “Standing” Motion
          On November 17, 2009, the Committee filed its Motion for Order Granting the Committee Standing to: (i) Prosecute Actions on Behalf of the Debtor’s Estate; and (ii) Seek a Temporary Restraining Order, Preliminary Injunction and Other Related Relief (the “Standing Motion”) [Docket No. 310]. In the Standing Motion, the Committee makes various allegations, including that, among other things:
•	ITCC’s entry into certain agreements dated January 15, 2009 with Dr. Jokhataberize that contain various “poison pill provisions” were intended solely to entrench CaucusCom in the management of ITCC in contemplation of a bankruptcy filing by MIG;

•	certain transactions related to the Merger were not properly disclosed; and

•	the Debtor should pursue avoidance and recovery, or otherwise unwind, certain alleged fraudulent transfers and insider transactions (together, the “Alleged Voidable Transactions”).
          The Committee attached to the Standing Motion a draft complaint (the “Draft Complaint”) whereby it sought to pursue (derivatively on behalf of the Debtor) the Alleged

Voidable Transactions against CaucusCom and members of the Debtor’s Board (the “Putative Defendants”). The Draft Complaint asserted that the Putative Defendants are liable to the Debtor for the losses the Debtor allegedly suffered as a result of the Alleged Voidable Transactions. The Debtor, however, believes that there is no liability on the part of MIG, the Debtor or the other Putative Defendants in connection with the Alleged Voidable Transactions.
          The Debtor objected to the Standing Motion and, on or about November 12, 2009, the Debtor’s Board authorized the formation of a special committee (the “Special Litigation Committee”) to investigate and analyze the claims asserted in the Committee’s proposed derivative complaint. The Special Litigation Committee was authorized to determine what action, if any, is in the best interest of the Debtor, its creditors and other parties-in-interest. The Special Litigation Committee consists of Alan Greene and Wayne Henderson. The Special Litigation Committee retained the law firm of Young Conaway Stargatt & Taylor, LLP (“Young Conaway”) as its counsel in this matter.
          On December 2, 2009, the Committee filed its Emergency Motion to Bar and Void Special Litigation Committee Pursuant to Sections 105(a), 363(c)(1), 549(a)(2)(B), 1107(a), 1106(a)(3), 1106(a)(4), 1104 (c) and (d) and 101(14)(B) of the Bankruptcy Code and Other Related Relief (the “Special Committee Motion”) [Docket No. 470], claiming that the Debtor could not appoint the Special Committee. The Committee also objected to the retention of Young Conaway as counsel to the Special Committee [Docket No. 471]. After a hearing held on December 16, 2009, the Bankruptcy Court issued two separate orders on December 18, 2009 denying the Special Committee Motion and approving the retention of Young Conaway (the “Special Committee Orders”) [Docket Nos. 470-71]. The Committee filed an appeal of the Special Committee Orders on December 30, 2009. The Committee also filed a Request for Certification of Direct Appeal to the United States Court of Appeals for the Third Circuit. On January 7, 2010, the Bankruptcy Court issued a Supplement to Order Denying Motion of the Official Committee of Unsecured Creditors to Bar and Void Special Litigation Committee.
          During the Chapter 11 Case, the Special Litigation Committee, with assistance from Young Conaway, began investigating whether any claims exist that the Debtor should pursue. Under the terms of the Plan, effective as of June 27, 2010, the Special Litigation Committee shall be deemed stayed from any further investigation or any other activity through the Effective Date and shall further be deemed terminated and disbanded as of the Effective Date.
     H. The Standstill Order
          On the eve of trial on these matters, the Debtor and the Committee decided to reschedule the trial on the Committee’s Motions until a later date so as to engage in settlement discussions. On May 19, 2010, the Bankruptcy Court entered an Order (the “Standstill Order”) approving a “Standstill Period” from the date of the entry of the Standstill Order through June 30, 2010 and scheduling the evidentiary hearings on the Trustee Motion, the Standing Motion, and the Committee’s related Motion in Limine for Evidentiary Rulings that, as a Matter of Law, the Valuation of the Debtor’s Assets Should Incorporate (a) Lack of Marketability Discount and

(b) A Minority Discount attached as exhibits to the Pretrial Order (Docket No. 564, Exhibit D, Filed February 5, 2010) to begin on June 30, 2010.
     I. Settlement
          During the Standstill Period, the Debtor and Committee negotiated and ultimately reached agreement in good faith over the terms of a settlement of the Committee’s Motions, as set forth in the Settlement Agreement attached as Exhibit F to the Disclosure Statement. The Settlement Agreement was approved by the MIG board of directors at a duly called meeting of the board on June 30, 2010 by Resolution of the Board which also authorized the Debtor to negotiate, execute and file the Plan and take any other actions necessary to perform under the Settlement Agreement The Plan is the product of the Settlement Agreement. If the Plan, as it may be amended, is not confirmed, the Settlement Agreement shall have no force or effect. Pursuant to the Plan, any appeals related to the Committee Motions or Special Litigation Committee will be deemed dismissed as of the Effective Date and the Plan Proponents will file a joint notice of such dismissal as soon as practicable after the Effective Date. The Plan Proponents believe the Settlement Agreement is fair, equitable and reasonable and in the best interests of creditors and the Debtor’s estate. Accordingly, as set forth in Article VI, Section L, the Plan Proponents seek court approval of the Settlement Agreement as incorporated in the Plan and the Confirmation Order.
VI. SUMMARY OF THE PLAN OF REORGANIZATION
          THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.
          THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.
          THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTOR UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR, THE REORGANIZED DEBTOR, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

     A. Overall Structure of the Plan
          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and interest holders. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of a chapter 11 case.
          The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.
          The terms of the Plan are based upon, among other things, the Debtor’s assessment of its ability to achieve the goals of its business plan, make the Distributions contemplated under the Plan, and pay its continuing obligations in the ordinary course of its business. Under the Plan, Claims against and Interests in the Debtor are divided into Classes according to their relative seniority and other criteria.
          If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be Reinstated or modified and receive Distributions equal to the full amount of such Claims and (ii) the Claims and Interests in certain other Classes will be modified and receive Distributions constituting a partial recovery on such Claims and Interests. On the Initial Distribution Date, and at certain times thereafter, the Reorganized Debtor will distribute Cash, New MIG Notes, New Warrants, New Common LLC Interests, and other property in respect of certain Classes of Claims and Interests as provided in the Plan. The Classes of Claims against and Interests in the Debtor created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.
     B. Classification and Treatment of Claims and Interests
          Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with section 1122 of the Bankruptcy Code, the Plan divides Claims against and Interests in the Debtor into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to section 1123(a)(1), do not need to be classified). The Debtor also is required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtor into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.
          The Debtor believes that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a Holder of a Claim or Interest may challenge the Debtor’s classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtor intends, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications to the classifications under the Plan to permit Confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting Holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.
          The amount of any Impaired Claim that ultimately is Allowed by the Bankruptcy Court may vary from any estimated Allowed amount of such Claim and, accordingly, the total Claims ultimately Allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular Holder of an Allowed Claim under the Plan may be adversely (or favorably) affected by the aggregate amount of Claims ultimately Allowed in the applicable Class.
          The classification of Claims and Interests and the nature of Distributions to members of each Class are summarized below. The Debtor believes that the consideration, if any, provided under the Plan to Holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtor’s assets. The Debtor may seek Confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, if necessary. Specifically, section 1129(b) of the Bankruptcy Code permits Confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all Impaired classes of Claims and interests. See Section X.G below. Although the Debtor believes that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.
          1. Treatment of Unclassified Claims under the Plan
               a. Administrative Claims
          Except to the extent that an Allowed Administrative Claim has been paid prior to such Distribution Date, except as otherwise provided for in the Plan or unless otherwise agreed to by the Debtor and the Holder of an Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall be entitled to receive in full and complete settlement, release, and discharge of such Claim, payment in full in Cash of the unpaid portion of an Allowed Administrative Claim on the Distribution Date.
               b. Priority Tax Claims
          Except to the extent that an Allowed Priority Tax Claim has been paid prior to the Initial Distribution Date or unless otherwise agreed to by the Debtor and the Holder of an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall be entitled to receive in full and complete settlement, release, and discharge of such Claim, payment in Cash of the unpaid portion of an Allowed Priority Tax Claim on the Distribution Date.
          2. Treatment of Classified Claims and Interests under the Plan
               a. Class 1: Other Priority Claims
          Classification: Class 1 consists of Other Priority Claims against the Debtor.
          Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims will be unaltered by the Plan. Unless otherwise agreed to by the Holders of the Allowed Class 1 Claims and the Debtor, each Holder of an Allowed Class 1 Claim shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on the Distribution Date.
          Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.
               b. Class 2: Secured Workers’ Compensation Obligations Claims
          Classification: Class 2 consists of Secured Workers’ Compensation Obligations Claims against the Debtor.
          Treatment: Each Holder of an Allowed Class 2 Claim shall have its Claim Reinstated and shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 2 Claim and on account of its Allowed Class 2 Claim, Cash payments in the ordinary course as set forth in the Order Authorizing the Debtor to Pay Certain Prepetition Workers’ Compensation Obligation in the Ordinary Course of Business Pursuant to Sections 105(a) and 363 of the Bankruptcy Code [Docket No. 97].
          Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.

               c. Class 3: General Unsecured Claims
          Classification: Class 3 consists of General Unsecured Claims against the Debtor.
          Treatment: Each Holder of an Allowed Class 3 Claim shall be paid in Cash on the Distribution Date, one hundred percent (100%) of the Allowed amount of its Class 3 Claim in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 3 Claim, plus simple interest at the post-judgment interest rate provided for in 28 U.S.C. 1961 (on the Petition Date) on the unpaid principal amount of such Allowed Claim from the Petition Date to and including the Effective Date.
          Voting: Class 3 is Unimpaired, and the Holders of Class 3 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 Claims will not be entitled to vote to accept or reject the Plan.
               d. Class 4: Supplemental Employment Retirement Claims
          Classification: Class 4 consists of Supplemental Employee Retirement Claims against the Debtor.
          Treatment: Each Holder of an Allowed Class 4 Claim shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim and on account of its Allowed Class 4 Claim, (i) its SERP Catch-up Payment, and (ii) monthly Cash payments on account of the Supplemental Employee Retirement Benefits due in the ordinary course after the Effective Date, plus simple interest on the SERP Catch-Up Payment from the Petition Date, or such later date that such payment was originally due, to and including the Effective Date, at the post-judgment interest rate provided for in 28 U.S.C. 1961 (on the Petition Date) on the unpaid principal amount of such Allowed Claim.
          Voting: Class 4 is Unimpaired, and the Holders of Class 4 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4 Claims will not be entitled to vote to accept or reject the Plan.
               e. Class 5: Preferred Shareholder Claims
          Classification: Class 5 consists of all Allowed Preferred Shareholder Claims against the Debtor.
          Treatment: On the Effective Date, each Holder of an Allowed Class 5 Claim shall be entitled to receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, subject to the provisions of Section 11.10 of the Plan, its Pro Rata share of:

          (i) the New MIG Notes to be issued pursuant to Section 5.04 of the Plan and secured by the Class 5 Collateral as provided in the New MIG Notes Indenture, the Stock Pledge(s), the Stock Escrow Agreement, the Control Deposit Agreement and the Blanket Lien,
          (ii) the New Warrants to be issued pursuant to Section 5.04 of the Plan,
          (iii) Beneficial Interests in the Class 5 Trust to be established pursuant to Section 5.08 of the Plan; and
          (iv) the Excess Cash not including any Withheld Excess Cash, provided however, that any Withheld Excess Cash shall be paid to the Holders of Allowed Class 5 Claims as follows:
     (a) Effective as of the Distribution Date, the principal amount of the New MIG Notes shall be increased by the amount of the Withheld Excess Cash; and
     (b) The amount of the Withheld Excess Cash shall be transferred to the New Indenture Trustee by not later than fifteen (15) days after it is received by the Reorganized Debtor and in any event by not later than one (1) year after the Effective Date pursuant to the Mandatory Redemption Provisions of the New MIG Notes and New MIG Notes Indenture. The New Indenture Trustee shall use such Withheld Excess Cash to redeem New MIG Notes Pro Rata at the next scheduled Interest Payment Date under the New MIG Notes Indenture.
The Reorganized Debtor shall exercise its best efforts to cause the Withheld Excess Cash to be distributed from Magticom to ITCL, from ITCL to ITC, and from ITC to the Reorganized Debtor as soon as practicable after the Effective Date, and shall not take any actions, or permit its directors to take any actions, to delay the distribution of such Withheld Excess Cash to the New Indenture Trustee to fund the Mandatory Redemption Provisions of the New MIG Notes and the New MIG Indenture.
          Voting: Class 5 is Impaired, and Holders of Class 5 Claims will be entitled to vote to accept or reject the Plan.
               f. Class 6: Common Equity Interests
          Classification: Class 6 consists all Common Equity Interests in the Debtor held by CaucusCom as of the Petition Date.
          Treatment: The Holder of the Allowed Class 6 Interest shall receive 100% of the New Common LLC Interests in the Reorganized Debtor subject to dilution by the New Warrants.
          Voting: Class 6 is Impaired, and the Holders of Class 6 Interests will be entitled to vote to accept or reject the Plan.

          3. Special Provisions Regarding Insured Claims
          Under the Plan, an Insured Claim is any Allowed Claim or portion of an Allowed Claim (other than a Secured Workers’ Compensation Obligation Claim) that is insured under the Debtor’s insurance policies, but only to the extent of such coverage. Distributions under the Plan to each Holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for General Unsecured Claims; provided, however, that the maximum amount of any Distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided further, however, that, to the extent a Holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtor, such Holder shall have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the Debtor’s insurance policies. Nothing in this section shall constitute a waiver of any Litigation Rights the Debtor may hold against any Person, including the Debtor’s insurance carriers; and nothing in this section is intended to, shall, or shall be deemed to preclude any Holder of an Allowed Insured Claim from seeking and/or obtaining a Distribution or other recovery from any insurer of the Debtor in addition to (but not in duplication of) any Distribution such Holder may receive under the Plan; provided, however, that the Debtor does not waive, and expressly reserves its rights to assert that any insurance coverage is property of the Estate to which it is entitled.
          The Plan does not expand the scope of, or alter in any other way, the rights and obligations of the Debtor’s insurers under their policies, and the Debtor’s insurers will retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtor, the existence, primacy and/or scope of available coverage under any alleged applicable policy. The Plan shall not operate as a waiver of any other Claims the Debtor’s insurers have asserted or may assert in any Proof of Claim or the Debtor’s rights and defenses to such Proofs of Claim.
          4. Reservation of Rights Regarding Claims
          Except as otherwise explicitly provided in the Plan, nothing will affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.
     C. Reorganized Debtor’s Obligations Under the Plan
          From and after the Effective Date, the Reorganized Debtor shall exercise its reasonable discretion and business judgment to perform the corresponding obligations under the Plan of its predecessor or predecessor-in-interest. The Plan will be administered and actions will be taken in the name of the Debtor and the Reorganized Debtor. From and after the Effective Date, the Reorganized Debtor shall conduct, among other things, the following tasks:
•	Produce, administer and implement the Agreed Budget from the Effective Date until such time the New MIG Notes are paid in full without changes or modifications thereto unless such changes, amendments or modifications are approved by the New Board including, for so long as the New MIG Notes remain outstanding, the two Class 5 Directors.

•	Administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the terms of the Plan;

•	Implement the governance provisions, including without limitation the following which shall be set forth in more detail in the Operating Agreement:
•	For so long as the New MIG Notes remain outstanding, upon resignation of any of the Class 5 Directors appointed to serve on the New Board as of the Effective Date pursuant to Section 5.05 of the Plan, the Class 5 Trustee shall have the right to designate any replacement or successor Class 5 Director to serve on the New Board and any such replacement or successor Class 5 Director shall be reasonably acceptable to the Reorganized Debtor, with such consent not to unreasonably withheld;

•	The Class 5 Directors shall resign when the New Notes are paid in full;

•	For so long as the New MIG Notes remain outstanding, a quorum of the New Board shall not be established unless at least one Class 5 Director is present; provided, however, that after three (3) duly noticed and constituted meetings of the New Board at which at least one Class 5 Director is not present, at the third such meeting, a majority of the total authorized number of managers shall be deemed to constitute a quorum for the transaction of business.

•	As of the Effective Date, ITC shall be deemed to have assigned its right to designate one of its two observers (that do not have voting rights) to the ITCL Board meetings or equivalent meeting of the Partners, under § 2.1(a) of the ITCL LLC Agreement, to the Class 5 Directors. Pursuant to such assignment, and until such time as there is any amount outstanding under the New MIG Notes, the Class 5 Directors shall have the right to appoint a Person to serve as the Designated Class 5 Observer (that does not have voting rights). Such person may be one of the Class 5 Directors or a third party designated by the Class 5 Directors for such purpose with approval of the New Board, such approval not to be unreasonably withheld, provided the reasonable fees and expenses incurred by such designated Person shall be paid by the Reorganized Debtor, with such fees and expenses subject to the approval of the New Board. The New Board shall ensure that the Designated Class 5

Observer is duly noticed of all ITCL Board meetings or Meetings of the Partners.

•	The New Board shall provide not less than twenty (20) days prior notice of a meeting of the New Board or equivalent meetings (at ITCL, Magticom and equivalent listing vehicle) to the Class 5 Directors and Designated Class 5 Observer, and such meetings will be conducted with a translator present upon request of the Designated Class 5 Observer.
•	Pursue (including, as it determines through the exercise of its business judgment, prosecuting, enforcing, objecting to, litigating, reconciling, settling, abandoning, and resolving) all of the rights, Claims, Causes of Action, defenses, and counterclaims retained by the Debtor or the Reorganized Debtor;

•	Reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including objecting to, prosecuting, litigating, reconciling, settling, and resolving Claims and Disputed Claims in accordance with the Plan;

•	Make decisions regarding the retention, engagement, payment, and replacement of professionals, employees and consultants;

•	Administer the Distributions under the Plan, including (i) making Distributions in accordance with the terms of the Plan, and (ii) Filing with the Bankruptcy Court on each three (3) month anniversary of the Effective Date reports regarding the Distributions made and to be made to the Holders of Allowed Claims as required by the U.S. Trustee;

•	Exercise such other powers as necessary or prudent to carry out the provisions of the Plan;

•	File appropriate tax returns; and

•	Take such other action as may be necessary or appropriate to effectuate the Plan.
     D. Description of New Securities under the Plan
          The following is a summary of the terms of the New MIG Notes Indenture and Variable Rate Senior Secured Notes Due 2016 to be issued pursuant to the New MIG Notes Indenture. Also the terms of the Operating Agreement, the New Common LLC Interests, and the New Warrants are described below.

          1. Summary Description of New MIG Notes Indenture and the Notes7

New MIG Notes	Variable Rate Senior Secured Notes due 2016 (the “New MIG Notes”)

Issuer	New MIG LLC (the “Company”) ITC Cellular LLC

Indenture Trustee	The Bank of New York

Initial Principal Amount	The aggregate amount of all Allowed Preferred Shareholder Claims less the aggregate amount of Excess Cash (not including any Withheld Excess Cash).

Issue Date	Effective Date of the Plan

Interest	Years 1-3: 15.5%

Year 4: 17.5%

Years 5-6: 20%

Default Interest	2%

Payment of Interest, PIK Interest and Additional PIK Interest	All Interest is payable in cash semi-annually beginning six months after the Issue Date (“Interest Payment Dates”), provided:

(1) the following percentage Interest (the “PIK Interest Election Amount”) is payable in PIK Notes, with terms identical (but for the issue date) to those of the original Notes:

Years 1-3: 6.5%

Year 4: 8.5%

Years 5-6: 11%

(2) if PIK Notes are issued up to the PIK Interest Election Amount, Additional PIK Notes may be issued for up to 3% of the Interest payable (“Additional PIK Notes”); provided, however, that (A) Additional PIK

[7]	Capitalized terms used in this section describing the New MIG Notes Indenture and New MIG Notes but not otherwise defined herein have the meanings ascribed to such terms in the New MIG Notes Indenture to be filed with the Plan Supplement. This summary is qualified in its entirety by the Settlement Agreement, the New MIG Notes and New MIG Notes Indenture.

Notes may not be issued (i) on more than three Interest Payment Dates during the life of the New MIG Notes; or (ii) more than two consecutive Interest Payment Dates; and (B) at any time on which Additional PIK Notes are outstanding, the Interest Rate and the PIK Interest Election Amount shall be increased by 2%.

Maturity	6 years from the Issue Date

Ranking	The New MIG Notes will be senior to all obligations of the Company.

Security	The New MIG Notes will be secured by : (1) all of the assets of the Company, including the Collateral Accounts (see below) and (2) pledges in favor of the Collateral Agent of all of the following Interests, and the rights to receive dividends thereon, of: (A) all of the Interests in the Company by CaucusCom Ventures L.P. (the “CaucusCom Pledge”); (B) all of the Interests in ITC by the Company (the “Company Pledge”); and (C) all of the Interests in ITCL owned by ITC (the “ITC Pledge”).

The Interests pledged pursuant to the CaucusCom Pledge, the Company Pledge and the ITC Pledge shall be held in escrow pursuant to Stock Escrow Agreements in a form satisfactory to the Debtor and the Committee.

Collateral Accounts & Cash Sweep Mechanism	The Company shall establish three (and only three) bank accounts, each with the Collateral Agent under the New MIG Notes Indenture, including the (1) Notes Payment Account, (2) Plan Funding Reserve Account and the (3) Operating Account.

All funds received by the Company by any means shall be deposited in the Notes Payment Account, except for the following: (i) the Plan Funding Reserve Account will be funded with an amount equal to the Plan Funding Reserve, as set forth in the Plan Supplement (to be filed by the Debtor not less than ten (10) days prior to the Confirmation Hearing); and, (ii) on the Issue Date and each anniversary of the Issue Date, the Operating Account will be funded with an amount equal to the Agreed Budget.

Each Collateral Account will be subject to a Deposit Account Control Agreement by and between the

Company and the Collateral Agent.

Optional Redemption	The New MIG Notes will be redeemable in whole or in part, at any time, and from time to time, at 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date without penalty.

Mandatory Redemption	On each Interest Payment Date, all funds in the Notes Payment Account will be used: (1) to pay Interest due on such Interest Payment Date; and (2) to redeem, in the following order, and to the extent of the funds available (less a reserve for the costs of the Indenture Trustee) (A) any Additional PIK Notes outstanding; (B) any PIK Notes outstanding; and (C) any principal amounts due under any New MIG Notes outstanding.

If the Senior Note outstanding is below 75% of the Initial Balance of the New MIG Notes (less the amount of Withheld Excess Cash), any further payments after the foregoing items 1 and 2 must be applied to Senior Note amortization up to at least 75% of the amount of such payment. Thereafter, any remaining amounts may be distributed to equity (providing Steps 1 and 2 are satisfied). For the avoidance of doubt, funds shall be deposited in the Notes Payment Account only after funding of payments to the Operating Account in accordance with the Agreed Budget.

Further, the net cash proceeds of any asset sales shall be deposited in the Note Payment Account and used to pay down any balances outstanding under the New MIG Notes as set forth above.

Governance	Holders of the New MIG Notes will have the right to appoint two members to the Board of Directors of New MIG LLC (the “Class 5 Directors”) with the consent of the Debtor, which consent shall not be unreasonably withheld.

The Class 5 Directors will select an observer to sit at each meeting of the Board of Directors of ITCL and receive all materials provided to ITCL’s directors.

Upon payment in full of the New MIG Notes, the Class 5 Directors will resign.

Negative Covenants	Secured lender negative covenant package with mutually

acceptable cure period.

In addition, for so long as the New MIG Notes are outstanding, neither CaucusCom nor any of the Debtor Parent Affiliates shall take any action or cause any action to be taken that would cause an ITC Cellular Change of Control as defined in the ITCL LLC Agreement.

Affirmative Covenants	The following affirmative covenants drafted in a way that the Parties agree would not trigger the ITC Change of Control in the PSA and ITCL LLC Agreement and contain reasonable fiduciary out language acceptable to the Parties:

1.	MIG Directors at ITCL shall seek to have any Excess Cash at Magticom paid up to ITCL and ITCL will distribute it to MIG as permitted in clause 2.7(c) of the ITCL LLC Agreement.

2.	An Event of Default under the Senior Notes shall occur if the MIG Directors that are directors of ITCL support a merger or acquisition at Magticom above $25 million, unless such support is with the prior written approval of both Class 5 Board Members.

3.	One Class 5 MIG Director or its designee shall have observer rights at all ITCL or Magticom Board Meetings or official Meetings of the Partners.

The breach of any of Affirmative Covenant herein, other than the foregoing Affirmative Covenant number 2, shall constitute an Event of Default, regardless of any fiduciary duties that may be alleged by ITCL or MIG Directors.

Due on Sale Provisions	Other than as otherwise specifically authorized in the New MIG Notes Indenture, any transaction resulting in a sale, mortgage, pledge, hypothecation, assignment, grant of lien, transfer or conveyance, in one or a series of transactions, to one or more Persons that is not a holder thereof as of the Issue Date, of CaucusCom’s Interest in New MIG, LLC, MIG’s Interest in ITC or ITC’s interest in ITCL, shall trigger their obligation to pay the outstanding amount of the New MIG Notes in full from the proceeds of sale at closing and prior to payment of any proceeds to themselves or any third parties.

Further, such other restrictions as provided for in the Settlement Agreement and/or the New MIG Indenture.

IPO Provisions	Notwithstanding the foregoing Negative Covenants and Events of Default, the Company may permit or cause an “IPO” as defined in the ITCL Purchase and Sale Agreement, provided:

(1) the ITCL IPO occurs on an exchange approved by the Class 5 Directors;

(2) no shares are sold to affiliated entities, including all CaucusCom, Sun Capital and Salford entities;

(3) the market value of shares (over a 45 day average) in the “Listing Vehicle (as such term is used in the PSA) held directly or indirectly by the Company, subsequent to the IPO, is greater than two times (2x) the amount of all principal and accrued interest on the Notes;

(4) the Company and/or ITC cause all Interests in the Listing Vehicle (or any successor thereof) held by them at any time to be pledged to the Collateral Agent pursuant to a Stock Pledge substantially in the form of the ITC Stock Pledge and held by the Stock Escrow Agent pursuant to a Stock Escrow Agreement in a form satisfactory to the Company, including each Class 5 Director, and the Collateral Agent; and

(5) all of the net cash proceeds payable to the Company and ITC on account of interests in the Listing Vehicle (or participation in the IPO) are deposited as Collateral Monies in the Note Payments Account; provided, however, on or after thirty (30) days subsequent to the date of the ITCL IPO, and if the number of shares of Interests in the Listing Vehicle have traded on a daily basis at equal to or greater than .5% of float for each of the thirty days subsequent to the ITCL IPO, and if (i) the value[8] of Interests in the Listing Vehicle held by the Company or ITC is greater than

[8]	Value determined by market price of Magticom (or “Equivalent Listing Vehicle”) x number of shares indirectly held by MIG.

three times (3x) the amount of all principal and accrued interest outstanding under the New MIG Notes on the date of the ITCL IPO, then 70% of the net cash proceeds deposit in the Note Payments Account from or in connection with the IPO shall be paid to the Indenture Trustee for distribution to Holders of New MIG Notes and the remaining 30% of such proceeds may be released by the Collateral Agent and deposited at the Company’s direction for distribution to CaucusCom.

Events of Default	Breach of any Affirmative Covenants, Negative Covenants, IPO Provisions or Due on Sale Provisions as set forth in the New MIG Notes Indenture. Additional as customary for securities of this type and as agreed by the Debtor and the Committee.

In addition, and regardless of whether any Covenants are violated, the following shall be Events of Default :

(1) the ITCL LLC Agreement shall be modified without the consent of at both Class 5 Directors; and,

(2) the Interests of Yola or Gtel, directly or indirectly, whether by sale, mortgage, pledge, hypothecation, assignment, grant of lien, or other transfer is conveyed or proposed to be conveyed, in one or a series of transactions, to one or more Persons that is not a holder thereof as of the Issue Date, such that a Change of Control occurs or is reasonably threatened to occur.
          2. Description of New Limited Liability Company Operating Agreement
          As part of the Plan, the Debtor will be converted into a Delaware limited liability company. As provided in the Delaware Limited Liability Company Act, the Reorganized Debtor will constitute a continuation of the existence of the Debtor. The affairs of the Reorganized Debtor will be governed by the Operating Agreement.
          The Operating Agreement provides that there will be one class of limited liability company interests of the Reorganized Debtor.
          The business and affairs of the Reorganized Debtor will be managed by or under the direction of the New Board, initially consisting of six (6) managers, four (4) of whom are elected by the affirmative vote of at least a majority of the “Units” held by Members, voting together as a single class, and two (2) of whom are the Class 5 Directors. The Class 5 Directors are initially designated by the Committee and, until the New MIG Notes are paid in full, any successors will be designated by the Class 5 Trustee in accordance with the provisions of the Class 5 Trust.
          The New Board may appoint officers and agents of the Reorganized Debtor to exercise such powers and perform such duties as may be determined from time to time by the New Board. Pursuant to the Operating Agreement, the Reorganized Debtor is obligated to exculpate, indemnify, and advance expenses to, the managers, officers and key employees of the Reorganized Debtor (acting in such capacity), for any loss, damage or claim incurred or suffered by reason of any act or omission performed or omitted by such manager, officer or key employee. Notwithstanding such exculpation, such individuals remain liable for any such loss, damage or claim incurred or suffered by reason of any act or omission performed or omitted by such individual involving a violation of the implied contractual covenant of good faith and fair dealing. The Reorganized Debtor is also obligated to provide a director and officer liability insurance policy for the former and current directors and officers of the Reorganized Debtor.
          3. Description of New Common LLC Interests
          The New Common LLC Interests in the Reorganized Debtor will be issued to the Holder of the Allowed Class 6 Interest subject to dilution by the New Warrants.
          The New Common LLC Interests are represented by “Units.” Each Unit is represented by a certificate in the form attached to the Operating Agreement. A Unit entitles the holder thereof to share in the profits and losses, and distributions from, and to receive such allocation of income, gain, loss, deduction, credit or similar item of, the Reorganized Debtor. Members are entitled to vote on all matters that require a vote of the members under the Operating Agreement, voting together as a single class. Distributions may be declared and paid on the Units at such times and in such amounts as the New Board in its discretion may determine.
          4. Summary Description of New Warrants9

Notional Amount of Warrants	5% of the total authorized New Common LLC Interests on the Effective Date.

Exercise Price	$225 Million

Other Terms	The Warrants shall be redeemable by cash settlement.

The Warrants shall be detachable.

Additional Warrants	Warrants on identical terms to those issued on the Issue Date (except for the date of issue) (the “Initial Warrants”) in a

[9]	Capitalized terms used in this section describing the New Warrants but not otherwise defined herein have the meanings ascribed to such terms in the Form of Warrant Agreement substantially in the form set forth in Appendix F to the Plan Supplement.

notional amount equal to 2.5% of the total authorized New Common LLC Interests on the Effective Date shall be issued on the third anniversary of the Issue Date parri passu to the then current holders of the Initial Warrants.
E.	Establishment of the Class 5 Trust, Appointment of the Class 5 Trustee; Funding of the Class 5 Trust; Termination of the Class 5 Trust; Exculpation and Indemnification; International Recognition
          On the Effective Date, the Debtor and the Class 5 Trustee shall execute the Class 5 Trust Agreement and shall take all other steps necessary to establish the Class 5 Trust in accordance with the Plan. Notwithstanding any prohibition of assignability under applicable non-bankruptcy law, on the Effective Date the Debtor shall be deemed to have automatically transferred to the Class 5 Trust all of its right, title, and interest in and to all of the Class 5 Trust Assets, and in accordance with section 1141 of the Bankruptcy Code, all such assets shall automatically vest in the Class 5 Trust free and clear of all Claims and Liens.
          The Class 5 Trust Assets shall include the Class 5 Trust Funding Amount and any Claims, Causes of Action and Litigation Rights related to the Change of Control Litigation, including standing to bring the Change of Control Litigation on behalf of the Debtor and its subsidiaries at any time after the Effective Date of the Plan, and standing to assert any Claims, Causes of Action and Litigation Rights in connection therewith, if in the sole discretion of such Class 5 Trustee there is an Event of Default (as defined in the New MIG Notes) or threat of an Event of Default under the New MIG Notes; provided, however, that the Class 5 Trustee may commence such a proceeding anytime after November 1, 2011 regardless of the existence or threat of an Event of Default, unless the Reorganized Debtor has delivered a tolling agreement in form acceptable to the Class 5 Trustee tolling the statute of limitations on behalf of all affected parties for commencement of such an action.
          The Change of Control Litigation includes any Claim, Cause of Action or Litigation Rights related to or arising from the “Change of Control Provisions,” in the ITCL LLC Agreement, including any claims challenging the validity or enforceability thereof on any grounds, under any applicable law, in any forum including without limitation before the Bankruptcy Court or the London Court of Arbitration. Should the Class 5 Trustee seek to and succeed in avoiding or otherwise unwinding the adoption of the Change of Control Provisions, this could permit disposition of the Reorganized Debtor’s interest in ITCL without ITC losing management rights and voting and other protections (as discussed above in Article IV.B.a). If the Change of Control Provisions are not avoided or otherwise unwound (and under certain defined circumstances more fully set forth in the Class 5 Trust Agreement), the Class 5 Trustee may permit the foreclosure of ITC’s interest in ITCL by the Indenture Trustee whether or not such foreclosure would trigger a Change of Control under the ITCL LLC Agreement.
          From and after the Effective Date, the Class 5 Trustee shall serve as trustee of the Class 5 Trust, and shall have all powers, rights and duties of a trustee, as set forth in the Class 5 Trust Agreement. In the event the Class 5 Trustee is no longer willing or able to serve as trustee, then the successor shall be appointed by the mutual agreement of the Class 5 Board Members (as set forth in the Class 5 Trust Agreement), or as otherwise determined by the Bankruptcy Court, and notice of the appointment of such Class 5 Trustee shall be filed with the Bankruptcy Court.
          The Class 5 Trust Funding Amount shall be provided by the Debtor on the Effective Date in the amount of $750,000. The Reorganized Debtor shall have no further obligation to fund the Class 5 Trust. Upon full repayment of the New MIG Notes, any remaining portion of the Class 5 Trust Funding Amount shall be returned to the Reorganized Debtor and the Class 5 Trust shall be terminated.
          The Class 5 Trust and the duties, responsibilities and powers of the Class 5 Trustee shall terminate in accordance with the terms of the Class 5 Trust Agreement, including the right to bring the Change of Control Litigation and standing to bring the Change of Control Litigation on behalf of the Debtor and its subsidiaries at any time after the Effective Date of the Plan, if in the sole discretion of such Class 5 Trustee there is an Event of Default or threat of an Event of Default under the New MIG Notes; provided, however, that the Class 5 Trustee may commence such a proceeding anytime after November 1, 2011 regardless of the existence or threat of an Event of Default unless the Reorganized Debtor has delivered a tolling agreement in form acceptable to the Class 5 Trustee tolling the statute of limitations on behalf of all affected parties for commencement of such an action.
          The Class 5 Trustee, and the Class 5 Trustee’s Counsel, shall be exculpated and indemnified pursuant to and in accordance with the terms of the Class 5 Trust Agreement.
          The Class 5 Trustee shall be: (i) recognized by foreign courts, tribunals and jurisdictions, (ii) the subject of the recognition of comity of such foreign courts, tribunals and jurisdictions and (iii) vested with the authority of a statutory trustee pursuant to the Class 5 Trust Agreement.
F.	Claims, Distribution Rights and Objections
          1. Distributions for Allowed Claims
          Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all Distributions to Holders of Allowed Claims as of the applicable Distribution Date shall be made on or as soon as practicable after the applicable Distribution Date. Distributions on account of Claims that first become Allowed Claims after the applicable Distribution Date shall be made pursuant to Section 8.02 of the Plan and on such day as selected by the Reorganized Debtor, in its sole discretion.
          The Reorganized Debtor shall have the right, in its sole and absolute discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.
          2. Interest on Claims
          Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Claim becomes an Allowed Claim.
          3. Designation; Distributions by Disbursing Agent
          The Reorganized Debtor or the Disbursing Agent on its behalf shall make all Distributions required to be made to Holders of Class 3, 4, and 5 Claims and Class 6 Interests, on the respective Distribution Dates under the Plan and such other Distributions to other Holders of Claims or Interests in the Debtor as are required to be made or delegated to the Disbursing Agent by the Reorganized Debtor.
          If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent shall receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtor. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.
          4. Means of Cash Payment
          Cash payments under the Plan shall be in U.S. funds, and shall be made, at the option, and in the sole discretion, of the Reorganized Debtor, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Reorganized Debtor. Cash payments to foreign Creditors may be made, at the option, and in the sole discretion, of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtor shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor.
          For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.
          5. Fractional Distributions
          Notwithstanding any other provision of the Plan to the contrary, no fractional units of New Common LLC Interests will be issued or distributed and no cash payments of fractions of cents will be made. Fractional cents shall be rounded to the nearest whole cent (with .5 cent or less to be rounded down). Fractional New Common LLC Interests shall be rounded to the nearest whole unit (with .5 unit or less to be rounded down). No cash will be paid in lieu of such fractional New Common LLC Interests in increments of less than $1,000.

          6. De Minimis Distributions
          Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $50. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim discharged and shall be forever barred from asserting such Claim against the Debtor, the Reorganized Debtor or their respective property. Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtor, free of any restrictions thereon, other than those contained in the New MIG Indenture, New MIG Notes and related documents.
          7. Delivery of Distributions
          Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim Filed by such Holders, (b) at the addresses reflected in the Schedules if no Proof of Claim has been Filed, or (c) at the addresses set forth in any written notices of address changes delivered to the Debtor, the Reorganized Debtor or the Disbursing Agent after the date of any related Proof of Claim or after the date of the Schedules if no Proof of Claim was Filed. If any Holder’s Distribution is returned as undeliverable, a reasonable effort shall be made to determine the current address of such Holder, but no further Distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Unless otherwise agreed between the Reorganized Debtor and the Disbursing Agent, amounts in respect of undeliverable Distributions made by the Disbursing Agent shall be returned to the Reorganized Debtor, and held in trust by the Reorganized Debtor, until such Distributions are claimed, at which time the applicable amounts shall be returned to the Disbursing Agent for distribution pursuant to the Plan. All claims for undeliverable Distributions must be made on or before the second (2nd) anniversary of the Initial Distribution Date, after which date all unclaimed property shall revert to the Reorganized Debtor free of any restrictions thereon and the claims of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtor, the Reorganized Debtor or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim.
          8. Application of Distribution Record Date
          At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed, and there shall be no further changes in the record Holders of such Claims. Except as provided herein, the Reorganized Debtor, the Disbursing Agent, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Persons or the date of such Distributions.
          9. Withholding, Payment and Reporting Requirements
          In connection with the Plan and all Distributions under the Plan, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and including, in the case of any Holder of a Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim, any tax obligation that would be imposed upon the Reorganized Debtor in connection with such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Reorganized Debtor in connection with such Distribution. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Section 7.06 of the Plan.
          10. Setoffs
          The Reorganized Debtor may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such Holder.
          11. Pre-Payment
          Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtor shall have the right to pre-pay, without penalty, all or any portion of an Allowed Claim entitled to payment in Cash at any time; provided, however, that any such pre-payment shall not be contrary to the terms of the New MIG Indenture and related documents, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

          12. No Distribution in Excess of Allowed Amounts
          Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Petition Date pursuant to the Plan, if any).
          13. Allocation of Distributions
          All Distributions received under the Plan by Holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.
          14. Prosecution of Objections to Claims
               a. Objections to Claims; Estimation Proceedings
          Except as set forth in the Plan or any applicable Bankruptcy Court order, all objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Bar Date, as the same may be extended by the Bankruptcy Court upon motion by the Debtor, the Reorganized Debtor or any other party-in-interest. If a timely objection has not been Filed to a Proof of Claim or the Schedules have not been amended with respect to a Claim that (i) was Scheduled by the Debtor but (ii) was not Scheduled as contingent, unliquidated, and/or disputed, the Claim to which the Proof of Claim or Scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been Allowed earlier. No payments or Distributions shall be made on account of a Claim until such Claim becomes an Allowed Claim. Notice of any motion for an order extending any Claims Objection Bar Date shall be required to be given only to those Persons or Entities that have requested notice in the Chapter 11 Case, or to such Persons as the Bankruptcy Court shall order.
          The Debtor (prior to the Effective Date) or Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

          The Reorganized Debtor will have no obligation to review and/or respond to any Claim that is not Filed by the applicable Bar Date unless: (i) the filer has obtained an order from the Bankruptcy Court authorizing it to File such Claim; or (ii) the Reorganized Debtor has consented to the Filing of such Claim in writing.
               b. Authority to Prosecute Objections
          After the Effective Date, except with respect to Class 5 Trust Assets, only the Reorganized Debtor shall have the authority to File objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including, without limitation, Claims for reclamation under section 546(c) of the Bankruptcy Code. The Reorganized Debtor may settle or compromise any Disputed Claim without approval of the Bankruptcy Court, subject to approval by each Class 5 Director for any proposed Allowed Claim in excess of $100,000.
          15. Treatment of Disputed Claims
               a. No Distribution Pending Allowance
          Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Disputed Claim becomes an Allowed Claim.
               b. Distributions on Accounts of Disputed Claims Once They are Allowed
          The Disbursing Agent shall, on the applicable Distribution Dates, make Distributions on account of any Disputed Claim that has become an Allowed Claim. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class. Such Distributions shall be based upon the Distributions that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.
          16. Accounts; Escrows; Reserves
          The Debtor and Reorganized Debtor shall, subject to and in accordance with the provisions of the Plan, (a) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account, reserve or escrow, (b) create, fund and withdraw funds from, as appropriate, the Administrative Claims Reserve, and the Professional Fee Reserve and (c) if practicable, invest any Cash that is withheld as the applicable claims reserve in an appropriate manner to ensure the safety of the investment. Nothing in the Plan or this Disclosure Statement shall be deemed to entitle the Holder of a Disputed Claim to postpetition interest on such Claim, however.

               a. Administrative Claims Reserve
          On the Effective Date (or as soon thereafter as is practicable), the Debtor or Reorganized Debtor shall create and fund the Administrative Claims Reserve in the amount budgeted to be used by the Reorganized Debtor to pay Distributions on account of Allowed Administrative Claims, including Claims under section 503(b)(9) of the Bankruptcy Code and lease payments under section 365(d)(5) of the Bankruptcy Code. To the extent necessary to fund payments to Allowed Claims thereunder, the funds in the Administrative Claims Reserve shall be periodically replenished by the Reorganized Debtor in such amounts as may be determined by the Reorganized Debtor in its sole discretion. The Reorganized Debtor shall be obligated to pay all Allowed Administrative Claims designated to be paid from the proceeds of the Administrative Claims Reserve thereunder in excess of the amounts actually deposited in the Administrative Claims Reserve. In the event that any Cash remains in the Administrative Claims Reserve after payment of all Allowed Administrative Claims to be paid thereunder, such Cash shall be distributed to the Reorganized Debtor as provided in Section 7.06 of the Plan.
               b. Professional Fee Reserve
          The Debtor or Reorganized Debtor shall create and fund the Professional Fee Reserve on the Effective Date (or as soon thereafter as is practicable) in the amount of the budgeted but unpaid Professional fees projected through the Effective Date, which amount shall be used to pay Allowed Professional Fee Claims held by (i) any professionals working on behalf of the Debtor and (ii) counsel and any advisers to the Committee. The Reorganized Debtor shall be obligated to pay all Allowed Professional Fee Claims even if in excess of the amounts actually deposited in the Professional Fee Reserve. In the event that any Cash remains in the Professional Fee Reserve after payment of all Allowed Professional Fee Claims, such Cash will be distributed to the Reorganized Debtor as provided by Section 7.06 of the Plan.
               c. Disputed Claims Reserve
          On the Effective Date and on each subsequent Distribution Date, the Debtor or Reorganized Debtor shall withhold on a Pro Rata basis from property that would otherwise be distributed to Classes of Claims entitled to Distributions under the Plan on such date, in a separate Disputed Claims Reserve, such amounts or property as may be necessary to equal one hundred percent (100%) of Distributions to which Holders of such Disputed Claims would be entitled under the Plan if such Disputed Claims were allowed in their Disputed Claim Amount. The Debtor or Reorganized Debtor may request, if necessary, estimation for any Disputed Claim that is contingent or unliquidated, or for which the Debtor or Reorganized Debtor determine to reserve less than the Face Amount. The Debtor or Reorganized Debtor shall withhold the applicable portion of the Disputed Claims Reserve with respect to such Claims based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Debtor or Reorganized Debtor elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent or unliquidated, the Debtor or Reorganized Debtor shall withhold the applicable Disputed Claims Amount based upon the good faith estimate of the amount of such Claim by the Debtor with the consent of the Committee, or the Reorganized Debtor with the consent of each Class 5 Director after the Effective Date. If practicable, the

Debtor or Reorganized Debtor will invest any Cash that is withheld as the applicable Disputed Claims Reserve in an appropriate manner to ensure the safety of the investment. Nothing in the Plan or this Disclosure Statement shall be deemed to entitle the Holder of a Disputed Claim to postpetition interest on such Claim, however, except as otherwise provided in the Plan. The Reorganized Debtor shall conduct an audit and review of the amount held in the Disputed Claims Reserve by not later than 90 days after the Effective Date and every three months thereafter, after which audit any funds in the Disputed Claims Reserve in excess of the Disputed Claims Amount shall be distributed to the Indenture Trustee for distribution to Holders of New MIG Notes on the next distribution date under the New MIG Notes Indenture.
          17. Administrative Claims
          All Administrative Expense Requests (other than as set forth in Sections 3.01(a), 11.02 or this Section 11.01 of the Plan) must be made by application Filed with the Bankruptcy Court and served on counsel for the Reorganized Debtor no later than forty-five (45) days after the Effective Date or their Administrative Claims shall be forever barred. In the event that the Reorganized Debtor objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim; provided, however no Administrative Expense Request by an Insider shall be Allowed without the written consent of the Class 5 Board Members. Notwithstanding the foregoing, (a) no application seeking payment of an Administrative Claim need be Filed with respect to an undisputed postpetition obligation which was paid or is payable by the Debtor in the ordinary course of business, including obligations to Insiders as set forth in the monthly budgets attached to the Debtor’s monthly operating reports or in the Agreed Budget; provided, however, that in no event shall a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; and (b) no application seeking payment of an Administrative Claim need be Filed with respect to Cure owing under an Executory Contract or Unexpired Lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure Filed by the Debtor and a timely objection asserting an increased amount of Cure Filed by the non-Debtor party to the subject contract or lease; provided further, however, that postpetition statutory tax claims shall not be subject to the Administrative Claims Bar Date.
          With respect to Administrative Claims, the last day for Filing an objection to any Administrative Expense Claim will be the later of (a) 180 days after the Effective Date, (b) 90 days after the filing of such Administrative Claim or (c) such other date specified in the Plan or ordered by the Bankruptcy Court.
          18. Professional Fee Claims
          All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on the Reorganized Debtor, their counsel, counsel to the Committee, and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such applications must be Filed and served on the Reorganized Debtor, its counsel, counsel to the Committee and the requesting Professional or other Entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served.
          The Reorganized Debtor may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.
     G. Disposition of Executory Contracts and Unexpired Leases
          1. Executory Contracts and Unexpired Leases Deemed Assumed
          The Plan Supplement shall set forth a Schedule of Unexpired Executory Contracts and Unexpired Leases To Be Assumed as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or assumption and assignment, of such contracts as contemplated herein pursuant to section 365 of the Bankruptcy Code.
          Notwithstanding anything to the contrary in the Plan, the Debtor and the Reorganized Debtor reserve the right to assert that any license, franchise and partially performed contract is a property right and not an Executory Contract. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of business.
          Notwithstanding anything to the contrary in any contract, agreement or lease to which the Reorganized Debtor is a party, (a) the transactions contemplated by the Plan and (b) the consequences of the Plan’s implementation shall not trigger any change of control or similar provisions and shall not be voided by any restraints against assignment in any contract, agreement or lease governed by the Plan.
          2. Rejection of Executory Contracts and Unexpired Leases
          Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into by the Debtor in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have rejected each prepetition written Executory Contract and Unexpired Lease to which it is a party unless such Executory Contract or Unexpired Lease (a) is expressly assumed or rejected pursuant to a Final Order prior to the Confirmation Date, (b) previously expired or terminated pursuant to its own terms, (c) is listed on the Schedule of Unexpired Executory Contracts and Unexpired Leases To Be Assumed filed with the Plan Supplement, (d) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition Filed by the Debtor on or before ten (10) days prior to the Confirmation Date.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of executory contracts as contemplated herein pursuant to section 365 of the Bankruptcy Code.
          3. Assignment of Executory Contracts and Unexpired Leases
          To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned pursuant to the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.
          4. Cure Rights for Executory Contracts and Unexpired Lease Assumed Under the Plan
          Any monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtor or Reorganized Debtor, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtor or Reorganized Debtor, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by such Final Order, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the Debtor or Reorganized Debtor. Cure amounts are listed in the Plan Supplement, which shall be Filed at least ten (10) days prior to the Confirmation Hearing as part of the Plan Supplement. If no Cure amount for an assumed Executory Contract or Unexpired Lease is listed in the Plan Supplement, the Cure amount shall be deemed to be $0.
          5. Rejection Damages Bar Date for Rejections Pursuant to the Plan
          If the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtor, its Estate, the Reorganized Debtor or any of its properties unless a Proof of Claim is Filed with the claims agent and served upon counsel to the Reorganized Debtor within thirty (30) days after entry of the Confirmation Order. The foregoing applies only to Claims arising from the rejection of an Executory Contract or Unexpired Lease; any other Claims held by a party to a rejected contract or lease shall have been evidenced by a Proof of Claim Filed by earlier applicable Bar Dates or shall be barred and unenforceable. Notwithstanding the foregoing, any management agreement between the Debtor and CaucusCom or any Insider of the Debtor shall be deemed rejected as of the Effective Date and no rejection claim shall be allowed on account of such rejection. Any management fees after the Effective Date shall be payable only as permitted in the Agreed Budget.
          6. Indemnification Obligations
          Indemnification Obligations owed to directors, officers, and employees of the Debtor (or the Estate) who served or were employed by the Debtor as of and after the Petition Date, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan. Notwithstanding the foregoing, the Reorganized Debtor shall not assume any claim for liability, reimbursement obligations, contributions or indemnity concerning the contractual obligations of directors or officers of the Debtor, including, without limitation, the contractual guaranties
          All Indemnification Obligations owed to directors, officers, and employees of the Debtor who served or were employed by the Debtor on or prior to, but not after, the Petition Date shall be deemed to be, and shall be treated as though they are, Executory Contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.
          Indemnification Obligations owed to any Professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, to the extent that such Indemnification Obligations relate to the period after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, self-interested transactions or intentional tort, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan.
          7. Continuing Obligations Owed to Debtor
          Any confidentiality agreement entered into between the Debtor and any other Person requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan, except as otherwise provided in the Plan.
          Any indemnity agreement entered into between the Debtor and any other Person requiring the supplier to provide insurance in favor of the Debtor, to warrant or guarantee such supplier’s goods or services, or to indemnify the Debtor for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan; provided, however, that if any party thereto asserts any Cure, at the election of the Debtor such agreement shall not be deemed assumed, and shall instead be rejected pursuant to section 365 of the Bankruptcy Code under the Plan.
          Continuing obligations of third parties to the Debtor under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay insured claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties notwithstanding any provision to the contrary in the Plan, unless otherwise specifically terminated by the Debtor or by order of Bankruptcy Court.
          To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtor or a third party on behalf of the Debtor is held by the Bankruptcy Court to be an Executory Contract, such insurance policy shall be treated as though it is an Executory Contract that is assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan. To the extent permitted in the Agreed Budget, any and all Claims (including Cure) arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtor prior to or as of the Effective Date: (i) shall not be discharged; (ii) shall be Allowed Administrative Claims; and (iii) shall be paid in full in the ordinary course of business of the Reorganized Debtor as set forth in Section 3.01(a) of the Plan.
          8. Limited Extension of Time to Assume or Reject
          In the event of a dispute as to whether a contract or lease between the Debtor and a Person that is not an Insider is executory or unexpired, the right of the Debtor or the Reorganized Debtor to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired, provided such dispute is pending as of the Confirmation Date.
          9. Postpetition Contracts and Leases
          The Debtor shall not be required to assume or reject any contract or lease entered into by the Debtor after the Petition Date. Any such contract or lease shall continue in effect in accordance with its terms after the Effective Date, unless the Reorganized Debtor has obtained a Final Order of the Bankruptcy Court approving termination of such contract or lease. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of its business.
          10. Treatment of Claims Arising From Assumption or Rejection
          All Allowed Claims for Cure arising from the assumption of any Executory Contract or Unexpired Lease shall be treated as Administrative Claims pursuant to Section 2.02 of the Plan; all Allowed Claims arising from the rejection of an Executory Contract or Unexpired Lease shall be treated, to the extent applicable, as General Unsecured Claims, unless otherwise ordered by Final Order of the Bankruptcy Court; and all other Allowed Claims relating to an Executory Contract or Unexpired Lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.
H. Revesting of Assets; Preservation of Causes of Action, Litigation Rights and Avoidance Actions; Release of Liens; Resulting Claim Treatment
          Except as otherwise provided in the Plan, or in the Confirmation Order, and pursuant to section 1123(b)(3) and section 1141(b) and (c) of the Bankruptcy Code, on the Effective Date, all of the property and assets of the Debtor and all Causes of Action and Litigation Rights, including the Avoidance Actions and the Malpractice Action, shall automatically revest in the Reorganized Debtor, free and clear of all Claims, Liens and Interests, except for the Class 5 Trust Assets which shall automatically vest in the Class 5 Trust on the Effective Date. The Reorganized Debtor (directly or through the Disbursing Agent) shall make all Distributions under the Plan. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims, Liens and Interests, except as specifically provided in the Plan or the Confirmation Order and the Reorganized Debtor shall receive the benefit of any and all discharges under the Plan. For the avoidance of doubt, the foregoing is subject and without prejudice to the Claims, Causes of Action, Litigation Rights, property and assets vested in the Class 5 Trust pursuant to the Plan.
          Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, on the Effective Date, the Reorganized Debtor shall retain and may enforce, and shall have the sole right to enforce or prosecute, any claims, demands, rights, and Causes of Action that the Debtor may hold against any Entity, including, without limitation, all Avoidance Actions and the Malpractice Action, except with respect to the Class 5 Trust Assets (including the Change of Control Litigation). The Reorganized Debtor or its successor may pursue such retained claims, demands, rights or Causes of Action or Litigation Rights, including, without limitation, Avoidance Actions or the Malpractice Action, as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor holding such claims, demands, rights, Causes of Action or Litigation Rights. For the avoidance of doubt, the foregoing is subject and without prejudice to the rights of the Class 5 Trustee in the Class 5 Trust Assets.
          If, as a result of the pursuit of any Litigation Rights or Avoidance Actions, a Claim would arise from a recovery pursuant to section 550 of the Bankruptcy Code after Distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article VII of the Plan, the Reorganized Debtor shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction, provided however that this provision shall not apply to the Holders of Allowed Appraisal Claims or Allowed Non-Appraisal Claims.

     I. Restructuring Transactions
          On, as of, or after the Effective Date, the Reorganized Debtor may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable state law, to effect a corporate or operational restructuring of its business, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtor, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided that such transactions or actions are not otherwise inconsistent with the Plan, the Distributions to be made under the Plan, the New Corporate Governance Documents, the New MIG Notes or the New MIG Notes Indenture.
          Specifically, on the Effective Date, the Debtor shall execute such documents and make such filings, as necessary under applicable law, to effectuate the following transactions:
•	The Reorganized Debtor will convert from a Delaware corporation to a Delaware limited liability company to be known as “MIG LLC” by the filing of a Certificate of Conversion and a Certificate of Formation with the Secretary of State of the State of Delaware.

•	The Reorganized Debtor will issue and deliver the: (a) New MIG Notes; (b) New Warrants; (c) New MIG Indenture; (d) the Class 5 Trust Agreement; and (e) the New Common LLC Interests, in accordance with Sections 3.03(c) and 3.03(d) of the Plan.

•	The Debtor, prior to the Effective Date, shall cause the dissolution of MIG International Telecommunications, Inc. and MIG Georgia Holdings, Inc. such that the Reorganized Debtor will directly own 100% of the Interests in ITC. Thereafter, the Debtor shall exercise good faith best efforts to seek to dissolve Telcell Wireless LLC.

•	Certain entities owned by the Debtor (i) may be merged with and into the Reorganized Debtor or (ii) may be dissolved.
     J. Authorization and Issuance of New Common LLC Interests, New MIG Notes and New Warrants
          On the Effective Date, the Reorganized Debtor shall be authorized to issue, execute, deliver and perform under: (i) the New Common LLC Interests; (ii) the New MIG Notes; (iii) the New Warrants; (iv) the Class 5 Trust Agreement and the Beneficial Interests in the Class 5 Trust; (v) the New MIG Notes Indenture; (vi) the Collateral Documents; (vii) all documents evidencing a security interest in the Class 5 Collateral in favor of the holders of the New MIG Notes; and (vi) any documents incidental thereto as necessary to implement the terms of the Plan.
          The issuance of the New Common LLC Interests, New MIG Notes and New Warrants and all other instruments, certificates and other documents required to be issued or distributed pursuant to the Plan shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action, except as may be required by the New Corporate Governance Documents, or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.
          With respect to the ITC Pledge: (i) ITC shall be a co-obligor of the New MIG Notes as provided in the New MIG Notes Indenture; (ii) the ITC Pledge shall secure solely ITC’s obligations to the holders of the New MIG Notes pursuant to the New MIG Notes Indenture and the New MIG Notes; (iii) ITC’s Interests in ITCL shall be pledged to the Collateral Agent for the benefit of the holders of New MIG Notes and such holders shall be deemed to be “banks, financial institutions or institutional investors” within the meaning of Section 4.1(c) of the ITCL LLC Agreement; and (iv) the holders of the New MIG Notes and Collateral Agent, as applicable, may acquire only a security interest in the Equity Securities (as defined in the ITCL LLC Agreement) owned by ITC in ITCL entitling them to the proceeds from any sale of such Equity Securities pursuant to a sale conducted in compliance with the terms of the ITCL LLC Agreement and not title to such Equity Securities or any other rights incidental thereto. The foregoing shall be deemed to comply with the requirements of section 4.1(c) of the ITCL LLC Agreement.
     K. Post-Confirmation Corporate Structure, Management and Operation
          1. Continued Corporate Existence
          The Plan provides that, on the Effective Date, the Reorganized Debtor shall convert from a corporation to a limited liability company. After the Effective Date, the Reorganized Debtor may operate its business and use, acquire, dispose of property and settle and compromise claims or interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules subject to the terms of the Plan and the Plan Supplement and all documents and exhibits thereto implementing the provisions of the Plan.
          2. Corporate Governance
          Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the New Board will be constituted in the manner set forth in Section 5.05 below and the managers and officers of the Reorganized Debtor will be as set forth in Section 5.06 below. Each such manager and officer will serve from and after the Effective Date in accordance with the terms of the Operating Agreement and/or other governance policies of the Reorganized Debtor, as the same may be amended from time to time, pursuant to applicable state law.
          The New Corporate Governance Documents will be deemed to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, (a) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code and (b) manager liability exculpation, indemnity and advancement provisions to the fullest extent permitted by Delaware law. After the Effective Date, the Reorganized Debtor may amend and restate the New Corporate Governance Documents and any other certificates or articles of incorporation, by-laws, limited liability company agreements, certificates of formation, partnership agreements and certificates of partnership, as applicable, as permitted by applicable law.
          3. New Management Incentive Plan
          To the extent authorized in the Agreed Budget and subject to approval of the Class 5 Directors, for so long as the New MIG Notes remain outstanding, on or after the Effective Date, the New Board shall develop, approve and implement the terms and the conditions of the Management Incentive Plan (including the identity of the participants); provided, however, any Management Incentive Plan that does not contemplate any payment until after the payment in full of the New MIG Notes may be adopted without the consent of either the Committee or the Class 5 Directors. On and after the Effective Date, eligible persons who receive awards under such Management Incentive Plan shall be entitled to the benefits thereof on the terms and conditions provided for therein. As of the Effective Date, all equity-based awards granted by the Debtor prior to the Petition Date shall terminate and cease to be binding on the Debtor.
          4. New Board of Managers of the Reorganized Debtor
          Pursuant to the Operating Agreement, the New Board shall initially consist of six (6) members on the Effective Date as follows: (a) four (4) of the members of the New Board shall be designated by the Debtor and (b) two (2) of the members of the New Board shall be designated by the Committee as the Class 5 Directors and acceptable to the Debtor. The identity of all members of the New Board shall be set forth in the Plan Supplement. The initial members of the New Board shall serve from the Effective Date and thereafter in accordance with the New Corporate Governance Documents.
          5. Officers of Reorganized Debtor
          The initial officers of the Reorganized Debtor shall be set forth in the Plan Supplement.
          6. Exemption from Certain Transfer Taxes
          Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from the Debtor to the Reorganized Debtor or any other Person or Entity pursuant to the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment and State or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

          7. Corporate Action
          On the Effective Date, the adoption and/or filing of the New Corporate Governance Documents, as applicable, the appointment of managers and/or officers of the Reorganized Debtor, and all actions contemplated thereby shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein involving the corporate structure of the Debtor or Reorganized Debtor, and any corporate action required by the Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors, stockholders, members or managers of the Debtor or Reorganized Debtor, except that the Debtor shall take affirmative steps to file the documents necessary to implement the Restructuring Transactions set forth in Section 5.12 (b) of the Plan. On the Effective Date, and pursuant to Section 303 of the General Corporation Law of the State of Delaware, the appropriate officers or managers of the Reorganized Debtor are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor without the need for any required approvals, authorizations, or consents, except for any express consents required under the Plan.
          8. Effectuating Documents; Further Transactions
          The Chief Executive Officer, the Chief Financial Officer, or any other appropriate officer of the Reorganized Debtor, as the case may be, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of the Reorganized Debtor, as the case may be, will be authorized to certify or attest to any of the foregoing actions.
          9. Cancellation of Common Equity Interests and Agreements
          Except as otherwise provided for in the Plan, or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III of the Plan, the Common Equity Interests, the Preferred Equity Interests and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Interests in the Debtor, other than a Claim that is being Reinstated and rendered Unimpaired, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests in the Debtor shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtor under the notes, share certificates and other agreements and instruments governing such Claims and Interests in the Debtor shall be discharged subject to the provisions of the Plan. The Holders of or parties to such canceled notes, shares, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, shares, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

     L. Settlement, Releases, Discharge, Injunctions, Exculpation and Indemnification
          1. Debtor Parent, Debtor Parent Affiliates and Releasee Obligations Under the Plan
          Pursuant to Section 5.10 of the Plan, in consideration of the direct and indirect economic benefits under the Plan, as a condition precedent to the effectiveness of the Releases set forth in Section 11.10 of the Plan, for so long as any amounts remain due and outstanding under the New MIG Notes, Debtor Parent, the Debtor Parent Affiliates and other Releasees shall: (i) agree to be bound by and comply with the terms of the Plan, including without limitation Section 11.12 of the Plan; and (ii) not take any action directly or indirectly that would have the effect of triggering an ITC Cellular Change of Control, as defined in the ITCL LLC Agreement.
          As a condition precedent to the Releases set forth in Section 11.10 of the Plan, each of the Debtor Parent, Debtor Parent Affiliates and Releasees under Section 11.10 of the Plan shall deliver duly executed (i) Acknowledgement Agreements, in form acceptable to the Committee evidencing their consent and agreement to Section 5.10 of the Plan; and (ii) executed Collateral Documents to the extent the Committee determines such entities are required parties to the Collateral Documents in the Plan Supplement or other documents necessary to implement the Plan (e.g., CaucusCom as to the Stock Pledge Agreement and Stock Escrow Agreement related to the granting of a security interest to the holders of New MIG Notes in the Interests in the Reorganized Debtor).
          2. Releases by Debtor in Favor of Third Parties
          As of the Effective Date, for good and valuable consideration, the adequacy of which will be deemed sufficient as of Confirmation of the Plan, the Debtor, the Reorganized Debtor and any Person or Entity seeking to exercise the rights of the Debtor’s estate, including, without limitation, any successor to the Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the Exculpated Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and liabilities whatsoever in connection with or related to the Debtor, the conduct of the Debtor’s business, the Chapter 11 Case, or the Plan (other than the rights of the Debtor, the Reorganized Debtor, the Indenture Trustee, the Class 5 Trustee or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the conduct of the Debtor’s business, the Reorganized Debtor, the Chapter 11 Case, this Disclosure Statement or the Plan, and that may be asserted by or on behalf of the Debtor, the Estate, or the Reorganized Debtor against any of the shareholders, directors, officers, employees or advisors of the Debtor as of the Petition Date and through the Effective Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, self-interested transactions or intentional tort, any Professionals of the Debtor, and (iii) the Committee, its members, and its advisors, respectively (but not its members in their individual capacities); provided, however, that nothing in Section 11.10(a) of the Plan:
          a. shall be deemed to prohibit the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any employee (including directors and officers) for alleged breach of confidentiality, or any other contractual obligations owed to the Debtor or the Reorganized Debtor, including non-compete and related agreements or obligations;
          b. constitutes a waiver of any right of the Reorganized Debtor to: (x) enforce all rights and claims concerning any and all intellectual property (including, without limitation, trademarks, copyrights, patents, customer lists, trade secrets and confidential or proprietary business information), all of which rights are expressly reserved and not released and (y) assert any defense based on whether or not applicable standards have been met;
          c. shall be deemed to prohibit any party from asserting or enforcing any direct contractual obligation against any Releasee, with all rights and defenses to such claims being reserved by the Releasees; or
          d. shall constitute a release of any rights, Claims, Intercompany Claims or Causes of Action related to or arising from the validity or enforceability of the Change of Control Provisions in the ITCL LLC Agreement and PSA.
          THE FOREGOING RELEASE IN FAVOR OF ANY RELEASEE IS CONDITIONED UPON AND IN CONSIDERATION OF SUCH ENTITIES’ WRITTEN AGREEMENT TO BE BOUND TO THE TERMS OF THE PLAN, INCLUDING WITHOUT LIMITATION THEIR AGREEMENT TO COMPLY WITH THE PROVISIONS OF SECTIONS 5.10 AND 11.12 OF THE PLAN AND TO SUBJECT THEMSELVES TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR PURPOSES OF ENFORCEMENT OF THE TERMS OF THE PLAN, AS SET FORTH IN THE ACKNOWLEDGEMENT AND AGREEMENT OF RELEASEES TO BE DELIVERED AS PART OF THE PLAN SUPPLEMENT. For the avoidance of doubt, nothing herein constitutes or shall constitute a waiver, release, discharge or compromise by the Debtor, its Estate or the Reorganized Debtor with respect to the Malpractice Action.
          The releases being provided by the Debtor relate to Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Claims or Causes of Action arising under Chapter 5 of the Bankruptcy Code), and liabilities held by the Debtor or that may be asserted on behalf of the Debtor (the “Debtor Claims”). The Debtor does not believe that there are any valid Debtor Claims against any of their present or former directors, officers, and employees, any of its Professionals, or the Committee and its advisors. Moreover, any action brought to enforce a potential Debtor Claim would involve significant costs to the Debtor, including legal expenses and the distraction of the Debtor’s key personnel from the demands of the Debtor’s ongoing businesses. In light of these considerations, and given the contributions made by the recipients of the releases to the Debtor’s businesses and reorganization efforts, the releases of the Debtor Claims are appropriate and in the best interests of the Debtor’s Estate.
          3. Releases by Creditors of Claims Against Third Parties
          As of the Effective Date and to the extent permitted under Delaware law, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Debtor, Debtor Parent, the Debtor Parent Affiliates, the Reorganized Debtor, and the directors, officers, employees or advisors of the Debtor as of the Petition Date and through the Effective Date (the “Releasees”) from any and all Claims (including Intercompany Claims and the Alleged Fraudulent Transfer Claims), Interests, Causes of Action or Avoidance Actions that such Entity would have been legally entitled to assert (whether individually or collectively or directly, indirectly or derivatively, at law, in equity or otherwise), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the conduct of the Debtor’s business, the Chapter 11 Case, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Releasee and the Debtor, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of the Debtor, the Reorganized Debtor, or a Releasee that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtor, the Reorganized Debtor, or the Releasee reasonably believed to be in the best interests of the Debtor (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence AND other than the rights of the Debtor, the Reorganized Debtor, the Indenture Trustee, the Class 5 Trustee or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder); provided, however, that nothing in Section 11.10(b) of the Plan:
          a. shall be deemed to prohibit any party from asserting or enforcing any direct contractual obligation against any Releasee, with all rights and defenses to such claims being reserved by the Releasees; or
          b. shall constitute a release of any rights, Claims, Intercompany Claims or Causes of Action related to or arising from the validity or enforceability of the Change of Control Provisions in the ITCL LLC Agreement and PSA.

          THE FOREGOING RELEASE IN FAVOR OF ANY RELEASEE IS CONDITIONED UPON AND IN CONSIDERATION OF SUCH ENTITIES’ WRITTEN AGREEMENT TO BE BOUND TO THE TERMS OF THE PLAN, INCLUDING WITHOUT LIMITATION THEIR AGREEMENT TO COMPLY WITH THE PROVISIONS OF SECTIONS 5.10 AND 11.12 OF THE PLAN AND TO SUBJECT THEMSELVES TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR PURPOSES OF ENFORCEMENT OF THE TERMS OF THE PLAN, AS SET FORTH IN THE ACKNOWLEDGEMENT AND AGREEMENT OF RELEASEES TO BE DELIVERED AS PART OF THE PLAN SUPPLEMENT.
          The Plan Proponents believe that releases by and among the Claim Holders who receive Distributions pursuant to the Plan and the Releasees meet the standards of fairness and necessity to the Debtor’s reorganization required to justify Court approval of non-consensual releases. The Holders of Allowed Claims who will receive Distributions pursuant to the Plan are receiving material, specific and identifiable consideration for such releases consisting of: (a) the services and contributions of the Releasees to the Debtor’s business and reorganization, (b) the releases granted by the Releasees to the Claim Holders, and (c) the Acknowledgement Agreements executed by such Releasees.
          4. Discharge and Discharge Injunction
          Confirmation of the Plan effects a discharge of all Claims against the Debtor. As set forth in the Plan, pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or in the Confirmation Order all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on such Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (A) a Proof of Claim based upon such debt is Filed or deemed Filed under section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (C) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (D) the Holder of a Claim based upon such debt accepted the Plan. The Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders votes to accept or reject the Plan.
          As of the Effective Date, except as otherwise provided in the Plan or in the Confirmation Order, all Persons shall be precluded from asserting against the Debtor or the Reorganized Debtor or any of their assets or properties, any other or further Claims, debts, rights, Causes of Action, claims for relief, liabilities, or equity Interests relating to the Debtor based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the

Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all Preferred Equity Interests and Common Equity Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
          In furtherance of the discharge of Claims and the termination of Interests, the Plan provides that, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged pursuant to Section 11.11 of the Plan, released pursuant to Section 11.10 of the Plan, or is subject to exculpation pursuant to Section 11.13 of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective affiliates or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor or its property; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a right of setoff, recoupment or subrogation of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.
          Moreover, the Plan provides that, without limiting the effect of the provisions of Section 11.12 of the Plan upon any Person, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim receiving Distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 11.12 of the Plan.
          The Plan further provides that nothing in Section 11.12 of the Plan will impair (i) the rights of any Holder of a Disputed Claim to establish its Claim in response to an objection Filed by the Debtor or the Reorganized Debtor, (ii) the rights of any defendant in an Avoidance Action Filed by the Debtor to assert defenses in such action, or (iii) the rights of any party to an Executory Contract or Unexpired Lease that has been assumed by the Debtor pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.
          5. Exculpation Relating to the Chapter 11 Case
          The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that on the Effective Date, the Exculpated Parties shall neither have, nor incur any liability to any Holder of a Claim or an Interest, the Debtor, the Reorganized Debtor, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the

Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, or willful misconduct; provided, however, that the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided still further, that the foregoing Exculpation shall not be deemed to, release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.
          Moreover, the Plan provides that no Holder of a Claim or an Interest, the Debtor, the Reorganized Debtor, the Committee, no other party-in-interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns shall have any right of action against any of the Exculpated Parties for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct.
          The Plan Proponents submit that the exculpations contained in the Plan are appropriate and are standard in a Chapter 11 Case. The exculpations are appropriately limited in scope, apply only to acts and omissions occurring after the Petition Date and in connection with the Chapter 11 Case or the Plan and confer only a qualified immunity by excluding acts or omissions which are the result of fraud, gross negligence or willful misconduct. The beneficiaries of the exculpations have made significant contributions to the Debtor’s reorganization, which contributions have allowed for the formulation of the Plan which resolves many complicated issues between the Debtor and other interested parties, in the opinion of the Plan Proponents, provides for the best possible recoveries for Claims against the Debtor. In the Debtor’s view, the beneficiaries of the exculpations would not have contributed as they did without the prospect of the limited immunity reflected in the exculpations. The Debtor is also unaware of any valid Causes of Action against any of the beneficiaries of the exculpations. In view of the foregoing, the exculpations are appropriate and in the best interests of the Debtor’s Estate.
          6. Term of Injunctions or Stays
          Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

          7. Travelers Workers’ Compensation Bonds
          Travelers Casualty and Surety Company of America, which issued surety bonds for the Debtor to cover certain state employment/workers’ compensation obligations, is a holder of a Secured Claim to the extent of the value of its collateral and otherwise as a holder of an administrative claim against the estate. The Plan shall not and does not prejudice, impair, waive, limit or otherwise affect the respective rights, claims and defense of Travelers regarding bonds, indemnity agreements and the collateral that secures its claims. The Plan does not release, compromise, or otherwise affect in any way, Travelers’ rights against any indemnitor or third party. The Plan reserves all of Travelers’ rights and defenses (including by way of subrogation or any other surety defenses available in law or equity) against any entity or person with respect to any claim raised under the bonds. The Debtor agrees that it shall not be entitled to a return of any collateral unless and until Travelers has been repaid all amounts due to Travelers on account of the bonds and indemnity agreement, and is presented with a release of Travelers for the liability of Travelers for all claims or potential liability under the bonds in form and content satisfactory to Travelers in its reasonable discretion.
          8. Post-Effective Date Indemnification
          Upon the Effective Date, the New Corporate Governance Documents of the Reorganized Debtor, shall contain provisions which (i) indemnify the Debtor’s and the Reorganized Debtor’s then present and future managers, directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties on or after the Effective Date to the fullest extent permitted by applicable state law; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify and advance expenses to the Debtor’s and the Reorganized Debtor’s managers, directors, officers, and other key employees (as such key employees are identified by the Chief Executive Officer of the Reorganized Debtor and the New Board) serving on or after the Effective Date for all claims and actions relating to postpetition service to the fullest extent permitted by applicable state law.
          All indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, or advancement, board resolutions, agreements or employment contracts) for the directors of the Debtor who were in place as of the Petition Date and current officers, employees, attorneys, other professionals and agents of the Debtor shall be assumed through the Effective Date, subject to replacement by the foregoing provisions in section 5.06(b) of the Plan for the period on and after the Effective Date. All indemnification or advancement provisions in place on and prior to the Effective Date for current directors and officers of the Debtor and its subsidiaries and such current and former directors’ and officers’ respective Affiliates shall survive the Effective Date for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date.
          It is the intention of the Debtor that upon and after the Effective Date, and for six (6) years thereafter, the Debtor or Reorganized Debtor, as the case may be, shall obtain and maintain reasonably sufficient tail coverage under a director and officer liability insurance policy for the current and former directors and officers. As of the Effective Date, the Debtor shall assume all obligations owing under the director and officer insurance policies pursuant to section

365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the director and officer liability insurance policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity or advancement obligations assumed by the foregoing assumption of the director and officer liability insurance policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtor under the Plan as to which no Proof of Claim need be Filed.
          9. Compromise and Settlement Under the Plan
          NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALL ALLOWED CLAIMS AND ALLOWED INTERESTS AND THEIR RESPECTIVE DISTRIBUTIONS AND TREATMENTS HEREUNDER TAKE INTO ACCOUNT FOR AND CONFORM TO THE RELATIVE PRIORITY AND RIGHTS OF THE CLAIMS AND INTERESTS IN EACH CLASS IN CONNECTION WITH ANY CONTRACTUAL, LEGAL AND EQUITABLE SUBORDINATION RIGHTS RELATING THERETO. AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH RIGHTS DESCRIBED IN THE PRECEDING SENTENCE ARE SETTLED, COMPROMISED AND RELEASED PURSUANT THE PLAN. THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING AND DETERMINATION THAT THE SETTLEMENTS REFLECTED IN THE PLAN, INCLUDING ALL ISSUES PERTAINING TO THE STANDING MOTION, ARE (1) IN THE BEST INTERESTS OF THE DEBTOR AND THEIR ESTATE, (2) FAIR, EQUITABLE AND REASONABLE, (3) MADE IN GOOD FAITH AND (4) APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019. IN ADDITION, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS TAKE INTO ACCOUNT ANY CAUSES OF ACTION, CLAIMS OR COUNTERCLAIMS, WHETHER UNDER THE BANKRUPTCY CODE OR OTHERWISE UNDER APPLICABLE LAW, THAT MAY EXIST BETWEEN THE DEBTORS AND THE RELEASING PARTIES; AND AS BETWEEN THE RELEASING PARTIES AND THE RELEASEES. AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH CAUSES OF ACTION, CLAIMS AND COUNTERCLAIMS ARE SETTLED, COMPROMISED AND RELEASED PURSUANT THE PLAN.
     M. Causes of Action and Avoidance Actions
          Section 108(a) of the Bankruptcy Code provides that if a statute of limitations under nonbankruptcy law has not expired prior to the filing of a bankruptcy petition, then a debtor may bring a cause of action before the later of (a) the end of such limitations period, including any suspension of such period occurring on or after the commencement of the bankruptcy case and (b) two years after the petition date. As a result, the Debtor has at least two years from the Petition Date to commence various Causes of Action or Avoidance Actions.

          1. Preservation of Malpractice Action
          Prior to the Petition Date, the Debtor also filed a civil action by its attorney Aaron Richard Golub for malpractice (the “Malpractice Action”) against Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“PW”), Civil Action No. 1:09-cv-05593 (GEL) in the United States District Court for the Southern District of New York (the “New York District Court”). MIG’s claims arise out of PW’s legal work for MIG in connection with a “Certificate of Designation of 7.25% Cumulative Convertible Preferred Stock of Metromedia International Group, Inc.,” dated September 16, 1997, the interpretation and application of which was the basis of the Judgment entered by the Chancery Court in connection with the Appraisal Action. On March 29, 2010, the New York District Court dismissed the Malpractice Action on the grounds that all claims are either barred by the applicable statute of limitations or fail to state a claim upon which relief can be granted. The Debtor appealed such decision to the United States Court of Appeals for the Second Circuit (the “Second Circuit Court of Appeals”). In that regard, the Debtor filed and served its opening appellate brief on July 14, 2010. PW’s opposition brief is due by November 5, 2010 and the Debtor’s reply is due on November 19, 2010. The Second Circuit Court of Appeals will likely schedule oral argument within six (6) to twelve (12) weeks after the Debtor files its reply brief. Pursuant to Section 5.11 of the Plan, the Malpractice Action shall automatically revest in and be preserved for the Reorganized Debtor to pursue.
     N. Retention of Jurisdiction
          Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, this Chapter 11 Case and the Plan to the fullest extent permitted by law (provided, however, that notwithstanding the foregoing, with respect to all civil proceedings arising in or related to the Chapter 11 Case and the Plan, the Bankruptcy Court shall have original but not exclusive jurisdiction, in accordance with section 1334(b) of title 28 of the United States Code), including, among other things, jurisdiction to:
•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the Holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests in the Debtor;

•	hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the Professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

•	hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

•	effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

•	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case, the Avoidance Actions, the Class 5 Trust Assets, the Change of Control Litigation, the Litigation Rights or the Plan, including without limitation the enforcement of the injunction provisions contained in Section 11.12 of the Plan;

•	enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

•	hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

•	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

•	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•	hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the schedules to the Plan, this Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the schedules to the Plan, this Disclosure Statement, or the Confirmation Order;

•	enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case (whether or not the Chapter 11 Case has been closed);

•	except as otherwise limited in the Plan, recover all assets of the Debtor and property of the Estate, wherever located;

•	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

•	hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

•	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, the provisions of the Bankruptcy Code; and

•	enter a final decree closing the Chapter 11 Case.
          If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 10.01 of the Plan, the provisions of Article X of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.
     O. Amendment, Alteration and Revocation of Plan
          The Plan Proponents may by mutual agreement alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtor shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtor shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.
          After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtor or Reorganized Debtor, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the

Plan, this Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims or Interests in the Debtor under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtor or Reorganized Debtor, as the case may be, shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.
          If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
          The Plan Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization. If the Plan Proponents revoke or withdraw the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtor, or any Avoidance Actions, Litigation Rights or other claims by or against the Debtor, the Committee or any Person or Entity, (ii) prejudice in any manner the rights of the Debtor, the Committee, or any Person or Entity in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by the Debtor, the Committee, or any other Person or Entity.
     P. Plan Supplement
          The Plan Supplement shall be Filed with the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing or by such later date as may be established by order of the Bankruptcy Court, provided that all documents set forth in the Plan Supplement shall first have been approved by both the Debtor and the Committee. Upon such Filing, all documents set forth in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. Holders of Claims or Interests may obtain a copy of any document set forth in the Plan Supplement upon written request to the Debtor in accordance with Section 11.22 of the Plan or by visiting the Voting Agent’s website at http://migreorg.com.
     Q. Confirmation and/or Consummation
          Described below are certain important considerations under the Bankruptcy Code in connection with Confirmation of the Plan.
          1. Requirements for Confirmation of the Plan
          Before the Plan can be confirmed, the Bankruptcy Court must determine at the Confirmation Hearing that, among others, the following requirements for Confirmation, set forth in section 1129 of the Bankruptcy Code, have been satisfied:
•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Plan Proponents have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised by the Debtor or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

•	The Debtor has disclosed or will disclose in the Plan Supplement (a) the identity and affiliations of (i) any individual proposed to serve, after Confirmation of the Plan, as a manager, officer, or voting trustee of the Reorganized Debtor, (ii) any affiliate of the Debtor participating in a joint plan with the Debtor, or (iii) any successor to the Debtor under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest Holders and with public policy), and (b) the identity of any insider that will be employed or retained by the Debtor and the nature of any compensation for such insider.

•	With respect to each Class of Claims or Interests in the Debtor, each Impaired Claim and Impaired Interest Holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such Holder, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtor were liquidated on such date under chapter 7 of the Bankruptcy Code.

•	The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date, except to the extent that the Holder of any such Claim has agreed to another less favorable treatment.

•	If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

•	The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to Confirmation of the Plan, for the duration of the period the Debtor has obligated themselves to provide such benefits.
          The Plan Proponents believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy the statutory requirements of chapter 11 of the Bankruptcy Code, that the Plan Proponents have complied or will have complied with all of the requirements of chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.
          2. Conditions to Confirmation and Effective Date
          The Plan specifies conditions precedent to the Confirmation and the Effective Date.
          The following conditions precedent to the occurrence of the Confirmation Date must be satisfied unless any such condition shall have been waived by the Plan Proponents:
          a. The Confirmation Order shall have been entered in form and substance satisfactory to the Plan Proponents, and shall, among other things:

     i. provide that the Debtor and the Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the Settlement Agreement, Plan and all related contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or necessary to implement the Plan;
     ii. authorize the issuance of the New Common LLC Interests, the New MIG Notes, the New Warrants, the New MIG Notes Indenture, the Class 5 Trust Agreement and the Collateral Documents;
          a. The Bankruptcy Court finds that adequate information and sufficient notice of this Disclosure Statement, the Settlement Agreement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan have been given to all relevant parties in accordance with the solicitation procedures governing such service and in substantial compliance with Bankruptcy Rules 2002(b), 3017, 9019, and 3020(b); and
          b. The Plan and all Plan Supplement documents, including any exhibits, schedules, amendments, modifications or supplements thereto, are acceptable to the Plan Proponents.
          The following conditions precedent to the occurrence of the Effective Date must be satisfied or waived by the Plan Proponents on or prior to the Effective Date in accordance with Section 9.04 of the Plan:
          a. Each of the exhibits to the Plan and any other necessary documents shall be fully executed and delivered to the Plan Proponents, shall be in form and substance reasonably acceptable to the Plan Proponents, and shall be fully enforceable in accordance with their terms; and
          b. All Non-Appraisal Claims have been Allowed or Disallowed, provided however, that this condition shall be met by the Debtor funding the Disputed Claim Amounts held by entities asserting Non-Appraisal Claims into the Disputed Claims Reserve with : (i) a Pro Rata share of (x) Excess Cash; (y) New MIG Notes, and (z) New Warrants distributable to Holders of Allowed Class 5 Claims, to be held subject to the cancellation of such New MIG Notes and New Warrants and Pro Rata re-distribution of such Excess Cash (as provided in Section 8.03(c) of the Plan) to the Indenture Trustee upon entry of a Final Order providing for the disallowance of such Disputed Non-Appraisal Claims, or the distribution of such Excess Cash, New MIG Notes and New Warrants to the underlying claimants upon entry of a Final Order providing for the Allowance of such claims.
          3. Anticipated Effective Date and Notice Thereof
          The length of time between a confirmation date and an effective date varies from case to case and depends upon how long it takes to satisfy each of the conditions precedent to the occurrence of the effective date specified in the particular plan of reorganization. The

Reorganized Debtor will File a notice of the occurrence of the Effective Date within five (5) business days thereafter.
VII. CERTAIN RISK FACTORS TO BE CONSIDERED
          THE IMPLEMENTATION OF THE PLAN IS SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW. IN EVALUATING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS ASSOCIATED WITH THE PLAN AND ITS IMPLEMENTATION, OR ALTERNATIVES TO THE PLAN.
     A. Certain Business Considerations
          1. Continuing Global Economic Crisis Could Adversely Affect the Debtor’s Business
          As noted above, the Debtor’s primary asset is its indirect interests in several leading and innovative telecommunications providers in Georgia, including Magticom. Like other developing countries, Georgia’s economy has been hit by the global economic crisis. The current global economic crisis and turbulent financial markets could adversely affect the Reorganized Debtor’s business, results of operations, and financial condition. Lower consumer spending worldwide could lead to a decline in demand for Magticom’s products and services. If the global credit markets do not improve, the Reorganized Debtor could have difficulty in the future refinancing debt and raising capital for operations.
          2. Fluctuating Foreign Currencies Could Have an Adverse Impact on Operations
          The Debtor’s net revenue is primarily derived from operations outside of the United States. The local currency of Georgia is the Georgian Lari. After the Effective Date, the Debtor expects that the Reorganized Debtor will continue to derive a significant portion of its value from Magticom, which accrues net revenue and funds operating costs outside the United States, and changes in exchange rates have had and may have a significant, and potentially adverse, effect on the Reorganized Debtor’s operating results. Further, strengthening of the U.S. dollar relative to the local currency of entities operating abroad could have an adverse impact on future results of operations.

          3. The Reorganized Debtor Will Be Exposed to Changing Regulations
          The Debtor’s operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on the Reorganized Debtor, or that regulators or third parties will not raise material issues with regard to the Reorganized Debtor’s compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon the Reorganized Debtor. As an indirect shareholder of multinational telecommunications assets, the Debtor’s non-debtor operating affiliates are subject to varying degrees of regulation in each of the jurisdictions in which they provide services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which these affiliates operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where these affiliates operate could have a material adverse effect the Reorganized Debtor. International regulators or third parties may raise material issues with regard to the compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on the competitive position, growth and financial performance of the Reorganized Debtor’s non-debtor operating affiliates. Any adverse developments implicating the foregoing could materially adversely affect the Reorganized Debtor’s business, financial condition, result of operations and prospects.
          4. Foreign Country Risks
          As with other companies in emerging markets, the operations of the Debtor’s non-debtor operating affiliates in Georgia are generally subject to greater risk of global economic slowdown, political uncertainty, regulatory pressures, currency devaluation, exchange controls and the ability to enforce and defend legal and contractual rights than are domestic companies. Moreover, political pressure may cause regulators to enact new regulations or to modify or repeal existing regulations that could adversely affect the Reorganized Debtor’s operating affiliates in Georgia. The operating affiliates may suffer losses as a result of political instability, civil unrest, and regime change.
          5. Triggering of Certain Non-Alienation Provisions
          As described above, as part of the ITCL LLC Agreement, both the Debtor and Dr. Jokhtaberidze are bound by strict non-alienation and change of control provisions regarding their interests in Magticom. Subject to certain limited exceptions, these provisions provide that if there is any change of beneficial ownership of equity securities of ITCL or Magticom by either party or certain of their affiliates, including the Debtor, the breaching party shall lose all voting rights in the joint venture, thereby leaving that breaching party in the position as a minority shareholder with no management or voting rights and protections. Triggering these provisions could cause deterioration in the value of the Reorganized Debtor’s investment in its non-debtor operating affiliates.

          6. Projected Financial Information
          The Projections annexed as Exhibit B to this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. These Projections prepared by the Debtor’s management reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Magticom, the Debtor’s primary asset, industry performance, expected market pricing for Magticom’s key products, results of cost savings programs, technical process improvements, certain assumptions with respect to competitors of Magticom, general business and economic conditions, and other matters, many of which will be beyond the control of the Reorganized Debtor. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtor. Although the Debtor believes that the Projections are reasonably attainable, variations between the actual financial results and those projected may occur and may be material.
          Finally, the Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Rather, the Projections were developed in connection with the planning, negotiation and development of the Plan. Neither the Debtor nor the Reorganized Debtor undertakes any obligation to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. In management’s view, however, the Projections were prepared on a reasonable basis and represent a reasonable view of the expected future financial performance of the Reorganized Debtor after the Effective Date. Nevertheless, the Projections should not be regarded as a representation, guaranty or other assurance by the Debtor, the Reorganized Debtor, the Committee, or any other person that the Projections will be achieved and Holders are therefore cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement. Although the Projections will not be updated, ongoing financial disclosures will be provided to Holders of the New MIG Notes pursuant to the terms thereof and related New MIG Indenture.
          7. Historical Financial Information May Not Be Comparable
          The financial condition and results of operations of the Reorganized Debtor from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtor’s historical financial statements.
          8. Competition
          Many of the businesses owned by the Debtor currently face competition in their respective markets. If existing competitors expand their market share or enter into new markets, competition will intensify. Such increased competition may result in a loss of market share and could have a material adverse effect the Reorganized Debtor’s business, results of operations, and financial condition.

          9. Litigation
          The Reorganized Debtor will be subject to various Claims and legal actions arising in the ordinary course of its business. The Debtor is not able to predict the nature and extent of any such Claims and actions and cannot guarantee that the ultimate resolution of such Claims and legal actions will not have a material adverse effect on the Reorganized Debtor.
     B. Certain Bankruptcy Considerations
          The Reorganized Debtor’s future results are dependent upon the successful Confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtor’s operating results, as the Debtor’s ability to obtain financing to fund its operations may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtor cannot predict the ultimate amount of all settlement terms for its liabilities that will be subject to a plan of reorganization.
          1. Non-Confirmation or Delay of Confirmation of the Plan
          The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Plan not be followed by a need for further financial reorganization and that the value of Distributions to dissenting creditors and interest holders not be less than the value of Distributions such creditors and interest holders would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.
          Although the Plan Proponents believe that the Plan will satisfy all requirements for Confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not be sufficiently material as to necessitate the resolicitation of votes on the Plan.
          In the event that any Class of Claims entitled to vote fails to accept the Plan in accordance with section 1126(c) and 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right: (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code; and/or (b) to modify the Plan in accordance with Section 11.04 thereof. While the Debtor believes that the Plan satisfies the requirements for non-consensual Confirmation under section 1129(b) of the Bankruptcy Code because it does not “discriminate unfairly” and is “fair and equitable” with respect to the Classes that reject or are deemed to reject the Plan, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can be no assurance that any such challenge to the requirements for non-consensual Confirmation will not delay the Debtor’s emergence from chapter 11 or prevent Confirmation of the Plan.
          If the Plan is not confirmed, there can be no assurance that the Chapter 11 Case will continue rather than be converted to a chapter 7 liquidation case or that any alternative plan of reorganization would be on terms as favorable to the Holders of Claims against and Interests in the Debtor as the terms of the Plan. If a liquidation or protracted reorganization of the Debtor’s Estate were to occur, there is a substantial risk that the Debtor’s going concern value would be substantially eroded to the detriment of all stakeholders.
          Moreover, there can be no assurance with respect to timing of the Effective Date. The occurrence of the Effective Date is also subject to certain conditions precedent as described in Section 9.02 of the Plan. Failure to meet any of these conditions could result in the Plan not being consummated.
          If the Confirmation Order is vacated, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for in the Plan shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtor may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.
          If the Effective Date of the Plan does not occur, there can be no assurance that the Chapter 11 Case will continue rather than be converted to a chapter 7 liquidation case or that any alternative plan of reorganization would be on terms as favorable to the Holders of Claims against the Debtor as the terms of the Plan. If a liquidation or protracted reorganization of the Debtor’s Estate were to occur, there is a substantial risk that the Debtor’s going concern value would be eroded to the detriment of all stakeholders.
          2. Classification and Treatment of Claims and Equity Interests
          Section 1122 of the Bankruptcy Code requires that a plan classify claims against, and interests in, a debtor. The Bankruptcy Code also provides that a plan may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Plan Proponents believe that all Claims and Interests in the Debtor have been appropriately classified in the Plan.
          To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtor presently anticipates that it would seek (i) to modify the Plan to provide for whatever classification might be required for confirmation and (ii) to use the acceptances received from any creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtor will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member. The Plan Proponents believe that under the Federal Rules of Bankruptcy Procedure the Debtor would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity Holder.
          The Bankruptcy Code also requires that a plan provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Plan Proponents believe that the Plan meets this requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny Confirmation of the Plan.
          Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.
          3. Claims Estimation
          The Debtor reserves the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan. There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.
     C. Risks to Creditors Who Will Receive Securities
          The ultimate recoveries under the Plan to Holders of Claims in Class 5 that will receive New MIG Notes and New Warrants, and Holders of Interests in Class 6 that will receive New Common LLC Interests will depend on the realizable value of the these securities. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. Prior to voting on the Plan, each Holder of a Claim in Class 5 or Interest in Class 6 should carefully consider the risk factors specified or referred to below, as well as all of the information contained in the Plan.
          1. Lack of Market for Securities Issued Pursuant to the Plan
          There is no currently existing market for the New MIG Notes, New Warrants or the New Common LLC Interests and there can be no assurance that an active trading market will develop. There can also be no assurance as to the degree of price volatility in any such particular market and no assurance as to the prices at which such securities might be traded. Accordingly, no assurance can be given that a Holder of securities issued pursuant to the Plan will be able to sell such securities in the future or the price at which any such sale may occur. If such market were to exist, the liquidity of the market for such securities and the prices at which such securities will trade will depend upon many factors, including the number of holders, investor expectations for the Reorganized Debtor, and other factors beyond the Reorganized Debtor’s control.
          2. Lack of Dividends on Securities May Adversely Affect Liquidity
          The Debtor does not anticipate that cash dividends or other distributions will be made by the Reorganized Debtor with respect to the New Common LLC Interests in the foreseeable future. In addition, covenants in the New MIG Indenture to which the Reorganized Debtor will be a party will significantly restrict the ability of the Reorganized Debtor to pay dividends and make certain other payments for as long as the New MIG Notes are outstanding. Such restrictions on dividends may have an adverse impact on the market demand for New Common LLC Interests and New Warrants as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the securities issued pursuant to the Plan.
     D. Certain Tax Considerations
          There are a number of income tax considerations, risks, and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Section IX of this Disclosure Statement regarding certain U.S. federal income tax consequences of the transactions proposed by the Plan to the Debtor and the Reorganized Debtor and to certain Holders of Claims and Interests in the Debtor who are entitled to vote to accept or reject the Plan.
VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
          Except as noted above, the Debtor believes that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.
     A. Offer and Sale of New Securities; Bankruptcy Code Exemption
          Holders of Allowed Claims in Class 5 and Interests in Class 6 will receive New MIG Notes, New Warrants, and/or New Common LLC Interests pursuant to the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient’s Claim against or Interest in the debtor, or “principally” in such exchange and “partly” for cash or property. In reliance upon this exemption, the Debtor believes that the exchange of the New MIG Notes, New Warrants, and

New Common LLC Interests under the Plan will be exempt from registration under the Securities Act and state securities laws.
          In addition, the Debtor will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states. Recipients of securities issued under the Plan, however, are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirement or conditions to such availability.
     B. Subsequent Transfers of New Securities
          Section 1145(b) of the Bankruptcy Code defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the Plan from the holders of such securities, if the offer to buy is: (a) with a view to distribution of such securities and (b) under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.
          The term “issuer” is defined in Section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the Debtor’s (or successor’s) voting securities. Mere ownership of securities of a reorganized debtor could result in a person being considered to be a “control person.”
          To the extent that persons deemed to be “underwriters” receive New MIG Notes or New Common LLC Interests pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New MIG Notes or

New Common LLC Interests unless such securities were registered under the Securities Act or an exemption from such registration requirements were available. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.
          Pursuant to the Plan, certificates evidencing the New MIG Notes and the New Common LLC Interests will bear a legend substantially in the form below:
          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE REORGANIZED DEBTOR RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO IT, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.
          Whether or not any particular person would be deemed to be an “underwriter” with respect to the New MIG Notes or New Common LLC Interests to be issued pursuant to the Plan, or an “affiliate” of the Reorganized Debtor, would depend upon various facts and circumstances applicable to that person. Accordingly, the Plan Proponents express no view as to whether any such person would be such an “underwriter” or “affiliate.” PERSONS WHO RECEIVE NEW MIG NOTES OR NEW COMMON LLC INTERESTS UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER RULE 144 AND THE CIRCUMSTANCES UNDER WHICH SHARES MAY BE SOLD IN RELIANCE UPON SUCH RULE.
          THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW MIG NOTES, NEW WARRANTS OR NEW COMMON LLC INTERESTS OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTOR ENCOURAGES EACH CREDITOR, INTEREST HOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW MIG NOTES, NEW WARRANTS OR NEW COMMON LLC INTERESTS.

IX. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
          The following discussion summarizes certain anticipated U.S. federal income tax consequences of the Plan to the Debtor and Holders of Claims in Classes 2, 3, 4, 5 and 6. This summary is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, that could adversely affect the U.S. federal income tax consequences described below.
          This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim in light of its particular facts and circumstances or to certain types of Holders of Claims subject to special treatment under the Tax Code (for example, non-U.S. taxpayers, financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, grantor trusts, persons holding a Claim as part of a “hedging,” “integrated,” or “constructive” sale or straddle transaction, persons holding claims through a partnership or other pass through entity, persons that have a “functional currency” other than the U.S. dollar, and persons who acquired or expect to acquire either an equity interest or other security in a Debtor or a Claim in connection with the performance of services). In addition, this summary does not discuss any aspects of state, local, or non-U.S. taxation and does not address the U.S. federal income tax consequences to Holders of Claims that are Unimpaired under the Plan or Holders of Claims that are not entitled to receive or retain any property under the Plan.
          A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final Distribution under the Plan. Events occurring after the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary view with respect to one or more of the issues discussed below. No ruling will be sought from the IRS with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the Debtor with respect thereto.
          Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim. All Holders of Claims are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable to them under the Plan.
          TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTOR IN CONNECTION WITH

THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTOR OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     A. U.S. Federal Income Tax Consequences to the Debtor
          1. Conversion of the Debtor
          The formation of the Reorganized Debtor as a limited liability company organized under Delaware law on or before the Effective Date is a taxable event for both the Debtor and its shareholders. In general, the Debtor recognizes gain or loss (subject to certain limitations) in an amount equal to the difference, if any, between the fair market value of the Debtor’s assets and the adjusted basis of such assets. In general, if the Debtor has net operating loss (“NOL”) carryforwards, those carryforwards may be used against any recognized gains. Unlike subchapter C corporations, which may be subject to two levels of tax (once at the corporate level and then again when distributions are made to the shareholders), a limited liability company that is treated as a partnership for federal income tax purposes is not subject to federal income tax. Instead, items of income, gain, loss, deduction and credit of the limited liability company are allocated to the members, who report such items on their respective tax returns.
           2. Cancellation of Indebtedness Income
          Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any cancellation of indebtedness (“COD”) income recognized during the taxable year. In the present case, all creditors are paid in full under the Plan and the Plan likely will not discharge any material indebtedness of the Debtor. Therefore, the Debtor does not believe any material COD income will arise pursuant to the Plan. COD income generally equals the excess of the adjusted issue price of the indebtedness discharged over the sum of (i) the amount of cash and (ii) the fair market value of any property (including equity interests) transferred by the debtor in satisfaction of such discharged indebtedness. COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.
          The Tax Code permits a debtor in bankruptcy to exclude its COD income from gross income, but requires the debtor to reduce its tax attributes — such as NOL carryforwards, current year NOLs, tax credits, and tax basis in assets (collectively, “Tax Attributes”) — by the amount of the excluded COD income. Treasury regulations address the application of the rules for the reduction of tax attributes to situations where a member of a U.S. consolidated group recognizes excluded COD income. Under the ordering rules of the Treasury regulations, generally, the Tax Attributes of the debtor corporation are reduced first (including its NOLs and the stock basis of its subsidiaries). In this regard, the Treasury regulations adopt a “tier-down” approach such that if the debtor reduces its basis in its stock in a subsidiary, corresponding reductions must be made to the Tax Attributes of that subsidiary. To the extent that the excluded COD exceeds the Tax Attributes of the debtor member, the Treasury regulations require the reduction of certain Tax Attributes (NOLs, but not tax basis in assets) of other members of the consolidated group. To the extent the amount of excluded COD income exceeds the Tax Attributes available for reduction after reduction of certain Tax Attributes of other consolidated group members, the remaining COD income generally, has no adverse federal income tax consequences. The reduction in Tax Attributes generally occurs after the calculation of a Debtor’s tax for the year in which the debt is discharged.
          Under the Tax Code, a debtor that recognizes excluded COD income may elect to reduce its basis in depreciable assets prior to the reduction of other Tax Attributes, with any excess COD income applied next to reduce NOLs and other Tax Attributes in the prescribed statutory order.
          The Debtor will not be required to include COD income in gross income if the indebtedness will be discharged while the Debtor is under the jurisdiction of the Bankruptcy Court. Instead, the Debtor will be required to reduce Tax Attributes by the amount of the COD income recognized in the manner described above. The Debtor has not yet determined whether it would be beneficial to elect to reduce the basis of their depreciable property prior to any reduction of NOLs or other Tax Attributes. The extent to which NOLs and other Tax Attributes remain following Tax Attribute reduction will depend upon the amount of the COD income.
     B. U.S. Federal Income Tax Consequences to the Holders of Claims and Interests
          The U.S. federal income tax consequences to Holders of Allowed Claims arising from the Distributions to be made in satisfaction of their Claims pursuant to the Plan may vary, depending upon, among other things: (a) the type of consideration received by the Holder of a Claim in exchange for such Claim; (b) the nature of such Claim; (c) whether the Holder has previously claimed a bad debt or worthless security deduction in respect of such Claim; (d) whether such Claim constitutes a security; (e) whether the Holder of such Claim is a citizen or resident of the United States for tax purposes, or otherwise subject to U.S. federal income tax on a net income basis; (f) whether the Holder of such Claim reports income on the accrual or cash basis; and (g) whether the Holder of such Claim receives Distributions under the Plan in more than one taxable year. For tax purposes, the modification of a Claim may represent an exchange of the Claim for a new Claim, even though no actual transfer takes place. In addition, where gain or loss is recognized by a Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder and how long it has been held or is treated as having been held, whether the Claim was acquired at a market discount, and whether and to what extent the Holder previously claimed a bad debt deduction with respect to the underlying Claim. A Holder who purchased its Claim from a prior Holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

          1. Accrued but Unpaid Interest
          In general, to the extent a Holder of a Claim or Interest receives property in satisfaction of interest accrued during the holding period of such instrument, if any, such amount will be taxable to the Holder as interest income (if not previously included in the holder’s gross income). Conversely, such a Holder generally recognizes a deductible loss to the extent that any accrued interest claimed or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full.
          The extent to which property received by a Holder of a Claim or Interest will be attributable to accrued but unpaid interest is unclear. Pursuant to the Plan, all Distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Allowed Claim, and thereafter to accrued but unpaid interest, if any. There is no assurance, however, that such allocation will be respected by the IRS for U.S. federal income tax purposes.
          Each Holder of an Allowed Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of previously included unpaid interest and OID for tax purposes.
          2. Exchange
               a. Holders of Secured Workers’ Compensation Obligations Claims (Class 2)
          A Holder of a Class 2 Claim who receives the collateral securing such Claim or who receives Cash with respect to such Claim pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the fair market value of the collateral or the amount of Cash, as the case may be, received in exchange therefor (other than any money or property received in respect of accrued interest) and such Holder’s adjusted tax basis in the Claim (other than any portion of the Claim attributable to accrued interest).
          The Debtor intends to take the position that the consummation of the Plan should not be a taxable event for a Holder of a Class 2 Claim whose legal, equitable, and contractual rights are Reinstated pursuant to the Plan. The law regarding the tax consequences associated with the Reinstatement of a Class 2 Claim is complex and unclear. No assurance can be given that the IRS will agree with Debtor’s intended treatment of such a Reinstated Claim. Holders of Class 2 Claims are urged to consult their tax advisors concerning the tax treatment of such a Reinstatement transaction.
               b. Holders of General Unsecured Claims (Class 3)
          A Holder of a Class 3 Claim who receives Cash with respect to such Claim pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Cash received in exchange therefor (other than any money or property received in respect of accrued interest)

and such Holder’s adjusted tax basis in the Claim (other than any portion of the Claim attributable to accrued interest).
               c. Holders of Supplemental Employee Retirement Claims (Class 4)
          A Holder of a Class 4 Claim who receives Cash with respect to such Claim pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Cash received in exchange therefor (other than any money or property received in respect of accrued interest) and such Holder’s adjusted tax basis in the Claim (other than any portion of the Claim attributable to accrued interest).
               d. Holders of Preferred Shareholder Claims (Class 5)
          A Holder of a Class 5 Claim who receives Cash, New Warrants, Class 5 Trust Indentures and New MIG Notes with respect to such Claim pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Excess Cash (less Withheld Excess Cash) and the “issue price,” as determined under Section 1274 of the Tax Code and the Treasury regulations promulgated thereunder as determined on the Distribution Date, of the New MIG Notes and the fair market value of the , New Warrants and Class 5 Trust Interests received in exchange therefor (other than any money or property received in respect of accrued interest) and such Holder’s adjusted tax basis in the Claim (other than any portion of the Claim attributable to accrued interest), which is to be allocated among the assets received.
               e. Holders of Common Equity Interests (Class 6)
          The Holder of a Class 6 Interest who receives New Common LLC Interests with respect to such Interest pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the fair market value (determined on the Effective Date) of the New Common LLC Interests received in exchange therefor and such Holder’s adjusted tax basis in such Class 6 Interest.
          3. Ordinary Income
          The market discount provisions of the Tax Code may apply to Holders of certain Claims. Gain recognized by a Claim Holder with respect to a “market discount bond” will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Claim Holder’s period of ownership, unless the Claim Holder elected to include accrued market discount in taxable income currently. Additionally, to the extent that a Holder of a Claim receives consideration in exchange for such Claim, such consideration may be characterized as a fee taxable as ordinary income without reduction for such Holder’s adjusted tax basis in such Claim.

     C. Information Reporting and Backup Withholding
          Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest, and the proceeds from the sale or other taxable disposition of the Claims and Interests may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) or (ii) provides a correct taxpayer identification number and otherwise complies with applicable backup withholding provisions. In addition, Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.
     D. Importance of Obtaining Your Own Professional Tax Assistance
          THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ASSOCIATED WITH THE PLAN ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.
X. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS
     A. Feasibility of the Plan
          In connection with Confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor.
          To support its belief in the feasibility of the Plan, the Debtor has relied upon the Projections, which are annexed to this Disclosure Statement as Exhibit B.
          The Projections indicate that the Reorganized Debtor should have sufficient cash flow to fund its operations and fund Distributions. Accordingly, the Debtor believes that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.
          The Projections are based on numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtor; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtor’s retention of key management and other key employees; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtor and some or all of which may not materialize.
          To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtor, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtor. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, Holders of Claims and Interests are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtor’s independent public accountants. The Debtor will be required to adopt “fresh start” accounting upon their emergence from chapter 11. The actual adjustments for “fresh start” accounting that the Debtor may be required to adopt upon emergence, may differ substantially from those “fresh start” adjustments in the Projections. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtor, the Debtor’s advisors, or any other Person that the Projections can or will be achieved.
          The Projections should be read together with the information in Article VII of this Disclosure Statement entitled “Certain Risk Factors to be Considered,” which sets forth important factors that could cause actual results to differ from those in the Projections.
          The Debtor does not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtor does not intend to update or revise the Projections to reflect changes in general economic or industry conditions.
          The Reorganized Debtor will face a number of risks with respect to their continuing business operations upon emergence from chapter 11, including but not limited to those described in Article VII.

      B. Acceptance of the Plan
          As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.
          Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually timely and properly vote to accept or to reject the Plan. Thus, Holders of Claims in Class 5 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number of the Claims actually voting in each Class cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.
          Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds (2/3) of the number of shares in that class, but for that purpose counts only those who actually timely and properly vote to accept or to reject the Plan. Thus, Holders of Interests in Class 6 will have voted to accept the Plan only if two-thirds (2/3) of the number of shares in that class actually voting cast their ballots in favor of acceptance. Holders of Interests who fail to vote or who vote on an untimely or improper basis are not counted as either accepting or rejecting a plan.
          A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
     C. Best Interests Test
          As noted above, even if a plan is accepted by each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.
          To calculate the probable Distribution to Holders of each impaired class of claims and interests if a debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 trustee.
          The amount of liquidation value available to unsecured creditors would be reduced first, by the claims of secured creditors to the extent of the value of their collateral and,

second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the Chapter 11 Case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the chapter 7 cases, litigation costs, and Claims arising from the operations of the debtor during the pendency of the chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages Claims.
          Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable Distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.
      D. Liquidation Analysis
          To support its belief that the Plan satisfies the best interests test, and in order to determine the amount of liquidation value that would be available to Creditors, the Debtor prepared a liquidation analysis (the “Liquidation Analysis”), which concludes that in a chapter 7 liquidation, Holders of prepetition Unsecured Claims would receive less of a recovery than the recovery they would receive under the Plan. This conclusion is premised upon the assumptions set forth in the Liquidation Analysis, which the Debtor believes are reasonable.
          Notwithstanding the foregoing, the Debtor believes that any liquidation analysis with respect to the Debtor is inherently speculative. The Liquidation Analysis for the Debtor necessarily contains estimates of the net proceeds that would be received from a forced sale of assets, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtor’s review of the Claims Filed and the Debtor’s books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtor has projected an amount of Allowed Claims that represents their best estimate of the chapter 7 liquidation dividend to Holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any Distribution to be made on account of Allowed Claims under the Plan.
          The full Liquidation Analysis is annexed as Exhibit C to this Disclosure Statement.

     E. Valuation of the Reorganized Debtor
          THE VALUATION INFORMATION CONTAINED IN THIS SECTION WITH REGARD TO THE REORGANIZED DEBTOR IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED PURSUANT TO THE PLAN.
          1. Overview
          Lazard, the Debtor’s investment banker and financial advisor, has evaluated each of MIG’s businesses, assets, and investments on a going-concern basis to estimate its Reorganization Value. The Reorganization Value for MIG is comprised of MIG’s interests in the following: (i) 46% ownership interest in Magticom; (ii) other operating assets; (iii) 85% interest in Ayety TV; (iv) 100% interest in Telecom Georgia; (v) 100% interest in Telenet; and (vi) Other assets (i.e., cash). In reaching the valuation of the Reorganized Debtor, Lazard necessarily made numerous assumptions with respect to MIG, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtor’s control.
          To arrive at its estimate of the Reorganization Value of MIG, Lazard utilized three generally accepted valuation methods for assessing Reorganization Value: (1) discounted cash flow analysis; (2) comparable company analysis; and (3) precedent transactions analysis. Lazard applied slightly more weight to the Comparable Company Analysis and Precedent Transaction Analysis than the Discounted Cash Flow Analysis.
          Solely for purposes of the Plan, Lazard estimated the enterprise value of Magticom to be in a range between approximately $1 billion to $1.2 billion and the value of MIG’s 46% interest in Magticom to be in a range between approximately $460 million to $552 million. Using the methodologies discussed above, Lazard estimates the Reorganization Value of MIG to be $475 million to $575 million. The Lazard valuation provides the basis for the Debtor’s view that substantial value exists in excess of the Judgment.
          Rothschild, the Committee’s investment banker and financial advisor, also evaluated each of MIG’s business assets and investments on a going concern basis to estimate its Reorganization Value. Rothschild also assumed MIG’s assets are comprised of the following (i) 46% ownership interest in Magticom; (ii) operating assets; (iii) 85% interest in Ayety TV; (iv) 100% interest in Telecom Georgia; 100% interest in Telnet; and other assets (i.e. cash). In reaching its valuation of the Reorganized Debtor, Rothschild made numerous assumptions with respect to MIG, industry performance, general business, economic, market and financial conditions, and other matters. Rothschild also conducted an in-depth detailed analysis of the impact of the Change of Control Provisions on MIG’s Reorganization Value. Rothschild utilized two generally accepted valuation methods: (1) discounted cash flow analysis and (2) comparable company analysis, while discarding the precedent transactions analysis method as not applicable on account of the Change of Control Provisions. Rothschild also researched numerous restricted stock studies and other matters to determine the valuation impact of the Change of Control

Provisions. Based upon its analysis and research, Rothschild concluded that MIG’s Reorganization Value is $146 million.
          THE ESTIMATED RANGES OF REORGANIZATION VALUE BY EACH OF THE PLAN PROPONENTS AND THEIR FINANCIAL ADVISORS, AS OF AN ASSUMED EFFECTIVE DATE OF OCTOBER 15, 2010, REFLECT INFORMATION AND DIFFERING VIEWS REGARDING THE BUSINESS AND ASSETS OF THE DEBTOR AVAILABLE AS OF DECEMBER, 2009. THE VALUATION DISPUTES BETWEEN THE DEBTOR AND THE COMMITTEE AND THEIR RESPECTIVE FINANCIAL ADVISORS HAVE BEEN RENDERED MOOT BY THE SETTLEMENT AGREEMENT INCLUDING PROVISIONS FOR THE PAYMENT IN FULL OF ALL CREDITORS AS PROVIDED IN THE PLAN. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT THESE VALUES, NEITHER OF THE PLAN PROPONENTS SHALL HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THEIR COMPETING VIEWS ON VALUATION.10
          With respect to the Projections prepared by the management of the Debtor and included as Exhibit B to this Disclosure Statement, Lazard assumed that such Projections: (i) were prepared in good faith; (ii) based on fully disclosed assumptions which, in light of the circumstances under which they were made, are reasonable; (iii) reflect the best currently available estimates; and (iv) reflect the good faith judgments of the Debtor.
     F. Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation
          It is impossible to determine with any specificity the value each Holder of an Impaired Claim will receive as a percentage of its Allowed Claim. Notwithstanding the difficulty in quantifying recoveries with precision, the Debtor believes that the financial disclosures and Projections contained in this Disclosure Statement imply a greater or equal recovery to Holders of Claims in Impaired Classes than the recovery available in a chapter 7 liquidation. The Plan Proponents believe that a forced liquidation of MIG’s interests in ITCL would trigger the Change of Control Provisions and materially impair the value available to creditors to an amount materially less the amounts due to them. Accordingly, the Debtor believes that the “best interests” test of section 1129 of the Bankruptcy Code is satisfied.

[10]	The Debtor and its advisors continue to analyze and conduct due diligence with respect to the various matters summarized in this section, including, without limitation, MIG’s various interests in other operating assets which are currently positioned for sale in 2010. Accordingly, the Debtor reserves the right to supplement, modify, update and/or revise the information set forth in this section, if and as it may deem appropriate, through the hearing on approval of this Disclosure Statement and potentially up to the deadline for Filing the Plan Supplement. The Committee reserves all rights with respect to any such new information or amendments.

     G. Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative
          In the event that one of Classes 5 or 6 does not vote to accept the Plan, the Debtor and Committee may seek Confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all Impaired classes, as long as at least one Impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the Debtor if the Plan “does not discriminate unfairly” and is “fair and equitable” as to each Impaired class that has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.
          The Debtor and Committee believe that the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes.
          A plan is fair and equitable as to a class of unsecured Claims that rejects a plan if the plan provides (i) for each Holder of a Claim included in the rejecting class to receive or retain on account of that Claim property that has a value, as of the effective date of the plan, equal to the Allowed amount of such Claim or (ii) that the Holder of any Claim or Interest that is junior to the Claims of such class will not receive or retain on account of such junior Claim or Interest any property at all.
          A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each Holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the Allowed amount of any fixed liquidation preference to which such Holder is entitled, any fixed redemption price to which such Holder is entitled or the value of such interest or (ii) that the Holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.
          The Plan Proponents believe that they will meet the “fair and equitable” requirements of section 1129(b) of the Bankruptcy Code with respect to Holders of Claims in Class 5 and Holders of Interests in Classes 6 and that the Plan satisfies the foregoing requirements for nonconsensual confirmation of the Plan.
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATIONS OF THE PLAN
          The Plan Proponents believe that the Plan affords Holders of Claims and Interests in Classes 5 and 6 the potential for the greatest realization on the Debtor’s assets and, therefore, is in the best interests of such Holders. If, however, the requisite acceptances are not received or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtor under chapter 7 or chapter 11 of the Bankruptcy Code.

     A. Alternative Plan(s) of Reorganization
          If the requisite acceptances are not received or if the Plan is not confirmed, the Debtor and/or the Committee could formulate and propose a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtor’s businesses or an orderly liquidation of assets.
          The Debtor and the Committee believe that the Plan enables Creditors to realize the greatest possible value under the circumstances and has the greatest chance to be confirmed and consummated.
     B. Liquidation under Chapter 7 or Chapter 11
          If no plan is confirmed, the Debtor’s case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in the Debtor.
          The Debtor and the Committee believe that, in a liquidation under chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Estate. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other Executory Contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtor’s assets. More importantly, conversion to chapter 7 liquidation would likely result in an immediate sale of the Debtor’s indirect interests in ITCL, as chapter 7 trustees rarely continue operations. Such a sale would likely trigger the “Change of Control” provisions in the ITCL LLC Agreement which, as discussed above, would mean that the purchaser would receive significantly less management and voting rights and other protections that the Reorganized Debtor would maintain under the Plan. As a result, the purchaser would pay far less for the ITCL interest than the value of such interest in the hands of the Reorganized Debtor.
          The Debtor could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtor’s assets theoretically could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtor’s businesses incur operating losses, the Debtor’s efforts to liquidate their assets over a longer period of time theoretically could result in a lower net distribution to Creditors than they would receive through chapter 7 liquidation. Nevertheless, because there would be no need to appoint a chapter 7 trustee and to hire new professionals, chapter 11 liquidation might be less costly than chapter 7 liquidation and thus provide larger net distributions to creditors than in chapter 7 liquidation. Any recovery in a chapter 11 liquidation, while potentially greater than in a chapter

7 liquidation, would also be highly uncertain, and subject to the same “Change of Control” risks discussed above.
          Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.
XII. THE SOLICITATION; VOTING PROCEDURES
     A. Parties-in-Interest Entitled to Vote
          In general, a Holder of a Claim or Interest may vote to accept or to reject a plan if (a) the Claim or Interest is “allowed,” which means generally that no party in interest has objected to or is otherwise a Disputed Claim or Interest and (b) the Claim or Interest is “Impaired” by the Plan.
          Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is deemed to be “Impaired” under a plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such Claim or Interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such Claim or Interest as it existed before the default.
          If, however, the Holder of an Impaired Claim or Interest will not receive or retain any Distribution under the Plan on account of such Claim or Interest, the Bankruptcy Code deems such Holder to have rejected the Plan and, accordingly, Holders of such Claims and interests do not actually vote on the Plan. If a Claim or Interest is not Impaired by the Plan, the Bankruptcy Code deems the Holder of such Claim or Interest to have accepted the Plan and, accordingly, Holders of such Claims and interests are not entitled to vote on the Plan.
     B. Classes Entitled to Vote to Accept or Reject the Plan
          Holders of Claims and Interests in Classes 5 and 6 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, the Holders of Claims or Interests in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Classes 1 through 4 are deemed to have accepted the Plan and, therefore, none of the Holders of Claims in Classes 1 through 4 are entitled to vote to accept or reject the Plan.
     C. Waivers of Defects, Irregularities, Etc.
          Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtor and Committee, in their sole discretion, which determination will be final and binding. As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtor and Committee reserve the absolute right to contest the validity of any such withdrawal. The Debtor and Committee also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtor and Committee or their counsel, be unlawful. The Debtor and Committee further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtor and Committee, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtor and Committee (or the Bankruptcy Court) determine. Neither the Debtor, the Committee nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.
     D. Withdrawal of Ballots; Revocation
          Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. To be valid, a notice of withdrawal must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received by the Voting Agent in a timely manner at The Garden City Group, Inc., 5151 Blazer Parkway, Suite A, Dublin, Ohio 43017. The Debtor intends to consult with the Committee and the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtor and Committee expressly reserves the absolute right to contest the validity of any such withdrawals of ballots.
          Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot.
          Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.
     E. Voting Objection Deadline
          Pursuant to Bankruptcy Rule 3018(a), the deadline for the Debtor to File and serve any objections (each a “Voting Objection”) to temporary allowance of a Claim for purposes of voting on the Plan in a different class or different amount than is set forth in the Proof of Claim timely Filed by the applicable Bar Date as set by the Court, shall be September 15, 2010 at 4:00 p.m. (Eastern) (the “Voting Objection Deadline”). Any party with a response to a Voting Objection may be heard at the Confirmation Hearing. Responses to any Voting Objection may be Filed with the Court up to and including the date of the Confirmation Hearing. If, and to the extent that, the Debtor and such party are unable to resolve the issues raised by the Voting Objection on or prior to the Confirmation Hearing, any such Voting Objection shall be heard at the Confirmation Hearing.
          Creditors seeking to have a Claim temporarily allowed for purposes of voting to accept or reject the Plan pursuant to Bankruptcy Rule 3018(a) must file a motion (the “Claim Estimation Motion”) for such relief no later than September 10, 2010 which date is thirteen (13) days prior to the Voting Deadline. The Court shall schedule a hearing on such motion on a date prior to the Confirmation Hearing. Any such Claim Estimation Motion may be resolved by agreement between the Debtor and the movant without the requirement for further order or approval of the Court.
     F. Further Information; Additional Copies
          If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact the Voting Agent at:
Attn: MIG Bankruptcy Administration
c/o THE GARDEN CITY GROUP, INC.
5151 Blazer Parkway, Suite A
Dublin, Ohio 43017
Telephone: (800) 327-3664
Website: http://migreorg.com

RECOMMENDATION AND CONCLUSION
          For all of the reasons set forth in this Disclosure Statement, the Debtor and the Committee believe that Confirmation and consummation of the Plan are preferable to all other alternatives. Consequently, the Debtor and Committee urge all Holders of Claims in Classes 5 and 6 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before 5:00 p.m. Eastern Time on the Voting Deadline.
Dated: August 19, 2010

/s/ Scott D. Cousins	/s/ Ian Connor Bifferato
Scott D. Cousins (DE Bar No. 3079)	Ian Connor Bifferato
Sandra G. M. Selzer (DE Bar No. 4283)	Thomas F. Driscoll III
GREENBERG TRAURIG, LLP	BIFFERATO, LLC
The Nemours Building	800 N. King Street, Plaza Level
1007 North Orange Street, Suite 1200	Wilmington, Delaware 19801
Wilmington, Delaware 19801	Telephone: (302) 225-7600
Telephone: (302) 661-7000	Facsimile: (302) 254-5833
Facsimile: (302) 661-7360	cbifferato@bifferato.com
cousinss@gtlaw.com	tdriscoll@bifferato.com
selzers@gtlaw.com

-and-	-and-

Nancy A. Mitchell	Carmen H. Lonstein
Maria J. DiConza	Andrew P.R. McDermott
GREENBERG TRAURIG, LLP	BAKER & MCKENZIE LLP
200 Park Avenue	One Prudential Plaza, Suite 3500
New York, New York 10166	130 E. Randolph Drive
Telephone: (212) 801-9200	Chicago, Illinois 60601
Facsimile: (212) 801-6400	Telephone: (312) 861-8000
mitchelln@gtlaw.com	Facsimile: (312) 698-2370
diconzam@gtlaw.com	carmen.lonstein@bakernet.com
andrew.mcdermott@bakermckenzie.com

Counsel to the Debtor and	Counsel to the Official Committee
Debtor-in-Possession	of Unsecured Creditors

Exhibit A
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
JOINT SECOND AMENDED CHAPTER 11
PLAN OF
REORGANIZATION FOR MIG, INC.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:		Chapter 11

MIG, INC.,		Case No. 09-12118 (KG)

Debtor.

JOINT SECOND AMENDED CHAPTER 11
PLAN OF REORGANIZATION FOR MIG, INC.

Scott D. Cousins (DE Bar No. 3079)	Ian Connor Bifferato
Sandra G. M. Selzer (DE Bar No. 4283)	Thomas F. Driscoll III
GREENBERG TRAURIG, LLP	BIFFERATO, LLC
The Nemours Building	800 N. King Street, Plaza Level
1007 North Orange Street, Suite 1200	Wilmington, Delaware 19801
Wilmington, Delaware 19801	Telephone: (302) 225-7600
Telephone: (302) 661-7000	Facsimile: (302) 254-5833
Facsimile: (302) 661-7360	cbifferato@bifferato.com
cousinss@gtlaw.com	tdriscoll@bifferato.com
selzers@gtlaw.com

-and-	-and-

Nancy A. Mitchell	Carmen H. Lonstein
Maria J. DiConza	Andrew P.R. McDermott
GREENBERG TRAURIG, LLP	BAKER & MCKENZIE LLP
200 Park Avenue	One Prudential Plaza, Suite 3500
New York, New York 10166	130 E. Randolph Drive
Telephone: (212) 801-9200	Chicago, Illinois 60601
Facsimile: (212) 801-6400	Telephone: (312) 861-8000
mitchelln@gtlaw.com	Facsimile: (312) 698-2370
diconzam@gtlaw.com	carmen.lonstein@bakernet.com
andrew.mcdermott@bakermckenzie.com

Counsel for the Debtor and	Counsel to the Official Committee
Debtor-in-Possession	of Unsecured Creditors

DATED: August 19, 2010

TABLE OF CONTENTS

		Page

Article I DEFINED TERMS AND RULES OF INTERPRETATION		1

Article II CLASSIFICATION OF CLAIMS AND INTERESTS IN THE DEBTOR		23
Section 2.01.	Introduction	23
Section 2.02.	Unclassified Claims	23
Section 2.03.	Unimpaired Classes of Claims and Interests in the Debtor	23
Section 2.04.	Impaired/Voting Classes of Claims	23

Article III TREATMENT OF CLAIMS AND INTERESTS IN THE DEBTOR		24
Section 3.01.	Unclassified Claims	24
Section 3.02.	Unimpaired Classes of Claims and Interests in the Debtor	24
Section 3.03.	Impaired/Voting Classes of Claims and Interests in the Debtor	25
Section 3.04.	Special Provisions Regarding Insured Claims	27
Section 3.05.	Reservation of Rights Regarding Claims	27

Article IV ACCEPTANCE OR REJECTION OF THE PLAN		28
Section 4.01.	Impaired Classes of Claims Entitled to Vote	28
Section 4.02.	Acceptance by an Impaired Class	28
Section 4.03.	Presumed Acceptances by Unimpaired Classes	28
Section 4.04.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	28
Section 4.05.	Elimination of Vacant Classes	28

Article V MEANS FOR IMPLEMENTATION OF THE PLAN		29
Section 5.01.	Continued Corporate Existence	29
Section 5.02.	Corporate Governance	29
Section 5.03.	Cancellation of Common Equity Interests and Agreement	29
Section 5.04.	Authorization and Issuance of New Common LLC Interests, New MIG Notes and Indenture, Collateral Documents, New Warrants and Class 5 Trust Agreement	30
Section 5.05.	New Board of Managers of the Reorganized Debtor	30
Section 5.06.	Managers, Officers and Key Employees of Reorganized Debtor; Indemnification	31
Section 5.07.	Management Incentive Plan	32
Section 5.08.	Establishment of the Class 5 Trust; Appointment of the Class 5 Trustee; Funding of the Class 5 Trust; Termination of the Class 5 Trust; Exculpation and Indemnification; International Recognition	32
Section 5.09.	Disbanding of Special Litigation Committee	33
Section 5.10.	Debtor Parent, Debtor Parent Affiliates’ and Releasee Obligations under Plan	33
Section 5.11.	Revesting of Assets; Preservation of Causes of Action, Litigation Rights and Avoidance Actions; Release of Liens; Resulting Claim Treatment	33

ii

iii

JOINT SECOND AMENDED CHAPTER 11 PLAN OF
REORGANIZATION FOR MIG, INC.
INTRODUCTION1
     MIG, Inc. (f/k/a Metromedia International Group, Inc.) as a debtor and debtor-in-possession (the “Debtor” or “MIG”), and the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case (the “Committee”) hereby jointly propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtor. Reference is made to the Disclosure Statement for a discussion of (i) the Debtor’s history, businesses, properties, results of operations, and projections for future operations, (ii) a summary and analysis of this Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan and Distributions to be made under this Plan.
     ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019, AND IN THE PLAN, THE PLAN PROPONENTS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN, OR ANY PART THEREOF, PRIOR TO ITS SUBSTANTIAL CONSUMMATION.
     The Debtor and the Committee are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION
     For purposes of the Plan, except as expressly provided or unless the context otherwise requires, (a) all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in the Disclosure Statement (or any exhibit hereto or thereto), (b) any capitalized term used in the Plan that is not defined in the Plan, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, (c) whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter, (d) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (e) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (f) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits

[1]	All capitalized terms used in the Plan and not otherwise defined in Article I of the Plan shall have the meanings ascribed to them in the Disclosure Statement (or any exhibit hereto).

are references to sections, articles, schedules, and exhibits of or to the Plan, (g) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to any particular paragraph, subparagraph, or clause contained in the Plan, (h) captions and headings to articles and sections are inserted for convenience of reference only and shall not limit or otherwise affect the provisions hereof or the interpretation of the Plan, and (i) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.
     1.1 “Acknowledgement Agreement” means the agreement to be executed by the Debtor Parent, Debtor Parent Affiliates and Releasees as contemplated by Section 5.10(b) of the Plan, substantially in the form included in the Plan Supplement.
     1.2 “Administrative Claim” means a Claim for any costs or expenses of administration of the Estate under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, for: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the businesses of the Debtor; (b) any payment to be made under the Plan to cure a default on an assumed Executory Contract or assumed Unexpired Lease; (c) any postpetition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of its business; (d) any Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order under section 546(c)(2)(A) of the Bankruptcy Code; (e) any Allowed Claims of Professionals in the Chapter 11 Case; and (f) any fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.
     1.3 “Administrative Claims Bar Date” means the deadline for filing all requests for payment of Administrative Claims, which shall be forty-five days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, except with respect to Professional Fee Claims, which shall be 60 days after the Effective Date.
     1.4 “Administrative Claims Reserve” means the reserve of Cash established and maintained by the Debtor and Reorganized Debtor to pay Allowed Administrative Claims, including Claims under section 503(b)(9) of the Bankruptcy Code and all Claims for rent under section 503(b) of the Bankruptcy Code and lease payments under section 365(d)(5) of the Bankruptcy Code.
     1.5 “Administrative Expense Request” means a request for the payment of an Administrative Claim.
     1.6 “Affiliate” means “affiliate” as defined in section 101(2) of the Bankruptcy Code.
     1.7 “Agreed Budget” means the annual operating budget for the Reorganized Debtor and its subsidiaries for the period from the Effective Date until such time as the New MIG Notes are paid in full. The Agreed Budget for the one year period after the Effective Date shall be set forth in the Plan Supplement, as amended or modified prior to the Effective Date with the consent of both Plan Proponents. Thereafter, for so long as

2

the New MIG Notes remain outstanding, the Agreed Budget shall require approval of the New Board and each of the Class 5 Directors.
     1.8 “Alleged Fraudulent Transfer Claims” means the claims alleged by the Committee in connection with its Motion for Order Granting the Committee Standing to: (i) Prosecute Actions on Behalf of the Debtor’s Estate; and (ii) Seek a Temporary Restraining Order, Preliminary Injunction and Other Related Relief dated November 17, 2009 [Docket No. 310].
     1.9 “Allowed” means with respect to any Claim (including any Administrative Claim) or portion thereof (to the extent such Claim is not Disputed or Disallowed) or any Interest (a) any Claim or Interest, proof of which: (i) was timely Filed with the Bankruptcy Court or its duly appointed claims agent, (ii) was deemed timely filed pursuant to section 1111(a) of the Bankruptcy Code, (iii) by a Final Order was not required to be Filed; (b) any Claim or Interest that has been, or hereafter is, listed in the Schedules as liquidated in an amount other than zero or unknown and not Disputed or Contingent (or as to which the applicable Proof of Claim has been withdrawn or Disallowed); and (c) any Claim or Interest which has been allowed (whether in whole or in part) by a Final Order (but only to the extent so allowed), and, in (a), (b) and (c) above, as to which no objection to the allowance thereof, or action to subordinate, avoid, classify, reclassify, expunge, estimate or otherwise limit recovery with respect thereto, has been Filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order; (d) any Claim or Interest allowed under or pursuant to the terms of the Plan; (e) any Claim arising from the recovery of property under sections 550 or 553 of the Bankruptcy Code which has been allowed in accordance with section 503(h) of the Bankruptcy Code; (f) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a Proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law; or (g) which is a Professional Claim for which a fee award amount has been approved by order of the Bankruptcy Court; provided, however, that Claims or Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder.
     1.10 “Allowed Claim” means an Allowed Claim of the particular type or Class described.
     1.11 “Allowed __ Claim” means, with respect to any specified Class or type of Claim, whether classified or unclassified, that the referenced Claim is an Allowed Claim. For the avoidance of doubt, the Allowed Class 5 Preferred Shareholder Claims shall be comprised of the Allowed Appraisal Claims and the Allowed Non-Appraisal Claims.
     1.12 “Allowed Appraisal Claims” means the sum of: (i) an amount determined by the product of the Settlement Share Price multiplied by the number of shares of Preferred Equity Interests held by the Petitioners in the Appraisal Action as reflected in Schedules I and II to the Plan; (ii) the Appraisal Action Paid Fees; and (iii) the Top-Up Share for such Petitioners.

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     1.13 “Allowed Appraisal Claim Amount” means the aggregate amount of all Allowed Appraisal Claims, estimated to be $207,143,235.34 as of the Effective Date, plus the Appraisal Action Paid Fees.
     1.14 “Allowed Non-Appraisal Claims” means the sum of (i) an amount determined by the number of shares of Preferred Equity Interests held by each Holder of a Non-Appraisal Claim multiplied by the Settlement Share Price (as reflected on Schedule III to the Plan) as of the Effective Date; and (ii) the Top-Up Share for such Holders.
     1.15 “Allowed Non-Appraisal Claim Amount” means the aggregate amount of all Allowed Non-Appraisal Claims, estimated to be approximately $17,574,000 as of the Effective Date.
     1.16 “Appraisal Action” means In re: Appraisal of Metromedia International Group, Inc., Civil Action No. 3351-CC in the Court of Chancery of the State of Delaware.
     1.17 “Appraisal Action Paid Fees” shall mean the legal fees and expenses paid by the Holders of Appraisal Claims to their counsel in the Appraisal Action, in an amount to be agreed upon by the Debtor and the Committee prior to the filing of the Plan Supplement.
     1.18 “Appraisal Action Unpaid Fees” shall mean the legal fees and expenses alleged to be owed by the parties listed on Appendix A to the Appraisal Judgment by the law firms of Ashby & Geddes P.A. and Grant & Eisenhofer P.A., or their respective clients (as applicable) to their counsel in the Appraisal Action as set forth in Schedule II to the Plan, which amounts shall be deemed Allowed Class 5 Claims in the amounts set forth in Schedule II to the Plan provided there has been a Final Order of the Chancery Court entered in the Appraisal Action awarding payment of such fees and expenses. The Reorganized Debtor shall be authorized to pay such fees and expenses to Grant & Eisenhofer P.A., Ashby & Geddes or their respective clients, as applicable, as directed in such Final Order, and to deduct such payments from any amounts otherwise due to Holders of Allowed Appraisal Claims listed on Schedule II to the Plan.
     1.19 “Appraisal Claims” means the Claims related to the Preferred Equity Interests set forth in the Appraisal Judgment and listed in Schedules I and II to the Plan.
     1.20 “Appraisal Judgment” means the Final Judgment entered by the Court of Chancery of the State of Delaware on June 5, 2009 in connection with the Appraisal Action, in favor of all Holders named therein including in Appendix A thereto, which Final Judgment was affirmed by the Supreme Court of the State of Delaware on November 2, 2009.
     1.21 “Avoidance Actions” means any and all Causes of Action (other than those which are released or dismissed as part of and pursuant to the Plan) which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under sections 502(d), 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the

4

Bankruptcy Code or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws (whether or not litigation is commenced to prosecute such Causes of Action) and including the Debtor’s rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted, excluding any claims or causes of action related to the Change of Control Litigation.
     1.22 “Ballot” means each of the ballot forms, other than a master ballot form, distributed to each Holder of a Claim or Interest entitled to vote to accept or reject this Plan.
     1.23 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Case.
     1.24 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case or any aspect thereof.
     1.25 “Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the applicable Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (iii) the applicable Local Rules of Bankruptcy Practice and Procedure for the Bankruptcy Court, and (iv) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Case or proceedings therein, as the case may be.
     1.26 “Bar Date” means March 10, 2010, the date set by the Bankruptcy Court as the last day for Filing a Proof of Claim or Proof of Interest against the Debtor in the Chapter 11 Case.
     1.27 “Blanket Lien” means the blanket first priority lien on all of the Debtor’s current and after-acquired assets and proceeds thereof, including without limitation cash accounts of the Reorganized Debtor which shall be subject to the Deposit Account Control Agreement, to be granted by the Reorganized Debtor as part of the Class 5 Collateral pursuant to Section 3.03 (c) of the Plan.
     1.28 “Business Day” means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Wilmington, Delaware.
     1.29 “Cash or $” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.

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     1.30 “CaucusCom” means CaucusCom Ventures L.P., a British Virgin Islands limited partnership having its principal place of business at 54 Baker Street, London W1U 7BU, licensed to do business in the State of Delaware and Holder of 100% of the stock Interests in the Debtor as of the Petition Date.
     1.31 “CaucusCom Pledge” shall have the meaning set forth in the definition herein for Stock Pledge Agreements.
     1.32 “Caucus Carry” means Caucus Carry Management L.P., a British Virgin Islands limited partnership having its principal place of business at 54 Baker Street, London W1U 7BU.
     1.33 “Caucus Telecom” means Caucus Telecom Management Ltd., a company incorporated in the British Virgin Islands having its principal place of business at 54 Baker Street, London W1U 7BU.
     1.34 “Causes of Action” means any and all actions, causes of action, Claims, rights, defenses, liabilities, obligations, executions, choses in action, controversies, rights (including rights to legal remedies, rights to equitable remedies, rights to payment), suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, choate or inchoate, existing or hereafter arising, suspected or unsuspected, foreseen or unforeseen, and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, based on whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case, including through the Effective Date.
     1.35 “Change of Control Litigation” means any Claim, Cause of Action or Litigation Rights related to or arising from the “Change of Control Provisions,” including any claims challenging the validity or enforceability thereof on any grounds, under any applicable law, in any forum including without limitation before the Bankruptcy Court or the London Court of Arbitration.
     1.36 “Change of Control Provisions” means the modifications in Sections 2.7(e), 4.1(b) and 8.1 of the ITCL LLC Agreement and Section 5.4 of the PSA dated January of 2009, including as follows:
a.	Insertion of “ITC Cellular Change of Control” definition in the ITCL LLC Agreement that may be triggered by certain events, including but not limited to:[2]
1.	CaucusCom must continue to own, directly or indirectly, 46% of the Equity Securities of ITCL.

[2]	All capitalized terms used in this Section 1.38 but not otherwise defined herein have the meaning assigned to such term in the ITCL LLC Agreement.

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2.	Caucus Carry must be a general partner of CaucusCom.

3.	Yola & Gtel must hold 100% of limited partner interests in Caucus Carry.

4.	Caucus Telecom must be a general partner of Caucus Carry.

5.	Yola & Gtel must hold 100% of the Equity Securities of Caucus Telecom.

6.	Yola & Gtel must hold at least 35% of the limited partnership interests in CaucusCom Ventures.

7.	Yola and Gtel must continue to direct or cause direction of management and policies of ITC or any Affiliate of ITC that holds 46% of the Membership Interests in ITCL.

8.	Any “change of control” of Yola, Gtel, Caucus Telecom, Caucus Carry or CaucusCom, where “control” is defined as the “power to direct or cause direction of the management or policies of such Person”.
b.	Insertion of provisions in section 2.7(e) of the ITCL LLC Agreement that trigger the loss of governance rights upon an “ITC Cellular Change of Control,” including ITC losing 2 of the 4 directors on the ITCL board, the Quorum required at an ITCL board meeting being reduced from 4 to 2 directors, and providing for Dr. Jokhtaberidze to be the sole entity in control of the ITCL Board with his 2 designated ITCL directors.

c.	Prohibition of any transfers of MIG’s 46% Proportional Interest in ITCL in Section 4.1(b) of the ITCL LLC Agreement and providing that any such transfer results in the transferee’s forfeiture of future dividends; and

d.	Insertion of provisions in Section 5.4 of the PSA that cause the automatic termination of Dr. Jokhtaberidze’s obligations to comply with the Minimum Dividend Policy in the ITCL LLC Agreement upon an ITC Cellular Change of Control.
     1.37 “Chapter 11 Case” means chapter 11 case number 09-12118 (KG) commenced by the Debtor in the Bankruptcy Court.
     1.38 “Claim” means any “claim” against the Debtor as defined in Bankruptcy Code section 101(5).
     1.39 “Claims Objection Bar Date” means the date that is one hundred and eighty (180) days after the Effective Date or such later date as may be extended by order of the Bankruptcy Court.
     1.40 “Class” means a category of Holders of Claims or Interests in the Debtor pursuant to section 1122(a) of the Bankruptcy Code, as described in Articles II and III of the Plan.

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     1.41 “Class 5 Collateral” shall mean the following collateral in which the Debtor, the Reorganized Debtor, CaucusCom and ITC shall grant the Holders of Allowed Class 5 Claims a first priority Lien for so long as any amount remains outstanding under the New MIG Notes: (i) the respective rights of the Reorganized Debtor and ITCL to receive dividends and distributions from their direct subsidiaries and any such dividends and distributions received; (ii) the collateral pledged pursuant to the Stock Pledge Agreements and (iii) a blanket first priority lien on all of the Debtor’s current and after-acquired assets and proceeds thereof, including without limitation cash accounts of the Reorganized Debtor which shall be subject to the Deposit Account Control Agreement.
     1.42 “Class 5 Directors” means the two members of the New Board designated by the Committee pursuant to Section 5.05 of the Plan and reasonably acceptable to the Debtor, such consent not to be unreasonably withheld, and any successors designated by the Class 5 Trustee in accordance with the provisions of the Class 5 Trust (reasonably acceptable to the Debtor, such consent not to be unreasonably withheld).
     1.43 “Class 5 Trust” means the trust to be created on the Effective Date in accordance with the Plan and the Class 5 Trust Agreement for the benefit of the Class 5 Trust Beneficiaries.
     1.44 “Class 5 Trust Agreement” means the trust agreement, in form and substance satisfactory to the Plan Proponents, that, among other things, creates and establishes the Class 5 Trust, and describes the powers, duties and responsibilities of the Class 5 Trustee, which trust agreement shall be substantially in the form filed in the Plan Supplement.
     1.45 “Class 5 Trust Assets” means the Class 5 Trust Funding Amount and any Claims, Causes of Action and Litigation Rights related to the Change of Control Litigation, including standing to bring the Change of Control Litigation on behalf of the Debtor and its subsidiaries at any time after the Effective Date of the Plan, and standing to assert any Claims, Causes of Action and Litigation Rights in connection therewith, if in the sole discretion of such Class 5 Trustee there is an Event of Default (as defined in the New MIG Notes) or threat of an Event of Default under the New MIG Notes; provided, however, that the Class 5 Trustee may commence such a proceeding anytime after November 1, 2011 regardless of the existence or threat of an Event of Default, unless the Reorganized Debtor has delivered a tolling agreement in form acceptable to the Class 5 Trustee tolling the statute of limitations on behalf of all affected parties for commencement of such an action.
     1.46 “Class 5 Trust Beneficiaries” means the Holders of New MIG Notes.
     1.47 “Class 5 Trustee” means the Person selected by the Committee as designated in the Plan Supplement.
     1.48 “Class 5 Trustee’s Counsel” means the Person selected by the Committee as counsel to the Class 5 Trustee as designated in the Plan Supplement,

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     1.49 “Class 5 Trust Funding Amount” means $750,000.00 to be provided as of the Effective Date by the Debtor to fund the Class 5 Trust as described in Article V hereof.
     1.50 “Collateral” means any property or interest in property of the Estate which shall be subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, including the Class 5 Collateral.
     1.51 “Collateral Agent” means the Person designated as the collateral agent in the New MIG Notes Indenture.
     1.52 “Collateral Documents” means the New MIG Notes Indenture, the Stock Pledge Agreement(s), the Stock Escrow Agreement, the Deposit Account Control Agreement, the Blanket Lien, and any documents required to deliver and effectuate the granting and perfection of security interests in the Class 5 Collateral pursuant to Section 3.03 (c) of the Plan.
     1.53 “Company Pledge” shall have the meaning set forth in the definition herein for Stock Pledge Agreements.
     1.54 “Committee” has the meaning ascribed to it in the Introduction to this Plan.
     1.55 “Common Equity Interest” means any share of common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in the Debtor that existed immediately prior to the Effective Date other than the Preferred Equity Interests.
     1.56 “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Case, subject to all conditions specified having been (a) satisfied, or (b) waived.
     1.57 “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.
     1.58 “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be adjourned or continued from time to time.
     1.59 “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.
     1.60 “Consummation” means the occurrence of the Effective Date as set forth in the Plan.

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     1.61 “Contingent” means, with reference to a Claim, a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.
     1.62 “Creditor” means any Holder of a Claim.
     1.63 “Cure” means the Distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption or assumption and assignment of an Executory Contract or Unexpired Lease, pursuant to Bankruptcy Code section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.
     1.64 “Debtor” has the meaning ascribed to it in the Introduction to this Plan.
     1.65 “Debtor Parent Affiliates” means Caucus Carry, Yola, Caucus Telecom, Gtel, Alan McIntosh, Eugene Jaffe, Edward Spencer-Churchill, Jamal Kahn, Graydon Bellingan, Irakli Rukhadze, and Peter Nagel.
     1.66 “Debtor Parent” means CaucusCom.
     1.67 “Deposit Account Control Agreement” means an account control agreement to be delivered by the Reorganized Debtor in favor of Holders of New MIG Notes pursuant to Section 3.03(c) of the Plan, in order to perfect a security interest in any and all of the Reorganized Debtor’s deposit account(s), as defined in Section 9-102(20) of the UCC, as collateral for any and all amounts due under the New MIG Notes and in order to provide for “control” and perfection of such deposit account(s), within the meaning of Section 9-104(a) of the UCC.
     1.68 “Designated Class 5 Observer” means the person designated by the Class 5 Directors pursuant to Section 5.16 (c) of the Plan to have observer rights at ITCL and Magticom (such person may be one of the Class 5 Directors).
     1.69 “Disallowed” means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in the Debtor which: (i) has been disallowed, in whole or part, by a Final Order; (ii) has been withdrawn by agreement of the Holder thereof and the Debtor, in whole or in part; (iii) has been withdrawn, in whole or in part, by the Holder thereof; (iv) if listed in the Schedules as zero or as Disputed, contingent or unliquidated and in respect of which a Proof of Claim or a Proof of Interest, as applicable, has not been timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code or any Final Order or other applicable law; (v) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any Proof of Claim or Proof of Interest; (vi) is evidenced by a Proof of Claim or a Proof of Interest which has been Filed, or which has been deemed to be Filed under applicable law or order of the Bankruptcy Court or which is required to be Filed by order of the Bankruptcy Court but as to which such Proof of Claim or Proof of Interest was not timely

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or properly Filed; (vii) is unenforceable to the extent provided in section 502(b) of the Bankruptcy Code; (viii) where the Holder of a Claim is a Person or Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, unless such Person, Entity or transferee has paid the amount, or turned over any such Property, for which such Person, Entity or transferee is liable under section 522(i), 542, 543, 550, or 553 of the Bankruptcy Code; or (ix) is for reimbursement or contribution that is contingent as of the time of allowance or disallowance of such claim. In each case a Disallowed Claim or a Disallowed Interest is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.
     1.70 “Disallowed Claim” means a Claim, or any portion thereof, that is Disallowed.
     1.71 “Disallowed Interest” means an Interest, or any portion thereof, that is Disallowed.
     1.72 “Disbursing Agent” means the Reorganized Debtor or any Person or Persons designated by the Debtor or the Reorganized Debtor, in its discretion, to serve as disbursing agent under the Plan with respect to Distributions to Holders in particular Classes of Claims; which may include, without limitation, the claims agent, except that with respect to Allowed Class 5 Claims the Disbursing Agent shall make any payments to the Indenture Trustee under the New MIG Notes Indenture for Pro Rata distribution by the Indenture Trustee to holders of New MIG Notes.
     1.73 “Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented or modified from time to time, describing the Plan, that is prepared and distributed in accordance with, among others, sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.
     1.74 “Disputed Claim” means (a) if no Proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on the Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which the Debtor or Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; or (ii) a Claim that is listed on the Debtor’s Schedules as disputed, contingent or unliquidated; or (b) if a Proof of Claim or request for payment of an Administrative Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim for which no corresponding Claim is listed on the Debtor’s Schedules; (ii) a Claim for which a corresponding Claim is listed on the Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the Proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on the Debtor’s Schedules as disputed, contingent or unliquidated; (iv) a Claim for which an objection has been Filed by the Debtor or Reorganized Debtor or,

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prior to the Confirmation Date, any other party-in-interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; (v) a Claim which asserts it is contingent or unliquidated in whole or in part; or (vi) a tort claim.
     1.75 “Disputed Claim Amount” means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Debtor with approval of the Committee, or the Reorganized Debtor, with approval of each Class 5 Director, as applicable, and the Holder of such Disputed Claim; or (iii) if a request for estimation is Filed by any party, the amount at which such Disputed Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to by the Debtor with approval of the Committee, or the Reorganized Debtor with approval of each Class 5 Director, as applicable, and the Holder of such Disputed Claim or (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim; or (c) zero, if the Disputed Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was Filed, or deemed to have been Filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Court.
     1.76 “Disputed Claims Reserve” means the reserve of Cash established and maintained by the Debtor with approval of the Committee prior to the Effective Date, or the Reorganized Debtor with approval of each Class 5 Director after the Effective Date, to pay Disputed Claims upon allowance by the Bankruptcy Court.
     1.77 “Distribution” means any distribution pursuant to the Plan to the Holders of Allowed Claims against or Interests in the Debtor.
     1.78 “Distribution Date” means, (i) when used with respect to an Allowed Claim or an Allowed Interest, the Initial Distribution Date and any date after the Effective Date upon which a Distribution is made by the Disbursing Agent in accordance with the Plan which is the latest to occur of: (a) the Initial Distribution Date; (b) the date that is ten (10) Business Days after the date after such Claim or Interest becomes an Allowed Claim or an Allowed Interest by a Final Order; or (c) the date that such Claim becomes payable under any agreement between the Debtor and the Holder of such Claim.
     1.79 “Distribution Record Date” means August 16, 2010, the record date for determining entitlement to receive Distributions under the Plan on account of Allowed Claims and/or Allowed Interests and for closing of the claims registers for all Claims pursuant to Section 7.08 of the Plan.
     1.80 “Effective Date” means the first Business Day following the date on which all conditions to Consummation set forth in Section 9.02 of the Plan have been satisfied or, if capable of being duly and expressly waived, as provided in Section 9.04 of the Plan, any conditions to the occurrence of consummation set forth in the Plan has been satisfied or waived.

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     1.81 “Entity” means a Person, estate, trust, governmental unit, and U.S. Trustee, within the meaning of Bankruptcy Code section 101(15).
     1.82 “Estate” means the estate of the Debtor in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.
     1.83 “Excess Cash” means (i) all cash held by the Debtor and its subsidiaries including ITC on the Effective Date plus (ii) the Debtor’s Proportional Interest in cash held by ITCL on the Effective Date, plus (iii) the Debtor’s Proportional Interest in Surplus Cash (as such term is defined in Section 2.7(a) of the ITCL LLC Agreement) at Magticom on the Effective Date, including dividends due from Magticom to ITC or the Debtor in accordance with clause 2.7(c) of the ITCL LLC Agreement plus (iv) the Debtor’s Proportional Interest in cash held by other entities indirectly held by the Debtor as of the Effective Date; minus (x) Distributions due under the Plan on the Effective Date, (y) the Reserves set forth in Section 8.03 of the Plan, and (z) the amount of Cash on hand the Debtor is authorized to retain on the Effective Date as set forth in the Agreed Budget plus (v) any funds in the Disputed Claims Reserve at any time after the Effective Date in excess of the Disputed Claims Amount required to be distributed to the Indenture Trustee under the New MIG Notes Indenture as Excess Cash pursuant to Section 8.03(c) of the Plan. Notwithstanding the foregoing, in the event that any Excess Cash is held at Magticom that the Debtor’s designated directors at ITCL cannot cause the distribution of such Excess Cash to the Debtor as of the Effective Date, such withheld Excess Cash (the “Withheld Excess Cash”) shall be distributed to the Holders of Allowed Class 5 Claims as set forth in Section 3.03(c) of the Plan and the New MIG Notes Indenture. The Debtor will provide an estimate of Excess Cash and Withheld Excess Cash in the Plan Supplement.
     1.84 “Exculpated Parties” means the (a) Debtor; (b) Reorganized Debtor; (c) Committee; and (d) each Indemnified Person.
     1.85 “Executory Contract” means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     1.86 “Exhibit Filing Date” means the date on which exhibits to the Plan or the Disclosure Statement shall be Filed with the Bankruptcy Court, which date shall be not later than ten (10) days prior to the Voting Deadline or such later date as may be established by order of the Bankruptcy Court.
     1.87 “Face Amount” means (a) when used in reference to a Disputed Claim, the Disputed Claim Amount and (b) when used in reference to an Allowed Claim, the Allowed Claim amount.
     1.88 “File, Filed or Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Case; provided, however, that with respect to Proofs of Claim and Proofs of Interest only, “Filed” shall mean delivered and received in the manner provided in any order approving the Bar Date or the Administrative Claims Bar Date.

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     1.89 “Final Order” means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.
     1.90 “General Unsecured Claim” means any Unsecured Claim against the Debtor that is not a Priority Claim, Supplemental Employee Retirement Claim or Preferred Shareholder Claim.
     1.91 “Georgia” means the Republic of Georgia, a country in the Caucasus region between Russia, Turkey and Azerbaijan.
     1.92 “Gtel” means Gtel L.P., a British Virgin Islands limited partnership having an address at 78 Pall Mall, London SW1 5ES.
     1.93 “Holder” means the legal or beneficial holder of a Claim or Interest (and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type).
     1.94 “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
     1.95 “Impaired Class” means a Class or Claims or Interests that are Impaired.
     1.96 “Indemnification Obligation” means any obligation of the Debtor to indemnify, reimburse, advance expenses or provide contribution to or with respect to any Indemnified Person, pursuant to by-laws, articles of incorporation, agreements, contracts, common law or otherwise, to the extent permitted under applicable state law, as of immediately prior to the Petition Date.
     1.97 “Indemnified Person” means all officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals and representatives of the Debtor and of the Committee as of the Petition Date and through the Effective Date (in each case in his, her or its capacity as such); provided, however, that Paul, Weiss, Rifkind, Wharton & Garrison, LLP is not an Indemnified Person.
     1.98 “Indenture Trustee” means the Person that is the indenture trustee under the New MIG Notes Indenture.

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     1.99 “Initial Distribution Date” means the Effective Date when used with respect to a Claim that is an Allowed Claim or an Allowed Interest as of the Effective Date, or as soon as reasonably practicable after the Effective Date, but in any event not later than ten (10) days after the Effective Date.
     1.100 “Insider” shall have the same meaning set forth in section 101(31) of the Bankruptcy Code, 11 U.S.C. § 101(31).
     1.101 “Insured Claim” means any Allowed Claim or portion of an Allowed Claim (other than a Secured Workers’ Compensation Obligation Claim) that is insured under the Debtor’s insurance policies, but only to the extent of such coverage.
     1.102 “Intercompany Claims” means all Claims held by the Debtor (or any subsidiary or Affiliate of the Debtor) against any or all Affiliates of the Debtor, including, without limitation, all derivative Claims asserted by or on behalf of one Debtor against the other.
     1.103 “Interest” means the legal interests, equitable interests, contractual interests, equity interests or ownership interests, or other rights of any Person in any other Person including all capital stock, stock certificates, common stock, preferred stock, partnership interests, limited liability company or membership interests, rights, treasury stock, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in any other Person, partnership interests in any other Person’s stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights, subscription rights and liquidation preferences, puts, calls, awards or commitments of any character whatsoever relating to any such equity, common stock, preferred stock, ownership interests or other shares of capital stock in any other Person or obligating such other Person to issue, transfer or sell any shares of capital stock whether or not certificated, transferable, voting or denominated “stock” or a similar security.
     1.104 “ITC” means ITC Cellular, LLC, a Delaware limited liability company wholly owned by the Debtor as of the Petition Date through certain intermediate wholly owned subsidiaries of the Debtor, and owner of a 46% Proportional Interest in Magticom as of the Petition Date.
     1.105 “ITC Pledge” shall have the meaning set forth in the definition herein for Stock Pledge Agreements.
     1.106 “ITCL” means International Telcell Cellular, LLC, a limited liability company in which the Debtor holds an indirect 46% limited liability company interest.
     1.107 “ITCL LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of ITCL dated January 15, 2009
     1.108 “Judgment Holders” means the entities named in the Appraisal Judgment including in Appendix A thereto.

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     1.109 “Lien” means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages or hypothecation to secure payment of a debt or performance of an obligation, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured creditors; provided, however, that a lien that has or may be avoided pursuant to any Avoidance Action shall not constitute a lien hereunder.
     1.110 “Litigation Rights” means the Causes of Action, including the Malpractice Action, that the Debtor or the Estate may hold against any Person or Entity (except to the extent expressly released under the Plan), including, without limitation, Avoidance Actions (except with respect to the Avoidance Actions, if any, waived under the Plan).
     1.111 “Magticom” means Magticom Ltd., a mobile telephony company located in Georgia which is 51% owned by ITCL and 49% owned by ITCL’s wholly owned subsidiary, Telcell Wireless LLC.
     1.112 “Malpractice Action” means the litigation filed by the Debtor against Paul, Weiss, Rifkind, Wharton & Garrison, LLP, and currently pending in the U.S. District Court for the Southern District of New York, Civil Action No. 1:09-cv-05593 (GEL).
     1.113 “Management Incentive Plan” means the management incentive award plan, as determined and approved by the New Board and implemented pursuant to Section 5.07 of this Plan after the Effective Date, but only to the extent such plan is approved by the Committee prior to the Effective Date or by the two Class 5 Directors after the Effective Date, as part of the Agreed Budget, for so long as the New MIG Notes remain outstanding; provided, however, any Management Incentive Plan that does not contemplate any payment until after the payment in full of the New MIG Notes may be adopted without the consent of either the Committee or the Class 5 Directors.
     1.114 “Meeting of the Partners” means a meeting (whether in person or by telephone) at which the following are present: (i) at least two of the Directors appointed by ITC to the ITCL Board of Directors, either as a Director or Alternate Director, under Section 2.1(a) of the ITCL LLC Agreement and (ii) Dr. George Jokhtaberidze or any DGJ Director appointed by him under section 2.1(a) of the ITCL LLC Agreement held to have material discussions on material decisions related to the business or affairs of Magticom and/or ITCL, including: (i) any material proposed merger transactions, acquisition transactions, financing transactions, or sale transactions; (ii) the IPO

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contemplated under the PSA; (iii) capital expenditures not contemplated in the Five Year Business Plan of Magticom attached as Exhibit E to the Disclosure Statement; or (iv) any of the following as defined in the ITCL LLC Agreement: (a) the Annual Budgets for Magticom or ITCL, (b) a determination of Surplus Cash, (c) the Dividend Policy, (d) the Minimum Dividend, or (e) any dividends payable under the ITCL LLC Agreement.
     1.115 “New Board” means the board of managers of the Reorganized Debtor, to be constituted as of the Effective Date pursuant to Section 5.05 of the Plan.
     1.116 “New Common LLC Interests” means the common limited liability company interests in the Reorganized Debtor (as diluted by the New Warrants) issued by the Reorganized Debtor on the Distribution Date to the Holders of Allowed Class 6 Interests. The Common Membership Interests will be represented by “Units.”
     1.117 “New Corporate Governance Documents” means (i) the certificate of formation and the certificate of conversion of the Reorganized Debtor substantially in the form set forth in the Plan Supplement, and (ii) the Operating Agreement.
     1.118 “New MIG Notes” means the secured debt instruments to be issued by the Reorganized Debtor and ITC on the Distribution Date to the Holders of Allowed Class 5 Claims pursuant to the New MIG Notes Indenture in a principal amount equal to the aggregate amount of all Allowed Preferred Shareholder Claims, less the aggregate amount of Excess Cash distributed to Allowed Class 5 Claims on the Effective Date (not including any Withheld Excess Cash).
     1.119 “New MIG Notes Indenture” means the indenture, substantially in the form set forth in the Plan Supplement, to be entered into by the Reorganized Debtor and the Indenture Trustee as of the Effective Date, pursuant to which the New MIG Notes are to be issued.
     1.120 “New Warrant Agreement” means the warrant agreement to be entered into by the Reorganized Debtor and the warrant agent as of the Effective Date substantially in the form set forth in the Plan Supplement and pursuant to which the New Warrants are to be issued.
     1.121 “New Warrants” means the warrants to be issued by the Reorganized Debtor on the Distribution Date to the Holders of Class 5 Allowed Claims pursuant to the New Warrant Agreement the material terms of which shall include the following: (i) 5% of New Common LLC Interests for years 1 through 3 following the Effective Date; (ii) an additional 2.5% of New Common LLC Interests to be granted upon interest step up under the New MIG Notes; (iii) strike price of $225 million equity value in Reorganized Debtor; (iv) expiration six (6) years after the Effective Date; (v) detachable; and (vi) cash settlement, as more fully described the Disclosure Statement and the New Warrant Agreement.
     1.122 “Non-Appraisal Claims” means Claims against the Debtor arising from the ownership of the Preferred Equity Interests prior to the Effective Date that are not

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Appraisal Claims, only to the extent such claims are the subject of a timely filed proof of claim that is Allowed.
     1.123 “Operating Agreement” means the limited liability company agreement of the Reorganized Debtor, in form acceptable to the Committee, to be filed as part of the Plan Supplement, as the same may be amended pursuant to the Plan or otherwise from time to time, provided that so long as any amount is outstanding under the New MIG Notes any such amendment or modification shall require approval of the two Class 5 Directors.
     1.124 “Other Priority Claims” means any and all Allowed Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.
     1.125 “Person” means and includes a natural person, individual, partnership, corporation (as defined in section 101(a) of the Bankruptcy Code), or organization including, without limitation, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, business trusts, unincorporated organizations or associations, the Committee, or any ad hoc committee, or other organizations, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities; provided, however, the term “Person” does not include governmental units, except that a governmental unit that (a) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person; (b) is a guarantor of a pension benefit payable by or on behalf of the Debtor or an Affiliate of the Debtor; or (c) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in section 457(b) of the Internal Revenue Code of 1986, shall be considered for purposes of section 1102 of the Bankruptcy Code to be a Person with respect to such asset or such benefit.
     1.126 “Petition Date” means June 18, 2009, the date on which the Debtor Filed its petition for relief commencing the Chapter 11 Case.
     1.127 “Plan” means this joint, second amended plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time including in accordance with any Plan Supplement and the Bankruptcy Code or the Bankruptcy Rules.
     1.128 “Plan Proponents” means the Debtor and the Committee.
     1.129 “Plan Supplement” means the supplement to the Plan to be Filed as provided in Sections 11.16 of this Plan.
     1.130 “Preferred Equity Interests” means the outstanding 7.25% Cumulative Convertible Preferred Stock of the Debtor.

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     1.131 “Preferred Shareholder Claims” means all Allowed Appraisal Claims and Allowed Non-Appraisal Claims.
     1.132 “Priority Tax Claim” means any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     1.133 “Professional” means any professional employed in this Chapter 11 Case pursuant to Bankruptcy Code sections 327, 328, or 1103.
     1.134 “Professional Fee Claim” means a Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date and on or before the Effective Date.
     1.135 “Professional Fee Reserve” means the reserve of Cash established and maintained by the Debtor or the Reorganized Debtor to pay Allowed Professional Fee Claims.
     1.136 “Proof of Claim” means a proof of claim Filed with the Bankruptcy Court or its duly appointed claims agent in connection with the Chapter 11 Case.
     1.137 “Proof of Interest” means a proof of interest Filed with the Bankruptcy Court or its duly appointed claims agent in connection with the Chapter 11 Case.
     1.138 “Pro Rata” means with respect to any Distribution to a Class under the Plan, the ratio (expressed as a percentage) of the amount of an Allowed Claim in such Class to the aggregate amount of all Allowed Claims plus the Disputed Claim Amount of all Disputed Claims in the same Class.
     1.139 “Proportional Interest” means the percentage interest of equity or cash, as applicable, owned by the Reorganized Debtor or its subsidiaries calculated by dividing the number of Interests owned by the Debtor or its subsidiaries divided by the total Interests issued in the subject entity. For the avoidance of doubt, the Debtor’s indirect Proportional Interest in each of ITCL and Magticom is 46% as of the Effective Date.
     1.140 “PSA” means the Purchase and Sale Agreement entered into contemporaneously with the ITCL LLC Agreement between ITC and Dr. George Jokhtaberidze dated January 15, 2009.
     1.141 “Releasee” has the meaning ascribed to such term in Section 11.10(b) of the Plan.
     1.142 “Reinstated” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder so as to leave such Claim or Interest Unimpaired in accordance with Bankruptcy Code section 1124; or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code

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section 365(b)(2); (b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder of such Claim or Interest; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish reinstatement.
     1.143 “Reorganized Debtor” means the Debtor as reorganized upon the Effective Date pursuant to this Plan including Section 5.12(b) of this Plan.
     1.144 “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.
     1.145 “Secured Claim” means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which the Estate has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtor or the Reorganized Debtor and the Holder of such Claim. The amount of any Claim that exceeds the value of the Holder’s interest in the Estate’s interest in property or the amount subject to setoff shall be treated as a General Unsecured Claim.
     1.146 “Secured Workers’ Compensation Obligations” means Claims arising out of and related to workers’ compensation asserted by former employees of the Debtor.
     1.147 “SERP Catch-up Payment” means an amount equal to the total monthly payments a Holder of a Supplemental Employee Retirement Claim would have been entitled to from the Petition Date through the Effective Date, without interest, to be established by agreement of a Holder of a Supplemental Employee Retirement Claim and the Debtor, with consent of the Committee prior to the Effective Date, or the Reorganized Debtor with consent of each Class 5 Director after the Effective Date, or by a Final Order of the Court.
     1.148 “Settlement Agreement” means that certain Settlement Agreement dated June 28, 2010, a true and correct copy of which is attached as Exhibit F to the Disclosure

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Statement, that settles the Trustee Motion and the Standing Motion, through the agreement on the principal terms of the Plan and the New MIG Notes.
     1.149 “Settlement Share Price” shall mean the price per share provided under the terms of the Appraisal Judgment for all Holders of Appraisal Claims plus interest owed by the Debtor pursuant to the Appraisal Judgment through the Effective Date of the Plan, as set forth in Schedule 3 to the Plan.
     1.150 “Solicitation Procedures Order” means Order (I) Approving The Second Amended Disclosure Statement; (II) Establishing Procedures For Solicitation And Tabulation Of Votes To Accept Or Reject The Joint Second Amended Plan, Including (A) Approving Form And Manner Of Solicitation Procedures, (B) Approving Form And Manner Of Notice Of The Confirmation Hearing, (C) Establishing Record Date And Approving Procedures For Distribution Of Solicitation Packages, (D) Approving Forms Of Ballots, (E) Establishing Voting Deadline And (F) Approving Procedures For Vote Tabulations; (III) Establishing Deadline And Procedures For Filing Objections To (A) Confirmation Of The Plan And (B) Proposed Cure Amounts Related To The Assumed Contracts; And (IV) Granting Related Relief, dated August 19, 2010 [Docket No. 947].
     1.151 “Special Litigation Committee” means the Special Litigation Committee authorized by the Debtor’s Board of Directors on or about November 12, 2009 which consists of directors Alan Greene and Wayne Henderson.
     1.152 “Standing Motion” means the Committee’s Motion for Order Granting the Committee Standing to (I) Prosecute Actions On Behalf of the Debtor’s Estate; and (II) Seek a Temporary Restraining Order, Preliminary Injunction and Other Related Relief [Docket No. 310] in the Chapter 11 Case and related pleadings.
     1.153 “Stock Pledge Agreement(s)” mean(s) the Stock Pledge Agreement(s), in form acceptable to the Committee, to be filed as part of the Plan Supplement, to be executed and delivered by the Reorganized Debtor, ITC and CaucusCom, as applicable, in favor of the Collateral Agent, as secured party for the benefit of the holders of the New MIG Notes, as collateral for the New MIG Notes, which shall include pledges in favor of the Collateral Agent, as secured party for the holders of the New MIG Notes, of all of the following: (A) all of the Interests in the Reorganized Debtor by CaucusCom (the “CaucusCom Pledge”); (B) all of the Interests in ITC by the Reorganized Debtor (the “Company Pledge”); and (C) all of the Equity Securities (as defined in the ITCL LLC Agreement) owned by ITC in ITCL which pledge shall be deemed to comply with section 4.1(c) of the ITCL LLC Agreement as provided in Section 5.04 (c) of the Plan (the “ITC Pledge”).
     1.154 “Stock Escrow Agreement(s)” mean(s) the Escrow Agreement(s), in form acceptable to the Committee, to be filed as part of the Plan Supplement, to be executed in favor of the Holders of New MIG Notes pursuant to Section 3.03(c) of the Plan, as part of the Class 5 Collateral for the New MIG Notes, the parties to which shall consist of a third party escrow agent selected by the Committee, the Indenture Trustee, the Class 5 Trustee, CaucusCom, and the Reorganized Debtor for the purpose of holding

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the certificated Interests in ITC, ITCL and Reorganized MIG in escrow pursuant to the terms of the New MIG Notes Indenture and the Class 5 Trust for so long as any amounts are outstanding under the New MIG Notes.
     1.155 “Supplemental Employee Retirement Benefits” means the monthly pension and retiree obligations of the Debtor arising from benefits offered by the Debtor to certain executives over the course of the Debtor’s history.
     1.156 “Supplemental Employee Retirement Claims” means Claims against the Debtor arising from Supplemental Employee Retirement Benefits by the parties listed on Schedule IV to the Plan.
     1.157 “Top-Up Share” means, for each Holder of an Appraisal Claim or Non-Appraisal Claim: (x) $4 million, multiplied by (y) (i) the amount of such Holder’s Claim (without taking into account any Top-Up Share) divided by (ii) the total amount of all such Holders’ Claims (without taking into account any Top-Up Share).
     1.158 “Trustee Motion” means the Committee’s Motion for Order, Pursuant to Sections 105(a), 1104(a), 1121(c)(1) and (d)(1) and 1112(b) of title 11 of the United States Code, Appointing a Chapter 11 Trustee and Terminating the Debtor’s Exclusivity to File a Plan or, in the Alternative, Dismissing Chapter 11 Case for Cause, Docket No. 78 in the Chapter 11 Case and related pleadings.
     1.159 “UCC” means the Uniform Commercial Code as adopted by the State of New York, NY UCC §§ 1-101, et seq.
     1.160 “Unexpired Lease” means a lease of non-residential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     1.161 “Unimpaired” means Claims in an Unimpaired Class.
     1.162 “Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.
     1.163 “Unknown Contract” has the meaning ascribed to such term in Section 6.08(b) of the Plan.
     1.164 “Unsecured Claim” means a Claim arising prior to the Petition Date against the Debtor that is neither a Secured Claim nor entitled to priority under section 507 of the Bankruptcy Code or any order of the Bankruptcy Court, which Claim may be a General Unsecured Claim.
     1.165 “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

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     1.166 “Voting Deadline” means September 23, 2010 at 5:00 p.m. Eastern Time, the date and time by which all Ballots to accept or reject the Plan must be received in order to be counted, as set forth by the Solicitation Procedures Order.
     1.167 “Withheld Excess Cash” shall have the meaning set forth in the definition of Excess Cash hereinabove.
     1.168 “Yola” means Yola Investments SARL, a company incorporated in Luxembourg with its registered office at 6, rue Adolphe Fischer, L-1520 Luxembourg.
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS IN THE DEBTOR
     Section 2.01. Introduction
          (a) All Claims and Interests in the Debtor, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such unclassified Claims is set forth below in Section 3.01 of the Plan.
          (b) A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.
     Section 2.02. Unclassified Claims (not entitled to vote on the Plan)
          (a) Administrative Claims
          (b) Priority Tax Claims
     Section 2.03. Unimpaired Classes of Claims and Interests in the Debtor (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan)
          (a) Class 1. Other Priority Claims
          (b) Class 2. Secured Workers’ Compensation Obligations Claims
          (c) Class 3. General Unsecured Claims
          (d) Class 4. Supplemental Employee Retirement Claims
     Section 2.04. Impaired/Voting Classes of Claims
          (a) Class 5. Preferred Shareholder Claims

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          (b) Class 6. Common Equity Interests
ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS IN THE DEBTOR
     Section 3.01. Unclassified Claims
          (a) Administrative Claims
     Except to the extent that an Allowed Administrative Claim has been paid prior to the Initial Distribution Date, except as otherwise provided for herein (including Section 11.02 with respect to Professional Fee Claims) or unless otherwise agreed to by the Debtor and the Holder of an Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall be entitled to receive in full and complete settlement, release, and discharge of such Claim, payment in full in Cash of the unpaid portion of an Allowed Administrative Claim on the Distribution Date.
          (b) Priority Tax Claims
     Except to the extent that an Allowed Priority Tax Claim has been paid prior to the Initial Distribution Date or unless otherwise agreed to by the Debtor and the Holder of an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall be entitled to receive in full and complete settlement, release, and discharge of such Claim, payment in Cash of the unpaid portion of an Allowed Priority Tax Claim on the Distribution Date.
     Section 3.02. Unimpaired Classes of Claims and Interests in the Debtor
          (a) Class 1: Other Priority Claims
     Classification: Class 1 consists of Other Priority Claims against the Debtor.
     Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims will be unaltered by the Plan. Unless otherwise agreed to by the Holders of the Allowed Class 1 Claims and the Debtor, each Holder of an Allowed Class 1 Claim shall receive in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on the Distribution Date.
     Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.
          (b) Class 2: Secured Workers’ Compensation Obligations Claims
     Classification: Class 2 consists of Secured Workers’ Compensation Obligations Claims against the Debtor.

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     Treatment: Each Holder of an Allowed Class 2 Claim shall have its Claim Reinstated and shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 2 Claim and on account of its Allowed Class 2 Claim, Cash payments in the ordinary course as set forth in the Order Authorizing the Debtor to Pay Certain Prepetition Workers’ Compensation Obligations in the Ordinary Course of Business Pursuant to Sections 105(a) and 363 of the Bankruptcy Code [Docket No. 97].
     Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.
          (c) Class 3: General Unsecured Claims
     Classification: Class 3 consists of General Unsecured Claims against the Debtor.
     Treatment: Each Holder of an Allowed Class 3 Claim shall be paid in Cash on the Distribution Date, one hundred percent (100%) of the Allowed amount of its Class 3 Claim in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 3 Claim; plus simple interest at the post-judgment interest rate provided for in 28 U.S.C. 1961 (on the Petition Date) on the unpaid principal amount of such Allowed Claim from the Petition Date to and including the Effective Date.
     Voting: Class 3 is Unimpaired, and the Holders of Class 3 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 Claims will not be entitled to vote to accept or reject the Plan.
          (d) Class 4: Supplemental Employee Retirement Claims
     Classification: Class 4 consists of Supplemental Employee Retirement Claims against the Debtor.
     Treatment: Each Holder of an Allowed Class 4 Claim shall receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim and on account of its Allowed Class 4 Claim, (i) its SERP Catch-up Payment, and (ii) monthly Cash payments on account of the Supplemental Employee Retirement Benefits due in the ordinary course after the Effective Date; plus simple interest on the SERP Catch-Up Payment from the Petition Date, or such later date that such payment was originally due, to and including the Effective Date, at the post-judgment interest rate provided for in 28 U.S.C. 1961 (on the Petition Date) on the unpaid principal amount of such Allowed Claim.
     Voting: Class 4 is Unimpaired, and the Holders of Class 4 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4 Claims will not be entitled to vote to accept or reject the Plan.
     Section 3.03. Impaired/Voting Classes of Claims and Interests in the Debtor
          (a) Class 5: Preferred Shareholder Claims

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     Classification: Class 5 consists of the Allowed Preferred Shareholder Claims.
     Treatment: On the Effective Date, each Holder of an Allowed Class 5 Claim shall be entitled to receive, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, subject to the provisions of Section 11.10 of the Plan, its Pro Rata share of:
               (i) the New MIG Notes to be issued pursuant to Section 5.04 of the Plan and secured by the Class 5 Collateral as provided in the New MIG Notes Indenture, the Stock Pledge Agreement(s), the Stock Escrow Agreement(s), the Deposit Account Control Agreement and the Blanket Lien,
               (ii) the New Warrants to be issued pursuant to Section 5.04 of the Plan,
               (iii) Beneficial Interests in the Class 5 Trust to be established pursuant to Section 5.08 of the Plan; and
               (iv) the Excess Cash not including any Withheld Excess Cash, provided however, that any Withheld Excess Cash shall be paid to the Holders of Allowed Class 5 Claims as follows:
(A) Effective as of the Effective Date, the principal amount of the New MIG Notes shall be increased by the amount of the Withheld Excess Cash; and
(B) The amount of the Withheld Excess Cash shall be transferred to the Indenture Trustee by not later than fifteen (15) days after received by the Reorganized Debtor and in any event by not later than one (1) year after the Effective Date pursuant to the Mandatory Redemption Provisions of the New MIG Notes and New MIG Notes Indenture. The Indenture Trustee shall use such Withheld Excess Cash to redeem New MIG Notes Pro Rata at the next scheduled Interest Payment Date under the New MIG Notes Indenture.
     The Reorganized Debtor shall exercise its best efforts to cause the Withheld Excess Cash to be distributed from Magticom to ITCL, from ITCL to ITC, and from ITC to the Reorganized Debtor as soon as practicable after the Effective Date, and to the fullest extent permitted by law, shall not take any actions, or permit the New Board to take any actions, to delay the distribution of such Withheld Excess Cash to the Indenture Trustee to fund the Mandatory Redemption Provisions of the New MIG Notes and the New MIG Indenture.
     Voting: Class 5 is Impaired, and Holders of Class 5 Claims will be entitled to vote to accept or reject the Plan.
          (b) Class 6: Common Equity Interests
     Classification: Class 6 consists of the Common Equity Interests in the Debtor held by CaucusCom as of the Petition Date.

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     Treatment: The Holder of the Allowed Class 6 Interest shall receive 100% of the New Common LLC Interests in the Reorganized Debtor subject to dilution by the New Warrants.
     Voting: Class 6 is Impaired, and the Holder of Class 6 Interests will be entitled to vote to accept or reject the Plan.
     Section 3.04. Special Provisions Regarding Insured Claims
          (a) Distributions under the Plan to each Holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for General Unsecured Claims; provided, however, that the maximum amount of any Distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided, further, however, that, to the extent a Holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtor, such Holder shall have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the Debtor’s insurance policies. Nothing in this section shall constitute a waiver of any Litigation Rights the Debtor may hold against any Person, including the Debtor’s insurance carriers; and nothing in this section is intended to, shall, or shall be deemed to preclude any Holder of an Allowed Insured Claim from seeking and/or obtaining a Distribution or other recovery from any insurer of the Debtor in addition to (but not in duplication of) any Distribution such Holder may receive under the Plan; provided, however, that the Debtor does not waive, and expressly reserves its rights to assert that any insurance coverage is property of the Estate to which it is entitled.
          (b) The Plan shall not expand the scope of, or alter in any other way, the rights and obligations of the Debtor’s insurers under their policies, and the Debtor’s insurers shall retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtor, the existence, primacy and/or scope of available coverage under any alleged applicable policy. The Plan shall not operate as a waiver of any other Claims the Debtor’s insurers have asserted or may assert in any Proof of Claim or the Debtor’s rights and defenses to such Proofs of Claim.
     Section 3.05. Reservation of Rights Regarding Claims
     Except as otherwise explicitly provided in the Plan, nothing herein shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

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ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN
     Section 4.01. Impaired Classes of Claims Entitled to Vote
     Holders of Allowed Claims and Interests in the Debtor in each Impaired Class of Claims or Interests in the Debtor are entitled to vote as a Class to accept or reject the Plan. Accordingly, only the votes of Holders of Claims in Classes 5 and 6 shall be solicited with respect to the Plan.
     Section 4.02. Acceptance by an Impaired Class
     In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject the Plan.
     Section 4.03. Presumed Acceptances by Unimpaired Classes
     Classes 1 through 4 are Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan, and the votes of Holders of such Unimpaired Claims shall not be solicited.
     Section 4.04. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code
     To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Plan Proponents reserve the right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Plan Proponents reserve the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.
     Section 4.05. Elimination of Vacant Classes
     Any Class of Claims or Interests in the Debtor that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of an Allowed Claim or Interest, or a Holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

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ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN
     Section 5.01. Continued Corporate Existence
     After the Effective Date, the Reorganized Debtor may operate its business and use, acquire, dispose of property and settle and compromise Claims or Interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules subject to the terms of this Plan and the Plan Supplement and all documents and exhibits thereto implementing the provisions of the Plan.
     Section 5.02. Corporate Governance
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the New Board will be constituted in the manner set forth in Section 5.05 below and the officers of the Reorganized Debtor will be as set forth in Section 5.06 below. Each such officer will serve from and after the Effective Date in accordance with the terms of the Operating Agreement and/or other governance policies of the Reorganized Debtor, as the same may be amended from time to time, pursuant to applicable state law.
     The New Corporate Governance Documents satisfy the provisions of this Plan and the Bankruptcy Code and shall include, among other things, (a) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code and (b) manager liability exculpation, indemnity and advancement provisions to the fullest extent permitted by Delaware law. After the Effective Date, the Reorganized Debtor may amend and restate the New Corporate Governance Documents and any other certificates or articles of incorporation, by-laws, limited liability company agreements, certificates of formation, partnership agreements and certificates of partnership, as applicable, as permitted by applicable law.
     Section 5.03. Cancellation of Common Equity Interests and Agreement
     Except as otherwise provided for herein, or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III hereof, the Common Equity Interests, the Preferred Equity Interests and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Interests in the Debtor, other than a Claim that is being Reinstated and rendered Unimpaired, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests in the Debtor shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtor under the notes, share certificates and other agreements and instruments governing such Claims and Interests in the Debtor shall be discharged subject to the provisions of the Plan. The Holders of or parties to such canceled notes, shares, share certificates and other agreements and instruments shall have no rights arising

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from or relating to such notes, shares, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.
     Section 5.04. Authorization and Issuance of New Common LLC Interests, New MIG Notes and Indenture, Collateral Documents, New Warrants and Class 5 Trust Agreement
          (a) On the Effective Date, the Reorganized Debtor shall be authorized to issue, execute, deliver and perform under: (i) the New Common LLC Interests; (ii) the New MIG Notes; (iii) the New Warrants; (iv) the Class 5 Trust Agreement and the Beneficial Interests in the Class 5 Trust; (v) the New MIG Notes Indenture; (vi) the Collateral Documents; (vii) all other documents evidencing a security interest in the Class 5 Collateral in favor of the holders of the New MIG Notes; and (vi) any other documents incidental thereto as necessary to implement the terms of the Plan.
          (b) The issuance of the New Common LLC Interests, New MIG Notes and New Warrants and all other instruments, certificates and other documents required to be issued or distributed pursuant to the Plan shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action, except as may be required by the New Corporate Governance Documents, or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.
          (c) With respect to the ITC Pledge: (i) ITC shall be a co-obligor under the New MIG Notes Indenture and the New MIG Notes, such that ITC shall be indebted to the holders of the New MIG Notes; (ii) the ITC Pledge shall secure solely ITC’s obligations to the holders of the New MIG Notes pursuant to the New MIG Notes Indenture and the New MIG Notes; (iii) the Equity Securities (as defined in the ITCL LLC Agreement) shall be pledged to the Collateral Agent as secured party for the benefit of the holders of New MIG Notes and such holders (and the Collateral Agent as secured party for the benefit of such holders) shall be deemed to be, and are hereby agreed to be, “banks, financial institutions or institutional investors” within the meaning of Section 4.1(c) of the ITCL LLC Agreement; and (iv) the holders of the New MIG Notes and Collateral Agent, as secured party for the benefit of such holders, shall acquire only a security interest in the Equity Securities (as defined in the ITCL LLC Agreement) owned by ITC in ITCL entitling them to the proceeds from any sale of such Equity Securities pursuant to a sale conducted in compliance with the terms of the ITCL LLC Agreement and not title to such Equity Securities or any other rights incidental thereto. The foregoing shall be deemed to, and are hereby agreed to, comply with the requirements of section 4.1(c) of the ITCL LLC Agreement.
     Section 5.05. New Board of Managers of the Reorganized Debtor
     Pursuant to the Operating Agreement, the New Board shall initially consist of six (6) members on the Effective Date as follows: (a) four (4) of the members of the New Board shall be designated by the Debtor and (b) two (2) of the members of the New Board shall be designated by the Committee as the Class 5 Directors, provided such Persons are reasonably acceptable to the Debtor, such consent not to be unreasonably withheld. The identity of all members of the

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New Board shall be set forth in the Plan Supplement. The initial members of the New Board shall serve from the Effective Date and thereafter in accordance with the New Corporate Governance Documents.
     Section 5.06. Managers, Officers and Key Employees of Reorganized Debtor; Indemnification
          (a) The initial officers of the Reorganized Debtor shall be disclosed in the Plan Supplement.
          (b) Upon the Effective Date, the New Corporate Governance Documents of the Reorganized Debtor, shall contain provisions which (i) indemnify the Debtor’s and the Reorganized Debtor’s then present and future managers, directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties on or after the Effective Date to the fullest extent permitted by applicable state law; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify and advance expenses to the Debtor’s and the Reorganized Debtor’s managers, directors, officers, and other key employees (as such key employees are identified by the Chief Executive Officer of the Reorganized Debtor and the New Board) serving on or after the Effective Date for all claims and actions relating to postpetition service to the fullest extent permitted by applicable state law.
          (c) All indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, or advancement, board resolutions, agreements or employment contracts) for the directors of the Debtor who were in place as of the Petition Date and current officers, employees, attorneys, other professionals and agents of the Debtor shall be assumed through the Effective Date, subject to replacement by the foregoing provisions in section 5.06(b) for the period on and after the Effective Date. All indemnification or advancement provisions in place on and prior to the Effective Date for current directors and officers of the Debtor and its subsidiaries and such current and former directors’ and officers’ respective Affiliates shall survive the Effective Date for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date.
          (d) To the extent authorized in the Agreed Budget, upon and after the Effective Date, and for six (6) years thereafter, the Debtor or the Reorganized Debtor, as the case may be, shall obtain reasonably sufficient tail coverage under a director and officer liability insurance policy for the current and former directors and officers of the Reorganized Debtor and its Affiliates. As of the Effective Date, the Debtor shall assume all obligations owing under the director and officer insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the director and officer liability insurance policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity or advancement obligations assumed by the foregoing assumption of the director and officer liability insurance policies, and each such indemnity or advancement obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtor under the Plan as to which no Proof of Claim need be Filed.

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     Section 5.07. Management Incentive Plan
     To the extent authorized in the Agreed Budget and subject to approval of the Class 5 Directors, for so long as the New MIG Notes remain outstanding, on or after the Effective Date, the New Board shall develop, approve and implement the terms and the conditions of the Management Incentive Plan (including the identity of the participants); provided, however, any Management Incentive Plan that does not contemplate any payment until after the payment in full of the New MIG Notes may be adopted without the consent of either the Committee or the Class 5 Directors. On and after the Effective Date, eligible persons who receive awards under such Management Incentive Plan shall be entitled to the benefits thereof on the terms and conditions provided for therein. As of the Effective Date, all equity-based awards granted by the Debtor prior to the Petition Date shall terminate and cease to be binding on the Debtor.
     Section 5.08. Establishment of the Class 5 Trust; Appointment of the Class 5 Trustee; Funding of the Class 5 Trust; Termination of the Class 5 Trust; Exculpation and Indemnification; International Recognition
          (a) On the Effective Date, the Debtor and the Class 5 Trustee shall execute the Class 5 Trust Agreement and shall take all other steps necessary to establish the Class 5 Trust in accordance with the Plan. Notwithstanding any prohibition of assignability under applicable non-bankruptcy law, on the Effective Date the Debtor shall be deemed to have automatically transferred to the Class 5 Trust all of its right, title, and interest in and to all of the Class 5 Trust Assets, and in accordance with section 1141 of the Bankruptcy Code, all such assets shall automatically vest in the Class 5 Trust free and clear of all Claims and Liens.
          (b) From and after the Effective Date, the Class 5 Trustee shall serve as trustee of the Class 5 Trust, and shall have all powers, rights and duties of a trustee, as set forth in the Class 5 Trust Agreement. In the event the Class 5 Trustee is no longer willing or able to serve as trustee, then the successor shall be appointed by the mutual agreement of the Class 5 Board Members (as set forth in the Class 5 Trust Agreement), or as otherwise determined by the Bankruptcy Court, and notice of the appointment of such Class 5 Trustee shall be filed with the Bankruptcy Court.
          (c) The Class 5 Trust Funding Amount shall be provided by the Debtor on the Effective Date in the amount of $750,000. The Reorganized Debtor shall have no further obligation to fund the Class 5 Trust. Upon full repayment of the New MIG Notes, any remaining portion of the Class 5 Trust Funding Amount shall be returned to the Reorganized Debtor and the Class 5 Trust shall be terminated.
          (d) The Class 5 Trust and the duties, responsibilities and powers of the Class 5 Trustee shall terminate in accordance with the terms of the Class 5 Trust Agreement, including the right to bring the Change of Control Litigation and standing to bring the Change of Control Litigation on behalf of the Debtor and its subsidiaries at any time after the Effective Date of the Plan, if in the sole discretion of such Class 5 Trustee there is an Event of Default or threat of an Event of Default under the New MIG Notes; provided, however, that the Class 5 Trustee may commence such a proceeding anytime after November 1, 2011 regardless of the existence or threat of an Event of Default unless the Reorganized Debtor has delivered a tolling agreement in

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form acceptable to the Class 5 Trustee tolling the statute of limitations on behalf of all affected parties for commencement of such an action.
          (e) The Class 5 Trustee, and the Class 5 Trustee’s Counsel, shall be exculpated and indemnified pursuant to and in accordance with the terms of the Class 5 Trust Agreement.
          (f) The Class 5 Trustee shall be: (i) recognized by foreign courts, tribunals and jurisdictions, (ii) the subject of the recognition of comity of such foreign courts, tribunals and jurisdictions and (iii) vested with the authority of a statutory trustee pursuant to the Class 5 Trust Agreement.
     Section 5.09. Disbanding of Special Litigation Committee
     Effective as of June 27, 2010, the Special Litigation Committee shall be deemed stayed from any further investigation or any other activity through the Effective Date and shall further be deemed terminated and disbanded as of the Effective Date. Any appeals related to the Standing Motion or Special Litigation Committee shall be deemed dismissed as of the Effective Date and the Plan Proponents shall file a joint notice of such dismissal as soon as practicable after the Effective Date.
     Section 5.10. Debtor Parent, Debtor Parent Affiliates’ and Releasee Obligations under Plan
          (a) In consideration of the direct and indirect economic benefits under this Plan, as a condition precedent to the effectiveness of the Releases set forth in Section 11.10 of this Plan, for so long as any amounts remain due and outstanding under the New MIG Notes, Debtor Parent, the Debtor Parent Affiliates and other Releasees shall: (i) agree to be bound by and comply with the terms of the Plan that apply to such Releasee, including without limitation Section 11.12 of the Plan; and (ii) shall not take any action directly or indirectly that would have the effect of triggering an ITC Cellular Change of Control, as defined in the ITCL LLC Agreement.
          (b) As a condition precedent to the Releases set forth in Section 11.10 of this Plan, each of the Debtor Parent, Debtor Parent Affiliates and Releasees under Section 11.10 of this Plan shall deliver duly executed (i) Acknowledgement Agreements, in form acceptable to the Committee evidencing their consent and agreement to this Section 5.10 of the Plan; and (ii) executed Collateral Documents to the extent the Committee determines such entities are required parties to the Collateral Documents in the Plan Supplement or other documents necessary to implement the Plan (e.g., CaucusCom as to the Stock Pledge Agreement and Stock Escrow Agreement related to the granting of a security interest to the holders of New MIG Notes in the Interests in the Reorganized Debtor).
     Section 5.11. Revesting of Assets; Preservation of Causes of Action, Litigation Rights and Avoidance Actions; Release of Liens; Resulting Claim Treatment
          (a) Except as otherwise provided herein, or in the Confirmation Order, and pursuant to section 1123(b)(3) and section 1141(b) and (c) of the Bankruptcy Code, on the

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Effective Date, all of the property and assets of the Debtor and all Causes of Action and Litigation Rights, including the Avoidance Actions and the Malpractice Action, shall automatically revest in the Reorganized Debtor, free and clear of all Claims, Liens and Interests, except for the Class 5 Trust Assets which shall automatically vest in the Class 5 Trust on the Effective Date. The Reorganized Debtor (directly or through the Disbursing Agent) shall make all Distributions under the Plan. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims, Liens and Interests, except as specifically provided in the Plan or the Confirmation Order and the Reorganized Debtor shall receive the benefit of any and all discharges under the Plan. For the avoidance of doubt, the foregoing is subject and without prejudice to the Claims, Causes of Action, Litigation Rights, property and assets vested in the Class 5 Trust pursuant to this Plan.
          (b) Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, on the Effective Date, the Reorganized Debtor shall retain and may enforce, and shall have the sole right to enforce or prosecute, any claims, demands, rights, and Causes of Action that the Debtor may hold against any Entity, including, without limitation, all Avoidance Actions and the Malpractice Action, except with respect to the Class 5 Trust Assets (including the Change of Control Litigation). The Reorganized Debtor or its successor may pursue such retained claims, demands, rights or Causes of Action or Litigation Rights, including, without limitation, Avoidance Actions or the Malpractice Action, as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor holding such claims, demands, rights, Causes of Action or Litigation Rights. For the avoidance of doubt, the foregoing is subject and without prejudice to the rights of the Class 5 Trustee in the Class 5 Trust Assets.
          (c) If, as a result of the pursuit of any Litigation Rights or Avoidance Actions, a Claim would arise from a recovery pursuant to section 550 of the Bankruptcy Code after Distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article VII of the Plan, the Reorganized Debtor shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction, provided however that this provision shall not apply to the Holders of Allowed Appraisal Claims or Allowed Non-Appraisal Claims.
     Section 5.12. Restructuring Transactions
          (a) On, as of, or after the Effective Date, the Reorganized Debtor may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable state law, to effect a corporate or operational restructuring of its business, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtor, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided that such transactions or actions are not otherwise inconsistent with the Plan, the Distributions to be made under the Plan, the New Corporate Governance Documents, the New MIG Notes or the New MIG Notes Indenture.

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          (b) Specifically, on the Effective Date, the Debtor shall execute such documents and make such filings, as necessary under applicable law, to effectuate the following transactions:
               (i) The Reorganized Debtor will convert from a Delaware corporation to a Delaware limited liability company to be known as “MIG LLC”. by the filing of a Certificate of Conversion and a Certificate of Formation with the Secretary of State of the State of Delaware.
               (ii) The Reorganized Debtor will issue and deliver the: (a) New MIG Notes; (b) New Warrants; (c) New MIG Indenture; (d) the Class 5 Trust Agreement; and (e) the New Common LLC Interests, in accordance with Sections 3.03(c) and 3.03(d) of the Plan.
               (iii) The Reorganized Debtor shall cause the dissolution of MIG International Telecommunications, Inc. and MIG Georgia Holdings, Inc. such that the Reorganized Debtor will directly own 100% of the Interests in ITC. Thereafter, the Reorganized Debtor shall exercise good faith best efforts to seek to dissolve Telcell Wireless LLC.
               (iv) Certain entities owned by the Debtor (i) may be merged with and into the Reorganized Debtor or (ii) may be dissolved.
     Section 5.13. Effectuating Documents; Further Transactions
     The Chief Executive Officer, the Chief Financial Officer, or any other appropriate officer of the Reorganized Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. In addition, and without limitation of the foregoing, the Secretary or Assistant Secretary of the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.
     Section 5.14. Exemption from Certain Transfer Taxes
     Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from the Debtor to the Reorganized Debtor or any other Person or Entity pursuant to this Plan, the granting or recording of any Lien or mortgage on any property under the Exit Facility, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment. State or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     Section 5.15. Corporate Action
     On the Effective Date, the adoption and/or filing of the New Corporate Governance Documents, as applicable, the appointment of managers and/or officers of the Reorganized

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Debtor, and all actions contemplated hereby shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein involving the corporate structure of the Debtor or Reorganized Debtor, and any corporate action required by the Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors, stockholders, members or managers of the Debtor or Reorganized Debtor, except that the Debtor shall take affirmative steps to file the documents necessary to implement the Restructuring Transactions set forth in Section 5.12 (b) of the Plan. On the Effective Date, and pursuant to Section 303 of the General Corporation Law of the State of Delaware, the appropriate officers or managers of the Reorganized Debtor are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor without the need for any required approvals, authorizations, or consents, except for any express consents required under the Plan.
     Section 5.16. Reorganized Debtor’s Obligations Under the Plan
     From and after the Effective Date, the Reorganized Debtor shall exercise its reasonable discretion and business judgment to perform the corresponding obligations under the Plan of its predecessor or predecessor-in-interest. The Plan will be administered and actions will be taken in the name of the Debtor and the Reorganized Debtor. From and after the Effective Date, the Reorganized Debtor shall conduct, among other things, the following tasks:
          (a) Produce, administer and implement the Agreed Budget from the Effective Date until such time the New MIG Notes are paid in full without changes or modifications thereto unless such changes, amendments or modifications are approved by the New Board including, for so long as the New MIG Notes remain outstanding, the two Class 5 Directors.
          (b) Administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the terms of the Plan;
          (c) Implement the governance provisions including without limitation the following, which shall be set forth in more detail in the Operating Agreement:
               (i) For so long as the New MIG Notes remain outstanding, upon resignation of any of the Class 5 Directors appointed to serve on the New Board as of the Effective Date pursuant to Section 5.05 of the Plan, the Class 5 Trustee shall have the right to designate any replacement or successor Class 5 Director to serve on the New Board and any such replacement or successor Class 5 Director shall be reasonably acceptable to the Reorganized Debtor, such consent not to be unreasonably withheld;
               (ii) The Class 5 Directors shall resign when the New Notes are paid in full;
               (iii) For so long as the New MIG Notes remain outstanding, a quorum of the New Board shall not be established unless at least one Class 5 Director is present; provided, however, that after three (3) duly noticed and constituted meetings of the New Board at which at least one Class 5 Director is not present, at the third such meeting, a majority of the

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total authorized number of managers shall be deemed to constitute a quorum for the transaction of business.
               (iv) As of the Effective Date, ITC shall be deemed to have assigned its right to designate one of its two observers (that do not have voting rights) to the ITCL Board Meetings or equivalent Meeting of the Partners, under Section 2.1(a) of the ITCL LLC Agreement, to the Class 5 Directors. Pursuant to such assignment, and until such time as there is any amount outstanding under the New MIG Notes, the Class 5 Directors shall have the right to appoint a Person to serve as the Designated Class 5 Observer (that does not have voting rights). Such Person may be one of the Class 5 Directors or a third party designated by the Class 5 Directors for such purpose with approval of the New Board, such approval not to be unreasonably withheld, provided the reasonable fees and expenses incurred by such designated Person shall be paid by the Reorganized Debtor, with such fees and expenses subject to the approval of the New Board. The New Board shall ensure that the Designated Class 5 Observer is duly noticed of all ITCL Board Meetings or equivalent Meetings of the Partners.
               (v) The New Board shall provide not less than twenty (20) days prior notice of a meeting of the New Board or equivalent meetings (at ITCL, Magticom and equivalent listing vehicle) to the Class 5 Directors and Designated Class 5 Observer, and such meetings will be conducted with a translator present upon request of the Designated Class 5 Observer.
          (d) Pursue (including, as it determines through the exercise of its business judgment, prosecuting, enforcing, objecting to, litigating, reconciling, settling, abandoning, and resolving) all of the rights, Claims, Causes of Action, defenses, and counterclaims retained by the Debtor or the Reorganized Debtor;
          (e) Reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including objecting to, prosecuting, litigating, reconciling, settling, and resolving Claims and Disputed Claims in accordance with the Plan;
          (f) Make decisions regarding the retention, engagement, payment, and replacement of professionals, employees and consultants;
          (g) Administer the Distributions under the Plan, including (i) making Distributions in accordance with the terms of the Plan, and (ii) Filing with the Bankruptcy Court on each three (3) month anniversary of the Effective Date reports regarding the Distributions made and to be made to the Holders of Allowed Claims as required by the U.S. Trustee;
          (h) Exercise such other powers as necessary or prudent to carry out the provisions of the Plan;
          (i) File appropriate tax returns; and
          (j) Take such other action as may be necessary or appropriate to effectuate the Plan.

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     Section 5.17. Transactions on Business Days
     If the date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.
     Section 5.18. No ITC Cellular Change of Control
     Notwithstanding anything to the contrary herein, the transactions contemplated by the Plan and the consequences of the Plan’s implementation as of the Effective Date shall not trigger any ITC Cellular Change of Control under the terms of the ITCL LLC Agreement or the PSA.
     Section 5.19. Settlement of Standing Motion and Trustee Motion
     Upon the Confirmation Order becoming a Final Order, the Settlement Agreement, shall be deemed to be a full and final settlement of the Committee’s Trustee Motion and Standing Motion and shall automatically be approved as of the Effective Date pursuant to Bankruptcy Rule 9019 and applicable law as being in the best interests of the Debtor’s Estate.
     Section 5.20. Compromise and Settlement Under the Plan
     NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALL ALLOWED CLAIMS AND ALLOWED INTERESTS AND THEIR RESPECTIVE DISTRIBUTIONS AND TREATMENTS HEREUNDER TAKE INTO ACCOUNT FOR AND CONFORM TO THE RELATIVE PRIORITY AND RIGHTS OF THE CLAIMS AND INTERESTS IN EACH CLASS IN CONNECTION WITH ANY CONTRACTUAL, LEGAL AND EQUITABLE SUBORDINATION RIGHTS RELATING THERETO. AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH RIGHTS DESCRIBED IN THE PRECEDING SENTENCE ARE SETTLED, COMPROMISED AND RELEASED PURSUANT THE PLAN. THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING AND DETERMINATION THAT THE SETTLEMENTS REFLECTED IN THE PLAN, INCLUDING ALL ISSUES PERTAINING TO THE STANDING MOTION, ARE (1) IN THE BEST INTERESTS OF THE DEBTOR AND THEIR ESTATE, (2) FAIR, EQUITABLE AND REASONABLE, (3) MADE IN GOOD FAITH AND (4) APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019. IN ADDITION, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS TAKE INTO ACCOUNT ANY CAUSES OF ACTION, CLAIMS OR COUNTERCLAIMS, WHETHER UNDER THE BANKRUPTCY CODE OR OTHERWISE UNDER APPLICABLE LAW, THAT MAY EXIST BETWEEN THE DEBTORS AND THE RELEASING PARTIES; AND AS BETWEEN THE RELEASING PARTIES AND THE RELEASEES. AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH CAUSES OF ACTION, CLAIMS AND COUNTERCLAIMS ARE SETTLED, COMPROMISED AND RELEASED PURSUANT THE PLAN

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ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     Section 6.01. Assumption of Executory Contracts and Unexpired Leases
          (a) The Plan Supplement shall set forth a Schedule of Unexpired Executory Contracts and Unexpired Leases To Be Assumed as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or assumption and assignment, of such contracts as contemplated herein pursuant to section 365 of the Bankruptcy Code.
          (b) Notwithstanding anything to the contrary in the Plan, the Debtor and the Reorganized Debtor reserve the right to assert that any license, franchise and partially performed contract is a property right and not an Executory Contract. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of business.
          (c) Notwithstanding anything to the contrary in any contract, agreement or lease to which the Reorganized Debtor is a party, (a) the transactions contemplated by the Plan and (b) the consequences of the Plan’s implementation shall not trigger any change of control or similar provisions and shall not be voided by any restraints against assignment in any contract, agreement or lease governed by the Plan.
     Section 6.02. Rejection of Executory Contracts and Unexpired Leases
          (a) Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into by the Debtor in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have rejected each prepetition written Executory Contract and Unexpired Lease to which it is a party unless such Executory Contract or Unexpired Lease (a) is expressly assumed or rejected pursuant to a Final Order prior to the Confirmation Date, (b) previously expired or terminated pursuant to its own terms, (c) is listed on the Schedule of Unexpired Executory Contracts and Unexpired Leases To Be Assumed filed with the Plan Supplement, (d) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition Filed by the Debtor on or before ten (10) days prior to the Confirmation Date.
          (b) The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of executory contracts as contemplated herein pursuant to section 365 of the Bankruptcy Code.
     Section 6.03. Assignment of Executory Contracts and Unexpired Leases
     To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned pursuant to this Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts

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or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.
     Section 6.04. Cure Rights for Executory Contracts and Unexpired Leases Assumed Under the Plan
     Any monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtor or Reorganized Debtor, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtor or Reorganized Debtor, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by such Final Order, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the Debtor or Reorganized Debtor. Cure amounts are listed in the Plan Supplement, which shall be Filed at least ten (10) days prior to the Confirmation Hearing as part of the Plan Supplement. If no Cure amount for an assumed Executory Contract or Unexpired Lease is listed in the Plan Supplement, the Cure amount shall be deemed to be $0.
     Section 6.05. Rejection Damages Bar Date for Rejections Pursuant to Plan
     If the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtor, its Estate, the Reorganized Debtor or any of its properties unless a Proof of Claim is Filed with the claims agent and served upon counsel to the Reorganized Debtor within thirty (30) days after entry of the Confirmation Order. The foregoing applies only to Claims arising from the rejection of an Executory Contract or Unexpired Lease; any other Claims held by a party to a rejected contract or lease shall have been evidenced by a Proof of Claim Filed by earlier applicable Bar Dates or shall be barred and unenforceable. Notwithstanding the foregoing, any management agreement between the Debtor and CaucusCom or any Insider of the Debtor shall be deemed rejected as of the Effective Date and no rejection claim shall be allowed on account of such rejection. Any management fees after the Effective Date shall be payable only as permitted in the Agreed Budget.
     Section 6.06. Certain Indemnification Obligations Owed by Debtor
          (a) Indemnification Obligations owed to directors, officers, and employees of the Debtor (or the Estate) who served or were employed by the Debtor as of and after the Petition

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Date, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan. Notwithstanding the foregoing, the Reorganized Debtor shall not assume any claim for liability, reimbursement obligations, contributions or indemnity concerning the contractual obligations of directors or officers of the Debtor, including, without limitation, the contractual guaranties.
          (b) All Indemnification Obligations owed to directors, officers, and employees of the Debtor who served or were employed by the Debtor on or prior to, but not after, the Petition Date shall be deemed to be, and shall be treated as though they are, Executory Contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.
          (c) Indemnification Obligations owed to any Professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, to the extent that such Indemnification Obligations relate to the period after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, self-interested transactions or intentional tort, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan.
     Section 6.07. Continuing Obligations Owed to Debtor
          (a) Any confidentiality agreement entered into between the Debtor and any other Person requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan, except as otherwise provided in the Plan.
          (b) Any indemnity agreement entered into between the Debtor and any other Person requiring the supplier to provide insurance in favor of the Debtor, to warrant or guarantee such supplier’s goods or services, or to indemnify the Debtor for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan; provided, however, that if any party thereto asserts any Cure, at the election of the Debtor such agreement shall not be deemed assumed, and shall instead be rejected pursuant to section 365 of the Bankruptcy Code under the Plan.
          (c) Continuing obligations of third parties to the Debtor under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay insured claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties notwithstanding any provision to the contrary in the Plan, unless otherwise specifically terminated by the Debtor or by order of Bankruptcy Court.
          (d) To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtor or a third party on behalf of the Debtor is held by the

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Bankruptcy Court to be an Executory Contract, such insurance policy shall be treated as though it is an Executory Contract that is assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan. To the extent permitted in the Agreed Budget, any and all Claims (including Cure) arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtor prior to or as of the Effective Date: (i) shall not be discharged; (ii) shall be Allowed Administrative Claims; and (iii) shall be paid in full in the ordinary course of business of the Reorganized Debtor as set forth in Section 3.01(a) of the Plan.
     Section 6.08. Limited Extension of Time to Assume or Reject
     In the event of a dispute as to whether a contract or lease between the Debtor and a Person that is not an Insider is executory or unexpired, the right of the Debtor or the Reorganized Debtor to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired, provided such dispute is pending as of the Confirmation Date.
     Section 6.09. Postpetition Contracts and Leases
     The Debtor shall not be required to assume or reject any contract or lease entered into by the Debtor after the Petition Date. Any such contract or lease shall continue in effect in accordance with its terms after the Effective Date, unless the Reorganized Debtor has obtained a Final Order of the Bankruptcy Court approving termination of such contract or lease. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of its business.
     Section 6.10. Treatment of Claims Arising from Assumption or Rejection
     All Allowed Claims for Cure arising from the assumption of any Executory Contract or Unexpired Lease shall be treated as Administrative Claims pursuant to Section 2.02 of the Plan; all Allowed Claims arising from the rejection of an Executory Contract or Unexpired Lease shall be treated, to the extent applicable, as General Unsecured Claims, unless otherwise ordered by Final Order of the Bankruptcy Court; and all other Allowed Claims relating to an Executory Contract or Unexpired Lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.
ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS
     Section 7.01. Distributions for Allowed Claims
          (a) Except as otherwise provided herein or as ordered by the Bankruptcy Court, all Distributions to Holders of Allowed Claims as of the applicable Distribution Date shall be made on or as soon as practicable after the applicable Distribution Date. Distributions on account of Claims that first become Allowed Claims after the applicable Distribution Date shall be made pursuant to Section 8.02 of the Plan and on such day as selected by the Reorganized Debtor, in its sole discretion.

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          (b) The Reorganized Debtor shall have the right, in its sole and absolute discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.
     Section 7.02. Interest on Claims
     Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Claim becomes an Allowed Claim.
     Section 7.03. Designation; Distributions by Disbursing Agent
          (a) The Reorganized Debtor or the Disbursing Agent on its behalf shall make all Distributions required to be made to Holders of Class 3, 4, and 5 Claims and Class 6 Interests, on the respective Distribution Dates under the Plan and such other Distributions to other Holders of Claims or Interests in the Debtor as are required to be made or delegated to the Disbursing Agent by the Reorganized Debtor.
          (b) If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent shall receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtor. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.
     Section 7.04. Means of Cash Payment
          (a) Cash payments under this Plan shall be in U.S. funds, and shall be made, at the option, and in the sole discretion, of the Reorganized Debtor, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Reorganized Debtor. Cash payments to foreign Creditors may be made, at the option, and in the sole discretion, of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by the Reorganized Debtor shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor.
          (b) For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

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     Section 7.05. Fractional Distributions
     Notwithstanding any other provision of the Plan to the contrary, no fractional units of New Common LLC Interests will be issued or distributed and no cash payments of fractions of cents will be made. Fractional cents shall be rounded to the nearest whole cent (with .5 cent or less to be rounded down). No cash will be paid in lieu of such fractional New Common LLC Interests in increments of less than $1,000.
     Section 7.06. De Minimis Distributions
     Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $50. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim discharged and shall be forever barred from asserting such Claim against the Debtor, the Reorganized Debtor or their respective property. Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtor, free of any restrictions thereon, other than those contained in the New MIG Indenture, New MIG Notes and related documents.
     Section 7.07. Delivery of Distributions
     Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim Filed by such Holders, (b) at the addresses reflected in the Schedules if no Proof of Claim has been Filed, or (c) at the addresses set forth in any written notices of address changes delivered to the Debtor, the Reorganized Debtor or the Disbursing Agent after the date of any related Proof of Claim or after the date of the Schedules if no Proof of Claim was Filed. If any Holder’s Distribution is returned as undeliverable, a reasonable effort shall be made to determine the current address of such Holder, but no further Distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Unless otherwise agreed between the Reorganized Debtor and the Disbursing Agent, amounts in respect of undeliverable Distributions made by the Disbursing Agent shall be returned to the Reorganized Debtor, and held in trust by the Reorganized Debtor, until such Distributions are claimed, at which time the applicable amounts shall be returned to the Disbursing Agent for distribution pursuant to the Plan. All claims for undeliverable Distributions must be made on or before the second (2nd) anniversary of the Initial Distribution Date, after which date all unclaimed property shall revert to the Reorganized Debtor free of any restrictions thereon and the claims of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtor, the Reorganized Debtor or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

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     Section 7.08. Application of Distribution Record Date
     At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed, and there shall be no further changes in the record Holders of such Claims. Except as provided herein, the Reorganized Debtor, the Disbursing Agent, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Persons or the date of such Distributions.
     Section 7.09. Withholding, Payment and Reporting Requirements
     In connection with the Plan and all Distributions under the Plan, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and including, in the case of any Holder of a Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim, any tax obligation that would be imposed upon the Reorganized Debtor in connection with such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Reorganized Debtor in connection with such Distribution. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Section 7.06 of the Plan.
     Section 7.10. Setoffs
     The Reorganized Debtor may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such Holder.
     Section 7.11. Pre-Payment
     Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtor shall have the right to

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pre-pay, without penalty, all or any portion of an Allowed Claim entitled to payment in Cash at any time; provided, however, that any such pre-payment shall not be contrary to the terms of the New MIG Indenture and related documents, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.
     Section 7.12. No Distribution in Excess of Allowed Amounts
     Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Petition Date pursuant to the Plan, if any).
     Section 7.13. Allocation of Distributions
     All Distributions received under the Plan by Holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.
ARTICLE VIII
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED
CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO
     Section 8.01. Prosecution of Objections to Claims
          (a) Objections to Claims; Estimation Proceedings
     Except as set forth in the Plan or any applicable Bankruptcy Court order, all objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Bar Date, as the same may be extended by the Bankruptcy Court upon motion by the Debtor, the Reorganized Debtor or any other party-in-interest. If a timely objection has not been Filed to a Proof of Claim or the Schedules have not been amended with respect to a Claim that (i) was Scheduled by the Debtor but (ii) was not Scheduled as contingent, unliquidated, and/or disputed, the Claim to which the Proof of Claim or Scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been Allowed earlier. No payments or Distributions shall be made on account of a Claim until such Claim becomes an Allowed Claim. Notice of any motion for an order extending any Claims Objection Bar Date shall be required to be given only to those Persons or Entities that have requested notice in the Chapter 11 Case, or to such Persons as the Bankruptcy Court shall order.
     The Debtor (prior to the Effective Date) or Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed

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amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.
     The Reorganized Debtor will have no obligation to review and/or respond to any Claim that is not Filed by the applicable Bar Date unless: (i) the filer has obtained an order from the Bankruptcy Court authorizing it to File such Claim; or (ii) the Reorganized Debtor has consented to the Filing of such Claim in writing.
          (b) Authority to Prosecute Objections
     After the Effective Date, except with respect to Class 5 Trust Assets, only the Reorganized Debtor shall have the authority to File objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including, without limitation, Claims for reclamation under section 546(c) of the Bankruptcy Code. The Reorganized Debtor may settle or compromise any Disputed Claim without approval of the Bankruptcy Court, subject to approval by each Class 5 Director for any proposed Allowed Claim in excess of $100,000.
     Section 8.02. Treatment of Disputed Claims
          (a) No Distribution Pending Allowance
     Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Disputed Claim becomes an Allowed Claim.
          (b) Distributions on Accounts of Disputed Claims Once They are Allowed
     The Disbursing Agent shall, on the applicable Distribution Dates, make Distributions on account of any Disputed Claim that has become an Allowed Claim. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class. Such Distributions shall be based upon the Distributions that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.
     Section 8.03. Accounts; Escrows; Reserves
     The Debtor and Reorganized Debtor shall, subject to and in accordance with the provisions of this Plan (a) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account, reserve or escrow, (b) create, fund and withdraw funds from, as appropriate, the Administrative Claims Reserve, and the Professional Fee Reserve and (c) if practicable, invest any Cash that is withheld as the applicable claims reserve in an appropriate manner to ensure the safety of the investment. Nothing in this

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Plan or the Disclosure Statement shall be deemed to entitle the Holder of a Disputed Claim to postpetition interest on such Claim, however.
          (a) Administrative Claims Reserve
     On the Effective Date (or as soon thereafter as is practicable), the Debtor or Reorganized Debtor shall create and fund the Administrative Claims Reserve in the amount budgeted to be used by the Reorganized Debtor to pay Distributions on account of Allowed Administrative Claims, including Claims under section 503(b)(9) of the Bankruptcy Code and lease payments under section 365(d)(5) of the Bankruptcy Code. To the extent necessary to fund payments to Allowed Claims thereunder, the funds in the Administrative Claims Reserve shall be periodically replenished by the Reorganized Debtor in such amounts as may be determined by the Reorganized Debtor in its sole discretion. The Reorganized Debtor shall be obligated to pay all Allowed Administrative Claims designated to be paid from the proceeds of the Administrative Claims Reserve thereunder in excess of the amounts actually deposited in the Administrative Claims Reserve. In the event that any Cash remains in the Administrative Claims Reserve after payment of all Allowed Administrative Claims to be paid thereunder, such Cash shall be distributed to the Reorganized Debtor as provided in Section 7.06 hereof.
          (b) Professional Fee Reserve
     The Debtor or Reorganized Debtor shall create and fund the Professional Fee Reserve on the Effective Date (or as soon thereafter as is practicable) in the amount of the budgeted but unpaid Professional fees projected through the Effective Date, which amount shall be used to pay Allowed Professional Fee Claims held by (i) any professionals working on behalf of the Debtor and (ii) counsel and any advisers to the Committee. The Reorganized Debtor shall be obligated to pay all Allowed Professional Fee Claims even if in excess of the amounts actually deposited in the Professional Fee Reserve. In the event that any Cash remains in the Professional Fee Reserve after payment of all Allowed Professional Fee Claims, such Cash will be distributed to the Reorganized Debtor as provided by Section 7.07 hereof.
          (c) Disputed Claims Reserve
     On the Effective Date and on each subsequent Distribution Date, the Debtor or Reorganized Debtor shall withhold on a Pro Rata basis from property that would otherwise be distributed to Classes of Claims entitled to Distributions under the Plan on such date, in a separate Disputed Claims Reserve, such amounts or property as may be necessary to equal one hundred percent (100%) of Distributions to which Holders of such Disputed Claims would be entitled under this Plan if such Disputed Claims were allowed in their Disputed Claim Amount. The Debtor or Reorganized Debtor may request, if necessary, estimation for any Disputed Claim that is contingent or unliquidated, or for which the Debtor or Reorganized Debtor determine to reserve less than the Face Amount. The Debtor or Reorganized Debtor shall withhold the applicable portion of the Disputed Claims Reserve with respect to such Claims based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Debtor or Reorganized Debtor elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent or unliquidated, the Debtor or Reorganized Debtor shall withhold the applicable Disputed Claims Amount based upon the good faith estimate of the

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amount of such Claim by the Debtor with the consent of the Committee, or the Reorganized Debtor with the consent of each Class 5 Director after the Effective Date. If practicable, the Debtor or Reorganized Debtor will invest any Cash that is withheld as the applicable Disputed Claims Reserve in an appropriate manner to ensure the safety of the investment. Nothing in this Plan or the Disclosure Statement shall be deemed to entitle the Holder of a Disputed Claim to postpetition interest on such Claim, however, except as otherwise provided in the Plan. The Reorganized Debtor shall conduct an audit and review of the amount held in the Disputed Claims Reserve by not later than 90 days after the Effective Date and every three months thereafter, after which audit any funds in the Disputed Claims Reserve in excess of the Disputed Claims Amount shall be distributed to the Indenture Trustee for distribution to Holders of New MIG Notes on the next distribution date under the New MIG Notes Indenture.
ARTICLE IX
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
     Section 9.01. Conditions to Confirmation
     The following conditions precedent to the occurrence of the Confirmation Date must be satisfied unless any such condition shall have been waived by the Plan Proponents:
          (a) The Confirmation Order shall have been entered in form and substance satisfactory to the Plan Proponents, and shall, among other things:
               (i) provide that the Debtor and the Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the Settlement Agreement, the Plan and all related contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or necessary to implement the Plan;
               (ii) authorize the issuance of the New Common LLC Interests, the New MIG Notes, the New Warrants, the New MIG Notes Indenture, the Class 5 Trust Agreement and the Collateral Documents;
          (b) The Bankruptcy Court finds that adequate information and sufficient notice of the Disclosure Statement, the Settlement Agreement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan have been given to all relevant parties in accordance with the solicitation procedures governing such service and in substantial compliance with Bankruptcy Rules 2002(b), 3017, 9019, and 3020(b); and
          (c) The Plan and all Plan Supplement documents, including any exhibits, schedules, amendments, modifications or supplements thereto, shall be acceptable to the Plan Proponents.

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     Section 9.02. Conditions to the Effective Date
     The following conditions precedent to the occurrence of the Effective Date must be satisfied or waived by the Plan Proponents on or prior to the Effective Date in accordance with Section 9.04 of the Plan:
          (a) Each of the exhibits to the Plan and any other necessary documents shall be fully executed and delivered to the Plan Proponents, shall be in form and substance reasonably acceptable to the Plan Proponents, and shall be fully enforceable in accordance with their terms; and
          (b) All Non-Appraisal Claims have been Allowed or Disallowed, provided, however, that this condition shall be met by the Debtor funding the Disputed Claim Amounts held by entities asserting Non-Appraisal Claims into the Disputed Claims Reserve with : (i) a Pro Rata share of (x) Excess Cash; (y) New MIG Notes, and (z) New Warrants distributable to Holders of Allowed Class 5 Claims, to be held subject to the cancellation of such New MIG Notes and New Warrants and Pro Rata re-distribution of such Excess Cash (as provided in Section 8.03(c) hereof) to the Indenture Trustee upon entry of a Final Order providing for the disallowance of such Disputed Non-Appraisal Claims, or the distribution of such Excess Cash, New MIG Notes and New Warrants to the underlying claimants upon entry of a Final Order providing for the Allowance of such claims.
     Section 9.03. Notice of Occurrence of the Effective Date
     The Debtor or Reorganized Debtor shall File a notice of the occurrence of the Effective Date within five (5) business days thereafter.
     Section 9.04. Waiver of Conditions
     Each of the conditions set forth in Section 9.02 may be waived in whole or in part by the Plan Proponents without any notice to parties-in-interest or the Bankruptcy Court and without a hearing.
     Section 9.05. Consequences of Non-Occurrence of Effective Date
     If the Confirmation Order is vacated, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests in the Debtor provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) to the extent permitted under the Bankruptcy Code, the time within which the Debtor may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

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ARTICLE X
RETENTION OF JURISDICTION
     Section 10.01. Scope of Retention of Jurisdiction
     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, this Chapter 11 Case and the Plan to the fullest extent permitted by law (provided, however, that notwithstanding the foregoing, with respect to all civil proceedings arising in or related to the Chapter 11 Case and the Plan, the Bankruptcy Court shall have original but not exclusive jurisdiction, in accordance with section 1334(b) of title 28 of the United States Code), including, among other things, jurisdiction to:
          (a) allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the Holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests in the Debtor;
          (b) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the Professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
          (c) hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;
          (d) effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;
          (e) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case, the Avoidance Actions, the Class 5 Trust Assets, the Change of Control Litigation, the Litigation Rights or the Plan, including without limitation the enforcement of the injunction provisions contained in Section 11.12 of the Plan;
          (f) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

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          (g) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
          (h) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
          (i) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;
          (j) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;
          (k) hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, or the Confirmation Order;
          (l) enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case (whether or not the Chapter 11 Case has been closed);
          (m) except as otherwise limited herein, recover all assets of the Debtor and property of the Estate, wherever located;
          (n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (o) hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;
          (p) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, the provisions of the Bankruptcy Code; and
          (q) enter a final decree closing the Chapter 11 Case.
     Section 10.02. Failure of the Bankruptcy Court to Exercise Jurisdiction
     If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 10.01 of the Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

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ARTICLE XI
MISCELLANEOUS PROVISIONS
     Section 11.01. Administrative Claims
     All Administrative Expense Requests (other than as set forth in Sections 3.01(a), 11.02 or this Section 11.01 of the Plan) must be made by application Filed with the Bankruptcy Court and served on counsel for the Reorganized Debtor no later than forty-five (45) days after the Effective Date or their Administrative Claims shall be forever barred. In the event that the Reorganized Debtor objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim; provided, however, no Administrative Expense Request by an Insider shall be Allowed without the written consent of the Class 5 Board Members. Notwithstanding the foregoing, (a) no application seeking payment of an Administrative Claim need be Filed with respect to an undisputed postpetition obligation which was paid or is payable by the Debtor in the ordinary course of business, including obligations to Insiders as set forth in the monthly budgets attached to the Debtor’s monthly operating reports or in the Agreed Budget; provided, however, that in no event shall a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; and (b) no application seeking payment of an Administrative Claim need be Filed with respect to Cure owing under an Executory Contract or Unexpired Lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure Filed by the Debtor and a timely objection asserting an increased amount of Cure Filed by the non-Debtor party to the subject contract or lease; provided further, however, that postpetition statutory tax claims shall not be subject to the Administrative Claims Bar Date.
     With respect to Administrative Claims, the last day for Filing an objection to any Administrative Expense Claim will be the later of (a) 180 days after the Effective Date, (b) 90 days after the filing of such Administrative Claim or (c) such other date specified in the Plan or ordered by the Bankruptcy Court.
     Section 11.02. Professional Fee Claims
          (a) All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on the Reorganized Debtor, their counsel, counsel to the Committee, and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such applications must be Filed and served on the Reorganized Debtor, its counsel, counsel to the Committee and the requesting Professional or other Entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served.

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          (b) The Reorganized Debtor may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.
     Section 11.03. Payment of Statutory Fees
     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtor. The obligation of each of the Reorganized Debtor to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code shall continue until such time as the Debtor’s case is closed.
     Section 11.04. Modifications and Amendments
          (a) The Plan Proponents may by mutual agreement alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtor shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtor shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.
          (b) After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtor or Reorganized Debtor, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims or Interests in the Debtor under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtor or Reorganized Debtor, as the case may be, shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.

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     Section 11.05. Continuing Exclusivity and Solicitation Period
     Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtor and the Committee shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof, and any modifications or amendments thereto.
     Section 11.06. Severability of Plan Provisions
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     Section 11.07. Successors and Assigns and Binding Effect
     The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person or Entity, including, but not limited to, the Reorganized Debtor and all other parties-in-interest in the Chapter 11 Case.
     Section 11.08. Compromises and Settlements
     From and after the Effective Date, the Reorganized Debtor may compromise and settle various Claims against or Interests in the Debtor, Litigation Rights, and/or Avoidance Actions that they may have against other Persons or Entities without any further approval by the Bankruptcy Court; provided, however, that to the extent any such Claims, Litigation Rights or Avoidance Actions are pending before the Bankruptcy Court pursuant to Filings made during the pendency of the Chapter 11 Case, the Debtor shall be required to obtain an appropriate order of the Bankruptcy Court concluding any such Filings and provided further the Reorganized Debtor shall obtain the prior consent of each Class 5 Director to any such compromise or settlement in excess of $100,000.
     Until the Effective Date, the Debtor expressly reserves the right to compromise and settle (subject to the approval of the Bankruptcy Court) Claims against or Interests in the Debtor, Avoidance Actions, Litigation Rights or other claims that it may have against other Persons or Entities, provided it shall obtain the prior consent of the Committee to any such compromises or settlements with any Person or Entity in an aggregate amount in excess of $100,000.

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     Section 11.09. Releases and Satisfaction of Subordination Rights
     All Claims against the Debtor and all rights and claims between or among the Holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the Distributions under, described in, contemplated by, and/or implemented in Article III of the Plan. Distributions under, described in, contemplated by, and/or implemented by the Plan to the various Classes of Claims or Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim or Interest by reason of any claimed subordination rights or otherwise, so that each Holder of a Claim or Interest shall have and receive the benefit of the Distributions in the manner set forth in the Plan.
     Section 11.10. Releases and Related Matters
          (a) Releases by Debtor
     As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person or Entity seeking to exercise the rights of the Debtor’s estate, including, without limitation, any successor to the Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the Exculpated Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and liabilities whatsoever in connection with or related to the Debtor, the conduct of the Debtor’s business, the Chapter 11 Case, or the Plan (other than the rights of the Debtor, the Reorganized Debtor, the Indenture Trustee, the Class 5 Trustee or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the conduct of the Debtor’s business, the Reorganized Debtor, the Chapter 11 Case, the Disclosure Statement or the Plan, and that may be asserted by or on behalf of the Debtor, the Estate, or the Reorganized Debtor against any of the shareholders, directors, officers, employees or advisors of the Debtor as of the Petition Date and through the Effective Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, self-interested transactions or intentional tort, any Professionals of the Debtor, and (iii) the Committee, its members, and its advisors, respectively (but not its members in their individual capacities); provided, however, that nothing in this Section 11.10(a):
               (i) shall be deemed to prohibit the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any employee (including directors and officers) for alleged breach of confidentiality, or any other contractual obligations owed to the Debtor or the Reorganized Debtor, including non-compete and related agreements or obligations;

56

               (ii) constitutes a waiver of any right of the Reorganized Debtor to: (x) enforce all rights and claims concerning any and all intellectual property (including, without limitation, trademarks, copyrights, patents, customer lists, trade secrets and confidential or proprietary business information), all of which rights are expressly reserved and not released and (y) assert any defense based on whether or not applicable standards have been met;
               (iii) shall be deemed to prohibit any party from asserting or enforcing any direct contractual obligation against any Releasee, with all rights and defenses to such claims being reserved by the Releasees; or
               (iv) shall constitute a release of any rights, Claims, Intercompany Claims or Causes of Action related to or arising from the validity or enforceability of the Change of Control Provisions in the ITCL LLC Agreement and PSA.
     THE FOREGOING RELEASE IN FAVOR OF ANY RELEASEE IS CONDITIONED UPON AND IN CONSIDERATION OF SUCH ENTITIES’ WRITTEN AGREEMENT TO BE BOUND TO THE TERMS OF THIS PLAN, INCLUDING WITHOUT LIMITATION THEIR AGREEMENT TO COMPLY WITH THE PROVISIONS OF SECTIONS 5.10 AND 11.12 OF THIS PLAN AND TO SUBJECT THEMSELVES TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR PURPOSES OF ENFORCEMENT OF THE TERMS OF THIS PLAN, AS SET FORTH IN THE ACKNOWLEDGEMENT AND AGREEMENT OF RELEASEES TO BE DELIVERED AS PART OF THE PLAN SUPPLEMENT. For the avoidance of doubt, nothing herein constitutes or shall constitute a waiver, release, discharge or compromise by the Debtor, its Estate or the Reorganized Debtor with respect to the Malpractice Action.
          (b) Releases by Holders of Claims
     As of the Effective Date and to the extent permitted under Delaware law, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Debtor, Debtor Parent, the Debtor Parent Affiliates, the Reorganized Debtor, and the directors, officers, employees or advisors of the Debtor as of the Petition Date and through the Effective Date (the “Releasees”) from any and all Claims (including Intercompany Claims and the Alleged Fraudulent Transfer Claims), Interests, Causes of Action or Avoidance Actions that such Entity would have been legally entitled to assert (whether individually or collectively or directly, indirectly or derivatively, at law, in equity or otherwise), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the conduct of the Debtor’s business, the Chapter 11 Case, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Releasee and the Debtor, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of the Debtor, the Reorganized Debtor, or a Releasee that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtor, the Reorganized Debtor, or the Releasee

57

reasonably believed to be in the best interests of the Debtor (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence AND other than the rights of the Debtor, the Reorganized Debtor, the Indenture Trustee, the Class 5 Trustee or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder); provided, however, that nothing in this Section 11.10(b):
               (i) shall be deemed to prohibit any party from asserting or enforcing any direct contractual obligation against any Releasee, with all rights and defenses to such claims being reserved by the Releasees; or
               (ii) shall constitute a release of any rights, Claims, Intercompany Claims or Causes of Action related to or arising from the validity or enforceability of the Change of Control Provisions in the ITCL LLC Agreement and PSA.
THE FOREGOING RELEASE IN FAVOR OF ANY RELEASEE IS CONDITIONED UPON AND IN CONSIDERATION OF SUCH ENTITIES’ WRITTEN AGREEMENT TO BE BOUND TO THE TERMS OF THIS PLAN, INCLUDING WITHOUT LIMITATION THEIR AGREEMENT TO COMPLY WITH THE PROVISIONS OF SECTIONS 5.10 AND 11.12 OF THIS PLAN AND TO SUBJECT THEMSELVES TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR PURPOSES OF ENFORCEMENT OF THE TERMS OF THIS PLAN, AS SET FORTH IN THE ACKNOWLEDGEMENT AND AGREEMENT OF RELEASEES TO BE DELIVERED AS PART OF THE PLAN SUPPLEMENT.
     Section 11.11. Discharge of the Debtor
          (a) Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on such Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is Filed or deemed Filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted the Plan. The Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan.
          (b) As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtor or the

58

Reorganized Debtor or any of their assets or properties, any other or further Claims, Interests, debts, rights, Causes of Action, claims for relief, liabilities, or equity interests relating to the Debtor based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all Preferred Equity Interests and Common Equity Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
          (c) Travelers Casualty and Surety Company of America, which issued surety bonds for the Debtor to cover certain state employment/workers’ compensation obligations, is a holder of a Secured Claim to the extent of the value of its collateral and otherwise as a holder of an administrative claim against the estate. The Plan shall not and does not prejudice, impair, waive, limit or otherwise affect the respective rights, claims and defense of Travelers regarding bonds, indemnity agreements and the collateral that secures its claims. The Plan does not release, compromise, or otherwise affect in any way, Travelers’ rights against any indemnitor or third party. The Plan reserves all of Travelers’ rights and defenses (including by way of subrogation or any other surety defenses available in law or equity) against any entity or person with respect to any claim raised under the bonds. The Debtor agrees that it shall not be entitled to a return of any collateral unless and until Travelers has been repaid all amounts due to Travelers on account of the bonds and indemnity agreement, and is presented with a release of Travelers for the liability of Travelers for all claims or potential liability under the bonds in form and content satisfactory to Travelers in its reasonable discretion.
     Section 11.12. Injunction
          (a) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest or other debt or liability that is discharged pursuant to Section 11.11 of the Plan, released pursuant to Section 11.10 of the Plan, or is subject to exculpation pursuant to Section 11.13 of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective affiliates or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor or its property; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a right of setoff, recoupment or subrogation of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan; or (vi) for so long as any amount is outstanding under the New MIG Notes, taking any action to cause or effectuate directly or indirectly an ITC Cellular Change of Control under the ITCL LLC Agreement or PSA.

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          (b) Without limiting the effect of the foregoing provisions of this Section 11.12 upon any Person, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest receiving a Distribution pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 11.12.
          (c) Nothing in this Section 11.12 shall impair (i) the rights of any Holder of a Disputed Claim to establish its Claim in response to an objection Filed by the Debtor or the Reorganized Debtor, (ii) the rights of any defendant in an Avoidance Action Filed by the Debtor to assert defenses in such action, or (iii) the rights of any party to an Executory Contract or Unexpired Lease that has been assumed by the Debtor pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.
     Section 11.13. Exculpation and Limitations of Liability
          (a) On the Effective Date, the Exculpated Parties shall neither have, nor incur any liability to any Holder of a Claim or an Interest, the Debtor, the Reorganized Debtor, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, or willful misconduct; provided, however, that the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided still further, that the foregoing Exculpation shall not be deemed to, release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.
          (b) Notwithstanding any other provision of the Plan, no Holder of a Claim or an Interest, the Debtor, the Reorganized Debtor, the Committee, no other party-in-interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns shall have any right of action against any of the Exculpated Parties for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct.
     Section 11.14. Term of Injunctions or Stays
     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or

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otherwise, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.
     Section 11.15. Revocation, Withdrawal or Non-Consummation
     The Plan Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization. If the Plan Proponents revoke or withdraw the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtor, or any Avoidance Actions, Litigation Rights or other claims by or against the Debtor, the Committee or any Person or Entity, (ii) prejudice in any manner the rights of the Debtor, the Committee, or any Person or Entity in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by the Debtor, the Committee, or any other Person or Entity.
     Section 11.16. Plan Supplement
     The Plan Supplement shall be Filed with the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing or by such later date as may be established by order of the Bankruptcy Court, provided that all documents set forth in the Plan Supplement shall first have been approved by both the Debtor and the Committee. Upon such Filing, all documents set forth in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. Holders of Claims or Interests may obtain a copy of any document set forth in the Plan Supplement upon written request to the Debtor in accordance with Section 11.22 of the Plan.
     Section 11.17. Dissolution of the Committee
     On the Effective Date, the Committee shall be dissolved and its members shall be deemed released of any continuing duties, responsibilities and obligations in connection with the Debtor’s Chapter 11 Case or the Plan and its implementation, and the retention and employment of the Committee’s attorneys, accountants and other agents shall terminate.
     Section 11.18. Termination of Confidentiality Obligations
     Except for any Persons serving as Class 5 Directors, Class 5 Trustee or counsel to the Class 5 Trust, the members of and advisors to the Committee, any other Holder of a Claim or Interest in the Debtor and their respective predecessors, successors and assigns shall cease to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with this Chapter 11 Case or the Debtor, except to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date.

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     Section 11.19. Notices
     Any notice, request, or demand required or permitted to be made or provided under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
          If to the Debtor:
Greenberg Traurig LLP
Attn: Nancy A. Mitchell, Esq.
Maria J. DiConza, Esq.
200 Park Avenue
New York, New York 10166
Tel: (212) 801-9200
Fax: (212) 801-6400
If to the Reorganized Debtor:
MIG, Inc.
5960 Fairview Road
Suite 400
Charlotte, NC 28210
Tel: (704) 496-2750
Fax: (704) 496-2751
If to the Committee:
Baker & McKenzie LLP
Attn: Carmen Lonstein, Esq.
          Andrew McDermott, Esq.
          Lawrence Vonckx
One Prudential Plaza, Suite 3500
130 East Randolph Drive
Chicago, Illinois 60601
Tel: (312) 861-8000
Fax: (312) 861-2899
     Section 11.20. Computation of Time
     In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.
     Section 11.21. Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Delaware shall govern the construction

62

and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents, or instruments) any agreements, documents, and instruments executed in connection with the Plan and (b) the laws of the state of incorporation of the Debtor shall govern corporate governance matters with respect to the Debtor; in each case without giving effect to the principles of conflicts of law thereof.
     Section 11.22. Exhibits
     All exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such exhibits shall be Filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of exhibits can be obtained upon written request to Greenberg Traurig LLP, The Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801, Attn: Scott D. Cousins, Esq. and Sandra G. M. Selzer, Esq., and 200 Park Avenue, New York, New York 10166, Attn: Nancy A. Mitchell, Esq. and Maria J. DiConza, Esq., counsel to the Debtor or by downloading such exhibits from the Bankruptcy Court’s website at http://www.deb.uscourts.gov (registration required) or the Claims Agent’s website at http://www.gardencitygroup.com/cases/fullcase/1517. To the extent any exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit portion of the Plan shall control.

/s/ Scott D. Cousins	/s/ Ian Connor Bifferato

Scott D. Cousins (DE Bar No. 3079)	Ian Connor Bifferato
Sandra G. M. Selzer (DE Bar No. 4283)	Thomas F. Driscoll III
GREENBERG TRAURIG, LLP	BIFFERATO, LLC
The Nemours Building	800 N. King Street, Plaza Level
1007 North Orange Street, Suite 1200	Wilmington, Delaware 19801
Wilmington, Delaware 19801	Telephone: (302) 225-7600
Telephone: (302) 661-7000	Facsimile: (302) 254-5833
Facsimile: (302) 661-7360	cbifferato@bifferato.com
cousinss@gtlaw.com	tdriscoll@bifferato.com
selzers@gtlaw.com

-and-	-and-

Nancy A. Mitchell	Carmen H. Lonstein
Maria J. DiConza	Andrew P.R. McDermott
GREENBERG TRAURIG, LLP	BAKER & MCKENZIE LLP
200 Park Avenue	One Prudential Plaza, Suite 3500
New York, New York 10166	130 E. Randolph Drive
Telephone: (212) 801-9200	Chicago, Illinois 60601
Facsimile: (212) 801-6400	Telephone: (312) 861-8000
mitchelln@gtlaw.com	Facsimile: (312) 698-2370
diconzam@gtlaw.com	carmen.lonstein@bakernet.com
andrew.mcdermott@bakermckenzie.com

Counsel for the Debtor and Debtor-in-Possession	Counsel to the Official Committee of Unsecured Creditors

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SCHEDULE I
Allowed Appraisal Claims
Non-Appendix A Judgment Holders

					Schedule I
				Appraisal	Estimated
		Appraisal	Appraisal	Judgment	Allowed Class
		Judgment	Action PAID	Amount +	5 Claims (less
	# Shares	Amount	Fees and	Interest Per	Top-Up Share
Petitioner Name (1)	(2)	as of 6/5/09 (3)	Expenses (4)	Schedule III	TBD) (5)
Zazove Associates LLC	904,620	$49,039,450.20		$53,273,071.80	$53,273,071.80
Private Management Group Inc.	755,263	$40,942,807.23		$44,477,438.07	$44,477,438.07
Black Horse Capital LP	281,818	$15,277,353.78		$16,596,262.02	$16,596,262.02
Black Horse Capital QP LP	115,158	$6,242,715.18		$6,781,654.62	$6,781,654.62
Black Horse Capital Offshore Ltd. [assigned to Black Horse Capital Master Fund Ltd.]	94,735	$5,135,584.35		$5,578,944.15	$5,578,944.15
Gracie Capital (3)	318,560	$14,074,347.15		$17,712,302.35	$17,712,302.35
Lanphier Capital Mangement	116,518	$6,316,440.78		$6,861,745.02	$6,861,745.02
Milestone Vimba Fund LP	81,686	$4,428,198.06		$4,810,488.54	$4,810,488.54
Cohanzick Management LLC (including Gabriel Capital)	157,978	$8,563,987.38		$9,303,324.42	$9,303,324.42
MSF 93 LP	10,000	$542,100.00		$588,900.00	$588,900.00
Hedgehog Capital LLC	9,179	$497,593.59		$540,551.31	$540,551.31
Patrick Conlin	3,400	$184,314.00		$200,226.00	$200,226.00
Ingalls & Snyder LLC	21,500	$1,168,225.50		$1,266,135.00	$1,266,135.00
Farallon Capital Partners, L.P.	81,393	$4,412,314.53		$4,793,233.77	$4,793,233.77
Farallon Capital Institutional Partners, L.P.	57,778	$3,132,145.38		$3,402,546.42	$3,402,546.42
Farallon Capital Institutional Partners II, L.P.	6,600	$357,786.00		$388,674.00	$388,674.00
Farallon Capital Institutional Partners III, L.P.	19,400	$1,051,674.00		$1,142,466.00	$1,142,466.00
Tinicum Partners, L.P.		$—		$—	$—
Farallon Capital Offshore Investors II, L.P.	49,880	$2,703,994.80		$2,937,433.20	$2,937,433.20
Noonday Capital Partners, L.L.C.	11,700	$634,257.00		$689,013.00	$689,013.00
Farallon Capital Offshore Investors, Inc.	78,535	$4,257,382.35		$4,624,926.15	$4,624,926.15
Noonday Offshore, Inc.	23,500	$1,273,935.00		$1,383,915.00	$1,383,915.00

TOTAL	3,199,201	$170,236,606.26		$187,353,250.84	$187,353,250.84

Settlement Share Price ( See Schedule III)	$58.89

GRAND TOTAL Allowed Class 5 Claims (less Top-Up Share) (Sum of Schedules I & II)	3,533,662	$188,367,736.67			$207,049,659.13

[1]	Named Petitioners in Appraisal Action as defined in the Appraisal Judgment (on behalf of themselves and as agent for certain beneficial holders, as applicable).

[2]	Source is Amended Joint Pre-Trial Stipulation and Order in Appraisal Action. Modified to reflect (i) assignment between Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Offshore Investors, Inc., Farallon Capital Offshore Investors II, L.P. and Tinicum Paratners, L.P. and Black Horse Capital Management LLC on behalf of itself and its affiliates Black Horse Capital LP, Black Horse Capital (QP) LP and Black Horse Capital Master Fund Ltd., dated July 14, 2009, and (ii) assignment between Zazove Assocaites, LLC and Black Horse Capital Management LLC on behalf of itself and its affiliates Black Horse Capital LP, Black Horse Capital (QP) LP and Black Horse Capital Master Fund Ltd., dated July 15, 2009.

[3]	Pursuant to a Stipulation and Order entered March 27, 2009 in the Appraisal Action, the “Judgment Amount Plus Interest Per Schedule III” for Gracie Capital is calculated by $14,074,347.15 per Appraisal Judgment + (318,560 x [58.89 — 47.47]).

[4]	Appraisal Paid Fees are subject to pending discussions between the Debtor and the Committee related to the Settlement Agreement.

[5]	Total Schedule I Estimated Allowed Class 5 Claims are subject to increase for Appraisal Paid Fees and Top Up Share.

SCHEDULE II *
Allowed Appraisal Claims
Appendix A Judgment Holders
SCHEDULE II (1)
ALLOWED APPRAISAL CLAIMS FOR ENTITIES NAMED IN APPENDIX A TO APPRAISAL JUDGMENT

			Estimated Allowed
			Class 5 Claims for			Estimated
			Sched. II Holders	Unpaid Fees and		Amount
			(Appraisal	Expenses	Unpaid Fees and	Payable to
			Judgment Amount	Reimbursable to	Expenses To Grant &	Sched. II
			+ Interest Per	Farallon Entities (2)	Eisenhofer From	Petitioner from
Creditors Named in “Appendix A” of		Appraisal	Schedule III + TBD	From “Appendix A”	“Appendix A”	Debtor (Less
Appraisal Judgment (3)	# Shares	Judgment 6/5/09	Top Up Share) (4)	Judgment Creditors	Judgment Creditors	Top Up Share)
Maxim Group (Anthony G. Polak on behalf of multiple clients)	15,600	$845,676.00	$918,684.00	$4,957.50	$14,789.34	$898,937.17
Delaware Charter G&T Company Trust, FBO David Gale IRA	15,700	$851,097.00	$924,573.00	$4,989.28	$14,884.14	$904,699.58
NFS/FMTC IRA, FBO Donald C. Stracke	400	$21,684.00	$23,556.00	$127.12	$379.21	$23,049.67
Richard D. Squires	2,750	$149,077.50	$161,947.50	$873.92	$2,607.09	$158,466.49
Bin Shi	1,600	$86,736.00	$94,224.00	$508.46	$1,516.86	$92,198.68
APG Capital LP	17,208	$932,845.68	$1,013,379.12	$5,468.50	$16,313.78	$991,596.84
FMTC TTEE Healthcare Partners FBO Danielle A. Summers	100	$5,421.00	$5,889.00	$31.78	$94.80	$5,762.42
Ryan Vardeman, Palogic Fund	13,500	$731,835.00	$795,015.00	$4,290.14	$12,798.47	$777,926.39
Charles Schwab and Company (Michael A. Summers; representing Danielle A. Summers, Michael Anthony Summers Charles Schwab & Co. Inc. Cust, and Michael Anthony Summers)	5,115	$277,284.15	$301,222.35	$1,625.49	$4,849.20	$294,747.67
Kathryn T. Kaminsky	251	$13,606.71	$14,781.39	$79.76	$237.96	$14,463.67
Robin S. Clark	1,840	$99,746.60	$108,357.60	$584.73	$1,744.38	$106,028.49
Susan M. Green and Keith Green	600	$32,526.00	$35,334.00	$190.67	$568.82	$34,574.51
Jerry Napolitan (SAR/SEP IRA)	160	$8,673.00	$9,422.40	$50.85	$151.69	$9,219.87
Jerry Napolitan	1,886	$102,240.06	$111,066.54	$599.35	$1,787.99	$108,679.20
John T. Wells III & Margaret S. Well Tr B,	1,500	$81,315.00	$88,335.00	$476.68	$1,422.05	$86,436.27
Delta Dividend Group, Inc.	450	$24,394.50	$26,500.50	$143.00	$426.62	$25,930.88
JP Morgan Chase, Stuart Subotnick & John Kluge	200,000	$10,842,000.00	$11,778,000.00	$63,557.64	$189,606.89	$11,524,835.46
Foong Leon IE	200	$10,842.00	$11,778.00	$63.56	$189.61	$11,524.84
Palm Beach Trading Ent Inc.	7,000	$379,470.00	$412,230.00	$2,224.52	$6,636.24	$403,369.24
PTR Fund LP	15,500	$840,255.00	$912,795.00	$4,925.72	$14,694.53	$893,174.75
B. Riley & Co Inc Average Price A/C	7,481	$405,545.01	$440,556.09	$2,377.37	$7,092.25	$431,086.47
Munck, Michael C.	10,000	$542,100.00	$588,900.00	$3,177.88	$9,480.34	$576,241.77
Johnson, Kenneth W.	2,000	$108,420.00	$117,780.00	$635.58	$1,896.07	$115,248.35
Munck, Nanci	4,500	$243,945.00	$265,005.00	$1,430.05	$4,266.16	$259,308.80
Cherry, Marc H.	900	$48,789.00	$53,001.00	$286.01	$853.23	$51,861.76
Spector & Bennett Profit Sharing Plan	1,500	$81,315.00	$88,335.00	$476.68	$1,422.05	$86,436.27
Gospel for Asia	400	$21,684.00	$23,556.00	$127.12	$379.21	$23,049.67
Alan E. Weiner	600	$32,526.00	$35,334.00	$190.67	$568.82	$34,574.51
RAM T LP	3,000	$162,630.00	$176,670.00	$953.36	$2,844.10	$172,872.53
Steven W. Schultz	500	$27,105.00	$29,445.00	$158.89	$474.02	$28,812.09
Suzanne and Timothy Fink	1,900	$102,999.00	$111,891.00	$603.80	$1,801.27	$109,485.94
Mark Sorensen	250	$13,552.50	$14,722.50	$79.45	$237.01	$14,406.04
Craig Takiguchi	70	$3,794.70	$4,122.30	$22.25	$66.36	$4,033.69

TOTAL	334,461	$18,131,130.41	$19,696,408.29	$106,287.76	$317,080.56	$19,273,039.97

(1)	Unpaid Fees and Expenses shall be payable to Farallon Entities and Grant & Eisenhofer only to the extent awarded in a Final Order of The Chancery Court in the Appraisal Action; any amounts not awarded to Farallon Entities and Grant & Eisenhofer shall be paid directly to the Holder.
Settlement Share Price ( See Schedule III)            $58.89

(2)	The “Farallon Entities” are comprised of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P., Farallon Capital Offshore Investors II, L.P., Noonday Capital Partners, L.L.C., Farallon Capital Offshore Investors, Inc., and Noonday Offshore, Inc.

(3)	On behalf of themselves and as agent for certain beneficial holders, as applicable.

(4)	Top Up Share pro rata calculation is pending

SCHEDULE III
Settlement Share Price (SSP) Schedule

Judgment Per Share	47.47
Interest Award	5% over the Federal Reserve Discount Rate from appraisal date until final judgement is paid, compounded quarterly

Merger	8/22/2007 “Appraisal Date”
F.R Discount Rate	5.75%	8/17/2007
	5.25%	9/18/2007
	5.00%	10/31/2007
	4.75%	12/11/2007
	4.00%	1/22/2008
	3.50%	1/30/2008
	3.25%	3/16/2008
	2.50%	3/18/2008
	2.25%	4/30/2008
	1.75%	10/8/2008
	1.25%	10/29/2008
	0.50%	12/16/2008
	0.75%	2/19/2010

			F. R.
Period	Period		Discount	Interest over	Quarterly	Settlement
Beginning Date	Ending Date	Days	Rate	F.R Rate	Interest	Share Price

8/22/2007						$47.47
8/22/2007	11/22/2007	92	5.75%	5.00%	2.71%	$48.76
11/22/2007	2/22/2008	92	5.00%	5.00%	2.52%	$49.99
2/22/2008	5/22/2008	90	3.50%	5.00%	2.10%	$51.03
5/22/2008	8/22/2008	92	2.25%	5.00%	1.83%	$51.97
8/22/2008	11/22/2008	92	2.25%	5.00%	1.83%	$52.91
11/22/2008	2/22/2009	92	1.25%	5.00%	1.58%	$53.75
2/22/2009	5/22/2009	89	0.50%	5.00%	1.34%	$54.47
5/22/2009	8/22/2009	92	0.50%	5.00%	1.39%	$55.22
8/22/2009	11/22/2009	92	0.50%	5.00%	1.39%	$55.99
11/22/2009	2/22/2010	92	0.50%	5.00%	1.39%	$56.77
2/22/2010	5/22/2010	89	0.75%	5.00%	1.40%	$57.56
5/22/2010	8/22/2010	92	0.75%	5.00%	1.45%	$58.40
8/22/2010	10/15/2010	54	0.75%	5.00%	0.85%	$58.89
Note: 10/15/2010 is the Potential Effective Date.

SCHEDULE IV — HOLDERS OF SUPPLEMENTAL EMPLOYEE RETIREMENT BENEFIT CLAIMS

Name and Address of Claimant	Claim Number	Date Filed
John Bartels	288	2/17/2010
4757 Riverview Road, NW
Atlanta, GA 30327

Dooley Culbertson	111	1/19/2010
6 Norriego Road
Destin, FL 32541

Walter Grant	110	1/19/2010
23 Rose Gate Drive, NW
Atlanta, GA 30342

Paul Kiel	163	2/8/2010
321 Spring Willow Drive
Sugar Hill, GA 30518

Lawrence P. Klamon	104	1/12/2010
2665 Dellwood Drive
Atlanta, GA 30305

John Phillips	118	1/19/2010
4230 Glen Devon Drive, NW
Atlanta, GA 30327

Charles Scott	127	1/25/2010
7185 Fairway Road
La Jolla, CA 92037

Victor E. Goetz	300	2/18/2010
1339 Paces Forest Drive, NW
Atlanta, GA 30327

John Egan	103	1/11/2010
1196 Bay CV
White Bear Lake, MN 55110

Dorothy C. Fuqua	101	1/8/2010
C/O James M. Stevens, CFO
Fuqua Capital Corporation
3350 Riverwood Parkway SE
Suite 700
Atlanta, GA 30339

Exhibit B
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
PRO FORMA FINANCIAL PROJECTIONS

MIG, Inc.
Projected Financial Information
Magticom has developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility.
Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which Magticom operates and will operate, the success or failure of Magticom in implementing its current business and operational strategies, the success of Magticom in maintaining its customer base, the ability of Magticom to maintain and improve its revenues and margins.
THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.
Over the last decade, MIG has focused its activities on developing telecommunications systems in emerging markets. Currently, MIG’s business activities are focused in the country of Georgia. MIG’s primary asset is its 46% ownership interest in Magticom Ltd (“Magticom”), the leading wireless telecommunications provider in the country of Georgia. Magticom’s long term strategy is to expand its telecommunications product offerings, grow beyond just mobile telephony, and offer subscribers a suite of related products: fixed wireless, mobile internet, TV, wireless banking, and Blackberry, while maintaining a high degree of customer care, market coverage, and a highly technologically advanced mobile telephony product.
MIG’s other operating assets include: 85% interest in Ayety TV, 100% interest in Telecom Georgia, and 100% interest in Telenet. The projections do not include any of MIG’s contingent assets (i.e. Paul Weiss litigation claim or NOLs); this does not imply they have no value, but rather that such value is unclear at this point.
The projections include results of the operations from Magticom’s six business lines: MagtiMobile: mobile telephony, MagtiFix: wireless fixed-line telephony, MagtiNet: fiber to the home internet service provider, MagtiTV: IP TV provider, MagtiBank: payment processing through the mobile phone, and Blackberry: a premium service to complement MagtiMobile.
The projections assume an Effective Date of January 1, 2010 and extend until yearend 2015. The forecast reflects the financial performance of the ongoing enterprise.
Magticom Revenues:
1.	MagtiMobile: Magticom assumes subscriber growth to follow similar growth patterns exhibited by comparable companies operating in comparable countries. MagtiMobile revenue projections are based primarily on the growth in the Georgian mobile penetration rate, Magticom’s mobile market share, and average revenue per mobile user.

2.	MagtiFix: Management projects 230,000 total subscriber additions in 2010. Magtifix revenue projections are based on anticipated number of MagtiFix subscribers and average revenue per subscriber each year. Average revenue per MagtiFix subscriber is projected to remain flat throughout the projection period.

3.	MagtiNet: MagtiNet revenue projections are based on the overall penetration rate of both the mobile broadband and household segments, MagtiFix’s market share, and average revenue of MagtiFix user.

4.	MagtiTV: MagtiTV household subscribers equal to MagtiNet household subscribers, of which 90% are HDTV customers and 10% are DTV customers. ARPU is assumed to remain flat throughout the projections period for each product.

5.	MagtiBank: Assumes addressable market (number of transactions) increases with GDP growth. MagtiBank revenue projections are based on changes in penetration and average costs per transaction.

6.	Blackberry: Blackberry revenue projections are based on anticipated subscribers and average revenue per Blackberry user. Projections assume that a certain percentage of MagtiMobile subscribers will use the Blackberry service each year.
Magticom Capital Expenditures:
Capital expenditures are allocated by each individual division of Magticom. Magticom has good clarity as to the estimated amount of capital expenditures in 2010 per division; Magticom projects capital expenditures in each year thereafter based on a percent of sales basis for each division.
Other Magticom Assumptions:
1.	Business model was prepared in GEL; conversion to $USD is based on upon the projected annual inflation rate differential between USD and GEL.

2.	Corporate taxes assumed to be 15%.
MIG Assumptions:
1.	MIG receives its full 46.0% interest in the $40 million Minimum Dividend payable to ITCL as defined in the 2009 LLC Agreement.

2.	MIG receives its full 46.0% interest of any and all Surplus Cash payable to ITCL as defined in the 2009 LLC Agreement.

3.	MIG Corporate overhead is based on MIG estimates; Operating Reserve is subject to change based on ultimate Agreed Budget to be included in the Plan Supplement.

4.	Since MIG’s other operating assets are in the process of being sold (or liquidated), they were removed from the projections.

Magticom
Unaudited Consolidated Balance Sheet
($ in millions)

	For the Year Ended December 31,
	2005A	2006A	2007A	2008A	2009A	Jun-10A
Assets

Cash & Cash Equivalents	$41.4	$32.2	$49.7	$149.4	$23.7	$43.2
Trade Receivables — Net	3.9	3.3	5.9	8.8	9.1	11.1
Current Prepayments	1.6	1.7	4.4	0.4	0.4	0.5
Other Current Assets	0.9	4.1	2.3	2.8	7.7	9.9

Current Assets	$47.7	$41.3	$62.3	$161.5	$40.9	$64.7

Prepayments for Property, Plant and Equipment	$0.0	$0.0	$0.0	$16.6	$12.2	$5.4
PP&E — Net	74.9	105.3	115.1	152.1	171.1	149.2
Intangibles — Net	26.7	48.8	52.3	59.0	63.9	56.9

Total Assets	$149.3	$195.4	$229.7	$389.2	$288.1	$276.1

Liabilities

Accounts Payable	$3.0	$12.9	$8.7	$21.7	$13.1	$12.7
Other Current Liabilities	19.2	13.1	10.2	7.6	7.9	6.5

Total Current Liabilities	$22.2	$26.1	$18.9	$30.0	$21.0	$19.2

Long Term Debt	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0

Total Liabilities	$22.2	$26.1	$18.9	$30.0	$21.0	$19.2

Equity

Share Capital	$3.5	$3.5	$3.5	$4.3	$3.6	$3.6
Net Retained Earnings	123.6	165.8	207.3	355.0	263.5	253.4

Net Owner’s Equity	$127.1	$169.3	$210.8	$359.2	$267.1	$257.0

Total Liabilities and Net Owner’s Equity	$149.3	$195.4	$229.7	$389.2	$288.1	$276.1

Magticom
Unaudited Consolidated Statements of Operations
($ in millions)

	For the Year Ended December 31,
	2005A	2006A	2007A	2008A	2009A	2010E	2011E	2012E	2013E	2014E	2015E

Revenue	$151.7	$177.3	$217.2	$280.3	$210.8	$254.6	$332.0	$398.6	$446.4	$484.1	$515.0
Operating Costs	(33.7)	(38.9)	(47.3)	(96.6)	(75.9)	(62.3)	(79.2)	(94.3)	(105.9)	(115.6)	(123.9)

Gross Profit	$118.0	$138.5	$169.8	$183.8	$134.9	$192.3	$252.8	$304.2	$340.4	$368.5	$391.1

Other Income	$0.0	$0.0	$0.0	$5.9	$6.5	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Selling, General and Administrative Expenses	(35.6)	(50.3)	(69.2)	(37.5)	(32.6)	(98.0)	(103.4)	(110.0)	(116.1)	(121.3)	(126.0)
Other Expenses	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Results from Operating Activities	$82.4	$88.2	$100.7	$152.4	$108.8	$94.3	$149.4	$194.2	$224.3	$247.3	$265.1

Financial Income & Non-operational gain/loss	$0.1	$0.7	$3.1	$31.9	$4.4	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Financial Expenses	0.0	0.0	0.0	(11.8)	(2.0)	0.0	0.0	0.0	0.0	0.0	0.0

Profit/(Loss) Before Income Tax	$82.5	$88.9	$103.7	$172.5	$111.2	$94.3	$149.4	$194.2	$224.3	$247.3	$265.1

Income Tax Expense	($14.1)	($17.4)	($20.7)	($21.9)	($16.7)	($14.1)	($22.4)	($29.1)	($33.7)	($37.1)	($39.8)

Profit/(Loss) for the Year	$68.4	$71.4	$83.0	$150.6	$94.5	$80.2	$127.0	$165.1	$190.7	$210.2	$225.4

MIG, Inc.
Unaudited Consolidated Balance Sheet
($ in millions)
The following preliminary, unaudited pro forma income statement and consolidated balance sheet of Reorganized MIG as of June 30, 2010 has been adjusted to give effect to the Restructuring as if it had occurred on such date (the “MIG Pro Forma Financials”). The MIG Pro Forma Financials reflects the financial performance of the ongoing enterprise.

	Jun-10	Restructuring		Pro Forma	For the Year Ended December 31,
	Book Value	Adjustments		Value	2010E	2011E	2012E	2013E	2014E	2015E
Assets
Cash & Cash Equivalents	$49.8	($44.8	)(A)	5.0	$2.3	$11.9	$22.0	$51.1	$106.6	$201.8
Restricted Cash	3.6			3.6	3.6	3.6	3.6	3.6	3.6	3.6

Current Assets	$53.4			$8.6	$5.9	$15.5	$25.6	$54.7	$110.2	$205.4

PP&E — Net	$0.0			$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Investment — MITI	915.5			915.5	908.4	903.0	900.0	899.3	900.8	904.8
Other Investments	62.4			62.4	62.4	62.4	62.4	62.4	62.4	62.4
Other Assets	2.3			2.3	2.3	2.3	2.3	2.3	2.3	2.3

Total Assets	$1,033.7			$988.9	$979.1	$983.2	$990.4	$1,018.8	$1,075.8	$1,175.0

Liabilities

Total Current Liabilities	$12.4			$12.4	$12.4	$12.4	$12.4	$12.4	$12.4	$12.4

Loan Payable — ITC	$1.3	($1.3)		$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Liability for Appraisal Judgment	204.6	(204.6	)(B)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Post-Petition Liabilities	3.3	(3.3	)(C)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
New MIG Notes	0.0	183.0	(D)	183.0	174.6	147.1	98.9	35.2	0.0	0.0

Total Liabilities	$221.6			$195.4	$187.0	$159.5	$111.3	$47.6	$12.4	$12.4

Equity

Preferred Stock	$18.6	($18.6	)(E)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Net Owner’s Equity	793.5			793.5	792.1	823.8	879.1	971.1	1,063.4	1,162.6

Total Liabilities and Equity	$1,033.7			$988.9	$979.1	$983.2	$990.4	$1,018.8	$1,075.8	$1,175.0
Note A — Assumes excess cash is used to pay down claims; subject to change of Operating Reserve per Agreed Budget. Excess Cash is subject to increase on account of dividends that may be received prior to Confirmation Date.
Note B — Assumes entire Liabilities for Appraisal Judgment claims will receive, in full and complete satisfaction for such claim against the Debtor, its Pro Rata Share of remaining Excess Cash and its Pro Rata Share of 100% of New MIG Notes.
Note C — Post-Petition Liabilities, which consist of post petition accounts payable, accrued professional fees, accrued salaries, accrued interest, and accrued other expenditures, are paid in full with cash.
Note D — Assumes the issuance of New MIG Notes. This Schedule shall not be deemed to alter, modify, or waive any of the terms of the Settlement Agreement or the New MIG Notes and New MIG Indenture that will be filed with the Plan Supplement.
Note E — Assumes the Preferred Stock claims that are not subject to treatment as Liabilities for Appraisal Judgment will receive, in full and complete satisfaction for such claim against the Debtor, its Pro Rata Share of remaining Excess Cash and its Pro Rata Share of 100% of New MIG Notes.

MIG, Inc.
Unaudited Projected Consolidated Statements of Operations
($ in millions)

	For the Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E	2015E

Minimum Dividend	$18.4	$18.4	$18.4	$18.4	$18.4	$18.4
Surplus Cash Flow	25.5	45.5	60.5	70.1	76.8	81.3

Gross Revenues	$43.9	$63.9	$78.9	$88.5	$95.2	$99.7

Overhead Cost	($12.8)	($4.9)	($4.9)	($4.5)	($4.5)	($4.5)

Results from Operating Activities	$31.1	$59.0	$74.0	$84.0	$90.7	$95.2

Financial Expenses	($25.4)	($21.9)	($15.7)	($8.1)	$0.0	$0.0

Profit/(Loss)	$5.7	$37.1	$58.3	$75.9	$90.7	$95.2
MIG, Inc.
Unaudited Projected Consolidated Statements of Cash Flows
($ in millions)

	For the Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E	2015E

Operating Activities
Net Income	$5.7	$37.1	$58.3	$75.9	$90.7	$95.2
Addback: Non-Cash PIK Interest	10.7	9.2	6.6	3.9	0.0	0.0

Net Cash Provided By Operations	$16.4	$46.3	$64.9	$79.8	$90.7	$95.2

Investing Activities
Capital Expenditure	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Proceeds from Asset Sales	0.0	0.0	0.0	0.0	0.0	0.0

Net Cash Provided By Investing	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0

Financing Activities
Proceeds from Warrants	$0.0	$0.0	$0.0	$16.9	$0.0	$0.0
Principal Payments	(19.1)	(36.7)	(54.8)	(67.6)	(35.2)	0.0

Net Cash Provided By Financing	($19.1)	($36.7)	($54.8)	($50.7)	($35.2)	$0.0

Cash & Cash Equivalents at Beginning of Year	$5.0	$2.3	$11.9	$22.0	$51.1	$106.6
Net Increase/(Decrease) in Cash & Cash Equivalents	(2.7)	9.6	10.1	29.1	55.5	95.2

Cash & Cash Equivalents at End of Year	$2.3	$11.9	$22.0	$51.1	$106.6	$201.8

Exhibit C
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
LIQUIDATION ANALYSIS

MIG, Inc.
Liquidation Analysis
Section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), requires that each holder of an impaired Claim or Equity Interest either (a) accept the Plan, or (b) receive or retain under the Plan property of a value, as of the Plan’s Effective Date, that is not less than the value such non- accepting holder would receive or retain if the Debtor were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtor’s assets in chapter 7. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtor’s assets and the cash held by the Debtor at the commencement of its chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the use of chapter 7 for purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.
MIG believes that the value of the property to be distributed under the Plan to each holder of an Impaired Claim or Impaired Equity Interest is at least as much or greater than the value such holder would receive in a liquidation of MIG, by way of a liquidation of Magticom, under Chapter 7 of the Bankruptcy Code. It should be noted that there is no guarantee that Magticom could be liquidated without the consent of its other shareholders. To arrive at that conclusion, MIG estimated the likely returns to each holder of an Impaired Claim or Impaired Equity Interest in a liquidation under Chapter 7 of the Bankruptcy Code. The results of such analysis (the “Liquidation Analysis”) are set forth below.
The Liquidation Analysis was prepared using Magticom and MIG’s assets as of June 30, 2010 and is based on a number of estimates and assumptions, which are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Magticom, MIG or any Chapter 7 Trustee.
ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

MIG, Inc.
LIQUIDATION ANALYSIS ($ in millions)

			Total
			Book Value	% Recovery			$ Recovery
Magticom Assets			Jun-10	Low	Med	High	Low	Med	High

Cash & Cash Equivalents	(A	)	$43.2	100.0%	100.0%	100.0%	$43.2	$43.2	$43.2
Trade Receivables — Net	(B	)	11.1	40.0%	50.0%	60.0%	4.4	5.5	6.7
Current Prepayments	(C	)	0.5	0.0%	0.0%	0.0%	0.0	0.0	0.0
Other Current Assets	(D	)	9.9	40.0%	50.0%	60.0%	4.0	5.0	6.0
Prepayments for PP&E	(C	)	5.4	0.0%	0.0%	0.0%	0.0	0.0	0.0
PP&E — Net	(E	)	149.2	40.0%	50.0%	60.0%	59.7	74.6	89.5
Intangibles — Net	(F	)
3G			16.0	50.0%	60.0%	70.0%	8.0	9.6	11.2
CDMA 800			9.9	25.0%	35.0%	45.0%	2.5	3.5	4.5
GSM 1800			14.7	45.0%	55.0%	65.0%	6.6	8.1	9.6
GSM 900			9.7	45.0%	55.0%	65.0%	4.4	5.4	6.3
Wimax			5.9	25.0%	35.0%	45.0%	1.5	2.1	2.7
CDMA 450			0.6	35.0%	45.0%	55.0%	0.2	0.2	0.3

Total Assets			$276.1				$134.4	$157.1	$179.8

Magticom Proceeds Available for Distribution to MIG (46% Ownership)							$61.8	$72.3	$82.7

Other Assets
Cash & Cash Equivalents at MIG	(G	)	$49.8	100.0%	100.0%	100.0%	$49.8	$49.8	$49.8
Restricted Cash at MIG	(G	)	3.6	100.0%	100.0%	100.0%	3.6	3.6	3.6
Other Assets	(G	)	2.3	40.0%	50.0%	60.0%	0.9	1.2	1.4
Interest in Ayety TV	(G	)	20.8	12.8%	14.4%	16.0%	2.7	3.0	3.3
Interest in Telecom Georgia	(G	)	20.8	12.8%	14.4%	16.0%	2.7	3.0	3.3
Interest in Telenet	(G	)	20.8	12.8%	14.4%	16.0%	2.7	3.0	3.3

Total Other Assets			$118.2				$62.3	$63.6	$64.8

Total Proceeds Available for Distribution	(H	)					$124.2	$135.8	$147.5

Liquidation Expenses
Chapter 7 Trustee Fees	(I	)					$3.7	$4.1	$4.4
Chapter 7 Professional Fees	(J	)					12.0	14.0	16.0

Total Liquidation Expenses							$15.7	$18.1	20.4

Net Proceeds Available for Administrative and Priority Claims							$108.4	$117.8	$127.1

Administrative and Priority Claims
Secured Workers’ Compensation Obligations	(K	)	$0.2				$0.2	$0.2	$0.2
Priority Tax Claims	(L	)	1.8				1.8	1.8	1.8

Total Administrative and Priority Claims			$2.0				$2.0	$2.0	$2.0
Recovery							100.0%	100.0%	100.0%

Net Proceeds Available for Secured Claims							$106.5	$115.8	$125.1

Unsecured Claims
General Unsecured Claims	(M	)	$1.2				$0.6	$0.6	$0.7
Supplemental Employee Retirement Claims	(N	)	0.5				0.2	0.2	0.3
Preferred Shareholder Claims	(O	)	224.6				105.7	114.9	124.2

Total Unsecured Claims			$226.2				$106.5	$115.8	$125.1
Recovery							47.1%	51.2%	55.3%

Remaining Recovery for Preferred and Common Equity							$0.0	$0.0	$0.0

MIG, Inc.
Notes to Chapter 7 Liquidation Analysis
The Liquidation Analysis reflects MIG’s estimates of the proceeds that would be realized if MIG, by way of a liquidation of Magticom, were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on the Magticom’s and MIG’s assets as of June 30, 2010 and has been prepared on a consolidated basis with Magticom’s and MIG’s subsidiaries. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Magticom, MIG, and its management, and upon assumptions with respect to liquidation decisions which could be subject to change.
ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF MAGTICOM WAS, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
Major Assumptions
The analysis assumes the liquidation of all, or substantially all, the assets of Magticom and MIG whereby providing no going concern value. The liquidation analysis assumes that a liquidation would involve an expedited sale of Magticom’s and MIG’s assets at a discount to its valuation range. The discount would reflect the distressed nature and timing constraints of the sale process.
Magticom’s operating systems and licenses are presumed to be sold in whole or in part (potentially market by market or in certain cases, market clusters) to maximize value in the liquidation process.
All assets are presumed to be sold within six months. All liquidation proceeds are stated in actual U.S. dollar terms and have not been discounted to fair value.
Operating expenses continue to be incurred through the liquidation period, even with significant reductions in personnel to occur at the outset of Chapter 7. The continued employment of certain individuals will be necessary to maintain the operating systems and perform administrative functions required by the Chapter 7 Trustee.
During the Chapter 7 liquidation, Magticom continues to operate its business and, accordingly, events may occur that could impact recovery proceeds and Claims to be satisfied. Such events could include changes in legislation related to the liquidation process and changes in the market.
Upon liquidation, actual liabilities may vary significantly from those reflected on Magticom’s and MIG’s June 30, 2010 unaudited consolidated balance sheets and in this Liquidation Analysis because Claims presently unknown to Magticom and MIG may be asserted. It is not possible to predict with any certainty the inevitable increase in liabilities resulting from contingent and/or unliquidated Claims. Actual amounts may vary materially from these estimates. Liquidation values are predicated upon the June 30, 2010 consolidated financial statements of the Magticom and MIG. The analysis does not take into account the effect of operating results or adjustments to the unaudited financial statements subsequent to June 30, 2010, or changes in assets and liabilities after that date, except for specific adjustments described in the assumptions or notes to the Liquidation Analysis. Further, this analysis does not contemplate the likely withholding taxes payable on the repatriation of funds out of Georgia.
This analysis assumes no new litigation and only assumes amounts already accrued on the consolidated balance sheet to cover known litigation exposures.
Proceeds from the sale of assets have been reflected in the Liquidation Analysis before netting any costs associated with disposing of those assets. Costs associated with the liquidation are reflected under “Liquidation Expenses,” notes I and J.
Note A — Cash and Cash Equivalents
The Cash and Cash Equivalents balance consists of the total amount of cash on hand as of June 30, 2010. Magticom considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost. Cash is assumed to be fully recoverable.
Note B — Trade Receivables, net
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Since a significant portion of Magticom’s revenue is derived from pre-pay accounts, the accounts receivable balance is typically low and secure. However, Magticom does maintain an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, and existing industry and national economic data. Currently Magticom allocates aside 2 million Lari for this allowance. Past due balances over 90 days and over a specified amount are reviewed individually for collectability and Magticom takes an immediate 50% provision. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The liquidation value of these receivables is estimated at 40 — 60% of net book value.
Note C — Prepayments
Prepayments are composed of prepaid expenses and deposits to suppliers, pre-paid taxes, and pre-paid VAT. Prepayments are estimated to have no liquidation value.
Note D — Other Current Assets
Other Current Assets consists of inventory and miscellaneous assets. Inventory consists of Subscriber-Identity-Module (“SIM”) cards and pre-paid scratch cards. Inventories are measured at lower of cost and market. The liquidation value of inventory and miscellaneous assets is estimated at 40 — 60% of net book value.
Note E — Property, Plant, & Equipment, Net
The estimated liquidation values of equipment, real estate and other components of fixed assets are based upon discussions between management, in-house engineers and financial advisors.

Equipment includes telecommunications equipment, office equipment, furniture, and software, buildings, and vehicles. The liquidation value of property, plant, and equipment is estimated at 40 — 60% of net book value.
Note F — Intangibles, Net
Net intangibles consists primarily of licensing costs incurred to acquire and/or develop wireless cable channel rights. The licenses include CDMA-800 (F1), 3G (F2), 3G (F12), GSM-900 F15, WiMax (F41), F35, GSM-1800 (F16), F35, and CDMA-450 (F10). In deriving a liquidation value, Magticom considered the likelihood of the sale of channel rights in each market, both operating and non-operating, current industry conditions, and the projected cash flows of each market. There are certain restrictions on the transferability of licenses in Georgia such as no one entity can control more than 50% of the individual resource (i.e. bandwidth). In addition, the purchaser of a license must offer commercial service within one year of the purchase and must have countrywide coverage within three years of purchase. These restrictions may impair the ability of other Georgia operators to purchase the licenses. The liquidation value of intangibles is estimated at a varying rate by individual license between 25 — 70% of net book value.
Note G — Other Assets
Other Assets consists of MIG’s Cash & Cash Equivalents, 85% interest in Ayety TV, 100% interest in Telecom Georgia, 100% interest in Telenet, Other Operating Assets, and Cash. The book value of Ayety TV, Telecom Georgia, and Telenet is derived by evenly dividing the value of total investments (excluding Magticom) on MIG’s balance sheet. The liquidation value of MIG’s interest in Ayety TV, Telecom Georgia, and Telenet is estimated at 13% and 16%, respectively, of book value. Other Assets are estimated at 40 — 60% of net book value. Cash is assumed to have full recovery.
Note H — Total Proceeds Available For Distribution
The allocation of the net liquidation proceeds to all claimants has been made in accordance with the priorities set forth in the Bankruptcy Code.
Note I — Trustee’s Fees
In accordance with section 326(a) of the Bankruptcy Code, compensation for the Chapter 7 trustee will be limited to 3.0% of the gross proceeds from the liquidation.
Note J — Chapter 7 Professional Fees
Chapter 7 professional fees consist of fees related to services provided by accounting, tax, financial, and legal professionals rendered during a projected six-month liquidation period. Fees are projected to be $12.0 million to $16.0 million.
Note K — Secured Workers’ Compensation Obligations
This amount represents the Workers’ Compensation obligations due as of the filing date of the petition.
Note L — Priority Tax Obligations

This amount represents any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Note M — General Unsecured Claims
This amount represents the accounts payable due as of the filing of the petition.
Note N — Supplemental Employee Retirement Claims
This amount consists of the aggregate pension and retiree obligations of the Debtor arising from benefits offered by the Debtor to certain executives over the course of the Debtor’s history.
Note O — Preferred Shareholder Claims
These Claims represent the amounts owed to Preferred Stock holders. The 3,533,203 preferred shares that are the subject of the Appraisal Action (3,198,742 held by the Petitioners and 334,461 preferred shares held by preferred shareholders that filed a demand for appraisal but were not Petitioners in the Appraisal Action), plus an estimated 300,000 Non-Appraisal Action Preferred Stockholders, settle at $58.89 per share, which is calculated by accruing interest expense over the August 2007 judgment value of $47.47 per share.

Exhibit D
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
MANAGEMENT DISCUSSION AND
ANALYSIS OF MAGTICOM (2009)

All figures are presented in Georgian Lari (GEL) except as indicated
12 months, Year 2009
Management Discussion and Analysis of Results of Operations
Executive Summary
     This Document contains the Analysis of Results of Operations for the 12 months 2009. ARPU, Revenues and EBITDA, all suffered reductions as compared to both last year’s figures and the plan.
     MagtiCom highlights of the preliminary financial results are as follows:
     The quantity of Active Subscribers at the end of December, 2009 amounted to 1,461,393 demonstrating the gain of 56,116 (4%) as compared to December 2008. This is the fourth consecutive month since April, when active subscribers exceeded the level of 2008 for the same period.
     The budgeted target of Active Subscribers was 307,036 more (17%) than the actual results received.
     ARPU decreased by 3.63 GEL or 18.2% as compared to 19.97 GEL generated in the 12 months last year and amounted to only 16.34 GEL.
     Following the Active Subscribers base reduction Gross Revenue amounted to 351 million for the 12 months of 2009 demonstrating the 15.2% decrease as compared to the 12 months 2008, at the same time being 20.5% less than the budgeted amount for the same period. Results for the 12 months of 2009 are less by 12.4 million (3.4%) than the revenue for the same period of 2007.
Revenue growth rate during 12 months of 2008 as compared with 2007 was 13.8% (50 million)
When discussing actual results of twelve months of 2009 and comparing with results of the same period of 2008 following circumstances should be considered.
1)	Global economical and financial crisis adversely affected to the Economy of Georgia resulted significant reduction of the purchasing power of population

2)	The war in August with Russia caused significant damage to the business both financially and to its prospects. Political instability also harmfully effected earnings of population

3)	Magticom have lost 16 Base stations in administrative territory of South Ossetia and Upper
Confidential. Not for distribution. For internal use only!

1

All figures are presented in Georgian Lari (GEL) except as indicated
Abkhazia (Kodori Gorge). On a monthly basis all base stations, that have been lost, generated on average Gel 0.55-0.6 million. Magticom’s operations were substituted by Russian mobile operator “Megafon”

4)	Due to uncertain environment in Georgia lots of International organizations and local representative offices of international companies left the Country. UN office, OBSC office, Huawei local office. Most of them were Magticom’s subscribers.
Confidential. Not for distribution. For internal use only!

2

All figures are presented in Georgian Lari (GEL) except as indicated
Management Discussion and Analysis of Results of Operations
This Document contains preliminary financial results for MagtiCom which are subject to adjustment.
MagtiCom highlights for the 12M 2009 vs. 12M 2008:
•	Revenues of 351.2 million vs. 414 million — decrease of 15.17%
•	EBITDA of 209 million vs. 261.5 million — decrease of 20.06%
•	ARPU* of GEL 16.34 vs. Gel 19.97 — reduction of 18.16%

MagtiCom Preliminary Financial Results — 12M 2009 and 12M 2008:
	Actual 09	Actual 08	Deviation
In GEL	12M	12M	A09/A08	% Change
Gross Revenue	351,235,134	414,028,545	-62,793,411	-15.2%
Cost of Revenue	69,723,441	84,017,154	-14,293,713	-17.0%
OPEX	72,470,879	68,510,709	3,960,170	5.8%
EBITDA	209,040,814	261,500,682	-52,459,868	-20.1%
EBITDA Margin	59.52%	63.16%	-3.6%	-5.8%

Performance Data:
	Actual 09	Actual 08	Deviation
	12M	12M	A09/A08	% Change
Active subscribers (a)	1,461,393	1,405,277	56,116	4.0%
ARPU (b)*	16.34	19.97	-3.63	-18.16%
Personnel Headcount	991	989	2	0.2%

(a)	MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) receive call 3) Sent SMS

(b)-	Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*	excluding data from Magtifix subscribers
Confidential. Not for distribution. For internal use only!

3

All figures are presented in Georgian Lari (GEL) except as indicated

Gross Revenue	Ref:	Actual 09 12M	Actual 08 12M	Deviation A09/A08	% Change

Revenue from Subscribers	1	272,017,940	327,354,778	-55,336,838	-16.9%
Interconnection Revenue	2	73,435,676	83,525,668	-10,089,992	-12.1%
Other Revenue	3	5,781,518	3,148,098	2,633,419	83.7%

Total Gross Revenue		351,235,134	414,028,545	-62,793,411	-15.2%

MagtiCom Gross Revenue decreased by 62.8 million (15.2%) to 351.2 million for the 12 months ended December 31, 2009 as compared to 414 million for the 12 months ended December 31, 2008, principally due to a decline in Revenue from Subscribers and Interconnection Revenues.
1.	Revenue from Subscribers decreased by 55.3 million (16.9%) from 327.4 million for the twelve months of 2008 to 272 million for the same period of 2009. The decrease in Revenue from Subscribers is attributed to a decline in:
1.1 Minutes of Usage (MOU) revenue decreased by 48.5 million (19.5%) to 200.8 million for the 12 months ended December 31, 2009 as compared to 249.3 million for the 12 months ended December 31, 2008
1.1.1 On-Net Calls
The main line item in the MOU revenue reduction was revenue from On-Net Calls which decreased by 29.2 million (23%) to 98.5 million for the twelve months ended December 31, 2009 as compared to 127.8 million for the same period ended December 31, 2008. This reflects a reduction in Magti and Bali Revenues and an increase in Magtifix Revenues.
Magti
29.3 million (28.6%) of the decrease as compared to 12M, 2008 was related to the Magti brand On-Net Calls that was due to:
•	The average On-Net price reduction from 0.20 Gel to 0.157 Gel or 19.9% (excl. Favorite Number Promotion)

•	Traffic reduction of 10.9% (excl. Favorite Number)
Starting from November 2007 until June 2008 Magti offered a “Favorite Number” promotion. For the 12 months last year 31.3% of Magti On-Net traffic was generated by this single promotion.
The Favorite Number promotion has been once again offered starting from May 18, 2009. 19.6% of Magti On-Net traffic is generated by this single promotion in total for 12 months 2009.
Taking into account this promotion Magti On Net Traffic was less by 24% and Price declined by 6.1% from 0.135 to 0.126 GEL.
The Magti On Net Price Including Favorite Number Charges and Corporate Charges was 0.139 Gel for 12M 2009, what is 2.9% less than 0.143 Gel — the price for 12M 2008 (Favorite Number and Corporate Charges included).
Distinct subscribers for Magti On Net Calls decreased by 6.8% while Average Duration of a Call decreased by 6.9%. Call counts were less than last year’s 12M by 18%.
Some of this reduction is due to the economic downturn and some reflects the use of a secondary competitors’ number by many Magti subscribers.
Confidential. Not for distribution. For internal use only!

4

All figures are presented in Georgian Lari (GEL) except as indicated
Bali
Bali On-Net revenue decreased by 2.2 million (8.6%) over the same period. This represents a 1.3% traffic increase in Bali On-Net calls and a 9.8% average price decrease for On Net calls (from 0.041 to 0.037). Distinct subscribers using On Net Calls increased by 2.9%.
The Bali On Net price including Bali 2 Tetri Activation Fee (Bali 2 Tetri has become Bali 5 Tetri starting from September) was 0.039 Gel for 12M 2009, what is 12.2% less than 0.045 Gel — the price for 12M 2008.
The Bali brand is being challenged by new aggressive low cost per minute offers from the competitors.
MagtiFix
On-net revenue for the 12 months of 2009 amounted to 2.5 million (Magtifix was launched in June last year and for the rest of the year 2008 this brand generated 287.5 thousand for On net revenue). Starting from June 2009 Magtifix offered “Favorite Number” Promotion. For the 12 months 2009, 27% of Total Magtifix On Net traffic was generated by this promotion.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and Roaming Revenues)
Other MOU revenue decreased by 19.3 million (15.8%) to 102.3 million for the 12 months ended December 31, 2009 as compared to 121.5 million for the same period ended December 31, 2008.
•	Revenue from Calls to other mobile operators decreased by 9.7 million (12.5%) due to traffic reductions by 12.3% and price per minute reduction by 0.22%.
•	Magti Revenue from Calls to other operators dropped by 9.6 million (14.1%). Traffic decreased by 14.2% as compared to 12M 2008 and price change was immaterial (0.03% growth). Distinct subscribers decreased by 6.6% and Average Duration per Call decreased by 3.1%. Call counts reduced by 11.5%.

•	Bali Revenue from Calls to other operators dropped by 2.4 million (24.9%) Traffic and Price decreased by 22.5% and 3.2% respectively as compared to 12 months 2008. Distinct subscribers decreased by 9.1%.

•	MagtiFix Revenue for the 12 months of 2009 amounted to 2.58 million.
•	Revenue from calls to PSTN operators decreased by 1.9 million (17.2%). Traffic increased by 7.9% and price reduced by 23.3%.
•	Magti Revenue from PSTN dropped by 2 million (20.4%). Traffic and Price decreased by 19.6% and 1% respectively as compared to the twelve months 2008. Distinct subscribers decreased by 8.4% and Average Duration per Call decreased by 3.9%. Call counts reduced by 16.3%.

•	Bali Revenue from Calls to PSTN dropped by 310.8 thousand (29.9%) Traffic and Price decreased by 26.7% and 4.3% respectively as compared to the twelve months 2008. Distinct subscribers decreased by 15%.

•	MagtiFix Revenue for the twelve months of 2009 amounted to 505.4 thousand.
•	International calls decreased by 6.1 million (23.9%).
•	Magti Revenue from International calls dropped by 6.6 million (27.9%) Distinct subscribers decreased by 18% and Average Duration per Call increased by 3.9%. Call counts reduced by 16.3%.
Confidential. Not for distribution. For internal use only!

5

All figures are presented in Georgian Lari (GEL) except as indicated
•	Bali Revenue from international calls dropped by 1.28 million (67.8%) Distinct subscribers decreased by 18%.

•	MagtiFix Revenue for the twelve months of 2009 amounted to 1.91 million.
•	Revenue from Roaming decreased by 1.5 million (20.9%)
1.2	Usage Revenue
1.2.1	SMS Based Services declined by 8.8 million (25%).
•	The average number of Magti subscribers using SMS services declined by 11.4%; The quantity of SMS for Magti reduced by 41.1 million (11.5%), while the average price for SMS decreased by 17.1% resulting in a 4.7 million GEL decrease (26.6%).

•	Revenues from SMS Services for Bali decreased by 4.3 million GEL (23.9%)

•	Magtifix SMS services amounted to 112 thousand by December 31, 2009 as compared to only 4.6 thousand by for the same period in 2008.
1.2.2	Other Usage Revenue (MMS, Internet, Micro Payments, Balance 444, Content) decreased by 2.1 million or 10.9%. The main reason for such a decrease is absence of Lottery since February 2009 until September 2009. Balance 444, Micropayments and MMS also reduced by 832.4 thousand (54%), 392.6 thousand (42.2%) and 518.7 thousand (47.1%) respectively.
1.3 Non Usage revenue (Service charges, Subscription fees, Activation Fee, One Time Services) increased by 4.1 million GEL (17.7%)
1.3.1	Service Charges increased by 1.1 million (7%) partly due to Magtifix Service Charges present in 12 months 2009 (1.24 million) unlike 12 months 2008. Magti Service Charges also increased by 744.2 million, 6.4% (mainly due to Corporate Group Service Charges growth), while Bali Service Charges decreased by 923.6 thousand (27.1%). The main reason for Bali Service Charges reduction is less Promo Activation Fees this year, as compared to last year mainly due to revenue reduction from Bali 2 Tetri Activations. Revenue from activations decreased by 37%. Revenues show less result than last year mainly due to increased share for 3 Gel activations (for club members) as compared to 9 Gel activations in 2009 (mainly 9 Gel activations were present during year 2008). Furthermore, starting from September Bali 2 Tetri has been changed with Bali 5 Tetri, also causing the reduction in revenues from activations.

1.3.2	Activation Revenue increased by 3.4 million (130.1%) due to the MagtiFix activation fee growth (4.2 million increase).
•	The decrease in Magti Activation Revenue (419.5 thousand or 56.4%) was present because of the decrease in Sim Sales for Magti (201.4 thousand, 50.3%) alongside Magti 1,2 and 3 GEL SIM Card sales promotions present during 12 months 2009 unlike 2008 and Free Sims amounted to 159.4 thousand GEL.

•	Bali Activation Revenue also fell by 408.9 thousand (53%). Bali drop in Sim Sales by 136.5 thousand (40.2%) alongside Bali 2 GEL Sim Card Sales promotions reduced the revenue and Free Sims amounted to 117.8 thousand GEL.
2.	Interconnection Revenue (on incoming calls) declined by 10.1 million (12.1%) from 83.5 million for the 12M 2008 to 73.4 million for the same period of 2009. One reason for the reduction is the decrease of the interconnection rate by 0.04 Gel from 0.188 Gel to 0.148 Gel per minute that commenced on May 1, 2008.

•	Interconnection revenue from Mobile calls decreased by 6.2 million (13.6%). Traffic decreased by 4.7%.
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All figures are presented in Georgian Lari (GEL) except as indicated
•	Revenue from International calls decreased by 3.5 million (15.3%). Traffic increased by 0.5%

•	PSTN revenue increased by 422.5 thousand (4.2%) while traffic increased by 26.6%.

•	Roaming revenue from Partners decreased by 750.9 thousand or 16.6%.
3.	Other Revenue amounted to 5.8 million for 12M 2009 that is 2.6 million more (83.7%) than 3.1 million for the same period last year reflecting increasing demand for corporate data services.

		Actual 09	Actual 08	Deviation
Cost of Revenue	Ref:	12M	12M	A09/A08	% Change
Interconnection Cost		56,223,445	63,601,062	-7,377,616	-11.6%
Cost of Goods Sold		2,883,644	4,218,835	-1,335,191	-31.6%
Discounts and allowances		10,616,351	16,197,257	-5,580,906	-34.5%
Total Cost of Revenue		69,723,441	84,017,154	-14,293,713	-17.0%
Cost of revenue at MagtiCom decreased by 14.3 million (17.0%) to 69.7 million for the 12M 2009 as compared to 84 million for the same period of 2008, due principally to a decrease in Interconnection costs and costs for Discounts and Allowances.
Interconnection costs decreased by 7.4 million (11.6%) to 56.2 million for the 12M 2009 from 63.6 million for the same period of 2008.
•	Calls to mobiles — The tariff reduction to 0.148 GEL noted above and traffic reduction of 10.6% resulted in a 8.1 million GEL (18.3%) cost reduction.

•	Calls to PSTN — the cost increased by 905.7 thousand or 40.3%. Traffic increased by 71.9%.

•	For international calls the cost increased by 355.8 thousand GEL (4.2%).Traffic increased by 29.1%.

•	Cost from Roaming calls — reduced by 482 thousand (8.1%)
Cost of Goods Sold decreased by 1.3 million (31.6%) to 2.9 million for the 12M 2009 from 4.2 million for the same period of 2008. The main reason for decrease of COS is the reduction of SIM cards and Scratch cards sold during twelve months 2009 as compared with the same period 2008.
Discounts and Allowances decreased by 5.6 million (34.5%) to 10.6 million for the 12M 2009 from 16.2 million for the same period of 2008. This decrease is directly attributable with the reduction of commissions from Sim and Scratch cards as compared with prior period, as well as 2 million in Gifts to Customers present in August 2008, during the period of the war.

		Actual 09	Actual 08	Deviation
Operating Expenses	Ref:	12M	12M	A09/A08	% Change
Network Operations		35,424,812	28,023,233	7,401,580	26.4%
Sales and Marketing		20,755,617	22,074,280	-1,318,663	-6.0%
General& Administrative		11,082,198	12,183,873	-1,101,675	-9.0%
Operational Taxes		5,208,251	6,229,323	-1,021,072	-16.4%
Total Operating Expenses		72,470,879	68,510,709	3,960,170	5.8%
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All figures are presented in Georgian Lari (GEL) except as indicated
OPEX increased by 3.96 million (5.8%) to 72.5 million for 12M 2009 as compared to 68.5 million for the same period 2008. This increase is totally attributed to Network Operations growth.
•	The increase of Network Operations Expenses is mainly attributed to
•	3.9 million more costs in technical support for the 12M 2009. Out of which are:
•	2.6 mln Nokia Siemens Operations Care Contract for 12 months 2009 as compared to only 951 thousand in the same period of 2008 (this costs were present starting from July 2008) which replaced the warranty

•	1.2 million T-Net Fee (Fiber Optic support fee) present in year 2009, unlike year 2008.

•	427 thousand HP OpenView Services and 124 thousand BDO Support costs present in year 2009, unlike year 2008.
•	Another reason for larger expenses in Network Operations is the growth of Network Maintenance expenses by 1.65 million (19.5%) due to increased Leasing, El-energy and Repairing&Remodeling costs (1.5 million more).

•	Other Personnel Expenses grew by 130.6% (762.3 thousand) mainly due to increased training costs for the 12 months 2009 as compared to the same period 2008.

•	Total Salaries increased by 4.4% or 518.5 thousand due to a general salary increase (5% or 10% depending on salary band), from January 1, 2009.

•	Professional Services grew by 364.8 thousand due to growth of O&M services this year as compared to last year.

•	Channel Lease costs increased by 346.5 thousand (12.6%) partly due to increased costs for Internet Channel Lease (176.5 thousand more) and partly because of increased Lease costs of Electrokavshiri (351 thousand more). These increased costs were partially offset by reduced costs for Telecom Georgia (151 thousand less).
•	Decrease of 1.3 million (6%) in Sales & Marketing is mainly attributed to Advertising & Promotion costs reduction by 2 million (17.5%). This saving was partially offset by Total Salary growth of 727 thousand or 7.2% (mainly due to a general salary increase by 5% or 10% depending on salary band).

•	General and Administrative Expenses decreased by 1.1 million (9%), due to less costs in mostly all line items as compared to last year.

•	Operational Taxes decreased by 1 million or 16.4% during 12 months 2009, as compared to the same period 2008.
Subscribers:
The number of mobile subscribers decreased by 81.6 thousand (5.9%) as of the end of December 2009 vs. December last year reducing to 1.29 million (excluding MagtiFix figures). This reflects changes in market share as the competitive environment becomes more aggressive.
MagtiFix subscribers reached 170.3 thousand for the end of December 2009 and further increases in its fixed subscriber base are anticipated.
Average revenue per subscriber (“ARPU”) decreased by 18.16% (excl. Magtifix) for the 12M 2009 as compared to the 12M 2008.

	12M 2009	12M 2008	% Change
Magti	19.25	23.45	-17.92%
Bali	10.36	12.41	-16.52%
MagtiFix	10.01	10.02	-0.02%
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All figures are presented in Georgian Lari (GEL) except as indicated
The material reduction in ARPU and challenging Sales & Subscriber environment reflect a worsening of the general economic situation across the whole of Georgia, continued price discounting and subscribers use of multiple Sim cards.
Analysis of Results of Operations and Budget comparison
This Document contains preliminary financial results for Magticom which are subject to adjustment.
MagtiCom highlights for the 12M 2009 vs. 12M 2009 Budget:
•	Revenues of 351.2 million vs. 441.9 million — 20.52% less than plan

•	EBITDA of 209 million vs. 276.6 million — 24.44% less than plan

•	ARPU* of GEL 16.34 vs. Gel 18.79 — 13.00% less than plan
MagtiCom Preliminary Financial Results and comparison with budget— 12M 2009:

	Actual 09	Budget 09	Deviation
In GEL	12M	12M	A09/B09	% Change
Gross Revenue	351,235,134	441,915,864	-90,680,730	-20.5%
Cost of Revenue	69,723,441	89,037,420	-19,313,980-	-21.7%
OPEX	72,470,879	76,238,296	-3,767,418	-4.9%
EBITDA	209,040,814	276,640,147	-67,599,333	-24.4%
EBITDA Margin	59.52%	62.60%	-3.1%	-4.9%
EBITDA Telecom (a)	1,776,697	2,556,548	-779,851	-30.5%
Performance Data:

	Actual 09	Budget 09	Deviation
	12M	12M	A09/B09	% Change
Active subscribers (b)	1,461,393	1,768,429	-307,036	-17.4%
ARPU (c)*	16.34	18.79	-2.44	-13.0%
Personnel Headcount	991	1 028	-37	-3.6%

(a)	Only the 12 months cumulative figure for budgeted EBITDA Telecom is available. The Actual figure represents the sum for monthly EBITDA Telecom starting from April until the end of year 2009.

(b)	MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) receive call 3) Sent SMS

(c)	– Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*	excluding data from Magtifix subscribers
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9

All figures are presented in Georgian Lari (GEL) except as indicated

		Actual 09	Budget 09	Deviation
Gross Revenue	Ref:	12M	12M	A09/B09	% Change
Revenue from Subscribers	1	272,017,940	357,343,106	-85,325,166	-23.9%
Interconnection Revenue	2	73,435,676	81,536,758	-8,101,082	-9.9%
Other Revenue	3	5,781,518	3,036,000	2,745,518	90.4%

Total Gross Revenue		351,235,134	441,915,864	-90,680,730	-20.5%

MagtiCom Gross Revenue accounted to 351.2 million GEL as compared to 441.9 million GEL that is 90.7 million (20.5%) less than plan for the twelve months of 2009. Almost all main revenue generation streams underperformed compared to the forecast.
Main driving sources of the revenue generation were as follows:
1.	Revenue from Subscribers was 85.3 million (23.9%) less than budget. All line items underperformed compared to the budget. MOU revenue was 47.4 million (19.1%) less than plan. Usage Revenue together with Revenue from SMS-Based Services was 30.7 million (41.2%) less than plan. Non-usage revenue was 7.2 million (21%) less than plan.
1.1	MOU revenue was 47.4 million (19.1%) less than budget during the 12M 2009.

All line items underperformed the budget including On Net Calls (16 million or 14% less than forecasted), calls to Mobiles (19.1 million or 22% less than planned), calls to PSTN (2 million or 18% less than budget) International calls (7.8 million or 28.6% less than budget) and Roaming Revenue (2.4 million or 30% less than planned).
1.1.1	On-Net Calls
On Net Calls were 16 million (14%) less than forecasted during the 12M 2009.
Magti
Magti brand On-Net Calls decreased by 9.6 million or 11.6%. On-Net price was higher than budget by 33.6% (from budgeted 0.09 Gel to actual 0.126 Gel), accompanied by a traffic reduction of 33.8% as compared to Budget. Distinct subscribers for Magti On Net Calls were less by 19.7%.
Excluding Favorite Number Promotion that commenced on May 18, 2009, On Net Price was higher by 66.2% (from budgeted 0.09 Gel to actual 0.157 Gel), while traffic were less by 46.8% as compared to the budget.
The Magti On Net Price Including Favorite Number Charges and Corporate Charges was 0.139 Gel for 12M 2009, that is 34.9% more than budgeted price of 0.103 Gel.
Bali
Bali On-Net revenue were less by 5.7 million (19.8%). Traffic decreased by 17.1% and price decreased by 3.28%. Distinct Subscribers using On Net Calls decreased by 28.8%.
Bali On Net Price including Bali 2 Tetri Activation Fee amounted to 0.039 Gel, that is 2.9% more than the
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All figures are presented in Georgian Lari (GEL) except as indicated
budgeted price.
MagtiFix
On-net revenue for the 12 months of 2009 amounted to 2.5 million as compared to budgeted 3.3 million (736.5 thousand or 22.5% less than planned). The traffic was less by 30.2%, while price were higher by 11% (from budgeted 0.030 Gel to actual 0.033 Gel) as compared to the forecast.
Without “Favorite Number” promotion, which was offered starting from June 2009, price outperformed BP by 52% (from budgeted 0.030 Gel to actual 0.045 Gel) while traffic was less by 49%.
The MagtiFix On Net Price including Favorite Number Charges and 10 Gel Bundles for 12M 2009 was 0.038 Gel that is 28.7% more than budgeted 0.030 Gel.
Distinct Subscribers decreased by 25% as compared to the budget.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and Roaming Revenues)
Revenue from Mobile Calls is less than budgeted by 19 million (22%). Total traffic was less than budgeted by 21.7% and total price was less by 0.4%.
•	Magti Revenue from Mobile calls underperformed the budget by 12.9 million (18.2%), that is 68% of total Revenue from Mobile calls decrease. Traffic decreased by 18.4% and Price increased by 0.17% as compared to the budget. Distinct subscribers decreased by 23.4%.

•	Bali Revenue from Calls to Mobiles dropped by 4.4 million (37.7%), that is 23% of total Revenue from Mobile calls decrease. Traffic decreased by 35.4% and Price decreased by 3.45% as compared to the budget. Distinct subscribers decreased by 57.6%.

•	MagtiFix Revenue for the 12 months of 2009 amounted to 2.6 million as compared to budgeted 4.4 million (1.8 million or 41.2% decrease). Traffic decreased by 41.2%, while price remained almost the same (0.03% decrease). Distinct Subscribers were less than forecasted by 35.4%.
Calls to PSTN were less than budgeted by 2 million (18%) mainly due to traffic reduction by 40.9%. Price grew by 38.8%.
•	Magti Revenue from PSTN decreased by 1.2 million (13.3%). Traffic decreased by 37.9% and Price increased by 39.7% as compared to the budget. Distinct subscribers decreased by 49.8%.

•	Bali Revenue from Calls to PSTN dropped by 376.4 thousand (34%) Traffic decreased by 49.5% and Price increased by 30.6% as compared to the budget. Distinct subscribers decreased by 81%.

•	MagtiFix Revenue for the 12 months of 2009 amounted to 505.4 thousand as compared to budgeted 915.3 thousand (409.9 thousand or 44.8% less). Traffic decreased by 44.8% while Price remained almost the same (0.04% growth). Distinct subscribers decreased by 57.3%.
Revenue from International Calls is less than budget by 7.8 million or 28.6%, principally (87%) due to Magti brand.
•	Magti Revenue from International calls underperformed the budget by 6.8 million (28.7%), Distinct subscribers decreased by 75.5%.

•	Bali Revenue from International Calls decreased by 91.9 thousand (13.1%). Distinct subscribers decreased by 96.5%.

•	MagtiFix Revenue for the 12 months of 2009 amounted to 1.9 million as compared to
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All figures are presented in Georgian Lari (GEL) except as indicated
budgeted 2.8 million (900.5 thousand or 32% decrease). Distinct subscribers decreased by 74.4%.
Roaming Revenue was less than budget by 2.4 million (30%).
1.2	Usage Revenue together with SMS based Services declined by 30.7 million (41.2%)
SMS Based Services were 18.7 million (41.3%) less than budget.
•	Average quantity of SMS per Subscriber for Magti during 12M 2009 was 1 SMS less than budgeted. The quantity of SMS for Magti decreased by 45.4 million (12.5%), while the average price for SMS decreased by 29.2% resulting in a 7.9 million GEL decrease (38.1%).

•	Average quantity of SMS per Subscriber for Bali during 12M 2009 was 15 SMS less than budgeted. The quantity of SMS for Bali reduced by 299.4 million (20.8%), while the average price for SMS decreased by 29.1% resulting in a 10.6 million GEL decrease (43.8%)

•	Average quantity of SMS per Subscriber for Magtifix during 12M 2009 was 6 SMS less than budgeted. The quantity of SMS reduced by 65.4% (8.3 million) with the same as budgeted price. Revenue from SMS Services amounted to 112.1 thousand as compared to budgeted 324.3 thousand (65.4% less than forecasted).
Other Usage Revenue accounted to 11.9 million (40.9%) less than budget, partly due to absence of the lottery from February until September 2009. Also all line items underperformed the budget.
•	Internet was less than budget by 4.2 million (32.6%). The reduction was almost evenly distributed between Magti and MagtiFix brands (Bali took only 1.3% of the reduction).
•	The reason for decrease for Magti is due to Traffic growth (in MB-s) of 5.4 million (38%) and price reduction of 0.23 Gel (53.1%). Also The Revenue from Internet Bundles has been moved from Internet Revenues and is now featured in Service Charges (353 thousand).

•	The reason for decrease for MagtiFix is partly due to the Revenue from 15 Gel unlimited Internet earlier featured in Internet Revenues and now added to Service Charges (818 thousand). There was another 500 thousand planned for Magtinet that is not launched yet.
•	Content was less than planned by 3.6 million (60.7%). The reduction is attributed to Magti Brand and is mainly due to price reduction of 58% as compared to the budget.

•	Balance 444, Micro payments and MMS also decreased by 634.3 thousand (47.2%), 323.4 thousand (37.5%) and 832.4 thousand (58.8%) respectively as compared to the forecast.
1.3	Non-usage revenue underperformed the budget by 7.2 million (21%). Almost all line items performed worse than forecasted (but Service Charges were 891.8 thousand or 5.9% more than planned). The Activation Revenue was 1 million (14.4%) less than budget for the 12M 2009 and amounted to 6 million instead of budgeted 7 million due to the lower than forecasted SIM card sales. During the 12M MagtiCom sold 398.2 thousand (49.8%) less SIM cards (including free SIMs) than forecasted (200.8 thousand less for Magti SIMs and 197.4 thousand less SIMs for Bali).
2.	Interconnection Revenue was less than budget by 8.1 million (9.9%) and amounted to 73.4 million for the 12M 2009.
•	Interconnection Revenue from Mobiles decreased by 2.5 million (5.9%) as compared to budget. Traffic decreased by 4.1%

•	Interconnection Revenue from PSTN increased by 429.4 thousand (4.3%) as compared to budget. Traffic grew over the budget by 22.6%

•	Interconnection Revenue from International Calls decreased by 4.8 million (19.6%) as
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All figures are presented in Georgian Lari (GEL) except as indicated
compared to the budget. Traffic underperformed the budget by 9.8%.

•	Interconnection Revenue from Roaming Partners decreased by 1.3 million (25.2%) as compared to budget.
3. Other Revenue was 2.7 million (90.4%) over the budget.

		Actual 09	Budget 08	Deviation
Cost of Revenue	Ref:	12M	12M	A09/B09	% Change
Interconnection Cost		56,223,445	70,666,076	-14,442,631	-20.4%
Cost of Goods Sold		2,883,644	4,511,613	-1,627,969	-36.1%
Discounts and allowances		10,616,351	13,859,732	-3,243,381	-23.4%

Total Cost of Revenue		69,723,441	89,037,420	-19,313,980	-21.7%

Cost of revenue at MagtiCom was 19.3 million (21.7%) less than budget.
•	All line items contributed to this saving including Interconnection Cost (20.4% or 14.4 million decrease), Cost of Goods Sold (36.1% or 1.6 million decrease) and Discounts and Allowances (23.4% or 3.2 million decrease).
Interconnection costs decreased by 14.4 million (20.4%) to 56.2 million for the 12M 2009 from budgeted 70.7 million.
•	Calls to mobiles — reduced by 11.2 million (23.6%). Traffic reduced by 14.6%.

•	Calls to PSTN — Traffic grew by 37.2%. Costs grew by 216.7 thousand (7.4%) GEL within the 12M 2009 as compared to the forecast.

•	For international calls the cost decreased by 2.9 million GEL (24.5%). Traffic increased by 38.4%.

•	Cost from Roaming calls — reduced by 696.8 thousand (11.3%)

		Actual 09	Budget 09	Deviation
Operating Expenses	Ref:	12M	12M	A09/B09	% Change
Network Operations		35,424,812	34,484,554	940,259	2.7%
Sales and Marketing		20,755,617	23,230,072	-2,474,455	-10.7%
General& Administrative		11,082,198	13,677,392	-2,595,194	-19.0%
Operational Taxes		5,208,251	4,846,279	361,973	7.5%
Total Operating Expenses		72,470,879	76,238,296	-3,767,418	-4.9%
MagtiCom Operating Expenses for 12M 2009 amounted to 72.5 million GEL that is 4.9% (3.8 million) less than budgeted.
•	Sales and Marketing costs reduction that equaled 2.5 million (10.7%) was present principally due to Advertising and Promotion costs decrease by 2.1 million (18.4%).
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All figures are presented in Georgian Lari (GEL) except as indicated
•	General and administrative costs were 2.6 million (19%) less than budget due to careful cost savings in mostly all categories.

•	Network Operations expenses were 940.3 thousand more than planned (2.7%).
•	Technical Support increased by 1 million (14.4%) due to increased costs for Motorola NSP and Nokia Siemens Operations (926.4 thousand or 46% and 475.6 thousand or 22% respectively). This increase in Technical Support costs was partially offset by decreased Software Fees of 563 thousand (20%) as compared to the budget. HP OC installation Base from Software Fees had budgeted cost of 722.5 thousand but these sum was not actually spent in 12M 2009.

•	Costs for Network Maintenance increased by 648.9 thousand (6.9%) as compared to the budget due to increased Leasing and El. Energy costs (by 699 thousand and 706 thousand respectively). This growth was partially offset by decreased Fuel costs (by 515 thousand or 16%)

•	Total Salaries increased by 1.9% or 235.3 thousand mainly due to more than budgeted salaries in IT Department.

•	Professional Services saved 542.7 thousand (52.7%) mainly due to 48% less than planned O&M services costs. Actual costs for O&M decreased starting form July from 30 thousand USD to 10 thousand USD per month.

•	Channel Lease was less by 366.4 thousand (10.6%) mainly due to less than budgeted costs for Fiber Optic by 324 thousand 33%.

•	Other Personnel Expenses decreased by 64.6 thousand (4.6%) mainly due to less than budgeted costs for Business Trips.
•	Operational Taxes were more than budget by 362 thousand (7.5%).
Subscribers:
By the end of December 2009 the number of active Magti Subscribers was 159.6 thousand (15.6%) and Bali Subscribers was 122.7 thousand (22.2%) less than budget. This reflects a general downturn in the market and highly aggressive and sustained sales & price promotions from the competitors.
At the end of December MagtiFix had 170,285 active subscribers which is 12.7% (24,715 subs) less than budgeted.
Average revenue per subscriber (“ARPU”)

	12M 2009	BP 12M 2009	% Change
Magti	19.25	21.00	-8.34%
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All figures are presented in Georgian Lari (GEL) except as indicated

Bali	10.36	12.26	-15.46%
MagtiFix	10.01	16.04	-37.58%
The material reduction in ARPU and challenging sales & Subscribers base environment reflect a worsening of the general economic situation across the whole of Georgia and continued price discounting by both competitors.
Management Discussion and Analysis of Results of Operations
This Document contains preliminary financial results for MagtiCom which are subject to adjustment.
MagtiCom highlights for Q4 2009 vs. Q4 2008:
•	Revenues of 90.3 million vs. 100.1 million — decrease of 9.78%

•	EBITDA of 54.1 million vs. 62.5 million — decrease of 13.36%

•	ARPU* of GEL 16.41 vs. GEL 18.93 — reduction of 13.30%
MagtiCom Preliminary Financial Results — Q4 2009 and Q4 2008:

	Actual 09	Actual 08	Deviation
In GEL	Q4	Q4	A09/A08	% Change
Gross Revenue	90,286,734	100,071,841	-9,785,108	-9.8%
Cost of Revenue	17,475,106	19,090,699	-1,615,593	-8.5%
OPEX	18,702,440	18,530,516	171,924	0.9%
EBITDA	54,109,188	62,450,626	-8,341,438	-13.4%
EBITDA Margin	59.93%	62.41%	-2.5%	-4.0%
Performance Data:

	Actual 09	Actual 08	Deviation
	Q4	Q4	A09/A08	% Change

Active subscribers (a)	1,461,393	1,405,277	56,116	4.0%
ARPU (b)*	16.41	18.93	-2.52	-13.3%
Personnel Headcount	991	989	2	0.2%
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All figures are presented in Georgian Lari (GEL) except as indicated

(a)		MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) receive call 3) Sent SMS

(b)	—	Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*		excluding data from Magtifix subscribers

		Actual 09	Actual 08	Deviation	%
Gross Revenue	Ref:	Q4	Q4	A09/A08	Change

Revenue from Subscribers	1	69,885,893	79,490,499	-9,604,605	-12.1%
Interconnection Revenue	2	18,735,665	19,596,794	-861,129	-4.4%
Other Revenue	3	1,665,175	984,549	680,626	69.1%

Total Gross Revenue		90,286,734	100,071,841	-9,785,108	-9.8%

MagtiCom Gross Revenue decreased by 9.8 million (9.8%) to 90.3 million for Q4 ended December 31, 2009 as compared to 100.1 million for Q4 ended December 31, 2008 due to a decline in Revenue from Subscribers and Interconnection Revenues.
4.	Revenue from Subscribers decreased by 9.6 million (12.1%) from 79.5 million for Q4 of 2008 to 69.9 million for the same period of 2009. The decrease in Revenue from Subscribers is attributed to a decline in:
1.1 Minutes of Usage (MOU) revenue decreased by 9.3 million (15.6%) to 50.4 million for Q4 ended December 31, 2009 as compared to 59.7 million for Q4 ended December 31, 2008
1.1.1 On-Net Calls
The main line item in the MOU revenue reduction was revenue from On-Net Calls which decreased by 6.2 million (20.2%) to 24.5 million for Q4 ended December 31, 2009 as compared to 30.7 million for the same period ended December 31, 2008. This reflects a reduction in Magti and Bali Revenues and an increase in Magtifix Revenues.
Magti
5.8 million (24.8%) of the decrease as compared to Q4 2008 was related to the Magti brand On-Net Calls that was due to:
•	The average On-Net price reduction from 0.182 Gel to 0.147 Gel or 19%(excl. Favorite Number Promotion)

•	Traffic reduction of 7.2% (excl. Favorite Number)
The Favorite Number promotion was not present in Q4 last year. This year the Promotion started from
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16

All figures are presented in Georgian Lari (GEL) except as indicated
May 18, 2009. 1.8% of Magti On-Net traffic was generated by this single promotion for Q4 2009. Taking into account this promotion Magti On Net Traffic was less by 5.5% and Price decreased by 20.5% from 0.182 to 0.145 GEL.
The Magti On Net Price Including Corporate Charges was 0.16 Gel for Q4 2009, what is 16.7% less than 0.20 Gel — the price for Q4 2008 (Corporate Charges included).
Distinct subscribers for Magti On Net Calls decreased by 6.8% while Average Duration of a Call increased by 6.6%. Call counts were less than last year’s Q4 by 11.3%.
Some of this reduction is due to the economic downturn and some reflects the use of a secondary competitors’ number by many Magti subscribers.
Bali
Bali On-Net revenue decreased by 1.36 million (19.2%) over the same period. This represents a 42% traffic decrease in Bali On-Net calls and a 39.2% average price increase for On Net calls. Distinct subscribers decreased by 1.5%. Average Duration of a Call decreased by 24.5%. Call counts were less than last year’s Q4 by 23.2%.
MagtiFix
On-net revenue for Q4 of 2009 amounted to 1.17 million as compared to only 183.5 thousand for Q4 last year (Magtifix was launched in June 2008). Magtifix traffic grew from 4.2 million minutes to 40.6 million minutes while price decreased by 34.6% (from 0.04 to 0.03). In Q4 2009 Magtifix offered “Favorite Number” Promotion. 33.6% of Total Magtifix On Net traffic was generated by this promotion. Excluding Favorite Number Promotion the traffic grew from 4.2 million minutes to 26.9 million minutes and price reduced by 1.42%
The Magtifix On Net Price Including 10 Gel Bundles was 0.05 Gel for Q4 2009, what is 19% less than 0.06 Gel — the price for Q4 2008.
Distinct subscribers increased on average from 21 thousand from 142 thousand. Average Duration of a Call increased by 44.6%. Call counts were 3.3 million in Q4 last year as compared to 22.2 million in Q4 this year.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and roaming revenues)
Other MOU revenue decreased by 3.1 million (10.7%) to 25.9 million for Q4 ended December 31, 2009 as compared to 29.1 million for the same period ended December 31, 2008.
•	Revenue from Calls to other mobile operators decreased by 1.59 million (8%) due to traffic reductions by 8.4% and price per minute growth of 0.11%.
•	Magti Revenue from Calls to other operators dropped by 2.2 million (13.5%). Traffic decreased by 13.3% and Price decreased by 0.14% as compared Q4 2008. Distinct subscribers decreased by 7.2% and Average Duration per Call decreased by 3.7%. Call counts reduced by 10%.

•	Bali Revenue from Calls to other operators dropped by 283.9 thousand (12.9%) Traffic decreased by 12.9% and price remained almost unchanged (0.01% decrease) as compared to Q4 2008. Distinct subscribers increased by 1.3%. Average Duration per Call decreased by 6.6%. Call counts reduced by 6.7%.

•	MagtiFix Revenue for Q4 of 2009 amounted to 1.14 million as compared to only 201.1 thousand in Q4 2008. Traffic increased from 791 thousand minutes to 4.47 million minutes and Price decrease (by 0.01%) was immaterial as compared to Q4 2008. Distinct subscribers increased on average from 17.8 thousand to 123 thousand. Average Duration per Call decreased by 6.2%. Call counts grew from 741.5 thousand to 4.5 million.
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17

All figures are presented in Georgian Lari (GEL) except as indicated
•	Revenue from calls to PSTN operators decreased by 454.5 thousand (17.5%). Traffic increased by 26.8% and price reduced by 34.9%.
•	Magti Revenue from PSTN dropped by 605.9 thousand (26%). Traffic and Price decreased by 25.7% and 0.3% respectively as compared to Q4 2008. Distinct subscribers decreased by 12.3% and Average Duration per Call decreased by 3.8%. Call counts reduced by 22.8%.

•	Bali Revenue from Calls to PSTN dropped by 48.2 thousand (21.6%) Traffic decreased by 21.7% and price change was immaterial (0.03% growth) as compared to Q4 2008. Distinct subscribers decreased by 7.8%. Average Duration per Call decreased by 6.2%. Call counts reduced by 16.5%.

•	MagtiFix Revenue for Q4 of 2009 amounted to 236.6 thousand as compared to 37 thousand for Q4 2008. Traffic increased from 1.1 million minutes to 7 million minutes and Price slightly increased by 0.05% as compared to Q4 2008. Distinct subscribers increased on average from 12.6 thousand to 83.6 thousand. Average Duration per Call increased by 1.5%. Call counts grew from 480 thousand in Q4 2008 to 3 million in Q4 2009.
•	International calls decreased by 786.7 thousand (13.9%).
•	Magti Revenue from International calls dropped by 1.4 million (26%) Distinct subscribers decreased by 19.7% and Average Duration per Call decreased by 1.4%. Call counts reduced by 17.5%.

•	Bali Revenue from international calls dropped by 23.9 thousand (14.2%). Distinct subscribers decreased by 5.9%. Average Duration per Call decreased by 6%. Call counts reduced by 7.8%.

•	MagtiFix Revenue for Q4 of 2009 amounted to 741 thousand as compared to only 107.6 thousand in Q4 2008. Distinct subscribers increased on average from 7 thousand to 45 thousand. Average Duration per Call increased by 10.5%. Call counts grew from 163.7 thousand to 1.2 million.
•	Revenue from Roaming decreased by 293.3 thousand (16.3%)
1.2 Usage Revenue
1.2.1	SMS Based Services declined by 1.2 million (14.4%).
•	The average number of Magti subscribers using SMS services declined by 11%; The quantity of SMS for Magti reduced by 8.6 million (10%), while the average price for SMS decreased by 12.8% resulting in a 830.8 thousand GEL decrease (21.6%).

•	Revenues from SMS Services for Bali decreased by 398.7 thousand GEL (9.3%). The average number of Bali subscribers using SMS services declined by 2%; The quantity of SMS for Bali grew by 72.7 million (25.6%), while the average price for SMS decreased by 27.8%

•	Magtifix SMS services amounted to 57.1 thousand by December 31, 2009 as compared to only 4.6 thousand by December 2008.
1.2.2	Other Usage Revenue (MMS, Internet, Micro Payments, Balance 444, Content) decreased by 333.2 thousand (6.3%). Balance 444 (154 thousand or 52.2% less), Micropayments (64 thousand or 33.6% less) and MMS (92.9 thousand or 43.8% less) performed worse than Q4 2008.
1.3 Non Usage Revenue (Service charges, Subscription fees, Activation Fee, One Time Services) increased by 1.2 million (19.1%)
•	Service Charges decreased by 444 thousand (11.6%); Magtifix Service Charges were present in Q4
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18

All figures are presented in Georgian Lari (GEL) except as indicated
2009 unlike Q4 2008 and equaled 147.9 thousand. Magti Service Charges decreased by 164.3 thousand, 5.3% (mainly due to less Mono Credit Activations in Q4 this year as compared to Q4 last year) and Bali Services Charges decreased by 427.7 thousand (60.3%). The fact that starting form September 2009 Bali 2 Tetri has been changed with Bali 5 Tetri caused the reduction in this Promo Activations, thus the reduction of Bali Service Charges. Another reason for less Bali 2 Tetri Activation Revenue this year, as compared to last year is bigger share for 3 Gel activations (for club members) than 9 Gel activations in 2009 (while mainly 9 Gel activations were present during year 2008). For these reasons and despite the fact that Bali 2 tetri Promo was not present in November 2008, revenue form activations decreased from 486 thousand Gel in Q4 2008 to only 104.7 thousand Gel in Q4 2009 (78% reduction).
•	Activation Revenue increased by 1.46 million (122%) due to the MagtiFix activation fee growth (1.46 million increase).
•	The increase in Magti Activation Revenue equaled 111.5 thousand. The reason for the increase is Revenue from BlackBerrys sold (180.7 thousand) that was not present last year. Magti Sim Sales decreased by 31.9 thousand (44%) alongside 2 GEL SIM card sales promotions in Q4 2009, as well as Free sims that amounted to 15.5 thousand GEL.

•	Bali Activation Revenue fell by 113.2 thousand (68.7%). Bali Sim sales reduced by 18 thousand (24%) alongside 2 Gel SIM card sales promotions in Q4 2009 and Free Sims amounted to 17.7 thousand GEL.
5.	Interconnection Revenue (on incoming calls) declined by 861.1 thousand (4.4%) from 19.6 million for Q4 2008 to 18.7 million for the same period of 2009. All line items showed the reduction as compared to last year.
•	Interconnection revenue from Mobile calls decreased by 449.7 (4.1%). Traffic decreased by 2.3%.

•	Revenue from International calls decreased by 336 thousand (6.6%). Traffic increased by 10.8%

•	PSTN revenue decreased by 51.5 thousand (1.9%) while traffic increased by 10.1%.

•	Roaming revenue from Partners decreased by 24 thousand or 2.5%.
3. Other Revenue amounted to 1.7 million for Q4 2009 that is 680.6 thousand more (69.1%) than 984.5 thousand for the same period last year.

		Actual 09	Actual 08	Deviation
Cost of Revenue	Ref:	Q4	Q4	A09/A08	% Change

Interconnection Cost		14,093,728	14,797,242	-703,514	-4.8%
Cost of Goods Sold		666,738	954,618	-287,880	-30.2%
Discounts and allowances		2,714,641	3,338,840	-624,199	-18.7%

Total Cost of Revenue		17,475,106	19,090,699	-1,615,593	-8.5%

Cost of revenue at MagtiCom decreased by 1.6 million (8.5%) to 17.5 million for Q4 2009 as compared to 19.1 million for the same period of 2008, due principally to a decrease in Interconnection costs and costs for Discounts and Allowances.
Interconnection costs decreased by 703.5 thousand (4.8%) to 14.1 million for Q4 2009 from 14.8 million for the same period of 2008.
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19

All figures are presented in Georgian Lari (GEL) except as indicated
•	Calls to mobiles — costs decreased by 650.8 thousand GEL (6.6%). Traffic reduced by 6.4%.

•	Calls to PSTN —generated 499.1 thousand GEL more costs (115%) within Q4 2009 as compared to Q4 2008. traffic increased by 120.6%.

•	For international calls the cost grew by 131.1 thousand GEL (6.2%). Traffic decreased by 43.8%.

•	Cost from Roaming calls — reduced by 343.5 thousand (23.7%)
Cost of Goods Sold decreased by 287.9 thousand (30.2%) to 666.7 thousand for Q4 2009 from 954.6 thousand for the same period of 2008. The main is reason for decrease of COS is the reduction of SIM cards and MONO cards sold during Q4 2009 as compared with same period 2008.
Discounts and Allowances decreased by 624.2 thousand (18.7%) to 2.7 million for Q4 2009 from 3.3 million for the same period of 2008. The decrease is mainly attributable to less Sim and Scratch cards Commissions in Q4 2009 as compared to Q4 2008.

		Actual 09	Actual 08	Deviation
Operating Expenses	Ref:	Q4	Q4	A09/A08	% Change

Network Operations		8,966,988	7,490,438	1,476,549	19.7%
Sales and Marketing		5,571,184	5,999,250	-428,066	-7.1%
General & Administrative		2,794,704	3,389,448	-594,743	-17.5%
Operational Taxes		1,369,564	1,651,380	-281,816	-17.1%

Total Operating Expenses		18,702,440	18,530,516	171,924	0.9%

OPEX increased by 171.9 thousand (0.9%) to 18.7 million for Q4 2009 as compared to 18.5 million for the same period 2008.
     The increase of OPEX is attributed to the growth of Network Operations Expenses.
•	The increase of Network Operations Expenses is partly due to 566.6 thousand (39.6%) more costs in technical support for the Q4 2009. This is the result of
•	T-Net Costs of 300 thousand present in Q4 2009, unlike Q4 2008.

•	HP OpenView Service Manager Costs of 112 thousand present in Q4 2009, unlike Q4 2008.

•	Telecom Engineering Company costs of 53 thousand.
•	Another reason for larger expenses in Network Operations is the growth of Network Maintenance expenses by 439.4 thousand (20.2%) mainly due to increased Leasing, El-energy, Repairing&Remodeling and Security costs (412 thousand more).

•	Other Personnel Expenses grew by 209 thousand principally due to increased training costs (mainly for Nokia Siemens) in Q4 2009 as compared to the same period 2008.

•	Total Salaries increased by 5.7% or 167.8 thousand due to a general salary increase (5% or 10% depending on salary band), from January 1, 2009.

Sales and Marketing costs decreased by 428 thousand (7.1%) mainly due to less costs for
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20

All figures are presented in Georgian Lari (GEL) except as indicated
Advertising and Promotion and Sales Office Maintenance by 547.6 thousand (17%) and 49.6 thousand (39.8%) respectively in Q4 2009 as compared to Q4 2008. This reduction was partially offset by growth of Salaries by 161.6 thousand (6.3%) due to a general salary increase (5% or 10% depending on salary band), from January 1, 2009.
General & Administrative costs decreased by 594.7 thousand (17.5%) due to less costs in most line items in Q4 2009 as compared to Q4 2008.
Operational Taxes decreased by 281.8 thousand (17.1%).
Subscribers:
The number of mobile subscribers decreased by 81.6 thousand (5.9%) as of the end of December 2009 vs. December last year reducing to 1.29 million (excluding MagtiFix figures). This reflects changes in market share as the competitive environment becomes more aggressive.
MagtiFix subscribers reached 170.3 thousand for the end of December 2009 and further increases in its fixed subscriber base are anticipated.
Average revenue per subscriber (“ARPU”) decreased by 13.3% (excl. Magtifix) for Q4 2009 as compared to Q4 2008.

			%
	Q4 2009	Q4 2008	Change
Magti	19.20	22.41	-14.30%
Bali	10.73	11.82	-9.26%
MagtiFix	9.65	9.71	-0.66%
The material reduction in ARPU and challenging Sales & Subscriber environment reflect a worsening of the general economic situation across the whole of Georgia, continued price discounting and subscribers use of multiple Sim cards.
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21

All figures are presented in Georgian Lari (GEL) except as indicated
Analysis of Results of Operations and Budget comparison
This Document contains preliminary financial results for MagtiCom which are subject to adjustment.
MagtiCom highlights for Q4 2009 vs. Q4 2009 Budget:
— Revenues of 90.3 million vs. 133.9 million — 32.57% less than plan
— EBITDA of 54.1 million vs. 88.1 million— 38.58% less than plan
— ARPU* of GEL 16.41 vs. GEL 21.44 — 23.46% less than plan
MagtiCom Preliminary Financial Results and comparison with budget— Q4 2009:

	Actual 09	Budget 09	Deviation
In GEL	Q4	Q4	A09/B09	% Change
Gross Revenue	90,286,734	133,894,348	-43,607,615	-32.6%
Cost of Revenue	17,475,106	26,752,014	-9,276,907	-34.7%
OPEX	18,702,440	19,050,221	-347,781	-1.8%
EBITDA	54,109,188	88,092,114	-33,982,926	-38.6%
EBITDA Margin	59.93%	65.79%	-5.9%	-8.9%
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22

All figures are presented in Georgian Lari (GEL) except as indicated
Performance Data:

	Actual 09	Budget 09	Deviation
	Q4	Q4	A09/B09	% Change

Active subscribers (a)	1,461,393	1,768,429	-307,036	-17.4%
ARPU (b)*	16.41	21.44	-5.03	-23.46%
Personnel Headcount	991	1 028	-37	-3.6%

(a)	MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) receive call 3) Sent SMS

(b)	- Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*	excluding data from Magtifix subscribers

		Actual 09	Budget 09	Deviation
Gross Revenue	Ref:	Q4	Q4	A09/B09	% Change

Revenue from Subscribers	1	69,885,893	110,026,501	-40,140,608	-36.5%
Interconnection Revenue	2	18,735,665	23,108,847	-4,373,181	-18.9%
Other Revenue	3	1,665,175	759,000	906,175	119.4%

Total Gross Revenue		90,286,734	133,894,348	-43,607,615	-32.6%

MagtiCom Gross Revenue accounted to 90.3 million GEL as compared to 133.9 million GEL that is 43.6 million (32.6%) less than plan for Q4 2009. Almost all main revenue generation streams underperformed as compared to the forecast.
Main driving sources of the revenue generation were as follows:
1.	Revenue from Subscribers was 40.1 million (36.5%) less than budget. All line items underperformed the budget. MOU revenue was 24.9 million (33.1%) less than plan. Usage Revenue together with Revenue from SMS-Based Services was 11.6 million (49.3%) less than plan. Non-usage revenue was 3.6 million (32.4%) less than plan.

1.1	MOU revenue was 24.9 million (33.1%) less than budget during Q4 2009.

All line items in the MOU revenue underperformed the budget. On Net Calls were 10.3 million or 29.7% less than forecasted, calls to Mobiles were 9 million or 34.1% less than planned, calls to PSTN were less by 1.29 million (37.6%), International calls were 3.5 million or 42.1% less than budget, and Roaming Revenue decreased by 726.4 thousand (32.5%) as compared to the plan.
1.2.1 On-Net Calls
On Net Calls were 10.3 million (29.7%) less than forecasted during Q4 2009.
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23

All figures are presented in Georgian Lari (GEL) except as indicated
Magti
Magti brand On-Net Calls decreased by 6.8 million or 27.8%. On-Net price was higher than budget by 58.5% (from budgeted 0.091 Gel to actual 0.145 Gel), accompanied by a traffic reduction of 54.5%. Distinct subscribers for Magti On Net Calls decreased by 24%.
Excluding Favorite Number Promotion that commenced on May 18, 2009, On Net Price increased by 61.5% (from budgeted 0.091 Gel to actual 0.147 Gel), while traffic decreased by 55.3% as compared to the budget.
The Magti On Net Price Including Corporate Charges and Favorite Number Activations was 0.16 Gel for Q4 2009, what is 58.7% more than the budgeted price of 0.10 Gel.
Bali
Bali On-Net revenue decreased by 3.4 million (37.1%). Traffic decreased by 57.6% and price increased by 48.4%. Distinct Subscribers using On Net Calls decreased by 33.1%.
The Bali On Net Price Including Bali 5 Tetri Activations was 0.06 Gel for Q4 2009, what is 50.7% more than the budgeted price of 0.04 Gel.
MagtiFix
On-net revenue for Q4 of 2009 amounted to 1.17 million as compared to budgeted 1.35 million (182.8 thousand or 13.5% less than planned). The traffic decreased by 10.3%, while price reduced by 3.54% as compared to the forecast. Without “Favorite Number” promotion price increased by 45.3% while traffic decreased by 40.5%. Distinct Subscribers decreased by 19% as compared to the budget.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and Roaming Revenues)
Revenue from Mobile Calls is less than budgeted by 9 million (34.1%). Total traffic was less than budgeted by 33.3%, Price was less by 1.3%.
•	Magti Revenue from Mobile calls underperformed the budget by 6.6 million (31.4%), that is 73% of total Revenue from Mobile calls decrease. Traffic decreased by 31.5% and Price increased by 0.19% as compared to the budget. Distinct subscribers decreased by 28%.

•	Bali Revenue from Calls to Mobiles dropped by 1.78 million (48.2%), that is 20% of total Revenue from Mobile calls decrease. Traffic decreased by 42.2% and Price decreased by 10.3% as compared to the budget. Distinct subscribers decreased by 56.3%.

•	MagtiFix Revenue for Q4 of 2009 amounted to 1.14 million as compared to budgeted 1.82 million (679.6 thousand or 37.4% less). Traffic decreased by 37.4%, while price remained almost the same (0.03% decrease). Distinct Subscribers were less than forecasted by 30%.
Revenue from International Calls is less than budget by 3.5 million or 42.1%, principally due to Magti brand (86%).
•	Magti Revenue from International calls underperformed the budget by 3 million (43.3%), Distinct subscribers decreased by 78%.

•	Bali Revenue from International Calls decreased by 78.2 thousand (35.2%). Distinct subscribers decreased by 97%.

•	MagtiFix Revenue for Q4 of 2009 amounted to 741.1 thousand as compared to budgeted 1.16 million (422.4 thousand or 36.3% decrease). Distinct subscribers decreased by 74%.
Calls to PSTN underperformed the budget by 1.29 million (37.6%).
Confidential. Not for distribution. For internal use only!

24

All figures are presented in Georgian Lari (GEL) except as indicated
•	Magti Revenue from PSTN decreased by 971.4 thousand (36%) as compared to the budget. Traffic decreased by 55.6% and Price increased by 44.2% as compared to the budget. Distinct subscribers decreased by 55%.

•	Bali Revenue from Calls to PSTN dropped by 176.1 thousand (50.2%). Traffic decreased by 61.9% and Price increased by 30.6% as compared to the budget. Distinct subscribers decreased by 81.3%.

•	MagtiFix Revenue for Q4 of 2009 amounted to 236.6 thousand as compared to budgeted 378.9 thousand (142.3 thousand or 37.6% less). Traffic decreased by 37.6% while Price remained almost the same (0.01% increase). Distinct subscribers decreased by 53%.
Roaming Revenue was less than budget by 726.4 thousand (32.5%).
1.3	Usage Revenue together with SMS based Services declined by 11.6 million (49.3%)
SMS Based Services were 7.2 million (50.7%) less than budget.
•	Average quantity of SMS per Subscriber for Magti during Q4 2009 was 7 SMS less than budgeted. The quantity of SMS for Magti decreased by 33.4 million (30.2%), while the average price for SMS decreased by 32% resulting in 3.35 million GEL decrease (52.6%). -

•	Average quantity of SMS per Subscriber for Bali during Q4 2009 was 1 SMS more than budgeted. The quantity of SMS for Bali reduced by 100 million (21.9%), while the average price for SMS decreased by 34.8% resulting in a 3.76 million GEL decrease (49.1%)

•	Average quantity of SMS per Subscriber for Magtifix during Q4 2009 was 5 SMS less than budgeted. The quantity of SMS reduced by 57.5% (3 million) with the same as budgeted price. Revenue from SMS Services amounted to 57.1 thousand as compared to budgeted 134.2 thousand (57.5% less than forecasted).
Other Usage Revenue accounted to 4.4 million (47.2%) less the budget. All line items underperformed the budget.
•	Internet was less the budget by 2 million (46.5%). 51% of the reduction is attributed to the Magti brand. Internet Usage for Magti increased by 295.3 thousand MBs (6.9%) and the price decreased by 0.25 Gel (59.3%). 38% of the decrease of Internet Revenues is due to Magtifix Brand and is partly caused by decrease of Subscriber base as compared to the budget as well as 250 thousand planned for Magtinet that is not launched yet. 11% of the Internet Revenues reduction took the Bali brand due to usage growth of 5 million MBs and price reduction of 0.21 Gel (63.2%)

•	Content was less than planned by 1.2 million (67.7%). The reduction is attributed to Magti Brand and is caused by 66% price reduction as compared to the plan.

•	Balance 444, Micro Payments and MMS also reduced by 269.3 thousand (65.6%), 136.5 thousand (51.9%), 324.8 thousand (73.2%) respectively as compared to the plan.
1.3	Non-usage revenue underperformed the budget by 3.6 million (32.4%).
•	Service Charges were less than budgeted by 1.26 million (27.3%). Magtifix Service Charges equaled 147.9 thousand in Q4 2009. Bali Service Charges were more than planned by 33.6 thousand (13.6%). The total reduction was due to Magti Brand that decreased by 1.45 million (32.9%) and was present mainly because of less than planned Favorite Number Activations (as starting from September this promotion is no longer free but costs 5 Tetri).

•	The Activation Revenue was 580.3 thousand (28.1%) more than budget for Q4 2009 and amounted to 2.65 million instead of budgeted 2.1 million due to increased Activation Revenues for Magtifix (1 million more). Magti and Bali Activation revenues both decreased by 218.5 thousand (51.7%) and 221 thousand (81%) respectively. During Q4 MagtiCom sold 110.4 thousand (53.3%) less SIM cards
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25

All figures are presented in Georgian Lari (GEL) except as indicated
(including free SIMs) than forecasted (59.5 thousand less for Magti SIMs and 50.8 thousand less SIMs for Bali).
2. Interconnection Revenue was less than budget by 4.4 million (18.9%) and amounted to 18.7 million for Q4 2009.
•	Interconnection Revenue from Mobiles decreased by 1.57 million (13.1%) as compared to budget. Traffic was less the budget by 10.4%

•	Interconnection Revenue from PSTN decreased by 261.1 thousand (9%) as compared to budget. Traffic grew over the budget by 8.7%

•	Interconnection Revenue from International Calls decreased by 2.29 million (32.4%) as compared to budget. Traffic underperformed the budget by 17.5%

•	Interconnection Revenue from Roaming Partners decreased by 255.5 thousand (21.4%) as compared to budget.
3. Other Revenue was 906.2 thousand (119.4%) over the budget.

		Actual 09	Budget 08	Deviation
Cost of Revenue	Ref:	Q4	Q4	A09/B09	% Change
Interconnection Cost		14,093,728	21,950,486	-7,856,758	-35.8%
Cost of Goods Sold		666,738	1,192,634	-525,896-	44.1%
Discounts and allowances		2,714,641	3,608,894	-894,253	-24.8%

Total Cost of Revenue		17,475,106	26,752,014	-9,276,907	-34.7%

Cost of revenue at MagtiCom was 9.28 million (34.7%) less than budget.
•	All line items contributed to this saving including Interconnection Cost (35.8% or 7.9 million decrease), Cost of Goods Sold (44.1% or 525.9 thousand decrease) and Discounts and Allowances (24.8% or 894.3 thousand decrease).
Interconnection costs decreased by 7.9 million (35.8%) to 14.1 million for Q4 2009 from budgeted 22 million.
•	Calls to mobiles — reduced by 5.6 million (37.9%) Traffic reduced by 26.6%.

•	Calls to PSTN — traffic grew by 36.8%. Costs were less by 65.2 thousand GEL (6.5%) in Q4 2009 as compared to the forecast.

•	For international calls the cost decreased by 1.7 million GEL (42.6%). Traffic increased by 26.1%.

•	Cost from Roaming calls — reduced by 495.8 thousand (30.9%)
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26

All figures are presented in Georgian Lari (GEL) except as indicated

		Actual 09	Budget 09	Deviation
Operating Expenses	Ref:	Q4	Q4	A09/B09	% Change
Network Operations		8,966,988	8,481,865	485,123	5.7%
Sales and Marketing		5,571,184	5,890,919	-319,735	-5.4%
General& Administrative		2,794,704	3,356,475	-561,770	-16.7%
Operational Taxes		1,369,564	1,320,962	48,601	3.7%

Total Operating Expenses		18,702,440	19,050,221	-347,781	-1.8%

MagtiCom Operating Expenses for Q4 2009 amounted to 18.7 million GEL that is 1.8% (347.8 thousand) less than budgeted.
•	General and administrative costs were 561.8 thousand (16.7%) less than budget due to careful cost savings in almost all categories.

•	Sales and Marketing costs reduction equaled 319.7 thousand (5.4%) and was present principally due to Advertising and Promotion costs decrease of 265.8 thousand (9%).

•	Network Operations expenses were 485 thousand (5.7%) more than planned.
•	Technical Support increased by 326.9 thousand (19.5%) mainly due to increased Motorola NSP costs (by 258 thousand) as well as costs for Huawei (102 thousand) present in Q4 2009.

•	Other Personnel Expenses were over the budget by 143 thousand mainly due to increased training costs.

•	Network Maintenance increased by 126.8 thousand (5.1%) as compared to the forecast due to increased Leasing, El. Energy and Fuel costs.

•	Total Salaries increased by 2.4% or 73.6 thousand mainly due to more than budgeted salaries in IT Department.

•	Professional Services were less than budgeted by 120.6 thousand (46.9%) mainly due to less than planned O&M services costs. Actual costs for O&M decreased starting form July from 30 thousand USD to 10 thousand USD per month.

•	Channel Lease was less by 52 thousand (5.8%) mainly due to less than budgeted costs for Fiber Optic.
•	Operational Taxes were more than budget by 48.6 thousand (3.7%).
Subscribers:
By the end of December 2009 the number of active Magti Subscribers were 159.6 thousand (15.6%) and Bali Subscribers were 122.7 thousand (22.2%) less than budget. This reflects a general downturn in the market and highly aggressive and sustained sales & price promotions from the competitors.
At the end of December MagtiFix had 170.3 thousand active subscribers which is 12.7% (24.7 thousand
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27

All figures are presented in Georgian Lari (GEL) except as indicated
subs) less than budgeted.
Average revenue per subscriber (“ARPU”)

	Q4 2009	BP Q4 2009	% Change
Magti	19.20	25.26	-23.98%
Bali	10.73	14.32	-25.10%
MagtiFix	9.65	16.04	-39.86%
The material reduction in ARPU and challenging sales & Subscribers base environment reflect a worsening of the general economic situation across the whole of Georgia and continued price discounting by both competitors.
Management Discussion and Analysis of Results of Operations
This Document contains preliminary financial results for MagtiCom which are subject to adjustment.
     MagtiCom highlights for the December 2009 vs. December 2008:
•	Revenues of 30.1 million vs. 33.2 million — decrease of 9.29%

•	EBITDA of 17.8 million vs. 19.5 million — decrease of 8.74%

•	ARPU* of GEL 16.28 vs. Gel 18.47 — reduction of 11.86%
MagtiCom Preliminary Financial Results — December 2009 and December 2008:

	Actual 09	Actual 08	Deviation
In GEL	December	December	A09/A08	% Change
Gross Revenue	30,073,443	33,153,779	-3,080,336	-9.3%
Cost of Revenue	5,910,687	6,632,265	-721,578	-10.9%
OPEX	6,402,442	7,059,422	-656,981	-9.3%
EBITDA	17,760,314	19,462,092	-1,701,777	-8.7%
EBITDA Margin	59.1%	58.7%	0.4%	0.6%
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All figures are presented in Georgian Lari (GEL) except as indicated
Performance Data:

	Actual 09	Actual 08	Deviation
	December	December	A09/A08	% Change
Active subscribers (a)	1,461,393	1,405,277	56,116	4.0%
ARPU (b)*	16.28	18.47	-2.19	-11.86%
Personnel Headcount	991	989	2	0.2%

(a)	MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) receive call 3) Sent SMS

(b)-	Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*	excluding data from Magtifix subscribers

		Actual 09	Actual 08	Deviation
Gross Revenue	Ref:	December	December	A09/A08	% Change
Revenue from Subscribers	1	23,271,447	26,295,503	-3,024,057	-11.5%
Interconnection Revenue	2	6,239,320	6,530,507	-291,188	-4.5%
Other Revenue	3	562,677	327,769	234,908	71.7%

Total Gross Revenue		30,073,443	33,153,779	-3,080,336	-9.3%

MagtiCom Gross Revenue decreased by 3.1 million (9.3%) to 30.1 million for December 2009 as compared to 33.2 million for December 2008 due to decline in Revenue from Subscribers and Interconnection Revenue.
1.	Revenue from Subscribers decreased by 3 million (11.5%) from 26.3 million for December 2008 to 23.3 million for the same period of 2009. The decrease in Revenue from Subscribers is attributed to a decline in:
1.1 Minutes of Usage (MOU) revenue decreased by 2.3 million (11.9%) to 16.8 million for December 2009 as compared to 19.1 million for December 2008. All line items showed worse results than last year.
1.1.1 On-Net Calls
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All figures are presented in Georgian Lari (GEL) except as indicated
The main line item in the MOU revenue reduction was revenue from On-Net Calls which decreased by 1.4 million (14.7%) to 8 million for December 2009 as compared to 9.5 million for the same period 2008.
Magti
Magti brand On Net Calls showed 1.5 million decrease (20.9%) that was due to:
•	The average On-Net price reduction from 0.173 Gel to 0.142 Gel or 17.74% (excluding favorite number)

•	Traffic reduction of 3.8% (excluding favorite number)
In December 2008 the Favorite Number promotion was no longer present. Starting from September 2009 the Favorite Number promotion (which was once again offered in May, 2009) was no longer free but cost 5 Tetri. 0.9% of Total Magti On-Net traffic was generated by this promotion in December.
Including this promotion Magti On Net Traffic decreased by 2.9% and Price decreased by 18.5% (from 0.173 to 0.141 GEL) as compared to figures of December 2008.
The Magti On Net Price Including Corporate Charges was 0.157 Gel for December 2009, what is 15.5% less than 0.186 Gel — the price for December 2008 (Corporate Charges included).
Distinct subscribers for Magti On Net Calls decreased by 6.5% while Average Duration of a Call increased by 7.3%. Call counts were less than last year’s December by 9.5%.
Bali
Bali On-Net revenue decreased by 259.1 thousand (12.1%) over the same period, what is 18% of Total On Net Revenue reduction. This represents a 10.6% traffic decrease in Bali On-Net calls and 1.7% average price decrease for On Net calls.
The Bali On Net Price Including Bali 2 Tetri Activations (Bali 2 Tetri has been changed with Bali 5 Tetri starting from September) was 0.06 Gel for December 2009, what is 6.2% less than 0.064 Gel — the price for December 2008.
Distinct subscribers using On Net Calls increased by 1.1%, Average Duration of a Call decreased by 9.8% and Call Counts decreased by 0.9%.
MagtiFix
On-net revenue for December 2009 amounted to 473.4 thousand, as compared to only 90.6 thousand for December 2008 (Magtifix was launched in June 2008). Traffic grew to 17.4 million minutes from 1.9 million minutes, while price decreased by 41.9% (from 0.05 Gel to 0.03 Gel) for December 2009, as compared to December 2008. From June 2009 Magtifix offered “Favorite Number” Promotion. 33.5% of Total Magtifix On Net traffic was generated by this promotion in December.
Without “Favorite Number” promotion, price decreased by 13% (from 0.05 Gel to 0.04 Gel) while traffic grew by 9.6 million minutes (499%).
Magtifix On Net Price including 10 Gel Bundles for December 2009 was 0.044 Gel, what is 27% less than 0.06 Gel for December 2008.
Distinct Subscribers increased from 31 thousand in December 2008 to 161.3 thousand in December 2009. Average Duration of a Call increased by 52.7%. Call counts were 9.4 million in December this year, as compared to only 1.6 million in the same period last year.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and Roaming Revenues)
Other MOU revenue decreased by 872.5 thousand (9.1%) to 8.7 million for December 2009 as compared to 9.6 million for the same period 2008.
•	Revenue from Calls to other mobile operators decreased by 408.5 thousand (6.5%) driven by the total traffic decrease of 6.6% and total price growth of 0.08%.
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All figures are presented in Georgian Lari (GEL) except as indicated
•	Magti Revenue from Calls to other operators dropped by 673.2 thousand (12.3%). Traffic decreased by 12.2% and price decreased by 0.19% as compared to December 2008. Distinct subscribers decreased by 7% and Average Duration per Call decreased by 2.6%. Call counts decreased by 9.8%.

•	Bali Revenue from Calls to other operators dropped by 72 thousand (10%) Traffic decreased by 10% and price remained almost unchanged as compared to December 2008. Distinct subscribers increased by 7.1%. Average Duration of a Call decreased by 6.7% and Call Counts decreased by 3.5%.

•	MagtiFix Revenue for December 2009 amounted to 437.5 thousand as compared to only 100.8 thousand in December 2008 (Magtifix was introduced to the market in June 2008). Traffic amounted to 1.7 million minutes in December 2009 as compared to only 396.7 thousand minutes in the same period last year, while price remained almost the same. Distinct Subscribers grew from 26.8 thousand to 141.1 thousand. Duration of a Call decreased by 5.9% while Call Counts grew from 375.4 thousand to 1.73 million.
•	Revenue from calls to PSTN operators decreased by 171.7 thousand (18.7%) due to traffic growth of 31.8% and price reduction of 38.3%
•	Magti Revenue from PSTN decreased by 235.9 thousand (28.7%). Traffic decreased by 28.3% and Price decreased by 0.49% as compared to December 2008. Distinct subscribers decreased by 15.4% and Average Duration per Call decreased by 1.6%. Call counts reduced by 27.2%.

•	Bali Revenue from Calls to PSTN dropped by 17.4 thousand (22.6%) Traffic decreased by 22.6% and Price remained almost the same (0.05% growth) as compared to December 2008. Distinct subscribers decreased by 7.9%. Average Duration of a Call decreased by 5% and Call Counts decreased by 18.5%.

•	MagtiFix Revenue for December 2009 amounted to 99 thousand as compared to 17.5 thousand in December last year. Traffic amounted to 2.9 million as compared to 517.2 thousand, while price increase was immaterial (0.05% growth). Distinct Subscribers amounted to 98.2 thousand as compared to only 18.9 thousand last year. Average Duration per Call increased by 2.1%, Call counts grew form 231.6 thousand in December last year to 1.28 million in December this year.
•	International calls decreased by 181.9 thousand (9.9%).
•	Magti Revenue from International calls dropped by 423.2 thousand (24.2%) Distinct subscribers decreased by 19% and Average Duration per Call decreased by 1.8%. Call counts reduced by 17%.

•	Bali Revenue from international calls grew by 3.3 thousand (7.2%) Distinct subscribers increased by 5.4%. Average Duration per Call decreased by 0.5% and Call Counts increased by 7.6%.

•	MagtiFix Revenue for December 2009 amounted to 280.5 thousand as compared to only 42.4 thousand in December 2008 (Magtifix was first offered to the market in June 2008). Distinct Subscribers grew from 9.9 thousand to 51.5 thousand. Average Duration per Call grew by 4.9% while Call Counts increased from 69.4 thousand to 471.6 thousand.
•	Revenue from Roaming decreased by 110.5 thousand (20.4%)
1.2 Usage Revenue
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All figures are presented in Georgian Lari (GEL) except as indicated
1.2.1	SMS Based Services declined by 315.4 thousand (11.5%).
•	The average number of Magti subscribers using SMS services declined by 11.5%; The quantity of SMS for Magti reduced by 2.6 million (9%), while the average price for SMS decreased by 12.5% resulting in a 265.3 thousand GEL decrease (20.4%).

•	The average number of Bali subscribers using SMS services grew by 3.6%; The quantity of SMS for Bali grew by 29.5 million (29.3%), while the average price for SMS decreased by 26.4% resulting in a 70 thousand GEL decrease (4.9%)

•	Magtifix SMS services amounted to 23.9 thousand by December 31, 2009, as compared to only 4 thousand for the same period 2008.
1.2.2	Other Usage Revenue (MMS, Internet, Micro Payments, Balance 444, Content) decreased by 229.8 thousand or 12.2% due to less revenues in almost all categories (except for revenues from Content that increased by 43.9 thousand, 27%)
1.3	Non Usage revenue (Service charges, Subscription fees, Activation Fee, One Time Services) decreased by 204.2 thousand GEL (8%)

•	Service Charges decreased by 247.6 thousand (17.9%). Magtifix Service Charges amounted to 55.5 thousand in December 2009. Bali Service Charges decreased by 148.9 thousand (60.7%) principally due to less Activations of Bali 2 Tetri that became Bali 5 Tetri from September 2009. As compared to December 2008, the revenue from Bali 5 Tetri Activations decreased by 107.3 thousand (81%).

•	Activation Revenue decreased by 57.9 thousand (8%).
•	The increase in Magti Activation Revenue equaled 58.2 thousand and was present due to revenues from BlackBerry this year as compared to last year (81.9 thousand). Magti Sim sales reduced by 16 thousand as compared to last year (including free and 2 Gel Sims).

•	Bali Activation Revenue fell by 47.4 thousand (68%). Bali Sim Sales decreased by 3.1 thousand.

•	Magtifix Activation Revenue also fell by 68.7 thousand (11%)
2.	Interconnection Revenue (on incoming calls) declined by 291.2 thousand (4.5%) from 6.5 million for December 2008 to 6.2 million same period of 2009

•	Interconnection revenue from Mobile calls decreased by 142 thousand (3.9%). Traffic decreased by 1.4%.

•	Revenue from International calls decreased by 244.8 thousand (14.2%). Traffic increased by 8%.

•	PSTN revenue grew by 140.2 thousand (16.1%) while traffic increased by 31.2%.

•	Roaming revenue from Partners decreased by 44.5 thousand or 15.6%.

3.	Other Revenue amounted to 562.7 thousand by December 2009 that is 234.9 thousand more (71.7%) as compared to 327.8 thousand for the same period last year.

		Actual 09	Actual 08	Deviation
Cost of Revenue	Ref:	December	December	A09/A08	% Change
Interconnection Cost		4,696,714	5,058,523	-361,809	-7.2%
Cost of Goods Sold		242,805	353,959	-111,154	-31.4%
Discounts and allowances		971,168	1,219,783	-248,615	-20.4%

Total Cost of Revenue		5,910,687	6,632,265	-721,578	-10.9%

Cost of revenue at MagtiCom decreased by 721.6 thousand (10.9%) to 5.9 million for December
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All figures are presented in Georgian Lari (GEL) except as indicated
2009 as compared to 6.6 million for the same period of 2008.
Interconnection costs decreased by 361.8 thousand (7.2%) to 4.7 million for December 2009 from 5.1 million for the same period of 2008.
•	Calls to mobiles — cost reduced by 186.4 thousand GEL (5.7%). Traffic reduced by 5.7%.

•	Calls to PSTN — the cost grew by 153.6 thousand GEL (87.9%) within December 2009 as compared to December 2008. Traffic increased by 120.5%.

•	For international calls the cost increased by 12.2 thousand GEL (1.6%). Traffic grew by 48.7%.

•	Cost from Roaming calls — reduced by 255.2 thousand (46.1%)
Cost of Goods Sold decreased by 111.2 thousand (31.4%) to 242.8 thousand for December 2009 from 354 thousand for the same period of 2008. The reason for decrease of COS is the lower number of Sim and Scratch cards sold during December 2009 as compared with the same period of 2008.
Discounts and Allowances decreased by 248.6 thousand (20.4%) to 971.2 thousand in December 2009 from 1.2 million for the same period of 2008. The decrease is directly attributable to reduced Commissions for Sim and Scratch cards.

		Actual 09	Actual 08	Deviation
Operating Expenses	Ref:	December	December	A09/A08	% Change
Network Operations		3,056,424	2,432,326	624,097	25.7%
Sales and Marketing		1,945,976	2,489,638	-543,661	-21.8%
General& Administrative		937,311	1,440,475	-503,165	-34.9%
Operational Taxes		462,731	696,983	-234,252	-33.6%

Total Operating Expenses		6,402,442	7,059,422	-656,981	-9.3%

OPEX decreased by 657 thousand (9.3%) to 6.4 million for December 2009 as compared to 7.1 million for the same period 2008.
The increase of Network Operations Expenses of 624 thousand (25.7%) is attributed to
•	Increased costs for Network Maintenance by 286.3 thousand (46.9%) mainly due to El. Energy, Leasing, Fuel and Security costs growth (by 285 thousand).

•	217.9 thousand (41.9%) more costs were present for technical support in December 2009. The main reason for the increase is the presence of T-Net Fee (100 thousand) and HP OpenView Services (37 thousand) in technical support software fees in December 2009 unlike 2008. Another reason for Technical Support growth is the cost for Huawei (102 thousand) present in December this year unlike last year.

•	Total Salaries grew by 67 thousand (6.9%) due to a general salary increase (5 or 10% depending on salary band), from January 1, 2009.

•	Other Personnel Expenses increased by 64.8 thousand mainly due to training costs (62 thousand) in December 2009 unlike December 2008.

•	Costs also increased for Professional Services by 16.9 thousand and decreased for Channel Lease by 21 thousand, 7% (mainly due to reduced costs for Fiber Optic).
Sales & Marketing costs decreased by 543.7 thousand (21.8%) due to decreased Advertising & Promotion costs by 591.3 thousand (37.2%) and reduced Sales Office Maintenance costs by 24.5
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33

All figures are presented in Georgian Lari (GEL) except as indicated
thousand (45.4%) This cost reduction was partially offset by increased Total Salaries of 60 thousand (7%).
General & Administrative costs decreased by 503.2 thousand Gel (34.9%) and Operational Taxes reduced by 234.3 thousand (33.6%).
Subscribers:
The number of mobile subscribers decreased by 81.6 thousand (5.9%) as of the end of December 2009 vs. December last year reducing to 1.29 million (excluding MagtiFix figures). This reflects changes in market share as the competitive environment becomes more aggressive.
MagtiFix subscribers reached 170.3 thousand for the end of December 2009 and further increases in its fixed subscriber base are anticipated.
Average revenue per subscriber (“ARPU”) decreased by 11.86% (excl. Magtifix) for December 2009 as compared to December 2008.

	December	December
	2009	2008	% Change
Magti	19.1	22.0	-12.90%
Bali	10.2	11.3	-9.71%
MagtiFix	10.0	9.7	2.41%
The material reduction in ARPU and challenging Sales & Subscriber environment reflect a worsening of the general economic situation across the whole of Georgia and continued price discounting.
Analysis of Results of Operations and Budget comparison
This Document contains preliminary financial results for MagtiCom which are subject to adjustment.
MagtiCom highlights for the December 2009 vs. December 2009 Budget:
•	Revenues of 30.1 million vs. 48.8 million — 38.38% less than plan

•	EBITDA of 17.8 million vs. 32.7 million — 45.73% less than plan

•	ARPU* of GEL 16.28 vs. Gel 23.30 — 30.15% less than plan
MagtiCom Preliminary Financial Results and comparison with budget— December 2009:

	Actual 09	Budget 09	Deviation
In GEL	December	December	A09/B09	% Change
Gross Revenue	30,073,443	48,807,542	-18,734,099	-38.4%
Cost of Revenue	5,910,687	9,724,129	-3,813,441	-39.2%
OPEX	6,402,442	6,359,508	42,933	0.7%
EBITDA	17,760,314	32,723,905	-14,963,591	-45.7%
EBITDA Margin	59.1%	67.0%	-8.0%	-11.9%
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All figures are presented in Georgian Lari (GEL) except as indicated
Performance Data:

	Actual 09	Budget 09	Deviation
	December	December	A09/B09	% Change
Active subscribers (a)	1,461,393	1,768,429	-307,036	-17.4%
ARPU (b)*	16.28	23.30	-7.03	-30.15%
Personnel Headcount	991	1 028	-37	-3.6%

(a)	MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) received call, 3) Sent SMS

(b)	– Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*	excluding data from Magtifix subscribers

		Actual 09	Budget 09	Deviation
Gross Revenue	Ref:	December	December	A09/B09	% Change
Revenue from Subscribers	1	23,271,447	40,364,075	-17,092,628	-42.3%
Interconnection Revenue	2	6,239,320	8,190,467	-1,951,148	-23.8%
Other Revenue	3	562,677	253 000	309,677	122.4%

Total Gross Revenue		30,073,443	48,807,542	-18,734,099	-38.4%

MagtiCom Gross Revenue accounted to 30.1 million GEL as compared to 48.8 million GEL that is 18.7 million (38.4%) less than plan for December 2009. Almost all main revenue generation streams underperformed the forecast.
Main driving sources of the revenue generation were as follows:
1.	Revenue from Subscribers was 17.1 million (42.3%) less than budget. All line items underperformed the budget. MOU revenue was 10.7 million (38.9%) less than plan. Usage Revenue together with Revenue from SMS-Based Services was 4.6 million (53%) less than plan. Non-usage revenue was 1.8 million (43%) less than plan.
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All figures are presented in Georgian Lari (GEL) except as indicated
1.1 MOU revenue was 10.7 million (38.9%) less than budget during December 2009.
All line items underperformed the budget including On Net Calls with 4.6 million (36.3%) less than budget, Calls to Mobiles (3.8 million or 39.5% less than planned), PSTN (510.8 thousand or 40.7% less than forecasted), International calls (1.4 million or 46.1% less than budget) and Roaming Revenue (326.3 thousand or 43.2% less than planned).
1.1.1 On-Net Calls
On Net Calls were 4.6 million (36.3%) less than forecasted during December 2009.
Magti
Magti brand On-Net Calls (3.1 million or 34.9% decrease) took 67% of total On Net Revenue decrease. Excluding Favorite Number Promotion that commenced on May 18, 2009, On-Net price grew by 57% (from 0.09 Gel to 0.142 Gel) accompanied by a traffic reduction of 59%. Starting from September this promotion was no longer free and cost 5 Tetri.
Including Favorite Number promotion On-Net price increased by 55% (from 0.09 Gel to 0.141 Gel) and traffic decreased by 58%.
Distinct subscribers for Magti On Net Calls decreased by 25%.
The Magti On Net Price with Corporate Charges and Favorite Number Charges was 0.156 Gel for December 2009, what is 57% more than budgeted price of 0.10 Gel.
Bali
Bali On-Net revenue decreased by 1.5 million (44.4%) that is 32% of total On Net Revenue decrease. Traffic decreased by 64% and price increased by 54.5%. Distinct Subscribers using On Net Calls decreased by 32.7%.
The Bali On Net Price including Bali 2 Tetri Activation Charges (Bali 2 Tetri was changed by Bali 5 Tetri starting from September, 2009) was 0.06 Gel for December 2009, what is 56.6% more than budgeted price of 0.04 Gel.
MagtiFix
On-net revenue for December 2009 amounted to 473.4 thousand as compared to 500 thousand (5.3% decrease). The traffic increased by 4.1% and price reduced by 9% as compared to the forecast.
Without “Favorite Number” promotion price increased by 37% (from 0.03 Gel to 0.04 Gel) while traffic decreased by 30.7%.
The MagtiFix On Net Price including 10 Gel Bundles and Favorite Number Charges for December 2009 was 0.030 Gel what is 1.5% more than budgeted price.
Distinct Subscribers decreased by 17.3% as compared to the budget.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and Roaming Revenues)
Revenue from Mobile Calls is less than budgeted by 3.8 million (39.5%). Total traffic was less than budgeted by 38.5%. Total price was less by 1.52%.
•	Magti Revenue from Mobile calls underperformed the budget by 2.9 million (37.5%), that is 75% of total Revenue from Mobile calls decrease. Traffic decreased by 37.6% and Price increased by 0.15% as compared to the budget. Distinct subscribers decreased by 28%.

•	Bali Revenue from Calls to Mobiles dropped by 724 thousand (52.9%), that is 19% of total Revenue from Mobile calls decrease. Traffic decreased by 46.6% and Price decreased by
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36

All figures are presented in Georgian Lari (GEL) except as indicated
11.8% as compared to the budget. Distinct subscribers decreased by 55.5%.

•	MagtiFix Revenue for December 2009 amounted to 437.5 thousand as compared to budgeted 670.8 thousand (34.8% less). Traffic decreased by 34.8%, while price remained almost the same (0.03% decrease). Distinct Subscribers were less than forecasted by 27.6%.
Revenue from International Calls is less than budget by 1.4 million or 46%, 87% due to Magti brand.
•	Magti Revenue from International calls underperformed the budget by 1.2 million (48.3%). Distinct subscribers decreased by 78%.

•	Bali Revenue from International Calls decreased by 32.7 thousand (39.5%). Distinct subscribers decreased by 97%.

•	MagtiFix Revenue for December 2009 amounted to 280.5 thousand as compared to budgeted 429.7 thousand (34.7% decrease). Distinct subscribers decreased by 73.6%.
Calls to PSTN were less the budget by 510.8 thousand (40.7%).
•	Magti Revenue from PSTN decreased by 399.3 thousand (40.5%). Traffic decreased by 59.2% and Price increased by 46% as compared to the budget. Distinct subscribers decreased by 55%.

•	Bali Revenue from Calls to PSTN dropped by 70.6 thousand (54.2%) Traffic decreased by 64.9% and Price increased by 30.6% as compared to the budget. Distinct subscribers decreased by 81%.

•	MagtiFix Revenue for December 2009 amounted to 99 thousand as compared to budgeted 139.9 thousand (29.2% less). Traffic decreased by 29.2% and price change was immaterial. Distinct subscribers decreased by 49.6%.
Roaming Revenue was less than budget by 326.3 thousand (43.2%).
1.2 Usage Revenue together with SMS based Services declined by 4.6 million (53%)
SMS Based Services were 2.8 million (53.8%) less than budget.
•	Quantity of SMS per Subscriber for Magti in December 2009 was 9 SMS less than budgeted. Total quantity of SMS for Magti reduced by 14.4 million (35.3%), while the average price for SMS decreased by 31.9% resulting in 1.3 million GEL decrease (56%).

•	Quantity of SMS per Subscriber for Bali during December 2009 was 5 SMS less than budgeted. Total quantity of SMS for Bali reduced by 39.8 million (23.4%), while the average price for SMS decreased by 37.4% resulting in a 1.48 million GEL decrease (52.1%)

•	Quantity of SMS per Subscriber for Magtifix during December 2009 was 4 SMS less than budgeted. Total quantity of SMS for Magtifix reduced by 1 million (51.9%), while the average price for SMS remained the same. SMS services amounted to 23.9 thousand as compared to budgeted 49.6 thousand (51.9% less).
Other Usage Revenue accounted to 1.8 million (51.8%) less than budget. All line items underperformed the budget.
•	Internet was less than budget by 881.4 thousand (54.6%). 48% of this decrease was due to Magti Brand that reduced by 419.3 thousand (61.8%). This reduction was due to Internet usage reduction by 128.9 thousand MBs (8.1%) and price reduction by 0.25 GEL (58.4%) as compared to the budget. 33% of the Internet revenues decrease was due to Magtifix brand and was partly caused by budgeted Magtinet Revenues that were not actually received as Magtinet is not launched yet, as well as reduced subscriber base as compared to the budget. 19% of the
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37

All figures are presented in Georgian Lari (GEL) except as indicated
Internet revenues decrease was due to Bali brand and was caused by Bali Internet usage growth by 1.88 million (128%) MBs alongside the price reduction by 0.24 GEL (71.2%).

•	Content was less than budget by 453.9 thousand (68.7%) totaly due to Magti brand and was mainly caused by price reduction of 67% as compared to the plan.

•	Balance 444 also reduced as compared to the budget by 104.9 thousand (69.3%), Micro payments was less by 53.7 thousand (55.4%) and MMS was less than forecasted by 126.2 thousand (76.7%).
1.2 Non-usage revenue underperformed the budget by 1.77 million (43%).
•	Service Charges were less than forecasted by 576.8 thousand (33.7%) totaly due to Magti Brand and was mainly caused by less Favorite Number Activations (as this promotion is no longer free but costs 5 Tetri).

•	Activation Revenue was less than forecasted by 88.4 thousand (11.7%). Magti and Bali Activation Revenues were less than forecasted by 72 thousand (44.2%) and 87.2 thousand (79.6%) respectively mainly due to less than budgeted Sim sales. During December 2009 MagtiCom sold 42.1 thousand (51.7%) less SIM cards (including free Sims) than forecasted (23.2 thousand less Sims for Magti and 19 thousand less Sims for Bali). Magtifix Activation Revenue grew by 70.9 thousand (14.7%)
2. Interconnection Revenue was less than budget by 1.95 million (23.8%) and amounted to 6.2 million for December 2009.
•	Interconnection Revenue from Mobiles decreased by 742.5 thousand (17.5%) as compared to budget. Traffic decreased by 14%

•	Interconnection Revenue from PSTN decreased by 17.1 thousand (1.7%) as compared to budget. Traffic increased by 19.3%

•	Interconnection Revenue from International Calls decreased by 1 million (41%) as compared to budget. Traffic decreased by 25.8%

•	Interconnection Revenue from Roaming Partners decreased by 158.2 thousand (39.7%) as compared to budget.
3. Other Revenue was 309.7 thousand over the budget.

		Actual 09	Budget 08	Deviation
Cost of Revenue	Ref:	December	December	A09/B09	% Change

Interconnection Cost		4,696,714	8,029,851	-3,333,137	-41.5%
Cost of Goods Sold		242,805	427,688	-184,883	-43.2%
Discounts and allowances		971,168	1,266,590	-295,422	-23.3%

Total Cost of Revenue		5,910,687	9,724,129	-3,813,441	-39.2%

Cost of revenue at MagtiCom was 3.8 million (39.2%) less than budget.
•	All line items contributed to this saving including Interconnection Cost (41.5% or 3.3 million decrease), Cost of Goods Sold (43.2% or 184.9 thousand decrease) and Discount and Allowances (23.3% or 295.4 thousand decrease).
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38

All figures are presented in Georgian Lari (GEL) except as indicated
Interconnection costs decreased by 3.3 million (41.5%) to 4.7 million for December 2009 from budgeted 8 million.
•	Calls to mobiles — reduced by 2.4 million (43.5%). Traffic reduced by 32.6%.

•	Calls to PSTN — traffic increased by 29.7%. Costs were 40.6 thousand GEL (11%) less within December 2009 as compared to the forecast.

•	For International Calls the cost decreased by 682.4 thousand GEL (47.2%). Traffic increased by 18.9%.

•	Cost from Roaming calls — reduced by 240.7 thousand (44.6%)

		Actual 09	Budget 09	Deviation
Operating Expenses	Ref:	December	December	A09/B09	% Change

Network Operations		3,056,424	2,852,144	204,279	7.2%
Sales and Marketing		1,945,976	1,965,740	-19,763	-1.0%
General & Administrative		937,311	1,081,533	-144,223	-13.3%
Operational Taxes		462,731	460,091	2,640	0.6%

Total Operating Expenses		6,402,442	6,359,508	42,933	0.7%

MagtiCom Operating Expenses for December 2009 amounted to 6.4 million GEL that is 0.7% (42.9 thousand) more than budgeted.
The growth of OPEX is principally attributable to increased cost for Network Operations by 204.3 thousand (7.2%). This increase is due to:
•	Technical Support growth by 179.9 thousand (32.3%) mainly due to increased Motorola NSP costs (by 87 thousand) as well as costs for Huawei (102 thousand) present in December 2009.

•	Network Maintenance increased by 55.8 thousand (6.6%) as compared to the forecast due to increased Leasing, El. Energy and Fuel costs.

•	Total Salaries increased by 3.2% or 31.9 thousand mainly due to more than budgeted salaries in IT Department.

•	Professional Services were less than budgeted by 68.9 thousand (80.3%) mainly due to less than planned O&M services costs. Actual costs for O&M decreased starting form July from 30 thousand USD to 10 thousand USD per month.

•	Channel Lease was less by 31.8 thousand (10.3%) mainly due to less than budgeted costs for Fiber Optic.
•	Sales & Marketing costs reduced by 19.8 thousand (1%), General and Administrative costs also decreased by 144.2 thousand (13.3%) and Operational Taxes grew by 2.6 thousand (0.6%).
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39

All figures are presented in Georgian Lari (GEL) except as indicated
Subscribers:
By the end of December 2009 the number of Magti active Subscribers were 159.6 thousand (15.6%) and Bali Subscribers were 122.7 thousand (22.2%) less than budget. This reflects a general downturn in the market and highly aggressive and sustained sales & price promotions from the competitors.
At the end of December MagtiFix had 170,285 active subscribers which is 12.7% (24,715 subs) less than budgeted.
Average revenue per subscriber (“ARPU”)

	December	BP December
	2009	2009	% Change
Magti	19.1	27.4	-30.27%
Bali	10.2	15.7	-34.74%
MagtiFix	10.0	16.0	-37.82%
The material reduction in ARPU and challenging sales & Subscribers base environment reflect a worsening of the general economic situation across the whole of Georgia and continued price discounting by both competitors.
Management Discussion and Analysis of Results of Operations
This Document contains preliminary financial results for MagtiCom which are subject to adjustment.
     MagtiCom highlights for the December 2009 vs. November 2009:
•	Revenues of 30.1 million vs. 29.3 million — increase of 2.48%

•	EBITDA of 17.8 million vs. 17.5 million — increase of 1.3%

•	ARPU* of GEL 16.28 vs. Gel 15.93 — increase of 2.17%
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40

All figures are presented in Georgian Lari (GEL) except as indicated
MagtiCom Preliminary Financial Results — December 2009 and November 2009:

	Actual 09	Actual 09	Deviation
In GEL	December	November	Dec09/Nov09	% Change
Gross Revenue	30,073,443	29,345,937	727,506	2.5%
Cost of Revenue	5,910,687	5,592,219	318,468	5.7%
OPEX	6,402,442	6,221,656	180,786	2.9%
EBITDA	17,760,314	17,532,063	228,252	1.3%
EBITDA Margin	59.1%	59.7%	-0.7%	-1.1%
Performance Data:

	Actual 09	Actual 09	Deviation
	December	November	Dec09/Nov09	% Change
Active subscribers (a)	1,461,393	1,434,249	27,144	1.9%
ARPU (b)*	16.28	15.93	0.35	2.2%
Personnel Headcount	991	992	-1	-0.1%

(a)	MagtiCom considers a subscriber to be “active” if that subscriber undertook one of the following activity within the prior 30 days: 1) made call, 2) receive call 3) Sent SMS

(b)-	Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

*	excluding data from Magtifix subscribers

		Actual 09	Actual 09	Deviation
Gross Revenue	Ref:	December	November	Dec09/Nov09	% Change

Revenue from Subscribers	1	23,271,447	22,804,501	466,945	2.0%
Interconnection Revenue	2	6,239,320	5,984,639	254,681	4.3%
Other Revenue	3	562,677	556,797	5,880	1.1%

Total Gross Revenue		30,073,443	29,345,937	727,506	2.5%

MagtiCom Gross Revenue increased by 727.5 thousand (2.5%) to 30.1 million for December 2009 as compared to 29.3 million for November 2009, due to increase in all line items.
1. Revenue from Subscribers increased by 466.9 thousand (2%) from 22.8 million for November 2009
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41

All figures are presented in Georgian Lari (GEL) except as indicated
to 23.3 million for December 2009. The increase of Revenue from Subscribers is attributed to the growth of:
1.1 Minutes of Usage (MOU) revenue increased by 638.6 thousand (3.9%) to 16.8 million in December 2009 as compared to 16.2 million for November 2009.
1.1.1 On-Net Calls
All line items except for Roaming Revenue (decrease of 90.6 thousand or 17.4%) showed better results than last month. The main line items in the MOU revenue growth were revenue from On Net Calls and Mobile Calls. Revenue from On Net Calls increased by 301.3 thousand (3.8%) to 8.1 million for December 2009 as compared to 7.8 million for November 2009.
Magti
201.3 thousand (3.6%) increase, 67% of total On Net Calls revenue growth, was related to the Magti brand On-Net Calls. The increase was due to:
•	Price reduction of 3.5% from 0.147 Gel in November, 2009 to 0.142 Gel in December, 2009. (excl. Favorite Number)

•	Traffic growth of 7.4% (excl. Favorite Number)
Starting from September Favorite Number Promotion was no longer free but cost 5 Tetri. In December 0.9% of total Magti on Net traffic was generated by this single promotion as compared to 1.4% generated in November.
Taking into account this promotion
•	The average On-Net price decreased from 0.145 Gel to 0.141 Gel or by 3%

•	Traffic increased by 6.8%
The Magti On Net Price Including Favorite Number Charges and Corporate Charges was 0.156 Gel for December 2009, what is 3.2% less than 0.161 Gel for November 2009.
Distinct subscribers for Magti On Net Calls increased by 0.9% while Average Duration of a Call increased by 1%. Call counts were more than last month by 5.8%.
Bali
Bali On-Net revenue increased by 32.6 thousand (1.8%) over the same period, what is 11% of total On Net Calls revenue growth. This represents a 4% traffic decrease for Bali On-Net with price increase of 6% (form 0.056 Gel to 0.059 Gel).
Distinct subscribers using On Net Calls increased by 2.9% while Average Duration of a Call decreased by 7.7%. Call counts were more than last month by 4%.
The Bali On Net Price including Bali 5 Tetri Activation Fee was 0.06 Gel for December 2009 what is 5.9% more than the price of last month (0.057 Gel).
MagtiFix
On-net revenue for December 2009 amounted to 473.4 thousand as compared to 406 thousand for November 2009 (16.6% increase). Traffic increased by 26.3%, while price decreased by 7.7% for December 2009, as compared to November 2009. Favorite Number for Magtifix was offered in June 2009. In December 33.5% of Total Magtifix On Net traffic was generated by this promotion, while the same share equaled 34.1% in November.
Without “Favorite Number” promotion, price decreased by 8.6% while traffic increased by 27.5%.
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42

All figures are presented in Georgian Lari (GEL) except as indicated
Magtifix On Net Price including 10 Gel Bundles and Favorite Number Charges for December 2009 was 0.030 Gel, what is 7.9% less than 0.033 Gel for November 2009.
Distinct Subscribers increased by 7.8%, Average Duration of a Call increased by 1.3%, Call counts grew by 24.7%.
1.1.2 Other MOU Revenue (calls to other Mobile operators, PSTN, International and Roaming Revenues)
Other MOU revenue increased by 337.3 thousand (4%) to 8.7 million for December 2009 as compared to 8.4 million for November 2009.
•	Revenue from Calls to other Mobile Operators increased by 305.5 thousand (5.5%) due to traffic growth of 5.6% and price reduction of 0.1%.
•	Magti Revenue from Calls to other operators increased by 223.6 thousand (4.9%). Traffic increased by 5.1% and Price decreased by 0.2% as compared to November 2009. Distinct subscribers increased by 0.9% and Average Duration per Call increased by 0.7%. Call counts increased by 4.3%.

•	Bali Revenue from Calls to other operators was more than last month by 34.6 thousand (5.7%). Traffic increased by 5.7% and Price remained unchanged as compared to November 2009. Distinct subscribers increased by 5.1%. Average Duration per Call increased by 0.2%. Call counts increased by 5.4%.

•	MagtiFix Revenue from Calls to other operators was higher than last month by 47.2 thousand (12%). Traffic increased by 12.1% and Price remained the same as compared to November 2009. Distinct subscribers increased by 8.9%. The reduction of Average Duration per Call equaled 1%. Call counts increased by 13.3%.
•	Revenue from calls to PSTN operators increased by 58 thousand (8.4%) due to traffic growth of 13.6% and price reduction of 4.5%.
•	Magti Revenue from PSTN increased by 37 thousand (6.8%). Traffic increased by 6.5% and Price increased by 0.3% as compared to last month. Distinct subscribers increased by 2% and Average Duration per Call increased by 0.7%. Call counts grew by 5.7%.

•	Bali Revenue from Calls to PSTN increased by 3.6 thousand Gel (6.5%). Traffic increased by 6.4% and price change was not material. Distinct subscribers increased by 5.1%. Average Duration per Call increased by 0.3%. Call counts grew by 6.2%.

•	MagtiFix Revenue from PSTN grew by 17.3 thousand (21.1%). Traffic increased by 21% and price change was immaterial. Distinct subscribers increased by 10.4% and Average Duration per Call decreased by 2.3%. Call counts grew by 24%.
•	International calls increased by 64.4 thousand GEL (4%).
•	Magti Revenue from International calls increased by 38.2 thousand (3%) Distinct subscribers increased by 3.3% and Average Duration per Call decreased by 0.5%. Call counts increased by 5.3%.

•	Bali Revenue from international calls increased by 3.9 thousand (8.5%). Distinct subscribers increased by 3.8%. Average Duration per Call increased by 3.9% and Call Counts grew by 5.7%.

•	MagtiFix Revenue from International calls grew by 22.3 thousand (8.7%) Distinct subscribers increased by 7.1% and Average Duration per Call decreased by 2.5%. Call counts increased by
Confidential. Not for distribution. For internal use only!

43

All figures are presented in Georgian Lari (GEL) except as indicated
14%.
•	Revenue from Roaming decreased by 90.6 thousand (17.4%) as compared to last month.
1.2 Usage Revenue
     1.2.1 SMS Based Services increased by 141.4 thousand (6.2%).
•	The average number of Magti subscribers using SMS services increased by 2.5%. The quantity of SMS for Magti increased by 1.3 million (5.2%), while the average price for SMS remained almost the same (increase of 0.06%) resulting in a 51.4 thousand GEL increase (5.2%).

•	The average number of Bali subscribers using SMS services increased by 4.8%. The quantity of SMS for Bali increased by 17.3 million (15.3%), while the average price for SMS decreased by 7.4% resulting in a 86 thousand GEL growth (6.7%)

•	The average number of Magtifix subscribers using SMS services increased by 3.9%. The quantity of SMS for Magtifix increased by 158.2 thousand (20.3%), while the average price for SMS remained almost the same as last month. Revenue from SMS Services for Magtifix grew by 4 thousand Gel (20.3%) as compared to last month.
     1.2.2 Other Usage Revenue (MMS, Internet, Micro Payments, Balance 444, Content) increased by 37.7 thousand or 2.3%.
1.3 Non Usage revenue (Service charges, Subscription fees, Activation Fee, One Time Services) decreased by 350.7 thousand GEL (13%)
•	Service Charges increased by 30.1 thousand (2.7%).

•	Activation Revenue decreased by 421.1 thousand (38.7%).
•	Magti Activation Revenue decreased by 10.2 thousand (10.1%) due to decreased revenue from Blackberry phones sold in December as compared to November (reduction of 14% or 13.4 thousand). The quantity of Sim sales (including Free and 2 Gel Sims) increased by 4.4 thousand Sims what is 40.5% more as compared to last month.

•	Bali Activation Revenue was 5.1 thousand Gel (29.3%) more than in November. The quantity of Sims sold (including Free and 2 Gel Sims) grew by 6.5 thousand (36%) as compared to last month.

•	Magti Fix Activation Revenue decreased by 415.9 thousand (42.9%) as compared to November due to 69% less Magtifix phones sold as compared to last month.
10.9 thousand more Sims (38%) were sold in December 2009 as compared to November 2009 in total.
2. Interconnection Revenue (on incoming calls) increased by 254.7 thousand (4.3%) from 6 million for November 2009 to 6.2 million for December 2009.
•	Interconnection revenue from Mobile calls increased by 210.6 thousand (6.4%). Traffic increased by 7%.

•	Revenue from International calls decreased by 100.9 thousand (6.4%). Traffic decreased by 3.6%

•	PSTN revenue increased by 216.2 thousand (27.2%) while traffic increased by 29.5%.

•	Roaming revenue from Partners decreased by 71.2 thousand or 22.9%.
3. Other Revenue amounted to 562.7 thousand by December 2009 that is 5.9 thousand more (1.1%) as compared to 556.8 thousand for last month.
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44

All figures are presented in Georgian Lari (GEL) except as indicated

		Actual 09	Actual 09	Deviation
Cost of Revenue	Ref:	December	November	Dec09/Nov09	% Change
Interconnection Cost		4,696,714	4,549,127	147,587	3.2%
Cost of Goods Sold		242,805	201,012	41,793	20.8%
Discounts and allowances		971,168	842,080	129,088	15.3%

Total Cost of Revenue		5,910,687	5,592,219	318,468	5.7%

Cost of revenue at MagtiCom increased by 318.5 thousand (5.7%) to 5.9 million for December 2009 as compared to 5.6 million for November 2009.
Interconnection costs grew by 147.6 thousand (3.2%).
•	Calls to mobiles —cost increased by 153.5 thousand GEL (5.2%). Traffic increased by 5.2%.

•	Calls to PSTN — traffic grew by 6.8%. Costs increased by 21.3 thousand GEL (6.9%) in December as compared to November.

•	For international calls the cost increased by 22.3 thousand GEL (3%). Traffic increased by 5.9%.

•	Cost from Roaming calls — decreased by 83 thousand (21.7%)
Cost of Goods Sold grew by 41.8 thousand (20.8%) due to more Sim and Scratch cards sold as compared to last month.
Discounts and Allowances increased by 129.1 thousand (15.3%) to 971.2 thousand for December 2009 from 842.1 thousand for November 2009 due to increased commissions from Sim and Scratch cards as compared to last month.
Confidential. Not for distribution. For internal use only!

45

All figures are presented in Georgian Lari (GEL) except as indicated

		Actual 09	Actual 09	Deviation	%
Operating Expenses	Ref:	December	November	Dec09/Nov09	Change
Network Operations		3,056,424	3,079,324	-22,900	-0.7%
Sales and Marketing		1,945,976	1,804,192	141,785	7.9%
General & Administrative		937,311	908,177	29,134	3.2%
Operational Taxes		462,731	429,963	32,768	7.6%

Total Operating Expenses		6,402,442	6,221,656	180,786	2.9%

OPEX increased by 180.8 thousand (2.9%) to 6.4 million for December 2009 as compared to 6.2 million for November 2009.
•	Sales and Marketing costs increased by 141.8 thousand (7.9%) mainly due to increased Advertising and Promotion costs by 159.9 thousand (19%).

•	General and Administrative costs increased by 29 thousand (3.2%) and Operational Taxes grew by 32.8 thousand (7.6%)

•	Network Operations costs decreased by 22.9 thousand (0.7%) due to reduction in all line items except for Technical Support (growth of 109.2 thousand, 17.4% due to Huawei costs present in December unlike November), Total Salaries (growth of 19 thousand, 1.9%) and Channel Lease (growth of 564 GEL, 0.2%)
Subscribers:
The number of mobile subscribers increased by 15.8 thousand (1.2%) for the end of December 2009 vs. November 2009 and reached 1.29 million (excluding MagtiFix figures).
MagtiFix subscribers reached 170.3 thousand (7.2% more than last month) by the end of December 2009.
MagtiCom anticipates further increases in its fixed subscriber base as it continues to penetrate the market; however, the mobile market is now mature and presents greater challenges to subscriber growth.
Average revenue per subscriber (“ARPU”) increased by 2.17% (excl. Magtifix) for December 2009 as compared to November 2009.

	December	November
	2009	2009	% Change
Magti	19.1	18.6	2.7%
Bali	10.2	10.5	-2.1%
MagtiFix	10.0	9.5	4.8%
The material reduction in ARPU and challenging Sales & Subscriber environment reflect a worsening of the general economic situation across the whole of Georgia and continued price discounting.
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46

Exhibit E
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
FIVE YEAR BUSINESS PLAN OF
MAGTICOM

Assumptions

Main Assumptions		Comments

Macroeconomic Indicators
Inflation 2009	3.01%	Statistics Georgia
Inflation 2010	2.99%	IMF forecast
Inflation 2011-2015	5.01%
Real GDP growth 2009	-4.00%
Real GDP growth 2010	2.00%	IMF forecast
Real GDP growth 2011	4.00%
Real GDP growth 2012-2015	5.00%
Nominal GDP growth 2009	5.00%
Corporate income tax rate 2009-2015	15.00%
Telecommunications regulation tax 2009-2015	0.50%
Telecommunications equipment depreciation rate (for tax purposes)	20.00%
Population 2009, m	4.39
Population growth 2009-2015 CAGR	0.32%	Assumed historical CAGR 2005-2008
Exchange rate GEL/USD 2009	1.73	2010 - 1.73
Average Currency inflation 2010-2015 vis a vis USD	2.69%
Households in Georgia, m (2008 est.)	1.02
Households growth 2008-2015 CAGR	0.32%	Assumed historical CAGR 2005-2008 of population growth

DCF
EBITDA Exit Multiple, 2015	0.00
Cost of Capital	0.00%

Magti Mobile
Magti ARPU growth in 2010	0.00%
Magti ARPU growth in 2011	0.00%
Magti ARPU growth in 2012	0.00%
Magti ARPU in 2013-2015 (stabilization) CAGR	-3.00%

Magti Mobile CapEx as % of gross revenue 2010-2015	8.00%
Net operations expense minimum annual Growth 2010-2015	0.00%	Assumes net expenses could not decrease in GEL
G&A expense minimum annual Growth 2009-2015	0.00%	Assumes net expenses could not decrease in GEL
Mobile penetration rate in 2015	150.00%
Mobile growth slowdown CAGR	-10.00%
Magticom Subscriber Market share 2015	42.00%
Interconnection Revenue % of Gross Revenue (2005-2009 average)	21.01%	Assumed historical average 2005-2009
Other Revenue % of Gross CAGR increase 2009-2015	0.00%
Interconnection Expense as % of Interconnection Revenue Average	73.37%	Assumed historical average 2005-2009
Sim Cards expense as % of Gross Revenue (2005-2009 average)	0%	Assumed historical average 2005-2009
Scratch cards expense per subscriber revenue decline CAGR	-11.89%	Assumed historical CAGR 2005-2009
Roaming Expense as % of Subscriber Revenue Average	1.71%	Assumed historical average 2005-2009
Commissions Scratch Cards as % of subscriber revenue Average	4.03%	Assumed historical average 2006-2009
Commissions Sim Cards per gross revenue average (2006-2009 average)	0.25%	Assumed historical average 2006-2009
Net operations expense as % of Gross Revenue (2005-2009 average)	7.05%	Assumed historical average 2005-2009
Sales & Marketing Expense per subscriber CAGR (2005-2009)	2.00%	Assumed historical CAGR 2005-2009
G&A Expense as % of Gross Revenue CAGR decrease	-0.01%	Assumed historical CAGR 2005-2009
Other Tax — % of Gross Revenue (2005-2009 average)		Assumed historical average 2005-2009
Property Tax — % of PP&E to Gross Revenue (2005-2009 average)	1.11%	Assumed historical average 2005-2009

Magti Fix
Magtifix subscribers addition 2010, m	0.23
Magtifix subscribers addition 2011-2015 slowdown %	40%
Magtifix ARPU change CAGR 2010-2015	0.00%
Magtifix activation fee 2009-2015, GEL	21.19	Current activation fee
Magtifix cost of customer premises equipment, USD	31.00	Magtifix Supplier’s price in 2009
Magtifix networks operations expense as % of Gross Revenue	5.00%
Magtifix G&A expense as % of Gross Revenue	2.00%
Commissions for re-sellers	4.00%
Magtifix share of new subscriber additions	80.00%
Magtifix revenue from interconnection % of subscriber revenue	10.00%
Magtifix interconnection cost % of Gross revnue	25.00%

Main Assumptions		Comments

Magti Net
Household broadband penetration rate in 2015	15.00%
Consumer market broadband ARPU growth, 2009-2015	-5.00%
Mobile Broadband Penetration Rate, 2015	20.00%
MagtiNet share of new household subscriber addition 2010-2015	50.00%
MagtiNet corporate market share 2015	50.00%
MagtiNet mobile broadband market share, 2009-2015	50.00%
Corporate market, % of total broadband data services market 2009-2015	30.00%
% of retail (household) ADSL installations vs. total ADSL installations, 2009	90.00%
Mobile EVDO installation fee, GEL	131.36
Mobile EVDO modem cost, USD	59.00	Magtifix Supplier’s price in 2009
Cost of international data exchange as % of Gross Revenue	30.00%
Network operations expense as % of Gross Revenue	5.00%
G&A expense as % of Gross Revenue	2.00%
Commissions for re-sellers	4.00%
Mobile Broadband ARPU, 2009	40.00
Mobile Broadband ARPU growth, 2010-2015	-5.00%

Magti Net CapEx as % of total revenue 2010-2015, spread equally in 2010-2015	8%
Magti TV
Cable DTV ARPU, GEL	20.00
Cable HDTV ARPU, GEL	40.00
MagtiTV HDTV subscribers, 2015	90.00%
MagtiTV household subscribers % of MagtiNet household subs	100.00%
MagtiTV programming expense	25.00%
Network operations expense as % of Gross Revenue	5.00%
G&A expense as % of Gross Revenue	2.00%
Commissions for re-sellers	4.00%
MagtiTV cost of customer premises equipment, USD	100.00

Magti TV CapEx as % of revenue 2011-2015	1.00%

Blackberry
Success rate of blackberry deployment in interested magticom subscribers, 2015	50.00%
ARPU increase with Blackberry, GEL	25.00
Blackberry -interested magticom subscriber, % of total	10.00%
Blackberry license fee per subscriber, USD	7.0000
Network operations expense as % of Gross Revenue	5.00%
G&A expense as % of Gross Revenue	2.00%

Magti Bank
Penetration, 2015	50.00%
Number of transactions per month	5.00
Transaction fee, GEL	1.00
Average transaction size, GEL	10.00
Network operations expense as % of Gross Revenue	5.00%
G&A expense as % of Gross Revenue	2.00%
Banking service commissions	5.00%
Funds transfer need, % of personal budget 2010-2015	50.00%

8-10 International Access & 44
Revenue Slowdown CAGR 2010-2015	15%

Mobile Market development and Magticom market share

Market Development	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Mobile Subscribers, EOY	0.92	1.33	1.88	2.50	3.00	2.98	3.76	4.46	5.11	5.69	6.22	6.71
Penetration	21%	31%	43%	57%	69%	68%	85%	101%	115%	128%	140%	150.00%

Magticom Subscribers, EOY	0.53	0.73	0.97	1.27	1.37	1.29	1.62	1.92	2.18	2.42	2.63	2.82
Magticom Market Share, EOY	57%	55%	52%	51%	46%	43%	43.1%	42.9%	42.7%	42.4%	42.2%	42.00%
Magti mobile revenues vis a vis GDP

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Magti mobile revenues		274.79	315.32	362.01	409.77	327.26	355.02	431.33	499.64	543.92	579.03	606.24
GDP		11,621	13,790	16,994	19,070	18,858	19,810	21,635	23,850	26,297	28,996	31,971
%		2.36%	2.29%	2.13%	2.15%	1.74%	1.79%	1.99%	2.09%	2.07%	2.00%	1.90%

Consolidated Business Lines, in GEL, m

	2009	2010	2011	2012	2013	2014	2015
GDP	18,858	19,810	21,635	23,850	26,297	28,996	31,971

All Revenues	1.88%	2.25%	2.73%	3.02%	3.12%	3.13%	3.08%
Magticom	1.74%	1.79%	1.99%	2.09%	2.07%	2.00%	1.90%
Magtifix	0.09%	0.21%	0.30%	0.33%	0.33%	0.31%	0.29%
Magtinet	0.03%	0.20%	0.38%	0.52%	0.62%	0.70%	0.75%
MagtiTV	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

MagtiBank	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Blackberry	0.00%	0.02%	0.04%	0.07%	0.09%	0.11%	0.13%

	58.28%	59.34%	61.09%	61.57%	61.36%	61.10%	60.80%
Revenues	354.0	445.3	590.7	720.7	820.7	907.5	983.5
Magticom	327.3	355.0	431.3	499.6	543.9	579.0	606.2
Magtifix	17.0	42.6	64.9	78.4	86.4	91.2	94.1
Magtinet	6.4	40.1	81.7	123.7	164.0	202.5	239.2
MagtiTV	0.0	0.0	0.0	0.0	0.0	0.0	0.0
8-10 & 44 Index	3.2	3.6	3.1	2.6	2.2	1.9	1.6
MagtiBank	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Blackberry	0.2	4.1	9.6	16.3	24.2	32.8	42.3
Net Income	163.7	137.9	220.9	291.4	341.6	383.0	417.2
Magticom	152.2	113.3	163.4	204.1	228.1	246.0	258.9
Magtifix	8.1	6.4	19.9	28.8	34.7	38.5	41.1
Magtinet	2.7	17.4	36.5	55.7	73.9	91.1	107.3
MagtiTV	(0.4)	(1.6)	(2.9)	(2.8)	(2.4)	(1.7)	(0.6)
8-10 & 44 Index	1.2	1.3	1.1	0.9	0.8	0.7	0.6
MagtiBank	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Blackberry	(0.0)	1.2	2.8	4.6	6.5	8.4	10.0
EBITDA	207.8	253.2	348.8	430.2	488.2	536.2	576.2
Magticom	190.7	210.7	263.5	307.6	333.7	353.8	368.6
Magtifix	11.2	14.1	31.8	42.4	48.8	52.4	54.5
Magtinet	4.4	25.2	49.1	72.7	94.9	115.8	135.4
MagtiTV	0.0	0.0	(0.4)	0.6	1.9	3.3	5.0
8-10 & 44 Index	1.5	1.7	1.5	1.2	1.0	0.9	0.8
MagtiBank	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Blackberry	(0.0)	1.5	3.4	5.6	7.8	10.0	12.0
CAPEX	130.1	58.8	57.7	58.7	59.5	60.7	61.8
Magticom	73.4	28.4	34.5	40.0	43.5	46.3	48.5
Magtifix	25.9	18.8	11.6	7.2	4.4	2.7	1.7
Magtinet	19.5	11.4	11.4	11.4	11.4	11.4	11.4
MagtiTV	7.5	0.0	0.0	0.0	0.0	0.0	0.0
8-10 & 44 Index	3.3	0.0	0.0	0.0	0.0	0.0	0.0
MagtiBank
Blackberry	0.5	0.2	0.2	0.2	0.2	0.2	0.2
FCF	48.3	167.9	251.4	319.0	367.7	407.9	440.4
Magticom	89.6	160.2	199.5	230.7	249.4	264.1	274.1
Magtifix	(15.8)	(5.8)	16.7	30.2	38.3	42.9	45.5
Magtinet	(15.4)	10.8	31.3	51.5	70.5	88.4	105.1
MagtiTV	(7.4)	0.2	0.0	1.1	2.2	3.6	5.1
8-10 & 44 Index	(2.0)	1.3	1.1	0.9	0.8	0.7	0.6
MagtiBank	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Blackberry	(0.5)	1.1	2.7	4.6	6.5	8.3	10.0

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
GDP of Georgia, Nominal	9,824	11,621	13,790	16,994	19,070	18,858	19,810	21,635	23,850	26,297	28,996	31,971
GDP of Georgia, Real growth		9.6%	9.4%	12.3%	2.1%	(4.0%)	2.0%	4.0%	5.0%	5.0%	5.0%	5.0%
GDP of Georgia Nominal Growth		18.3%	18.7%	23.2%	12.2%	(1.1%)	5.0%	9.2%	10.2%	10.3%	10.3%	10.3%
Inflation		8.7%	9.3%	10.9%	10.1%	3.0%	3.0%	5.0%	5.0%	5.0%	5.0%	5.0%

GDP per Capita, nominal		2,689	3,133	3,867	4,352	4,300	4,503	4,902	5,386	5,920	6,506	7,151
GDP per Capita, $						2,486	2,564	2,711	2,900	3,101	3,306	3,525
Population, m	4.3	4.3	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.5	4.5
Households		1.01	1.02	1.02	1.02	1.03	1.03	1.03	1.04	1.04	1.04	1.05
GEL/USD Exchange rate		1.81	1.78	1.67	1.48	1.73	1.76	1.81	1.86	1.91	1.97	2.03
Republic of Georgia Inflation

Country				2007	2008	2009	2010	2011	2012	2013	2014	2015
Georgia Consumer Prices				160.663	169.577	174.682	179.904	188.918	198.344	208.282	218.719
Georgia % Change				11.0%	5.55%	3.01%	2.99%	5.01%	4.99%	5.01%	5.01%	5.01%

United States Consumer Prices				121.007	121.823	123.727	125.541	128.122	131.021	133.941	136.526
United States % Change				4.1%	0.67%	1.56%	1.47%	2.06%	2.26%	2.23%	1.93%	1.93%

Spread (Georgia vs. United States)				6.86%	4.87%	1.45%	1.52%	2.95%	2.73%	2.78%	3.08%	3.08%

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Magti Subscribers, m	0.73	0.97	1.27	1.37	1.2900	1.62	1.92	2.18	2.42	2.63	2.82
Subscriber ARPU, GEL	28.34	24.27	21.20	20.68	15.9996	16.00	16.00	16.00	15.52	15.05	14.60
REVENUE FROM SUBSCRIBERS	213.80	246.66	284.47	327.85	255.6159	279.36	339.41	393.15	428.00	455.62	477.03
% of Gross Revenue	77.8%	78.2%	78.6%	80.0%	0.7811	78.7%	78.7%	78.7%	78.7%	78.7%	78.7%
INTERCONNECTION REVENUE	60.09	67.39	75.87	79.01	70.6697	74.61	90.64	105.00	114.30	121.68	127.40
% of Gross Revenue	21.9%	21.9%	21.4%	21.0%	0.2159	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
OTHER REVENUE	0.89	1.28	1.67	2.92	0.9768	1.06	1.29	1.49	1.62	1.73	1.81
% of Gross Revenue	0.3%	0.4%	0.5%	0.7%	0.0030	0.3%	0.3%	0.3%	0.3%	0.3%	0.3%
GROSS REVENUE	274.79	315.32	362.01	409.77	327.2624	355.02	431.33	499.64	543.92	579.03	606.24
GROSS REVENUE as % of GDP	2.36%	2.29%	2.13%	2.15%	0.0174	1.79%	1.99%	2.09%	2.07%	2.00%	1.90%

INTERCONNECTION EXPENSE	43.27	49.99	56.76	57.65	49.20	54.74	66.50	77.03	83.86	89.27	93.47
% of Gross Revenue	15.7%	15.9%	15.7%	14.1%	15.0%	15.4%	15.4%	15.4%	15.4%	15.4%	15.4%

COST OF GOODS (sim cards, scratch cards, etc.)	4.72	4.25	4.58	4.22	2.63	3.16	3.54	3.80	3.84	3.82	3.74
Cost of Goods as % of Gross Revenue	1.72%	1.35%	1.27%	1.03%	0.80%	0.89%	0.82%	0.76%	0.71%	0.66%	0.62%

ROAMING EXPENSE	3.14	3.46	4.81	5.95	5.63	4.79	5.82	6.74	7.34	7.81	8.18
Roaming Exp as % of Gross Revenue	1.14%	1.10%	1.33%	1.45%	1.72%	1.35%	1.35%	1.35%	1.35%	1.35%	1.35%

COST OF REVENUE	51.12	57.70	66.15	67.82	57.47	62.69	75.86	87.57	95.04	100.90	105.39
Cost of Revenue as % of Gross Revenue	18.60%	18.30%	18.27%	16.55%	17.56%	17.66%	17.59%	17.53%	17.47%	17.43%	17.38%

Discounts & Allowances	9.99	11.43	12.73	14.11	10.20	12.15	14.76	17.10	18.62	19.82	20.75
Discounts & Allowances as % of Gross Revenue	3.63%	3.62%	3.52%	3.44%	3.12%	3.42%	3.42%	3.42%	3.42%	3.42%	3.42%

NET REVENUE	213.68	246.20	283.14	327.85	259.60	280.18	340.71	394.96	430.26	458.30	480.10
Net Revenue Margin	77.76%	78.08%	78.21%	80.01%	79.32%	78.92%	78.99%	79.05%	79.10%	79.15%	79.19%

NETWORK OPERATIONS	13.79	21.60	24.19	28.02	32.26	32.26	32.26	35.22	38.34	40.82	42.74
Network Ops as % of Gross Rev	5.02%	6.85%	6.68%	6.84%	9.86%	9.09%	7.48%	7.05%	7.05%	7.05%	7.05%

SALES & MARKETING	8.37	12.12	17.33	22.07	19.18	21.38	26.50	31.31	35.85	40.13	44.18
Sales & Marketing as % of Gross Rev	3.05%	3.84%	4.79%	5.39%	5.86%	6.02%	6.14%	6.27%	6.59%	6.93%	7.29%

GENERAL & ADMINISTRATIVE	8.89	10.75	10.96	12.18	10.59	11.48	13.95	16.16	17.59	18.72	19.60
G&A as % of Gross Rev	3.24%	3.41%	3.03%	2.97%	3.24%	3.23%	3.23%	3.23%	3.23%	3.23%	3.23%

OPERATING TAXES	4.34	5.39	5.23	4.67	6.84	4.40	4.49	4.64	4.76	4.88	4.99
Operating Taxes as % of Gross Rev	1.58%	1.71%	1.44%	1.14%	2.09%	1.24%	1.04%	0.93%	0.87%	0.84%	0.82%

OPERATING EXPENSES	35.39	49.86	57.71	66.95	68.87	69.53	77.20	87.34	96.54	104.54	111.51
Operating Expense as % of Gross Rev	12.88%	15.81%	15.94%	16.34%	21.04%	19.58%	17.90%	17.48%	17.75%	18.06%	18.39%

EBITDA	178.29	196.33	225.43	260.89	190.729	210.65	263.51	307.63	333.73	353.76	368.59
EBITDA Margin	64.88%	62.26%	62.27%	63.67%	58.28%	59.34%	61.09%	61.57%	61.36%	61.10%	60.80%

Depreciation	23.80	35.00	49.10	46.03	16.91	62.08	55.96	52.21	50.12	49.08	48.74
Amortization	5.20	4.50	8.51	8.51	15.284	15.28	15.28	15.28	15.28	15.28	15.28
Interest Income & Non operational gain/loss	0.11	1.20	5.10	4.78	13.6870	0.00	0.00	0.00	0.00	0.00	0.00
NET TAXABLE INCOME	149.40	158.03	172.91	211.13	172.2185	133.29	192.27	240.13	268.33	289.40	304.56
Net Taxable Income as % of Gross Revenue	54.37%	50.12%	47.76%	51.52%	52.62%	37.54%	44.58%	48.06%	49.33%	49.98%	50.24%

Corporate Income Tax	25.60	31.00	34.58	32.06	20.04	19.99	28.84	36.02	40.25	43.41	45.68
Corporate Income Tax as % of Gross Revenue	9.32%	9.83%	9.55%	7.82%	6.12%	5.63%	6.69%	7.21%	7.40%	7.50%	7.54%

NET INCOME	123.80	127.03	138.33	179.06	152.1808	113.30	163.43	204.11	228.08	245.99	258.88
Net Income Margin	45.05%	40.29%	38.21%	43.70%	46.50%	31.91%	37.89%	40.85%	41.93%	42.48%	42.70%

Add Depreciation + Amortization	152.80	166.53	195.94	233.61	184.38	190.66	234.67	271.61	293.48	310.35	322.91
Less Change in Working Capital					21.47	2.07	0.61	0.95	0.54	-0.03	0.29
Less CapEx					73.35	28.40	34.51	39.97	43.51	46.32	48.50
Free Cash Flow					89.55	160.19	199.55	230.69	249.43	264.05	274.12
% of Gross Revenue					27.36%	45.12%	46.26%	46.17%	45.86%	45.60%	45.22%

Magti Mobile	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015

PP&E	261.64	351.67	418.52	495.86	569.21	597.62	632.12	672.09	715.61	761.93	810.43
Less Accumulated Depreciation	(125.97)	(160.97)	(210.07)	(256.10)	(273.01)	(335.09)	(391.05)	(443.26)	(493.38)	(542.46)	(591.20)
Net PP&E	135.67	190.70	208.46	239.76	296.20	262.52	241.08	228.83	222.23	219.47	219.23

Intangible Assets	55.24	99.82	114.73	114.73	154.90	154.90	154.90	154.90	154.90	154.90	154.90
Less Accumulated Amortization	(6.96)	(11.46)	(19.98)	(28.49)	(43.78)	(59.06)	(74.34)	(89.63)	(104.91)	(120.19)	(135.48)
Net Intangible Assets	48.28	88.36	94.75	86.23	111.12	95.84	80.56	65.27	49.99	34.70	19.42

New CapEx		134.61	81.76	77.34	73.35	28.40	34.51	39.97	43.51	46.32	48.50
PP&E		90.03	66.85	77.34	33.18	28.40	34.51	39.97	43.51	46.32	48.50
Intangible Assets		44.58	14.91	—	40.17	—	—	—	—	—	—

Depreciation	(23.80)	(35.00)	(49.10)	(46.03)	(16.91)	(62.08)	(55.96)	(52.21)	(50.12)	(49.08)	(48.74)
Amortization	(5.20)	(4.50)	(8.51)	(8.51)	(15.28)	(15.28)	(15.28)	(15.28)	(15.28)	(15.28)	(15.28)

Magti Fix	2009	2010	2011	2012	2013	2014	2015
PP&E	25.94	44.72	56.33	63.48	67.89	70.62	72.31
Less Accumulated Depreciation	(2.01)	(8.68)	(17.05)	(25.62)	(33.63)	(40.76)	(46.90)
Net PP&E	23.93	36.05	39.28	37.86	34.26	29.86	25.41

New CapEx
PP&E	25.94	18.78	11.60	7.15	4.41	2.73	1.69

Depreciation	(2.01)	(6.66)	(8.37)	(8.57)	(8.01)	(7.12)	(6.14)

Magti Net	2009	2010	2011	2012	2013	2014	2015
PP&E	19.46	30.81	42.16	53.51	64.86	76.21	87.56
Less Accumulated Depreciation	(1.30)	(6.06)	-12.15	-19.29	-27.27	-35.92	-45.11

Net PP&E	18.16	24.75	30.01	34.23	37.60	40.29	42.45
New CapEx
PP&E	19.46	11.35	11.35	11.35	11.35	11.35	11.35

Depreciation	(1.30)	(4.77)	-6.08	-7.14	-7.98	-8.65	-9.19

Magti TV	2009	2010	2011	2012	2013	2014	2015
PP&E	7.5	7.54	7.58	7.63	7.67	7.71	7.75
Less Accumulated Depreciation	-0.46	-1.88	-3.01	-3.93	-4.67	-5.28	-5.77
Net PP&E	7.04	5.67	4.57	3.69	2.99	2.43	1.98

New CapEx
PP&E	7.50	0.04	0.04	0.04	0.04	0.04	0.04

Depreciation	-0.46	-1.41	-1.14	-0.92	-0.74	-0.60	-0.49

Blackberry	2009	2010	2011	2012	2013	2014	2015
PP&E	0.50	0.72	0.93	1.15	1.36	1.58	1.79
Less Accumulated Depreciation	-0.03	-0.15	-0.28	-0.43	-0.60	-0.77	-0.95
Net PP&E	0.47	0.57	0.65	0.71	0.77	0.81	0.84

New CapEx
PP&E	0.50	0.22	0.22	0.22	0.22	0.22	0.22

Depreciation	-0.03	-0.12	-0.14	-0.15	-0.16	-0.17	-0.18

8-10 & 44	2009	2010	2011	2012	2013	2014	2015
PP&E	3.33	3.33	3.33	3.33	3.33	3.33	3.33
Less Accumulated Depreciation	0.00	-0.67	-1.20	-1.63	-1.97	-2.24	-2.46
Net PP&E	3.33	2.67	2.13	1.71	1.37	1.09	0.87

New CapEx
PP&E	3.33

Depreciation	0.00	-0.67	-0.53	-0.43	-0.34	-0.27	-0.22

Market Development	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Mobile Subscribers, EOY	0.92	1.33	1.88	2.50	3.00	2.98	3.76	4.46	5.11	5.69	6.22	6.71
Penetration	21%	31%	43%	57%	69%	68%	85%	101%	115%	128%	140%	150%
Magticom Market Share	57.4%	54.5%	51.6%	50.7%	45.7%	43.4%	43.1%	42.9%	42.7%	42.4%	42.2%	42.0%

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Magticom ARPU		28.34	24.27	21.20	20.68	16.00	16.00	16.00	16.00	15.52	15.05	14.60
Magticom Interconnect revenue per sub		7.96	6.63	5.65	4.98	4.42	4.27	4.27	4.27	4.14	4.02	3.90
Magticom Other revenue per sub		0.12	0.13	0.12	0.18	0.06	0.06	0.06	0.06	0.06	0.06	0.06
Magticom revenue per sub		31.50	27.17	23.77	24.88	20.48	20.33	20.33	20.33	19.72	19.13	18.56

EOY Subscribers	0.53	0.73	0.97	1.27	1.37	1.29	1.62	1.92	2.18	2.42	2.63	2.82
Average Subscribers		0.63	0.85	1.12	1.32	1.33	1.46	1.77	2.05	2.30	2.52	2.72

Revenue from Subs		213.80	246.66	284.47	327.85	255.62	279.36	339.41	393.15	428.00	455.62	477.03
Interconnection Revenue		60.09	67.39	75.87	79.01	70.67	74.61	90.64	105.00	114.30	121.68	127.40
Other Revenue		0.89	1.28	1.67	2.92	0.98	1.06	1.29	1.49	1.62	1.73	1.81
Gross Revenue		274.79	315.32	362.01	409.77	327.26	355.02	431.33	499.64	543.92	579.03	606.24

Revenue from Subs %		77.81%	78.22%	78.58%	80.01%	78.11%	78.69%	78.69%	78.69%	78.69%	78.69%	78.69%
Interconnection Revenue %		21.87%	21.37%	20.96%	19.28%	21.59%	21.01%	21.01%	21.01%	21.01%	21.01%	21.01%
Other Revenue %		0.33%	0.41%	0.46%	0.71%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%
Gross Revenue %		100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Assumptions

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Interconnection Expense	43.27	49.99	56.76	57.65	49.20	54.74	66.50	77.03	83.86	89.27	93.47
as % of Interconnection Revenue	72.00%	74.18%	74.81%	72.96%	69.63%	73.37%	73.37%	73.37%	73.37%	73.37%	73.37%

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Sim Cards	1.17	1.11	1.29	1.08	0.49	1.10	1.33	1.54	1.68	1.79	1.87
Sim Cards expense per gross revenue	0.42%	0.35%	0.36%	0.26%	0.15%	0.31%	0.31%	0.31%	0.31%	0.31%	0.31%
Scratch Cards	3.55	3.14	3.30	3.14	2.14	2.06	2.21	2.25	2.16	2.03	1.87
Scratch Cards expense per gross revenue	1.66%	1.27%	1.16%	0.96%	0.84%	0.74%	0.65%	0.57%	0.51%	0.45%	0.39%
COST OF GOODS	4.72	4.25	4.58	4.22	2.63	3.16	3.54	3.80	3.84	3.82	3.74

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
ROAMING EXPENSE	3.14	3.46	4.81	5.95	5.63	4.79	5.82	6.74	7.34	7.81	8.18
Roaming Exp as % of Subscriber Revenue	1.47%	1.40%	1.69%	1.82%	2.20%	1.71%	1.71%	1.71%	1.71%	1.71%	1.71%

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Commissions Scratch Cards	8.84	10.25	11.55	13.26	9.91	11.27	13.69	15.86	17.27	18.38	19.25
as % of subscriber revenue	4.14%	4.15%	4.06%	4.04%	3.88%	4.03%	4.03%	4.03%	4.03%	4.03%	4.03%
Commissions Sim Cards	1.15	1.18	1.17	0.85	0.29	0.88	1.07	1.24	1.35	1.44	1.50
Commissions Sim Cards per gross revenue	0.42%	0.37%	0.32%	0.21%	0.09%	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Discounts and Allowances	9.99	11.43	12.73	14.11	10.20	12.15	14.76	17.10	18.62	19.82	20.75

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Network Operations Expense (greater of two forecasts)	13.79	21.60	24.19	28.02	32.26	32.26	32.26	35.22	38.34	40.82	42.74
Network Operations Expense forecast (as % annual growth)						32.26	32.26	32.26	35.22	38.34	40.82
Network Operations Expense forecast (as % of Gross Revenue)						25.03	30.41	35.22	38.34	40.82	42.74
as % of Gross Revenue	5.02%	6.85%	6.68%	6.84%	9.86%	9.09%	7.48%	7.05%	7.05%	7.05%	7.05%

Sales & Marketing Expense	8.37	12.12	17.33	22.07	19.18	21.38	26.50	31.31	35.85	40.13	44.18
Sales & Marketing Expense per subscriber	13.31	14.31	15.49	16.71	14.41	14.70	14.99	15.29	15.60	15.91	16.23

G&A Expense (greater of two forecasts)	8.89	10.75	10.96	12.18	10.59	11.48	13.95	16.16	17.59	18.72	19.60
G&A Expense forecast (at 0% annual growth)						10.58738998	11.48	13.95	16.16	17.59	18.72
G&A Expense forecast (as % of Gross Revenue)						11.48441653	13.95	16.16	17.59	18.72	19.60
G&A Expense model as % of Gross Revenue	3.24%	3.41%	3.03%	2.97%	3.24%	3.23%	3.23%	3.23%	3.23%	3.23%	3.23%
G&A Expense as % of Gross Revenue forecast	3.24%	3.41%	3.03%	2.97%	3.24%	3.23%	3.23%	3.23%	3.23%	3.23%	3.23%

Operational Taxes	4.34	5.39	5.23	4.67	6.84	4.40	4.49	4.64	4.76	4.88	4.99
Other Taxes	0.48	0.64	0.11	0.17	1.47	0.00	0.00	0.00	0.00	0.00	0.00
Other Taxes as % of Gross Revenue	0.17%	0.20%	0.03%	0.04%	0.45%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Property Tax	1.52	2.05	2.05	2.44	3.92	2.90	2.67	2.53	2.46	2.43	2.42
Property Tax as % of PP&E	1.12%	1.08%	0.99%	1.02%	1.32%	1.11%	1.11%	1.11%	1.11%	1.11%	1.11%
Regulation Tax	2.34	2.70	3.07	2.06	1.45	1.50	1.82	2.11	2.30	2.45	2.56

	Actual	Actual	Actual	Actual	Estimation
	EOY 2005	EOY 2006	EOY 2007	EOY 2008	EOY 2009	EOY 2010	EOY 2011	EOY 2012	EOY 2013	EOY 2014	EOY 2015
Cash & Cash Equivalent	74.91	58.37	89.96	214.34	40.92	201.11	400.66	631.35	880.78	1144.83	1418.95

Subscribers	1.84	2.03	3.77	5.48
Interconnection	2.94	3.38	4.75	3.97
Dealers	0.08	0.03	0.00	0.00
Past-Due Accounts	2.23	0.52	2.13	4.00
Accounts Receivable	7.08	5.95	10.65	13.45	15.83	17.30	21.01	24.34	26.50	28.21	29.53

Suppliers	2.77	1.77	6.38	6.80
Pre-Paid Taxes	0.04	1.33	1.64	0.85
Pre-Paid VAT	0.00	0.00	0.00	0.00
Prepayments	2.82	3.10	8.02	7.65	16.41	6.36	7.72	8.94	9.74	10.37	10.85

Inventory	1.06	1.81	0.94	2.45	3.44	2.17	2.66	3.50	3.97	3.89	4.14
Loans to Affiliates	0.00	3.77	0.00	0.00
Accrued Interest on Loans to Affiliates	0.00	0.12	0.00	0.00
Misc	0.54	1.66	3.24	6.50		0.00	0.00	0.00	0.00	0.00	0.00
Other Current Assets	1.60	7.37	4.18	8.95	3.44	2.17	2.66	3.50	3.97	3.89	4.14

Total Current Assets	86.40	74.78	112.81	244.40	76.60	226.93	432.06	668.14	920.99	1187.30	1463.48

PP&E	261.64	351.67	418.52	495.86	569.21	597.62	632.12	672.09	715.61	761.93	810.43
Less Accumulated Depreciation	-125.97	-160.97	-210.07	-256.10	(273.01)	-335.09	-391.05	-443.26	-493.38	-542.46	-591.20
Net PP&E	135.67	190.70	208.46	239.76	296.20	262.52	241.08	228.83	222.23	219.47	219.23

Intangible Assets (Licenses)	55.24	99.82	114.73	114.73	154.90	154.90	154.90	154.90	154.90	154.90	154.90
Less Accumulated Amortization	-6.96	-11.46	-19.98	-28.49	(43.78)	-59.06	-74.34	-89.63	-104.91	-120.19	-135.48
Net Intangible Assets (Licenses)	48.28	88.36	94.75	86.23	111.12	95.84	80.56	65.27	49.99	34.70	19.42

Total Assets	270.35	353.84	416.01	570.39	483.92	585.30	753.69	962.25	1193.20	1441.48	1702.13

Liabilities

Suppliers	2.96	22.96	14.70	23.14	20.97
Interconnection	1.03	0.00	0.00	0.00
VAT	1.43	0.45	1.13	2.04
Accounts Payable	5.43	23.41	15.83	25.18	20.97	8.12	9.86	11.43	12.44	13.24	13.86

Corporate Income Tax Payable	3.00	6.32	3.82	0.00
Deposits	0.81	1.03	1.04	1.07		0.00	0.00	0.00	0.00	0.00	0.00
Prepaid Revenue	8.43	8.75	12.25	13.19	13.71	14.98	18.20	21.08	22.95	24.43	25.58
Accrued Payroll	2.76	0.61	0.86	0.90	1.07	1.07	1.07	1.07	1.07	1.07	1.07
License Payable	19.48	5.82	0.10	0.00
Other Tax Payables	0.00	0.00	0.31	0.16	1.24	1.24	1.24	1.24	1.24	1.24	1.24
Misc	0.33	1.26	0.00	0.00	0.35
Other Current Payables	34.81	23.79	18.39	15.32	16.36	17.29	20.51	23.39	25.26	26.74	27.89

Total Current Liabilities	40.24	47.20	34.22	40.50	37.33	25.41	30.37	34.82	37.70	39.98	41.75

Other Liabilities	0.00	0.00	0.00	0.00
Long Term Debt	0.00	0.00	0.00	0.00
Total L/T Liabilities	0.00	0.00	0.00	0.00		0.00	0.00	0.00	0.00	0.00	0.00

Paid-in Capital	6.30	6.30	6.30	6.30	6.30
Net Retained Earnings	223.81	300.35	375.49	523.59	460.70
Net Owner’s Equity	230.11	306.65	381.79	529.89	446.59	559.89	723.32	927.43	1155.51	1401.49	1660.37

Change in Working Capital					8.79	2.07	0.61	0.95	0.54	-0.03	0.29

	2009	2010	2011	2012	2013	2014	2015
MagtiFix Subscribers, m	0.170	0.400	0.538	0.621	0.671	0.701	0.719
Subscriber ARPU, GEL	10.01	10.01	10.01	10.01	10.01	10.01	10.01
REVENUE FROM SUBSCRIBERS	10.00	34.28	56.38	69.65	77.60	82.38	85.24
% of Gross Revenue	58.8%	80.5%	86.8%	88.9%	89.8%	90.3%	90.5%
INTERCONNECTION REVENUE	2.77	3.43	5.64	6.96	7.76	8.24	8.52
% of Gross Revenue	16.3%	8.1%	8.7%	8.9%	9.0%	9.0%	9.1%
OTHER REVENUE	4.24	4.87	2.92	1.75	1.05	0.63	0.38
% of Gross Revenue	24.9%	11.4%	4.5%	2.2%	1.2%	0.7%	0.4%
GROSS REVENUE	17.01	42.58	64.95	78.36	86.42	91.25	94.14

INTERCONNECTION EXPENSE	1.91	8.57	14.10	17.41	19.40	20.59	21.31
% of Gross Revenue	11.2%	20.1%	21.7%	22.2%	22.5%	22.6%	22.6%

COST OF GOODS (scratch cards, etc.)	0.08	12.52	7.74	4.77	2.94	1.82	1.12
Cost of Goods as % of Gross Revenue	0.49%	29.41%	11.91%	6.08%	3.40%	1.99%	1.19%

COST OF REVENUE	2.00	21.09	21.83	22.18	22.34	22.41	22.43
Cost of Revenue as % of Gross Revenue	11.73%	49.53%	33.61%	28.30%	25.85%	24.56%	23.83%

Discounts & Allowances	0.40	1.70	2.60	3.13	3.46	3.65	3.77
Discounts & Allowances as % of Gross Revenue	2.35%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

NET REVENUE	14.61	19.79	40.52	53.05	60.62	65.18	67.94
Net Revenue Margin	85.92%	46.47%	62.39%	67.70%	70.15%	71.44%	72.17%

NETWORK OPERATIONS	1.82	2.13	3.25	3.92	4.32	4.56	4.71
Network Ops as % of Gross Rev	10.68%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

SALES & MARKETING	1.00	2.50	3.91	4.81	5.42	6.01	6.52
Sales & Marketing as % of Gross Rev	5.86%	5.86%	6.02%	6.14%	6.27%	6.59%	6.93%

GENERAL & ADMINISTRATIVE	0.55	0.85	1.30	1.57	1.73	1.82	1.88
G&A as % of Gross Rev	3.24%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%

OPERATING TAXES	0.08	0.17	0.25	0.30	0.34	0.35	0.36
Operating Taxes as % of Gross Rev	0.47%	0.40%	0.39%	0.39%	0.39%	0.39%	0.39%

OPERATING EXPENSES	3.44	5.65	8.71	10.60	11.80	12.75	13.48
Operating Expense as % of Gross Rev	20.25%	13.26%	13.41%	13.53%	13.65%	13.98%	14.32%

EBITDA	11.17	14.14	31.80	42.45	48.82	52.43	54.46
EBITDA Margin	65.68%	33.20%	48.97%	54.16%	56.49%	57.46%	57.85%

Depreciation	2.01	6.66	8.37	8.57	8.01	7.12	6.14
Amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Interest Income	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NET TAXABLE INCOME	9.16	7.48	23.43	33.87	40.80	45.30	48.32
Net Taxable Income as % of Gross Revenue	53.84%	17.56%	36.08%	43.23%	47.22%	49.65%	51.33%

Corporate Income Tax	1.07	1.12	3.52	5.08	6.12	6.80	7.25
Corporate Income Tax as % of Gross Revenue	6.26%	2.63%	5.41%	6.48%	7.08%	7.45%	7.70%

NET INCOME	8.09	6.35	19.92	28.79	34.68	38.51	41.07
Net Income Margin	47.58%	14.92%	30.67%	36.74%	40.14%	42.20%	43.63%

Add Depreciation + Amortization	10.11	13.02	28.29	37.36	42.70	45.63	47.22
Less Change in Working Capital	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Less CapEx	25.94	18.78	11.60	7.15	4.41	2.73	1.69
Free Cash Flow	-15.83	-5.77	16.69	30.21	38.29	42.91	45.53
% of Gross Revenue	-93.09%	-13.54%	25.69%	38.55%	44.31%	47.02%	48.36%

Market of Fixed Telephones

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Fixed Telephony Subscribers, m	0.54	0.55	0.56	0.62	0.80	1.09	1.26	1.36	1.43	1.46	1.48
Household Penetration Rate	53.71%	54.40%	54.51%	60.39%	77.90%	105.56%	121.91%	131.50%	137.05%	140.18%	141.86%
New Subscribers, m					0.18	0.29	0.17	0.10	0.06	0.04	0.02

MagtiFix Subscribers, end of year				0.025	0.170	0.400	0.538	0.621	0.671	0.701	0.719
Subscriber Addition					0.145	0.230	0.138	0.083	0.050	0.030	0.018
Average Magtifix subscribers					0.0977	0.2854	0.469	0.580	0.646	0.686	0.710
Magtifix ARPU					10.01	10.01	10.01	10.01	10.01	10.01	10.01

	2009	2010	2011	2012	2013	2014	2015
MagtiNet Household Broadband Subscribers, m	0.000	0.000	0.005	0.010	0.015	0.020	0.025
MagtiNet Household Broadband Subscriber ARPU, GEL	41.86	39.77	37.78	35.89	34.10	32.39	30.77
MagtiNet Household Broadband Subscriber Revenue	—	—	1.13	3.24	5.14	6.86	8.41
MagtiNet Mobile Broadband Subscribers, m	0.009	0.073	0.147	0.221	0.296	0.371	0.447
MagtiNet Mobile Broadband Subscriber ARPU, GEL	40.00	38.00	36.10	34.30	32.58	30.95	29.40
MagtiNet Mobile Broadband Subscriber Revenue	0.42	18.71	47.75	75.83	101.17	123.97	144.40
MagtiNet Corporate Broadband Subscriber Revenue	4.83	12.86	23.15	34.91	47.89	61.81	76.47
Installation Revenue	1.16	8.49	9.69	9.76	9.82	9.88	9.95
GROSS REVENUE	6.4175	40.06	81.73	123.74	164.02	202.53	239.23

Direct International Data Exchange Expense	0.69	9.47	21.61	34.20	46.26	57.79	68.79
Direct International Data Exchange Expense as % of Gross Revenue	10.83%	23.65%	26.44%	27.63%	28.20%	28.54%	28.75%

COST OF GOODS (sim cards, scratch cards, etc.)	0.00
Cost of Goods as % of Gross Revenue	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Discounts & Allowances	0.02
Discounts & Allowances as % of Gross Revenue	0.26%
COST OF REVENUE	0.72	9.47	21.61	34.20	46.26	57.79	68.79
% of Gross Revenue	11.1%	23.6%	26.4%	27.6%	28.2%	28.5%	28.8%

NET REVENUE	5.70	30.59	60.12	89.55	117.76	144.74	170.45
Net Revenue Margin	88.85%	76.35%	73.56%	72.37%	71.80%	71.46%	71.25%

NETWORK OPERATIONS	0.71	2.00	4.09	6.19	8.20	10.13	11.96
Network Ops as % of Gross Rev	11.04%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

SALES & MARKETING	0.38	2.41	5.02	7.75	10.81	14.04	17.43
Sales & Marketing as % of Gross Rev	5.86%	6.02%	6.14%	6.27%	6.59%	6.93%	7.29%

GENERAL & ADMINISTRATIVE	0.21	0.80	1.63	2.47	3.28	4.05	4.78
G&A as % of Gross Rev	3.24%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%

OPERATING TAXES	0.03	0.15	0.30	0.45	0.59	0.72	0.85
Operating Taxes as % of Gross Rev	0.53%	0.38%	0.37%	0.36%	0.36%	0.36%	0.36%

OPERATING EXPENSES	1.33	5.37	11.04	16.86	22.88	28.94	35.03
Operating Expense as % of Gross Rev	20.67%	13.40%	13.51%	13.63%	13.95%	14.29%	14.64%

EBITDA	4.38	25.22	49.07	72.68	94.88	115.80	135.41
EBITDA Margin	68.18%	62.95%	60.05%	58.74%	57.85%	57.18%	56.60%

Depreciation	1.30	4.77	6.08	7.14	7.98	8.65	9.19
Amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Interest Income	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NET TAXABLE INCOME	3.08	20.45	42.99	65.54	86.90	107.15	126.22
Net Taxable Income as % of Gross Revenue		51.05%	52.60%	52.97%	52.98%	52.90%	52.76%

Corporate Income Tax	0.36	3.07	6.45	9.83	13.04	16.07	18.93
Corporate Income Tax as % of Gross Revenue		7.66%	7.89%	7.95%	7.95%	7.94%	7.91%

NET INCOME	2.72	17.38	36.54	55.71	73.87	91.07	107.29
Net Income Margin		43.39%	44.71%	45.02%	45.03%	44.97%	44.85%

Add Depreciation + Amortization	4.02	22.15	42.63	62.85	81.85	99.73	116.48
Less Change in Working Capital	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Less CapEx	19.46	11.35	11.35	11.35	11.35	11.35	11.35
Free Cash Flow	-15.44	10.80	31.27	51.50	70.50	88.38	105.13
% of Gross Revenue		26.96%	38.27%	41.62%	42.98%	43.64%	43.94%

Assumptions

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Broadband Data Services Market in Georgia	17.10	26.10	42.50	65.35	69.18	168.03	257.45	338.11	410.64	475.61	533.58
Corporate % of total Broadband	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%
Consumer	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Consumer Fixed Broadband Data Services (ADSL)				100%	100%	97%	93%	90%	87%	83%	80%
Consumer Mobile Broadband Data Services
Households in Georgia, m (2008 est.)	1.01	1.02	1.02	1.02	1.03	1.03	1.03	1.04	1.04	1.04	1.05
ADSL Subscribers	0.015	0.028	0.041	0.096
Corporate Subscribers (10%)	0.00	0.00	0.00	0.01
Household Subscribers (90%)	0.014	0.025	0.037	0.087	0.096	0.106	0.116	0.126	0.137	0.147	0.157
Household Penetration Rate	1%	2%	4%	8%	9%	10%	11%	12%	13%	14%	15%
Household ARPU	72.62	61.13	66.80	44.06	41.86	39.77	37.78	35.89	34.10	32.39	30.77
Household Revenue					48.42	50.75	52.75	54.45	55.87	57.04	57.98
Georgia-s Population					4.39	4.40	4.41	4.43	4.44	4.46	4.47
Mobile Broadband ARPU (eq to Household ARPU)					40.00	38.00	36.10	34.30	32.58	30.95	29.40
Mobile Broadband Penetration Rate					0.0%	3.3%	6.7%	10.0%	13.3%	16.7%	20.0%
Mobile Broadband Subscribers, m					0	0.15	0.29	0.44	0.59	0.74	0.89
Mobile Broadband Revenue					0	66.87	127.47	182.23	231.57	275.88	315.52
Total Consumer Broadband Data Services Revenue					48.42	117.62	180.22	236.68	287.45	332.93	373.50
Total Corporate Broadband Data Services Revenue					20.75	50.41	77.24	101.43	123.19	142.68	160.07
MagtiNet household subscribers, EOY						0.000	0.005	0.010	0.015	0.020	0.025
MagtiNet household subscribers, average						0.000	0.003	0.008	0.013	0.018	0.023
MagtiNet mobile broadband subscribers, EOY					0.01	0.07	0.15	0.22	0.30	0.37	0.45
MagtiNet mobile broadband subscribers, average					0.00	0.041	0.110	0.184	0.259	0.334	0.409
MagtiNet corporate market share, EOY					23%	28%	32%	37%	41%	46%	50%
MagtiNet corporate market share, average					23%	26%	30%	34%	39%	43%	48%
MagtiNet mobile broadband share					50%	50%	50%	50%	50%	50%	50%
MagtiNet corporate revenue					4.8339	12.86	23.15	34.91	47.89	61.81	76.47
MagtiNet household revenue					0	0.00	1.13	3.24	5.14	6.86	8.41
MagtiNet Mobile Broadband Revenue					0.419812	18.71	47.75	75.83	101.17	123.97	144.40
MagtiNet total revenue					5.3	31.57	72.03	113.99	154.20	192.65	229.29

	2009	2010	2011	2012	2013	2014	2015
MagtiTV Subscribers, m	0.000	0.000	0.005	0.010	0.015	0.020	0.025
DTV Subscribers, m		0.000	0.004	0.006	0.006	0.005	0.003
HDTV Subscribers, m		0.000	0.002	0.005	0.009	0.015	0.023
MagtiTV Subscriber ARPU, GEL		0.000	26.000	28.002	30.802	33.717	36.669
GROSS REVENUE		0.00	0.78	2.53	4.65	7.14	10.02

Programming Expense (30%)		0.00	0.20	0.63	1.16	1.79	2.51
COST OF GOODS (Set-top box)		0.00	0.90	0.94	0.97	1.00	1.04
COST OF REVENUE	—	—	1.10	1.57	2.13	2.79	3.55
% of Gross Revenue		25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

NET REVENUE	0.00	0.00	-0.32	0.96	2.52	4.35	6.47
Net Revenue Margin			-40.91%	37.99%	54.18%	60.95%	64.61%

NETWORK OPERATIONS	0.00	0.00	0.04	0.13	0.23	0.36	0.50
Network Ops as % of Gross Rev	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

SALES & MARKETING	0.00	0.00	0.05	0.16	0.31	0.50	0.73
Sales & Marketing as % of Gross Rev	5.86%	6.02%	6.14%	6.27%	6.59%	6.93%	7.29%

GENERAL & ADMINISTRATIVE	0.00	0.00	0.02	0.05	0.09	0.14	0.20
G&A as % of Gross Rev	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%

OPERATING TAXES	0.00	0.00	0.00	0.01	0.02	0.03	0.04
Operating Taxes as % of Gross Rev			0.38%	0.38%	0.38%	0.38%	0.38%

OPERATING EXPENSES	0.00	0.00	0.11	0.34	0.65	1.02	1.47
Operating Expense as % of Gross Rev			13.52%	13.64%	13.97%	14.31%	14.66%

EBITDA	0.00	0.00	-0.42	0.62	1.87	3.33	5.00
EBITDA Margin			-54.43%	24.35%	40.22%	46.65%	49.95%

Depreciation	0.46	1.88	3.01	3.93	4.67	5.28	5.77
Amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Interest Income	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NET TAXABLE INCOME	-0.46	-1.88	-3.44	-3.32	-2.81	-1.95	-0.76
Net Taxable Income as % of Gross Revenue			-440.47%	-131.21%	-60.37%	-27.23%	-7.61%

Corporate Income Tax	-0.05	-0.28	-0.52	-0.50	-0.42	-0.29	-0.11
Corporate Income Tax as % of Gross Revenue			-66.07%	-19.68%	-9.06%	-4.08%	-1.14%

NET INCOME	-0.4107	-1.59	-2.92	-2.82	-2.38	-1.65	-0.65
Net Income Margin			-374.40%	-111.53%	-51.32%	-23.14%	-6.47%

Add Depreciation + Amortization	0.05	0.28	0.09	1.11	2.29	3.62	5.12
Less Change in Working Capital	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Less CapEx	7.50	0.04	0.04	0.04	0.04	0.04	0.04
Free Cash Flow	-7.45	0.24	0.05	1.07	2.25	3.58	5.08
% of Gross Revenue			6.28%	42.37%	48.37%	50.14%	50.67%

	2009	2010	2011	2012	2013	2014	2015
MagtiNet household subscribers	0.000	0.000	0.005	0.010	0.015	0.020	0.025
MagtiTV household subscribers, EOY		0.000	0.005	0.010	0.015	0.020	0.025
MagtiTV household subscribers, average		0.000	0.003	0.008	0.013	0.018	0.023
MagtiTV HDTV Subscribers 2015	0%	15%	30%	45%	60%	75%	90%
MagtiTV HDTV Subscribers, EOY	0	0.000	0.002	0.005	0.009	0.015	0.023
MagtiTV HDTV Subscribers, average		0.000	0.001	0.003	0.007	0.012	0.019
MagtiTV HDTV ARPU	40	40	40	40	40	40	40
MagtiTV HDTV Revenue	0	0.00	0.36	1.44	3.26	5.81	9.11
MagtiTV DTV Subscribers, EOY	0	0.000	0.004	0.006	0.006	0.005	0.003
MagtiTV DTV Subscribers, average		0.000	0.002	0.005	0.006	0.006	0.004
MagtiTV DTV ARPU	20	20	20	20	20	20	20
MagtiTV DTV Revenue	0	0.00	0.42	1.08	1.39	1.33	0.91
MagtiTV Subscriber revenue	0	0.00	0.78	2.53	4.65	7.14	10.02
MagtiTV Subscriber ARPU			26.00	28.00	30.80	33.72	36.67

	2009	2010	2011	2012	2013	2014	2015
Blackberry Subscribers, m	0.000	0.014	0.032	0.054	0.081	0.109	0.141
Blackberry Revenue GEL	0.16	4.05	9.58	16.35	24.16	32.85	42.25
GROSS REVENUE	0.16	4.05	9.58	16.35	24.16	32.85	42.25

Blackberry Expense	0.16	1.99	4.85	8.50	12.92	18.10	24.00
COST OF REVENUE	0.16	1.99	4.85	8.50	12.92	18.10	24.00
% of Gross Revenue		49.2%	50.6%	52.0%	53.5%	55.1%	56.8%

NET REVENUE	-0.0005	2.06	4.73	7.85	11.25	14.75	18.25
Net Revenue Margin		50.82%	49.37%	47.99%	46.54%	44.89%	43.20%

NETWORK OPERATIONS	0.00	0.20	0.48	0.82	1.21	1.64	2.11
Network Ops as % of Gross Rev	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

SALES & MARKETING	0.01	0.24	0.59	1.02	1.59	2.28	3.08
Sales & Marketing as % of Gross Rev	5.86%	6.02%	6.14%	6.27%	6.59%	6.93%	7.29%

GENERAL & ADMINISTRATIVE	0.01	0.08	0.19	0.33	0.48	0.66	0.85
G&A as % of Gross Rev	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%

OPERATING TAXES	0.001	0.02	0.05	0.08	0.12	0.16	0.21
Operating Taxes as % of Gross Rev		0.50%	0.50%	0.50%	0.50%	0.50%	0.50%

OPERATING EXPENSES	0.02	0.55	1.31	2.25	3.40	4.74	6.25
Operating Expense as % of Gross Rev		13.52%	13.64%	13.77%	14.09%	14.43%	14.79%

EBITDA	-0.02	1.51	3.42	5.60	7.84	10.01	12.00
EBITDA Margin		37.30%	35.73%	34.22%	32.45%	30.46%	28.41%

Depreciation	0.03	0.12	0.14	0.15	0.16	0.17	0.18
Amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Interest Income	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NET TAXABLE INCOME	-0.05	1.40	3.29	5.44	7.68	9.83	11.82
Net Taxable Income as % of Gross Revenue		34.45%	34.31%	33.30%	31.77%	29.93%	27.98%

Corporate Income Tax	-0.01	0.21	0.49	0.82	1.15	1.47	1.77
Corporate Income Tax as % of Gross Revenue		5.17%	5.15%	4.99%	4.77%	4.49%	4.20%

NET INCOME	-0.04	1.19	2.79	4.63	6.53	8.36	10.05
Net Income Margin		29.28%	29.16%	28.30%	27.01%	25.44%	23.78%

Add Depreciation + Amortization	-0.01	1.30	2.93	4.78	6.69	8.53	10.23
Less Change in Working Capital	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Less CapEx	0.50	0.22	0.22	0.22	0.22	0.22	0.22
Free Cash Flow	-0.51	1.09	2.71	4.56	6.47	8.32	10.01
% of Gross Revenue		26.81%	28.33%	27.91%	26.79%	25.32%	23.70%

	2009	2010	2011	2012	2013	2014	2015
Mobile Magti Subscribers, m	1.29	1.62	1.92	2.18	2.42	2.63	2.82
Blackberry-interested magti subscribers subscribers, m	0.13	0.16	0.19	0.22	0.24	0.26	0.28
Blackberry services for top 10% subscribers	0%	8%	17%	25%	33%	42%	50%
Total Blackberry subscribers, m	0.00	0.01	0.03	0.05	0.08	0.11	0.14
Incremental Revenue from Blackberry users	0.00	4.05	9.58	16.35	24.16	32.85	42.25
Blackberry users ARPU

	2009	2010	2011	2012	2013	2014	2015
MagtiBank Subscribers, m	0.000	0.367	0.736	1.107	1.481	1.857	2.236
MagtiBank Subscriber ARPU, GEL	1.24	1.24	1.35	1.49	1.63	1.79	1.97
GROSS REVENUE	0.00	5.46	11.94	19.74	29.01	39.99	52.91

Commission Expense	0.00	0.27	0.60	0.99	1.45	2.00	2.65
COST OF REVENUE	—	0.27	0.60	0.99	1.45	2.00	2.65
% of Gross Revenue	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%

NET REVENUE	0.00	5.19	11.34	18.75	27.56	37.99	50.27
Net Revenue Margin		95.00%	95.00%	95.00%	95.00%	95.00%	95.00%

NETWORK OPERATIONS	0.00	0.27	0.60	0.99	1.45	2.00	2.65
Network Ops as % of Gross Rev	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

SALES & MARKETING	0.00	0.33	0.73	1.24	1.91	2.77	3.86
Sales & Marketing as % of Gross Rev	5.86%	6.02%	6.14%	6.27%	6.59%	6.93%	7.29%

GENERAL & ADMINISTRATIVE	0.00	0.11	0.24	0.39	0.58	0.80	1.06
G&A as % of Gross Rev	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%

OPERATING TAXES	0.00	0.03	0.06	0.10	0.15	0.20	0.26
Operating Taxes as % of Gross Rev		0.50%	0.50%	0.50%	0.50%	0.50%	0.50%

OPERATING EXPENSES	0.00	0.74	1.63	2.72	4.09	5.77	7.82
Operating Expense as % of Gross Rev		13.52%	13.64%	13.77%	14.09%	14.43%	14.79%

EBITDA	0.00	4.45	9.71	16.03	23.48	32.22	42.44
EBITDA Margin		81.48%	81.36%	81.23%	80.91%	80.57%	80.21%

Depreciation	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Interest Income	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NET TAXABLE INCOME	0.00	4.45	9.71	16.03	23.48	32.22	42.44
Net Taxable Income as % of Gross Revenue		81.48%	81.36%	81.23%	80.91%	80.57%	80.21%

Corporate Income Tax	0.00	0.67	1.46	2.40	3.52	4.83	6.37
Corporate Income Tax as % of Gross Revenue		12.22%	12.20%	12.18%	12.14%	12.09%	12.03%

NET INCOME	0.00	3.78	8.25	13.63	19.95	27.39	36.08
Net Income Margin		69.26%	69.15%	69.05%	68.77%	68.48%	68.18%

Add Depreciation + Amortization	0.00	3.78	8.25	13.63	19.95	27.39	36.08
Less Change in Working Capital	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Less CapEx	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Free Cash Flow	0.00	3.78	8.25	13.63	19.95	27.39	36.08
% of Gross Revenue		69.26%	69.15%	69.05%	68.77%	68.48%	68.18%

	2008	2009	2010	2011	2012	2013	2014	2015
Monthly consumption expenditure, GEL, 2008	105.20	104.03	109.29	119.35	131.57	145.07	159.96	176.37
Need for funds transfer monthly, GEL	52.60	52.02	54.64	59.68	65.79	72.54	79.98	88.19
Number of potential transactions, m per month	5.26	5.20	5.46	5.97	6.58	7.25	8.00	8.82
Total addressable market size, m, GEL	63.12	62.42	65.57	71.61	78.94	87.04	95.98	105.82

Penetration		0%	8%	17%	25%	33%	42%	50%
No of customers		0.00	0.37	0.74	1.11	1.48	1.86	2.24
No of transactions, m		0.00	5.46	11.94	19.74	29.01	39.99	52.91
Revenue, m, GEL		0.00	5.46	11.94	19.74	29.01	39.99	52.91
ARPU per subscriber		1.24	1.24	1.35	1.49	1.63	1.79	1.97

Exhibit F
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
SETTLEMENT AGREEMENT

PRIVILEGED AND CONFIDENTIAL — FOR SETTLEMENT PURPOSES ONLY NOT ADMISSIBLE UNDER FRE 408
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Settlement Agreement”) is entered into as of the 28th day of June, 2010, by and among MIG, Inc. (f/k/a Metromedia International Group, Inc.), Debtor in Possession (the “Debtor” or “MIG”) in Chapter 11 Case No. 09-12118 (KG) (the “Chapter 11 Case”) and its subsidiaries, including without limitation ITC Cellular LLC (“ITC”), MIG Georgia Holdings, Inc. (“MGH”), and MIG International Telecommunications, Inc. (“MITI”) (collectively, the “Subsidiaries”) and the Official Committee of Unsecured Creditors of MIG, Inc. appointed in the Chapter 11 case (the “Committee”), the Debtor’s sole equity holder, CaucusCom Ventures LP (“CaucusCom”) and its affiliates Yola Investments S.a.r.l (“Yola”) and Gtel L.P. (“Gtel”) (collectively, the Debtor, the Committee, the Subsidiaries, CaucusCom, Yola and Gtel are referred to herein as the “Parties”). All capitalized terms not defined herein shall have the same meaning as set forth in the Committee’s Motion for Order, Pursuant to Sections 105 (a), 1104(a), 1121(c)(l) and (d)(l) and 1112(b) of title 11 of the United States Code, Appointing a Chapter 11 Trustee and Terminating the Debtor’s Exclusivity to File a Plan or, in the Alternative, Dismissing Chapter 11 Case for Cause, Docket No. 78 (the “Trustee Motion”) and the Committee’s Motion for Order Granting the Committee Standing to (I) Prosecute Actions On Behalf of the Debtor’s Estate; and (II) Seek a Temporary Restraining Order, Preliminary Injunction and Other Related Relief, Docket No. ___ (the “Standing Motion”) (collectively, the “Committee Motions”).
RECITALS
     WHEREAS the Debtor commenced the Chapter 11 Case under title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), on June 18, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtor continues in possession of its properties and the management of its business as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Case;
     WHEREAS, on or about June 30, 2009, the Office of the United States Trustee appointed the Committee in the Chapter 11 Case;
     WHEREAS, the Committee filed the Committee Motion on or about July 27, 2009 and the Standing Motion on or about November 3, 2009;
     WHEREAS, on or about September 23, 2009, the Debtor filed its Preliminary Response to the Trustee Motion, Docket No. 214; on January 29, 2010 the Debtor filed its Supplemental Objection in Opposition to the Trustee Motion, Docket No. 541; and on November 12, 2009, the Debtor filed its Objection to the Standing Motion, Docket No. 326 (collectively, the “Debtor Objections”);
     WHEREAS, on November 16, 2009, the Committee filed Reply in Support of the Standing Motion (the “Standing Motion Reply”) (Docket No. 343) and on or about February 4, 2010, the Committee filed its Amended Reply in Support of the Trustee Motion (Docket No. 557) (the “Trustee Motion Reply”) (collectively, the “Committee Replies”);

     WHEREAS, on February 1, 2010, the Debtor filed its First Amended Disclosure Statement with Respect to First Amended Chapter 11 Plan of Reorganization (Docket No. 546) (the “First Amended Disclosure Statement and Plan”);
     WHEREAS on February 5, 2010, the Committee filed an Objection to the Debtor’s First Amended Disclosure Statement and Plan (Docket No. 563) (the “DS Objection”);
     WHEREAS, the Committee and the Debtor have engaged in extensive discovery and litigation disputes arising from, in connection with or related to the Committee Motions, the Responses, the Committee Replies, the First Amended Disclosure Statement and Plan and the DS Objection;
     WHEREAS, pursuant to this Court’s Scheduling Order on the Committee Motions dated August 31, 2009 (Docket No. 168), as amended by the Court’s Second Amended Scheduling Order dated December 30, 2009 (Docket No. 494), as amended by the Court’s Order (I) Rescheduling Dates for Hearing and (II) Extending Exclusivity Periods dated May 19, 2010 (the (Docket No. 759) (collectively, the “Scheduling Orders”), a 3-day trial was scheduled to commence on June 30, 2010;
     WHEREAS the Parties have been actively engaged in discussions with a view towards, inter alia, developing a consensual plan of reorganization for the Debtor and its non-debtor affiliates and resolving the litigation disputes raised by the Committee Motions and the DS Objection;
     WHEREAS the Parties have negotiated the principal terms for an economic and substantive settlement of the claims asserted in the Committee Motions, including providing for the treatment of certain classes of creditors under a Second Amended Joint Plan to be filed by the Debtor and the Committee as set forth below;
     NOW THEREFORE, in consideration of the foregoing Recitals, the promises and mutual covenants contained herein, each act done pursuant hereto, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
     1. The Debtor agrees it shall file a Second Amended Plan of Reorganization and Related Disclosure Statement on behalf of itself and its Subsidiaries (the “Second Amended Plan”) which shall be filed jointly with the Committee, shall contain, inter alia, the following terms drafted in a way that the Parties agree would not trigger the ITC Change of Control provisions in the 2009 Purchase and Sale Agreement (“PSA”) and Second Amended and Restated Limited Liability Company Agreement of International Telcell Cellular, LLC (the “ITCL LLC Agreement”) and in a form acceptable to and approved by the Debtor and the Committee.
a.	Each holder of a Class 5 Claim and Class 6 Claim (as defined in the First Amended Plan) shall receive in full, final and complete satisfaction, settlement, release, and discharge of its Allowed Claims (subject to the rights granted to Classes 5 and 6 herein), its pro rata share of (i) Excess Cash on the

2

Effective Date; (ii) the MIG Notes; (iii) The MIG Warrants and (iv) the Top-up Distribution.

b.	“Excess Cash” is defined as all cash at MIG plus proportional interest in cash at ITCL plus proportional interest in cash at Magticom plus proportional interest in other entities indirectly held (approx. $50 million) less operating cash at Magticom per ITCL LLC Agreement. Excess Cash is after payments required under a Plan agreed upon by the parties and an agreed upon operating budget for the reorganized Debtor (“New MIG LLC”). The operational budget for New MIG LLC is subject to Creditor Committee, and subsequently, Class 5 Board Member approval (as defined below).

c.	Terms of the MIG Notes shall be as follows:

Face Amount	Per Judgment entered June 5, 2009 (the “Judgment”), $188 million plus interest plus appraisal litigation fee amount plus timely filed Class 6 Claims (approximately $15 million) minus Excess Cash paid to Classes 5 and 6. All Judgment holders or their assignees shall be deemed to hold Allowed Claims.

Borrower	New MIG LLC

Interest Rate	• Years 1 - 3: 9.0% cash + 6.5% PIK (semi-annual payment)

• Year 4: 9.0% cash + 8.5% PIK (semi-annual payment)

• Years 5 - 6: 9.0% cash + 11.0% PIK (semi-annual payment)

• In the event of a cash interest shortfall:

• Up to but no more than 3.0% (out of 9.0% cash interest) can be PIK’d for up to, but no more than 2 consecutive periods or 3 total periods during the life of the Senior Note

•    In the event that borrower elects to PIK otherwise cash interest payable, an additional interest premium of 2.0% of PIK interest shall be added until such previously payable cash interest is caught up

• It shall constitute a default if the borrower shall fail to make a full scheduled cash interest payment in more than 2 consecutive periods or 3 total periods during the life of the Senior Note

Maturity	6 Years

Covenants	• Secured lender covenant package with mutually acceptable cure period

• Post IPO, covenants will include market value[1] to Senior Note balance (including accrued PIK balance and interest) ratio

[1]	Value determined by market price of Magticom (or “Equivalent Listing Vehicle”) x number of shares indirectly held by MIG.

3

maintenance covenant of not less than 2.0x for more than 45 days

• For the avoidance of doubt, no IPO may occur into a scenario that results in less than 2.0x pro forma coverage (i.e. cannot IPO into a technical default)

•    $25 Million limitation on further indebtedness (including for purposes of Covenant No 2 below earn-outs or other similar types of consideration) at MIG, ITCL, and Magticom (i.e. no layering) unless Class 5 Board Members approve or the incurrence of new indebtedness results in the payment in full of the Notes.

• CaucusCom and related entities (i.e. Yola, Gtel, etc.) will comply with the Change of Control restrictions in the ITCL LLC agreement

•    Due on sale provision / change of control put option upon syndication by Yola or Gtel of their indirect interest in Magticom (i.e. No change of control of New MIG LLC unless class 5 and 6 paid in full)

• An IPO or subsequent share sale cannot be sold to affiliated entities of CaucusCom, Sun Capital or Salford

•    The following additional covenants drafted in a way that the Parties agree would not trigger the ITC Change of Control in the PSA and ITCL LLC Agreement and contain reasonable fiduciary out language acceptable to the Parties:

1. MIG Directors at ITCL shall seek to have any Excess Cash at Magticom paid up to ITCL and ITCL will distribute it to MIG as permitted in clause 2.7(c) of the ITCL LLC Agreement.

2.   An Event of Default under the Senior Notes shall occur if the MIG Directors at ITCL support a merger or acquisition at Magticom above $25 million, unless such support is with the prior written approval of both MIG Class 5 Board Members.

3. One Class 5 MIG Director or its designee shall have observer rights at all ITCL/Magticom Board or other equivalent meeting (to be further defined in the MIG Notes).

4. Limitations on subsequent changes to the ITCL LLC Agreement unless Class 5 directors agree.

•    The breach of any of Covenant herein, other than the foregoing Covenant number 2, shall constitute an Event of Default, regardless of any fiduciary duties that may be alleged by ITCL or MIG Directors.

Governance	• Holders of MIG Notes shall have the right to designate 2 (the “Class 5 Board Members”) of 6 persons to MIG’s board of directors (MIG board reduced to 6).

• The Class 5 Board Members must be reasonably acceptable to the Parties, not to be unreasonably withheld

• The Class 5 Board Members will resign seats when Senior Notes

4

are paid in full.

• Quorum is not established unless at least one Class 5 Board Member is present until such time as the Class 5 Board Members resign.

• Observation rights at ITCL with observer selected by the Class 5 Board Members.

•    Ample prior notice will be provided to the Class 5 Board Members and ITCL observer prior to all board meetings or equivalent meetings (at MIG, ITCL, Magticom and equivalent listing vehicle). Meetings will be conducted with translator present, if necessary.

Prepayments	• Borrower may prepay at par

• No scheduled amortization

• Cash sweep mechanism:

• Step 1: Pay current cash interest obligation

• Step 2: Pay down accrued PIK balance

•    Step 3: Once accrued PIK balance has been reduced to $0, remainder applied to Senior Note amortization (100%). If the Senior Note outstanding is below 75% of the Initial Balance, any further payments will be applied to Senior Note amortization (75%) and equity (25%) (providing Steps 1 and 2 are satisfied)

• For the avoidance of doubt, the cash sweep will be after payments relating to the agreed upon operating budget at MIG

•    IPO or subsequent share sale: In whole or in part and without premium or penalty, in an amount equal to 70% of the net cash proceeds of an IPO, provided that the value[2] (1) of the shares indirectly held by MIG after a share sale and subsequent paydown is equal to or greater than 3.0x the total Senior Note balance then outstanding (including accrued PIK balance and interest)

• IPO will occur on an exchange acceptable to Class 5 directors

•    Payment to CaucusCom will be made if, for 30 consecutive trading days following the share sale, the market price of the stock remains above the hurdle market price (set at 3.0x threshold) and the number of shares traded on a daily basis is equal to or greater than 0.5% of float for each day during the period

• For the avoidance of doubt, the prepayment upon an IPO or subsequent share sale is 100% to Senior Notes if the 3.0x threshold noted above is not met

Net cash proceeds of any other asset sales will be used to pay down debt at par and accrued interest

[2]	Value determined by market price of Magticom (or “Equivalent Listing Vehicle”) x number of shares indirectly held by MIG.

5

Collateral	• Pledges by New MIG and ITCL of their respective rights to receive dividends and distributions from their direct subsidiaries

• Pledge of 100% of New MIG’s interest, direct and indirect, in stock of ITC, ITCL (per §4.1(c) in 2009 LLC) and New MIG with stock placed in escrow

• Blanket lien on MIG assets including cash accounts; upon default, creditors have control over cash accounts per UCC control deposit accounts
d.	Terms of the Warrants shall be as follows:

Percent of Common	• 5.0% of common equity of New MIG LLC for years 1 through 3. Upon interest step up, an additional 2.5% is granted

Strike Price	• Strike price: $225 million (equity value)[3]

Expiration	• Expiration: 6 years

Other Terms	• Cash settlement

• Detachable
e.	The “Top Up Distribution” shall be, at the option of the Committee, an additional $4 million in MIG Notes or equity in New MIG LLC of $4 million based on a valuation of MIG of $225 million.

f.	A Class 5/6 Trust shall be established for the benefit of Class 5 and Class 6 Claims. On the Effective Date MIG will fund the Trust with $750,000. Any funding remaining upon full repayment of the MIG Notes shall be returned to New MIG LLC.

g.	The Trustee or Representative (the “Class 5 Representative”) of the Class 5/6 Trust, shall have standing on behalf of the Debtor and its subsidiaries to file a claim, including a claim in the London Court of Arbitration (per ITCL LLC Agreement), at any time after the Effective Date of the Second Amended Plan (as it may be amended) to contest the validity of the “Change of Control Provisions” in the ITCL LLC Agreement on any grounds, if in the sole discretion of such Representative there is an Event of Default or threat of an Event of Default; provided however that the Trustee may commence such a proceeding anytime after November 1, 2011 regardless of the existence of threat of an Event of Default unless MIG has delivered a Tolling Agreement in form acceptable to the Class 5 Representative tolling the statute of limitations on behalf of all affected

[3]	Value determined by market price of Magticom (or “Equivalent Listing Vehicle”) x number of shares indirectly held by MIG.

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parties for commencement of such an action. The Committee shall select the Representative and counsel thereto and disclose the same in the Second Amended Plan.

h.	The Debtor has caused the termination, cessation and disbanding of, and has halted any further investigation or any other activity by, the Special Litigation Committee created by the Debtor’s board of directors on or about November 12, 2009 (the “SLC”), effective as of the Effective Date of the Second Amended Plan. The Debtor shall deliver to the Committee evidence, in the form attached hereto as Exhibit ___ (the “Resolution”). The Debtor agrees that the Resolution and the actions contemplated thereby shall be duly authorized by all necessary action on the part of the Debtor and its board of directors.

i.	Allowed Class 4 Claims (as defined in the First Amended Plan) shall be paid in full.

j.	No secured claims in the Second Amended Plan.

k.	Intermediate holding companies in MIG’s corporate structure shall be eliminated and New MIG LLC shall be created, with the LLC agreement in a form reasonably acceptable to the Committee.

1.	Releases shall be provided to all of MIG’s officers and directors, CaucusCom, Yola and Gtel and exculpation for the Parties and their advisors.

m.	The Bankruptcy Court shall retain jurisdiction to the greatest extent permitted under applicable law.
     2. SLC Covenants. Effective as of June 29, 2010, the Debtor shall cause an immediate stay of any further investigation or any other activity by the SLC through the Effective Date of the Second Amended Plan or failure of confirmation of said Plan. The Committee and the Debtor further agree to stay any appeals related to the Standing Motion through the Effective Date of the Second Amended Plan and to the dismissal of any such appeals as soon as practicable after the Effective Date of the Second Amended Plan.
     3. Support/Amendments. The Committee covenants to support the Second Amended Plan, as it may be amended, provided it shall comply at all times with this Agreement. The Debtor covenants it shall not propose any amendments to the Second Amended Plan unless consistent with the Term Sheet and this Agreement and with notice to, and the prior approval of, the Committee.
     4. Notices. Any notices or other communications required or permitted under this Settlement Agreement shall be sufficiently given if (a) delivered personally; (b) sent by overnight delivery service; (c) sent by certified mail, return receipt requested; or (d) sent by facsimile with receipt confirmed and shall be addressed,

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in the case of the Debtor, to:
MIG, Inc. c/o
Peter Nagle
c/o Salford
79 Pall Mall
London SW1Y 5ES
and
MIG, Inc. c/o
Edward Spencer-Churchill
c/o Sun Capital Partners Ltd.
54 Baker Street
London W1U 7BU
and
Maria J. DiConza
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
in the case of the Creditors’ Committee, to:
Chris Cook
Zazove Associates LLC
435 Pacific Avenue
4th Floor
San Francisco, CA 94133
and
Carmen H. Lonstein
Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Suite 3500
Chicago, IL 60601
     5. Governing Law. THIS SETTLEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND THE APPLICABLE SECTIONS OF THE BANKRUPTCY CODE. By its execution and delivery of this Settlement Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Settlement Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court. By execution and

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delivery of this Settlement Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.
     6. Entire Agreement; Compliance of Documents. This Settlement Agreement constitutes the entire agreement and understanding between the Parties pertaining to the subject matter hereof and may not be modified, altered, amended or vacated without the prior written consent of the Parties or their counsel. No representations, oral or written, other than those set forth herein may be relied upon by any Party in connection with this Settlement Agreement.
     7. Authority. The Debtor represents that it has all requisite corporate power and authority to execute and deliver this Settlement Agreement and each document and agreement, including any and all resolutions of the Debtor’s board of directors, delivered in connection with this Settlement Agreement (collectively, the “Ancillary Documents”), subject only to Bankruptcy Court approval. The execution, delivery and performance of this Settlement Agreement and each Ancillary Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Debtor.
     8. Execution in Counterparts. This Settlement Agreement may be executed in any number of counterparts by the Parties on different counterpart signature pages, all of which when taken together shall constitute one and the same agreement. The Parties may execute this Settlement Agreement by signing any such counterpart and each such counterpart, including a facsimile counterpart, shall for all purposes be deemed to be an original.
     9. Bankruptcy Court Approval; Condition to Effectiveness; Binding Effect. This Settlement Agreement is subject to the approval of the Bankruptcy Court and shall not be binding until the Bankruptcy Court enters an Order approving this settlement (the “Approval Order”). The Debtor agrees it shall undertake efforts in good faith to have this Settlement Agreement approved by not later than thirty (30) days from the date hereof and shall not take any actions to oppose the approval of this Settlement Agreement.
     10. Failure of Plan Confirmation. In the event that the Second Amended Plan (as amended) is not confirmed for any reason, this Settlement Agreement shall be null and void and all Parties shall retain all rights.
     11. Successors and Assigns. Upon entry of the Approval Order this Settlement Agreement shall bind and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and representatives.
     12. No Third Party Beneficiaries. Unless expressly stated herein, this Settlement Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.
     13. Arms Length. This Settlement Agreement is the result of arms length negotiations among the Parties, all of whom are represented by counsel, and no provision by this Settlement Agreement is to be construed against either party.

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     IN WITNESS WHEREOF, each of the Parties hereto has caused this Settlement Agreement to be executed by their respective duly authorized officer as of the date first written above.

MIG, INC., Debtor
By:	/s/ Peter Nagle
	Name:	PETER NAGLE
	Title:	DIRECTOR

ITC CELLULAR LLC
By:
Name:
Title:

MIG GEORGIA HOLDINGS, INC.
By:
Name:
Title:

MIG INTERNATIONAL TELECOMMUNICATIONS, INC.
By:
Name:
Title:

OFFICIAL COMMITTEE OF UNSECURED CREDITORS
By:
	Name:	Chris Cook
	Title:	Chair

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     IN WITNESS WHEREOF, each of the Parties hereto has caused this Settlement Agreement to be executed by their respective duly authorized officer as of the date first written above.

MIG, INC., Debtor
By:
Name:
Title:

ITC CELLULAR LLC
By:	/s/ Andrew Bradshaw
	Name:	ANDREW BRADSHAW
	Title:	On Behalf of MIG Georgia Holdings, Inc. As Sole Manager

MIG GEORGIA HOLDINGS, INC.
By:	/s/ Andrew Bradshaw
	Name:	ANDREW BRADSHAW
	Title:	DIRECTOR

MIG INTERNATIONAL TELECOMMUNICATIONS, INC.
By:	/s/ Andrew Bradshaw
	Name:	ANDREW BRADSHAW
	Title:	DIRECTOR

OFFICIAL COMMITTEE OF UNSECURED CREDITORS Chris Cook, Zazove Associates Chairman of the Committee
By:	/s/ Chris Cook
	Name:	Chris Cook
	Title:	Chair

CAUCUSCOM VENTURES, LP By: Caucus Carry Management LP, its General Partner
By:	/s/ Graydon Bellingan
	Name:	Graydon Bellingan
	Title:	For and on behalf of Caucus Carry Management L.P. General Partner

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YOLA INVESTMENTS S.A.R.L
By:	/s/ Graydon Bellingan /s/ John Rleynhans
	Name:	Graydon Bellingan John Rleynhans
	Title:	Manager Manager

GTEL, LP
By:
Name:
Title:

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CAUCUSCOM VENTURES, LP By: Caucus Carry Management LP, its General Partner
By:	/s/ Peter Nagle
	Name:	PETER NAGLE
	Title:	AUTHORISED SIGNATORY AND OFFICER

YOLA INVESTMENTS S.A.R.L
By:
Name:
Title:

GTEL, LP
By:	/s/ Paul Blyumkin
	Name:	PAUL BLYUMKIN FOR AND ON BEHALF OF SALFORD CAPITAL PARTNERS INC.
	Title:	GENERAL PARTNER

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